UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

                , 2022

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED MARCH 29, 2022

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

The board of directors of MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), has unanimously approved and adopted a merger agreement (the “Merger Agreement”) pursuant to which MoneyGram will be acquired by an affiliate of Madison Dearborn Partners, LLC, a Delaware limited liability company (“MDP”), through a merger of a wholly owned subsidiary of MDP into MoneyGram (the “Merger”).

If the Merger contemplated by the Merger Agreement is completed, holders of our common stock will be entitled to receive $11.00 in cash, less any required withholding taxes, for each share of our common stock owned at the effective time of the Merger. The Merger Consideration will be paid without interest. Receipt of the Merger Consideration will be taxable to our stockholders for U.S. federal income tax purposes.

At a virtual-only special meeting of stockholders, our stockholders will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement (which is a condition to the Merger), (ii) an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger, and (iii) a proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. Our board of directors has unanimously approved resolutions (i) determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of MoneyGram and the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (iii) directing that the Merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that stockholders of MoneyGram approve the Merger and approve all other actions or matters necessary or desirable to give effect to the Merger pursuant to the Delaware General Corporation Law, as amended (the “DGCL”). Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the Merger Agreement, FOR the proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger and FOR the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

The affirmative vote of holders of at least a majority of the outstanding shares of our common stock as of the record date is required to approve and adopt the Merger Agreement. The approval of (i) on an advisory basis, the compensation that will or may become payable to our named executive officers in connection with the Merger, and (ii) the adjournment of the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, requires, in each case, the affirmative vote of a majority of the votes cast toward such proposal at the special meeting. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the Merger Agreement, FOR the proposal regarding certain Merger-related executive compensation arrangements and FOR the proposal regarding the adjournment of the special meeting.

The date and time of the virtual special meeting are as follows:

                , 2022

                a.m. Central Time

at www.virtualshareholdermeeting.com/MGI2022SM

You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed Merger. We encourage you to read the entire proxy statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of common stock.

Your vote is very important. Whether or not you plan to attend the special meeting virtually, if you are a holder of our common stock, please complete, sign, date and mail the enclosed proxy card to us or submit your proxy by telephone or Internet. If you attend the virtual special meeting, you may vote at the special meeting even if you previously returned your proxy.

Sincerely,

W. Alexander Holmes Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement is dated                 , 2022, and is first being mailed to our stockholders on or about                 , 2022.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MARCH 29, 2022

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of MoneyGram International, Inc.:

Notice is hereby given that on                 , 2022, at      a.m., Central Time, MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), will hold a virtual-only special meeting of its stockholders (the “special meeting”) at www.virtualshareholdermeeting.com/MGI2022SM, for the following purposes:

1.

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 14, 2022, as such agreement may be amended from time to time (the “Merger Agreement”), by and among Mobius Parent Corp., a Delaware corporation (“Parent”) and an affiliate of Madison Dearborn Partners, LLC (“MDP”), Mobius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and MoneyGram;

2.

To consider and vote upon an advisory, non-binding proposal to approve compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the Merger contemplated by the Merger Agreement;

3.

To consider and vote upon a proposal to adjourn the special meeting to a later date if necessary and appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Each of the proposals is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of our common stock at the close of business on                 , 2022 (the “record date”) or their proxies can vote at the special meeting or any adjournment of the special meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock as of the record date. Additionally, to approve either (i) on an advisory, non-binding basis, the proposal regarding compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger, or (ii) the proposal regarding the adjournment of the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, requires the affirmative vote of a majority of the votes cast toward such proposal at the special meeting.

The list of stockholders of record entitled to vote at the special meeting will be available, upon request, at MoneyGram’s offices, at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, for examination by any MoneyGram stockholder during ordinary business hours beginning 10 days prior to the special meeting. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Dissenting stockholders who comply with the procedural requirements of Section 262 of the Delaware General Corporation Law will be entitled to receive payment of the “fair value” of their shares, as determined by a Delaware court.

Your vote is important. Whether or not you expect to attend the special meeting, you are urged to complete, sign, date and return the enclosed proxy card, or to submit your vote by Internet or telephone, at your earliest convenience. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the Merger Agreement, without your instructions. Instructions for voting your shares are included on the enclosed proxy card or the voting instruction form you will receive. If you are a record holder and you send in your proxy and then decide to attend the special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting.

ADDITIONAL INFORMATION

For additional questions about the Merger, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders and Banks and Brokers Call Toll-Free: (855) 973-0090

Email: mgi@allianceadvisors.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD VIRTUALLY ON                 , 2022.

The Notice of Special Meeting, proxy statement and MoneyGram’s 2021 Annual Report on Form 10-K and other filings with the United States Securities and Exchange Commission are available at http://ir.moneygram.com/sec.cfm.

By Order of the Board of Directors of MoneyGram,

Robert L. Villaseñor General Counsel, Corporate Secretary and Chief Administrative Officer
Dallas, Texas
, 2022

i

ii

iii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement at no charge by following the instructions under the section entitled “Where You Can Find More Information.” Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Defined Terms

For purposes of this proxy statement, the following terms have the meanings set forth below, unless the context otherwise indicates:

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Except as explicitly provided in the Merger Agreement, neither any Guarantor nor any private equity fund or investment vehicle sponsored or managed by the management company of the Guarantors or the portfolio companies of the Guarantors or any such other private equity funds or investment vehicles will be deemed to be affiliates of Parent or Merger Sub.

“BofA Securities” means BofA Securities, Inc., financial advisor to MoneyGram.

“business day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by law to be closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of MoneyGram.

“Company Stock Plan” means MoneyGram’s 2005 Omnibus Incentive Plan, as amended, restated, modified or supplemented from time to time, together with all other equity plans and arrangements that provide for the issuance of equity or equity-based awards.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Regulatory Laws” means laws and other requirements of certain jurisdictions outside of the United States listed in the confidential disclosure schedule delivered in connection with the Merger Agreement that impose antitrust or competition-related merger control or foreign direct investment filing obligations or waiting periods.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantors” means (i) Madison Dearborn Capital Partners VIII-A, L.P., (ii) Madison Dearborn Capital Partners VIII-C, L.P., (iii) Madison Dearborn Capital Partners VIII Executive-A, L.P., and (iv) Madison Dearborn Capital Partners VIII Executive-A2, L.P.

“HSR Act” the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Latham & Watkins” means the law firm of Latham & Watkins LLP, legal counsel to Parent.

“Lenders” means Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc., Deutsche Bank AG Cayman Islands Branch, Barclays Bank PLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC.

“Limited Guarantee” means the Limited Guarantee entered into by and among the Guarantors and MoneyGram.

“MDP” means Madison Dearborn Partners, LLC, an affiliate of Parent and Merger Sub.

“Merger” means, as contemplated by the Merger Agreement, the proposed Merger of Merger Sub with and into MoneyGram, with MoneyGram surviving the Merger as a subsidiary of Parent, and each share of Common Stock outstanding immediately prior to the effective time of the Merger being cancelled and converted into the right to receive $11.00 in cash without interest.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 14, 2022, by and among Merger Sub, Parent, and MoneyGram, as such agreement may be amended from time to time, according to which the parties have agreed to consummate the Merger and other transactions contemplated by the Merger Agreement.

“Merger Consideration” means the consideration of $11.00 in cash, without interest, offered for each share of Common Stock under the Merger Agreement.

“Merger Sub” means Mobius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

“MoneyGram” or “we,” “us,” “our” or the “Company” means MoneyGram International, Inc., a Delaware corporation.

“MoneyGram 2023 RSU” means each award of restricted stock units subject to either time-based vesting or performance-based vesting granted in or following calendar year 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting).

“MoneyGram LTI Awards” means, collectively, the MoneyGram Pre-2023 Time-Based RSU Awards, the MoneyGram Pre-2023 Performance-Based RSU Awards and the MoneyGram Pre-2023 Performance Cash Awards.

“MoneyGram Option Award” means each award of options to purchase shares of Common Stock granted pursuant to the Company Stock Plan.

“MoneyGram Pre-2023 Time-Based RSU Award” means each award of restricted stock units subject to time-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which remains subject solely to time-based vesting) that has not been settled.

“MoneyGram Pre-2023 Performance-Based RSU Award” means each award of restricted stock units subject to performance-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock for which the performance period has not been completed.

“MoneyGram Pre-2023 Performance Cash Award” means each performance-based cash award granted prior to January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements.

“MoneyGram Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the record date in favor of the proposal to approve and adopt the Merger Agreement at the special meeting of stockholders.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Parent” means Mobius Parent Corp., a Delaware corporation and an affiliate of MDP.

“Paul Hastings” means the law firm of Paul Hastings LLP, outside financial regulatory counsel to MoneyGram.

“Retention Bonus” means the time-based cash grants which will vest at the earlier of (i) the closing date of the Merger or (ii) the first anniversary of the date of grant, granted to certain individuals who have served as an executive officer of MoneyGram at any time since January 1, 2021 that were approved by MoneyGram’s board of directors in connection with the Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“special meeting” means the special meeting of MoneyGram stockholders to be held virtually on                 , 2022, at          a.m., Central Time at www.virtualshareholdermeeting.com/MGI2022SM, as may be postponed or adjourned from time to time.

“U.S.” or “United States” means the United States of America.

“V&E” means the law firm of Vinson & Elkins L.L.P., legal counsel to MoneyGram.

The Parties to the Merger

(Page 30)

MoneyGram International, Inc.

MoneyGram is a global leader in cross-border P2P payments and money transfers. Our consumer-centric capabilities enable family and friends to quickly and affordably send money in more than 200 countries and territories with over 100 countries digitally enabled as of December 31, 2021. The innovative MoneyGram platform leverages its leading distribution network, global financial settlement engine, cloud-based infrastructure with integrated APIs and its unparalleled compliance program to enable seamless and secure transfers around the world. Whether through our mobile application, moneygram.com, integration with account deposit and mobile wallets, kiosks, or any one of the more than 430,000 agent locations around the globe, we connect consumers, primarily those who may not be fully served by other financial institutions, in any way that is convenient for them. As an alternative financial services company, we provide individuals with essential services to help them meet the financial demands of their daily lives. Our growing direct-to-consumer digital business, our retail channel centered around our global distribution network, our emerging embedded finance business for enterprise customers and MoneyGram-as-a-Service, enable the Company to serve the entire remittance market. Given strong mobile P2P market growth rates, our direct-to-consumer digital business is a growth engine for the Company as our digital capabilities enable us to serve new customer segments who utilize our platform to transfer money around the world.

MoneyGram’s Common Stock is listed on the Nasdaq under the symbol “MGI.”

Madison Dearborn Partners, LLC

Madison Dearborn Partners, LLC, or MDP, a Delaware limited liability company, is a leading private equity investment firm based in Chicago, Illinois. Since MDP’s formation in 1992, MDP has raised aggregate capital of over $28 billion and has completed over 150 investments. MDP invests across five dedicated industry verticals, including financial and transaction services; basic industries; business and government software and services; health care; and telecom, media and technology services. MDP is an affiliate of Parent.

Mobius Parent Corp.

Mobius Parent Corp., or Parent, is a Delaware corporation and an affiliate of MDP. Parent is the sole stockholder of Merger Sub.

Mobius Merger Sub, Inc.

Mobius Merger Sub, Inc., or Merger Sub, is a Delaware corporation. The sole stockholder of Merger Sub is Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, has not owned any properties, rights or assets other than in connection with the transactions contemplated by the Merger Agreement, and has engaged in no other business other than in connection with the transactions contemplated by the Merger Agreement.

The Special Meeting

(Page 32)

Date, Time and Place

(Page 32)

A special meeting of our stockholders will be held virtually on                 , 2022, at      a.m., Central Time, at www.virtualshareholdermeeting.com/MGI2022SM, to consider and vote upon a proposal to approve and adopt the Merger Agreement. You will also be asked to consider and vote upon an advisory, non-binding proposal regarding compensation that will or may become payable to MoneyGram’s named executive officers, and a proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Record Date, Stock Entitled to Vote and Quorum

(Page 32)

You are entitled to vote at the special meeting if you owned shares of our Common Stock at the close of business on                 , 2022, the record date for the special meeting. You will have one vote at the special meeting for each share of our Common Stock you owned at the close of business on the record date. As of the record date, there were                  shares of our Common Stock outstanding held by approximately                  holders of record. The holders of a majority of the issued and outstanding shares of our Common Stock that are entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting for a quorum to be present.

Votes Required

(Page 32)

Approval of the proposal to approve and adopt the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock as of the record date, and, as such, abstentions will have the same effect as a vote against this proposal. The advisory, non-binding proposal relating to compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the Merger and the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, require the affirmative vote of a majority of the votes cast on such proposal at the special meeting. Accordingly, abstentions will have no effect on the result of either proposal.

The Merger

(Page 36)

Description of the Merger

(Page 36)

If the Merger Agreement is approved and adopted by MoneyGram’s stockholders, then, subject to other closing conditions as described below in the section captioned “The Merger Agreement—Conditions to Completion of the Merger,” Merger Sub will be merged with and into MoneyGram, and MoneyGram will be the surviving corporation in the Merger. Upon completion of the Merger, MoneyGram will become a wholly owned subsidiary of Parent, and MoneyGram will cease to be a publicly traded company and its shares of Common Stock will cease to be listed on the Nasdaq. We strongly encourage you to carefully read the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the contract that governs the Merger.

If the Merger is completed, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than certain shares as set forth in the Merger Agreement, including shares for which the holders thereof have properly exercised appraisal rights in accordance with the Section 262 of the DGCL with respect to such Common Stock) will be converted into the right to receive the Merger Consideration, without interest. After the Merger is completed, you will have the right to receive the Merger Consideration (other than for shares for which you have properly exercised appraisal rights in accordance with the Section 262 of the DGCL) but you will no longer have any rights as a stockholder of MoneyGram.

Reasons for the Merger and Recommendation of Our Board of Directors

(Page 47)

At a meeting of our board of directors held on February 14, 2022, our board of directors approved and adopted the Merger Agreement and the Merger. Our board of directors unanimously recommends that the stockholders of MoneyGram vote “for” the approval and adoption of the Merger Agreement and the Merger. In the course of reaching its decision, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

(a) the fact that the $11.00 per share in cash to be paid as merger consideration represented a premium of approximately (i) 50% to $7.34, the closing price of our Common Stock on December 14, 2021, the last trading day prior to media speculation regarding a possible transaction, (ii) 28% to $8.62, the closing price on February 11, 2022, the last trading day prior to the approval of our board of directors of the Merger, and (iii) 56% to the volume-weighted average trading price of $7.04 for the 90-day period ended December 14, 2021, the last trading day prior to media speculation regarding a possible transaction; (b) the belief of our board of directors that the $11.00 per share in cash to be paid as the Merger Consideration was the highest price per share that MDP was willing to agree to pay; and (c) that the Merger Consideration would be paid solely in cash without a financing contingency;

•

the possibility that a third party with sufficient financial means would agree to a transaction at a higher price than MDP on similar or more favorable terms, given the fact that the Merger is the result of an extensive sale process conducted by BofA Securities;

•

the risks associated with continued independence, including the risks associated with operating in a highly competitive and regulated industry, risks associated with our indebtedness, including our debt service obligations, and uncertainties relating to inflation, potential war in Ukraine and COVID-19;

•

information with respect to our financial condition, results of operations, business, competitive position and business strategy on a historical and prospective basis, current industry, economic and market conditions and trends, as well as the potential future value of MoneyGram, together with the risks associated with continued independence, as compared to the value of the Merger Consideration;

•	the opinion provided by BofA Securities as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of our Common Stock;

•

the business reputation and capabilities of MDP and its management, MDP’s experience executing acquisitions, the resources available to MDP to complete the Merger and the strong commercial incentives of MDP to timely obtain all necessary regulatory approvals and complete the Merger;

•

the terms of the committed debt financing obtained by Merger Sub and the committed equity financing provided by affiliated funds of MDP, including the nature and limited number of the conditions to the debt financing and equity financing;

•

the likelihood that the Merger would be completed in light of, among other things, the conditions to the Merger and the absence of a financing condition, the absence of any condition related to the receipt of third party commercial consents or approvals, the relative likelihood of obtaining required regulatory approvals prior to the end date, Parent’s representations and warranties relating to the equity commitment letter, the debt commitment letter and Parent’s solvency, and the remedies available to us under the Merger Agreement in the event of various breaches by Parent, including the limited guarantee and the $30 million reverse termination fee payable by Parent in specified circumstances when required money transfer approvals have not been obtained;

•	the fact that the terms of the Merger Agreement were the result of robust arm’s length negotiations conducted by MoneyGram;

•

the fact that the Merger would be subject to the approval of MoneyGram’s stockholders, and that MoneyGram’s stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at MoneyGram’s stockholder meeting;

•

the current state of the economy, debt financing markets, political climate and general uncertainty surrounding forecasted economic and political conditions, both in the near term and the longer term, and both generally and within our industry;

•	the fact that the $11.00 per share in cash to be paid as Merger Consideration represents a discount of approximately 9% to the 52-week high of MoneyGram’s stock of $12.04 reached on July 22, 2021;

•

the risk that the announcement and pendency of the Merger, including the restrictions on the conduct of our business, may adversely affect MoneyGram’s business and/or cause substantial harm to relationships with our employees, agents, customers and partners and may divert management and employee attention away from the day-to-day operation of our business, and the fact that the time period between the signing of the Merger Agreement and the closing of the Merger will be significant due to the expected time necessary to obtain required regulatory approvals enhances such risk;

•

the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied or will be satisfied prior to the end date (after giving effect to any extension thereof already provided for in the Merger Agreement), and, as a result, the possibility that the Merger might not be completed;

•

the fact that, if the Merger is not completed, (i) we will have incurred significant risk and transaction and opportunity costs and may not be compensated completely or at all for such costs through the payment of a termination fee, (ii) it is likely that the price of our Common Stock will decline significantly and (iii) the market’s perception of our prospects could be adversely affected;

•

the risk that necessary regulatory approvals may be delayed, conditioned or denied, the fact that the standards for obtaining the required money transmitter approvals are not strictly quantitative and are instead subject to interpretation by the applicable regulatory bodies, the fact that the debt and equity financing necessary to fund the purchase price and the ultimate composition of Parent’s capital structure could affect Parent’s ability to obtain and the fact that Parent’s obligations under the Merger Agreement to obtain regulatory approvals are limited in certain ways;

•

the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if Parent fails to obtain sufficient financing (notwithstanding the terms of the debt commitments and equity commitments), the Merger may not be consummated and the termination fee of $65.5 million payable to us by Parent in such event may not be sufficient to compensate us for potential losses we may incur under such circumstances;

•	the fact that an all cash transaction would be taxable to MoneyGram’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•

the fact that MoneyGram will no longer exist as an independent public company and MoneyGram’s stockholders will forgo any future increase in MoneyGram’s value that might result from our earnings or possible growth as an independent company; and

•	the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger.

In the course of its deliberations, our board of directors also considered a number of additional potentially positive factors and a number of potentially negative factors regarding the Merger, as more fully described in the section entitled “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors.” Our board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, our board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MoneyGram and its stockholders.

Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration

(Page 53)

In connection with the Merger, BofA Securities, MoneyGram’s financial advisor, delivered to our board of directors a written opinion, dated February 14, 2022, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of our Common Stock. The full text of the written opinion, dated February 14, 2022, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA

Securities provided its opinion to our board of directors (in its capacity as our board of directors) for the benefit and use of our board of directors in connection with and for purposes of our board of directors’ evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any other matter.

Interests of MoneyGram’s Executive Officers and Directors in the Merger

(Page 63)

In considering the recommendation of MoneyGram’s board of directors that you vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the advisory, non-binding proposal relating to compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the Merger and “FOR” the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, you should be aware that MoneyGram’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of MoneyGram’s stockholders generally.

Interests of MoneyGram’s directors and executive officers that may be different from, or in addition to, the interests of MoneyGram’s stockholders generally include:

•	The acceleration of outstanding equity awards;

•	certain cash severance and benefits payable upon a qualifying termination of employment following the closing date; and

•	cash retention bonuses.

MoneyGram’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals.

Regulatory Matters

(Page 73)

U.S. Antitrust Approval

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we cannot complete the Merger until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and until the applicable waiting period expires or is terminated. On March 16, 2022, we and MDP each filed a pre-Merger notification and report form under the HSR Act. The 30-day waiting period under the HSR Act will expire at 11:59 p.m. Eastern Time on April 15, 2022.

Foreign Regulatory Law Approvals

Under the Foreign Regulatory Laws, we cannot complete the Merger until we give notification and furnish information to each of the following entities, and the applicable waiting period expires or is terminated.

•

The parties are preparing and expect to file a merger control notification with the Commission for the Protection of Competition of the Republic of Cyprus by the end of March, 2022. The waiting period will expire one month from the date of filing.

•

The parties are preparing and expect to file a merger control notification with the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany by the end of March, 2022. The waiting period will expire one month from the date of filing.

•

The parties are preparing and expect to file an Initial Application with the General Authority for Competition of the Kingdom of Saudi Arabia by the end of March, 2022. The parties have not yet received a projected expiration date for the applicable waiting period.

•

The parties expect to make a filing pursuant to Italian foreign direct investment laws with the Italian Presidency of the Council of Ministers by the end of March 2022. Assuming no follow-up questions, the waiting period will expire 45 calendar days from filing, but it could be extended up to 75 calendar days from the filing date. If the EU cooperation mechanism is triggered (i.e., to allow the European Commission and other EU Member States to comment), the waiting period could be extended up to 120 calendar days in the aggregate from the filing date.

Money Transmitter Requirements

MoneyGram holds money transmitter licenses in numerous U.S. and foreign jurisdictions. The relevant laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority, and/or obtain the approval of such regulatory authority. It is a condition to Parent’s and Merger Sub’s obligation to complete the Merger that all required money transfer approvals have been made or obtained, as applicable, and remain in full force and effect and all statutory waiting periods relating to the required money transfer approvals have expired, been terminated or satisfied, as applicable, in each case, without the imposition, individually or in the aggregate, of any burdensome condition as defined in the Merger Agreement and as further described in the section entitled “The Merger Agreement—Reasonable Best Efforts.” “Required money transfer approval” means any approval related to money transmitter licenses of MoneyGram or its subsidiaries or the money transfer change of control filings contemplated by the Merger Agreement, from (i) at least 46 U.S. states (including the District of Columbia) and the United Kingdom, Belgium, India, Canada, Australia, Turkey Mexico and Puerto Rico and (ii) all other jurisdictions where such approvals are required to be obtained prior to the effective time of the Merger, except, in the case of each of clause (i) and (ii), for such approvals the failure of which to be obtained or made prior to the effective time of the Merger would not exceed in the aggregate for clauses (i) and (ii) 2.5% of MoneyGram’s consolidated money transfer revenues for the 12-month period ended December 31, 2021.

Appraisal Rights

(Page 74)

If the Merger is completed, MoneyGram’s stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL, will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to MoneyGram before the vote is taken on the proposal to approve and adopt the Merger Agreement and you must not vote (either in person or by proxy) in favor of the proposal to approve and adopt the Merger Agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose or waive your appraisal rights. See the section entitled “The Merger—Appraisal Rights” and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

In view of the complexity of Section 262 of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors.

Financing of the Merger

(Page 80)

The total amount of funds necessary to consummate the Merger and the related transactions will be funded by a combination of equity and debt financing. The Guarantors have committed to provide equity financing to Parent pursuant to an equity commitment letter (of which MoneyGram is a third-party beneficiary), in the aggregate amount set forth therein, subject to the terms of such equity commitment letter. The Lenders have committed to provide debt financing to Merger Sub pursuant to a debt financing commitment letter in the aggregate amount set forth therein, subject to the terms of such debt commitment letter. The aggregate funds committed to be made available to Parent and Merger Sub under the equity commitment letter and the debt commitment letter, respectively, will provide in the aggregate sufficient funds to consummate the Merger and the related transactions, including the aggregate funds needed to (i) pay our stockholders the aggregate Merger Consideration due to them under the Merger Agreement; (ii) make payments pursuant to the Merger Agreement in respect of outstanding MoneyGram LTI Awards granted under the Company Stock Plan (as defined in the section entitled “The Merger Agreement—Treatment of Equity Awards and Performance Cash Awards”); (iii) repay the outstanding indebtedness and other obligations of MoneyGram under its existing credit agreement and redeem its existing notes at the required redemption price; and (iv) pay fees, premiums and expenses payable by Parent and Merger Sub under the Merger Agreement and in connection with the debt financing and the repayment of MoneyGram’s existing indebtedness. The obligations of Parent and Merger Sub under the Merger Agreement are not conditioned upon obtaining the financing described above.

Delisting and Deregistration of the Common Stock

(Page 82)

If the Merger is completed, our Common Stock will no longer be traded on Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Material United States Federal Income Tax Consequences of the Merger

(Page 82)

The receipt of cash in exchange for shares of our Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of our Common Stock surrendered. MoneyGram stockholders who are U.S. holders (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger”) generally will be subject to U.S. federal income tax on any gain recognized in connection with the Merger. MoneyGram stockholders who are non-U.S. holders generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger unless the stockholder has certain connections to the United States. MoneyGram stockholders should consult their own tax advisors to determine the tax consequences to them of the Merger based on their particular circumstances.

The Merger Agreement

(Page 86)

When the Merger Becomes Effective

(Page 87)

The Merger Agreement provides that the completion of the Merger will take place, unless another date is agreed upon in writing by the parties, no later than the third business day (or, if earlier, the business day immediately prior to the end date, after giving effect to any extension thereof) after the satisfaction or waiver of the conditions to the completion of the Merger (as described below), provided, that if the marketing period (as described below in the section entitled “The Merger Agreement—When the Merger Becomes Effective”) has not ended prior to such day, the closing will take place on the second business day after the final day of the marketing period or an earlier date agreed by the Parent in writing.

Treatment of Equity Awards and Performance Cash Awards

(Page 89)

Stock Option Awards

The Merger Agreement provides that each MoneyGram Option Award (whether or not vested) that is outstanding immediately prior to the effective time of the Merger, each of which has an exercise price equal to or greater than the Merger Consideration and therefore is expected to have no intrinsic value at the effective time, will be automatically cancelled and retired, and no cash or other consideration will be delivered in exchange therefor, and MoneyGram will have no further obligations with respect to such MoneyGram Option Award.

Long Term Incentive Awards

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:

•

Each MoneyGram Pre-2023 Time-Based RSU Award that is outstanding immediately prior to the effective time will automatically become fully vested and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such MoneyGram Pre-2023 Time-Based RSU Award (which, with respect to any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied, and which is now subject solely to time-based vesting, means the number of shares of Common Stock for which the applicable performance criteria were achieved and are subject to time-based vesting);

•

Each MoneyGram Pre-2023 Performance-Based RSU Award that is outstanding immediately prior to the effective time will automatically become vested as to a number of shares of Common Stock subject to such MoneyGram Pre-2023 Performance-Based RSU Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time and will be cancelled in consideration for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock;

•

Each MoneyGram Pre-2023 Performance Cash Award that is outstanding immediately prior to the effective time will automatically become fully vested and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the aggregate cash amount payable pursuant to such MoneyGram Pre-2023 Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time;

•

Each performance-based cash award granted on or after January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements, that is outstanding immediately prior to the effective time, will continue in accordance with its terms; and

•

Each MoneyGram 2023 RSU that is outstanding immediately prior to the effective time, will, unless otherwise agreed to in writing by Parent and the holder of such MoneyGram 2023 RSU, automatically be converted into a cash-settled long-term incentive award (a “converted award”), representing a right to receive an amount of cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock underlying such MoneyGram 2023 RSU (and, with respect to any such MoneyGram 2023 RSU that is subject to performance based vesting, such number of shares of Common Stock will be based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time), on the same vesting terms and conditions applicable to such MoneyGram 2023 RSU immediately before the effective time. On the date, and to the extent, that the converted award becomes vested, such vested converted award will be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter).

We have further agreed to take all actions necessary to effectuate the foregoing actions, treatment and payment of consideration, as applicable.

Go-Shop

(Page 95)

Pursuant to the Merger Agreement and subject to the conditions therein, during the period beginning immediately following the execution of the Merger Agreement and continuing until 11:59 p.m. (Dallas, Texas time) on the 30th day thereafter (the “solicitation period end date”), we had the right to:

•

initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any acquisition proposal (as defined in the section entitled “The Merger Agreement—Go-Shop”);

•

engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an acquisition proposal, in each case pursuant to one or more acceptable confidentiality agreements (as defined in the section entitled “The Merger Agreement—Go-Shop”);

•

terminate, waive, amend or modify any provision of any standstill agreement or confidentiality agreement to which the MoneyGram is a party to the extent necessary to allow the other party thereto to submit any acquisition proposal or to inquire, propose or make an offer that may lead to an acquisition proposal; or

•	propose or agree to do any of the foregoing.

The go-shop period expired on March 16, 2022 without any party submitting an acquisition proposal.

No Solicitation

(Page 97)

Pursuant to the Merger Agreement, following the solicitation period end date we agreed not to:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any acquisition proposal;

•

engage in, conduct or knowingly facilitate any discussions (other than to state that we are not permitted to have discussions) or negotiations with or provide any confidential information or data to any person relating to an acquisition proposal;

•

furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to MoneyGram or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of MoneyGram or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or efforts, or the making, of any proposal that would reasonably be expected to lead to an acquisition proposal;

•

withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, our board of directors’ recommendation or approve or recommend, or propose publicly to approve or recommend, any acquisition proposal (any act described in this bullet is referred to as a “change of recommendation”);

•	waive the applicability of all or any portion of any anti-takeover laws in respect of any person (other than Parent and its affiliates);

•

approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or contract related to any acquisition proposal (other than an acceptable confidentiality agreement) or enter into any letter of intent or other document or contract requiring MoneyGram to (or otherwise contemplated that MoneyGram) abandon, terminate or fail to consummate the transactions contemplated by or breach its obligations under the Merger Agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding the provisions of the Merger Agreement described above, from the solicitation period end date until the time the MoneyGram Stockholder Approval is obtained, if MoneyGram, any of its subsidiaries or any of their representatives receives an unsolicited bona fide written acquisition proposal that did not result from a breach of such foregoing restrictions and our board of directors concludes in good faith (after consultation with our outside legal and financial advisors) that such acquisition proposal constitutes a “superior proposal” (as defined in “The Merger Agreement—Go-Shop”) or could reasonably be expected to result in a superior proposal, MoneyGram may, and may permit its subsidiaries and its and their directors, officers, employees and representatives, to:

•	enter into and maintain discussions or negotiations with the person making such acquisition proposal; and

•

furnish non-public information and afford access to the business, employees, officers, contracts, properties, assets, books and records of MoneyGram and our subsidiaries to the person making such acquisition proposal.

Parent Equity Syndication

(Page 109)

Following the date of the Merger Agreement, Parent will be permitted to (i) add certain “permitted co-investors” (as defined in the Merger Agreement) as sources of equity financing and (ii) in lieu of a portion of the debt financing, issue preferred equity in Parent or its affiliates to permitted preferred purchasers (clauses (i) and (ii) collectively, the “equity syndication”). Parent, Merger Sub and MoneyGram will reasonably cooperate, at Parent’s expense, to facilitate the equity syndication. Such cooperation shall include making customary and appropriate adjustments to the Merger Agreement, the equity commitment letter, and the Limited Guarantee to give effect thereto. To the extent that the terms of the proposed equity investment by any permitted co-investor would (i) result in any approval from any governmental entity being required in order for the closing to occur, the receipt of which is not already a condition to closing set forth in the Merger Agreement (a “new approval”) or (ii) require any permitted co-investor, its affiliates or their respective representatives to cooperate in connection with obtaining any approval or new approval then, in each case, Parent, Merger Sub and MoneyGram shall negotiate in good faith amendments to the provisions of the Merger Agreement described in “The Merger Agreement—Reasonable Best Efforts” and “The Merger Agreement—Conditions to Completion of the Merger” herein to add such new approvals and provide for such cooperation.

Conditions to Completion of the Merger

(Page 109)

The respective obligations of us, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to:

•	the approval and adoption of the Merger Agreement by our stockholders;

•	receipt of all approvals and the expiration or termination of waiting periods applicable to the Merger under the HSR Act and the Foreign Regulatory Laws;

•	the absence of any order, law or other legal restraint that prohibits or makes illegal the consummation of the Merger; and

•

the accuracy of the representations and warranties of the other party (subject to specified materiality, material adverse effect and other qualifications) and the performance in all material respects by the other party or parties of its or their obligations.

The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain additional conditions, including, but not limited to:

•

the required money transfer approvals (as defined in the section entitled “The Merger Agreement—Regulatory Matters”) having been made or obtained, as applicable, and remaining in full force and effect and all statutory waiting periods relating to such required money transfer approvals having expired, been terminated or satisfied, as applicable (in each case, without the imposition, individually or in the aggregate, of any “burdensome condition,” as defined in the section entitled “The Merger Agreement—Reasonable Best Efforts”).

Termination

(Page 111)

The Merger Agreement may be terminated at any time prior to the effective time of the Merger (subject to certain limitations):

•	by mutual written consent of Parent and MoneyGram;

•	by either Parent or MoneyGram, if:

•	any governmental entity which must grant a required money transfer approval has denied approval and such denial has become final and non-appealable;

•

any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, provided, however, the right to terminate the Merger Agreement pursuant to this clause will not be available to any party if issuance of such final non-appealable order is primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth in the Merger Agreement all material respects as required and as set forth in the Merger Agreement;

•

the Merger has not been consummated on or before February 14, 2023 (provided, that such date may be extended by either MoneyGram or Parent to May 14, 2023 (or in certain circumstances to permit receipt of required money transfer approvals or completion of the marketing period (as described below in the section entitled “The Merger Agreement—Termination”), until June 8, 2023) in the event that all conditions to the obligations of the parties to consummate the Merger are satisfied or waived, other than the condition regarding the required money transfer approvals) (referred to as the “end date termination right”);

•

if the other party (or, in the case of Parent, either Parent or Merger Sub) has breached any of the covenants, agreements, representations or warranties made by such other party (or, in the case of Parent, either Parent or Merger Sub) set forth in the Merger Agreement and such breach (i) is not cured within 45 days following written notice to the party committing the breach (or the end date (as may be extended, if earlier), or which breach, by its nature, cannot be cured and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement (referred to as the “material breach termination right”);

•

the MoneyGram Stockholder Approval has not been obtained at a meeting of MoneyGram’s stockholders (including any adjournment or postponement thereof) (referred to as the “failure to obtain stockholder approval termination right”);

•	by Parent, prior to obtaining the MoneyGram Stockholder Approval, if:

•	our board of directors has effected a change of recommendation, whether or not permitted under the Merger Agreement;

•	MoneyGram fails to call and hold a meeting of its stockholders in breach of the Merger Agreement or commits a willful and material breach of the no solicitation provisions of the Merger Agreement;

•

MoneyGram has failed to publicly recommend against any tender offer or exchange offer that constitutes an acquisition proposal within 10 business days after the commencement of such tender offer or exchange offer; or

•

to the extent requested by Parent, MoneyGram fails to publicly reaffirm its recommendation within 10 business days after receipt of a written request by Parent to provide a reaffirmation if an acquisition proposal has been publicly announced (referred to as the “change of recommendation termination right”);

•	by MoneyGram, if:

•

(i) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing), (ii) MoneyGram has delivered irrevocable written notice to Parent confirming that (a) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing), (b) all the conditions to MoneyGram’s obligation to complete the transaction have been satisfied or waived by MoneyGram (other than those conditions that by their nature are to be satisfied at the closing), (c) MoneyGram is ready, willing and able to consummate the closing and (d) if the equity financing and debt financing are funded then the closing of the Merger Agreement will occur and (iii) Parent and Merger Sub have failed to consummate the closing on or before the third business day after delivery of the notice referred to in clause (ii) above (or, if earlier, the end date (as may be extended) (as summarized below)) and (x) MoneyGram stood ready, willing and able to consummate the closing throughout such period and (y) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied) remained satisfied throughout such period or waived in writing by the Parent (referred to as the “failure to close termination right”); or

•

prior to obtaining the MoneyGram Stockholder Approval, (i) our board of directors authorizes MoneyGram, subject to the terms of the Merger Agreement, to enter into a binding definitive agreement to effect a transaction constituting a superior proposal, (ii) prior to or concurrently with such termination of the Merger Agreement MoneyGram pays to Parent in immediately available funds the applicable termination fee described below in “Termination Fees and Expenses” and (iii) MoneyGram enters into such binding definitive agreement substantially concurrently with or immediately after such termination (referred to as the “superior proposal termination right”).

Termination Fees and Expenses

(Page 114)

MoneyGram Termination Fee

MoneyGram is required to pay Parent a termination fee of $32.8 million if the Merger Agreement is terminated as follows:

•	if the Merger Agreement is terminated by (i) Parent pursuant to Parent’s change of recommendation termination right or (ii) MoneyGram pursuant to MoneyGram’s superior proposal termination right;

•	if the Merger Agreement is terminated:

•

(i) by either Parent or MoneyGram pursuant to the end date termination right or by Parent pursuant to the material breach termination right or (ii) by either Parent or MoneyGram pursuant to the failure to obtain stockholder approval termination right; and

•

in the case of clause (i) in the immediately preceding bullet, an acquisition proposal, whether or not conditional, has been publicly announced or otherwise communicated to our board of directors at any time after the date of the Merger Agreement or, in the case of clause (ii) in the immediately preceding bullet, an acquisition proposal, whether or not conditional, has been publicly announced or otherwise publicly communicated and not withdrawn prior to a meeting of MoneyGram’s stockholders; and

•

within 12 months of such termination MoneyGram or any of its subsidiaries enters into an agreement with respect to any acquisition proposal, whether or not with a person that made an acquisition proposal prior to the date of such termination and such acquisition proposal is ultimately consummated (whether or not within 12 months of such termination of the Merger Agreement) (provided that the term “acquisition proposal” will have the meaning assigned to such term, except that all percentages in the term “acquisition proposal” will be changed to 50% for purposes of this and the immediately preceding sub-bullet).

However, in the event that (a)(i) the Merger Agreement is terminated by (x) Parent pursuant to Parent’s change of recommendation termination right or (y) MoneyGram pursuant to MoneyGram’s superior proposal termination right and (ii) MoneyGram enters into an agreement with an “exempted person” (as defined in the Merger Agreement) with respect to a superior proposal in compliance the Merger Agreement, and (b) the counterparty to a transaction giving rise to the obligation to pay the MoneyGram termination fee pursuant to the second bullet in the list above is an exempted person on the date the Merger Agreement is terminated, then in either instance, the MoneyGram termination fee will be an amount in cash equal to $16.4 million (provided, however, that in the event such exempted person is a prior bidder (as defined below), the MoneyGram termination fee payable pursuant to either of the foregoing clauses (a) or (b) will be an amount in cash equal to $30.0 million).

See the section entitled “The Merger Agreement—Termination Fees and Expenses—MoneyGram Termination Fee.”

Parent Termination Fee and Parent Regulatory Termination Fee

Parent is required to pay MoneyGram a termination fee of $65.5 million if the Merger Agreement is terminated as follows:

•	by MoneyGram pursuant to MoneyGram’s material breach termination right or failure to close termination right; or

•

by Parent pursuant to the Parent’s end date termination right at a time when MoneyGram could have terminated the Merger Agreement pursuant to (i) MoneyGram’s material breach termination right or (ii) MoneyGram’s failure to close termination right.

Parent is required to pay MoneyGram a termination fee of $30.0 million if Merger Agreement is terminated as follows:

•

by Parent or MoneyGram pursuant to its end date termination right, if at the time of such termination all of the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent other than the condition that required money transfer approvals have been obtained (and MoneyGram’s failure to perform or observe its covenants and agreements in the Merger Agreement was not the primary cause of the failure of any such conditions); or

•	by Parent or MoneyGram if any governmental entity which must grant a required money transfer approval has denied such approval and such denial has become final and non-appealable.

See the section entitled “The Merger Agreement—Termination Fees and Expenses—Parent Termination Fee and Parent Regulatory Termination Fee.”

Limited Guarantee

(Page 115)

Concurrently with the execution of the Merger Agreement and pursuant to its terms, the Guarantors provided to MoneyGram a Limited Guarantee for the benefit of MoneyGram, pursuant to which, subject to the terms and conditions contained therein, the Guarantors guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement and other costs and expenses, as further described in “The Merger Agreement—Limited Guarantee”. Such payments guaranteed thereunder consist of (a) the Parent termination fee as described in “The Merger Agreement—Termination Fees and Expenses”, subject to the limitations on liability set forth in the Merger Agreement, (b) any amounts payable by Parent in respect of Parent’s reimbursement and indemnification obligations as described in “The Merger Agreement—Termination Fees and Expenses,” (c) the expense and interest payments, if and when any expense and interest payments become payable pursuant to the terms and conditions of the termination provisions of the Merger Agreement and (d) in any circumstance in with the Parent termination fee is not payable pursuant to the Merger Agreement, any monetary damages payable by the Parent pursuant to the terms and conditions of the Merger Agreement in the event of Parent’s or Merger Sub’s willful and material breach of any of their representations, warranties, covenants, obligations or agreements contained in the Merger Agreement or fraud. Parent and Merger Sub’s aggregate liability under the Merger Agreement with respect to such payments, and Guarantor’s payment obligations under the Limited Guarantee with respect thereto, are limited to $68.8 million in the aggregate. See the section entitled “The Merger Agreement—Limited Guarantee.”

Market Price of Our Common Stock

(Page 119)

Our Common Stock is listed on the Nasdaq under the symbol “MGI.” On February 14, 2022, the last full trading day prior to the public announcement of the proposed Merger, our Common Stock closed at $8.95. On March 25, 2022, the last practicable trading day prior to the date of this proxy statement, our Common Stock closed at $10.61. We encourage stockholders to obtain a current market quotation for our Common Stock in connection with voting their shares, but caution stockholders that, during the pendency of the Merger, the trading price of our Common Stock may be impacted by the fact that we have entered into the Merger Agreement and investors speculating as to the likelihood and timing of the closing of the Merger.

The Timing of the Merger

We currently expect the Merger to be completed in the fourth quarter of 2022. However, we cannot predict the exact timing of the consummation of the Merger or whether the Merger will be consummated. In order to consummate the Merger, MoneyGram stockholders must approve and adopt the Merger Agreement at the special meeting and the other closing conditions under the Merger Agreement, including receipt of certain regulatory approvals (including approvals with respect to money transmitter licenses) and completion of the marketing period, must be satisfied or, to the extent legally permitted, waived. Additionally, the Merger Agreement may be terminated if the effective time of the Merger has not occurred on or before February 14, 2023 (provided, that such date may be extended, in certain circumstances, to June 8, 2023 to permit receipt of required money transfer approvals or completion of the marketing period). See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information.” Throughout this proxy statement, “we,” “us” and “our” refer to MoneyGram.

Q:	What is the Merger?

A:

The Merger is the acquisition of MoneyGram by Parent, an affiliate of MDP, pursuant to the Merger Agreement. Once the Merger Agreement has been approved and adopted by MoneyGram’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or, if permitted, waived, Merger Sub will merge with and into MoneyGram. MoneyGram will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent.

Q:	Why am I receiving the proxy materials?

A:

You are receiving this proxy statement and the enclosed proxy card or enclosed voting instruction form because our board of directors is soliciting your proxy to vote at the special meeting of MoneyGram’s stockholders in connection with a proposal to approve and adopt the Merger Agreement. In addition, our board of directors is soliciting your vote on an advisory, non-binding proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger and on a proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Q:	What will I receive in the Merger?

A:

If the Merger is completed, you will be entitled to receive the Merger Consideration of $11.00 in cash, without interest, for each share of our Common Stock that you own at the effective time of the Merger. For example, if you own 100 shares of our Common Stock at the effective time of the Merger, you will receive $1,100.00 in cash, less any required withholding taxes, in exchange for those shares unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares. You will not receive any shares of capital stock in the surviving corporation.

Q:	How does our board of directors recommend I vote?

A:

Our board of directors has adopted resolutions (i) determining that the Merger and other transactions contemplated by the Merger Agreement are fair to, and in the best interests of MoneyGram and the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the Merger Agreement and the Merger and other transactions contemplated by the Merger Agreement, (iii) directing that the Merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that MoneyGram’s stockholders approve the Merger and approve all other actions or matters necessary or desirable to give effect to the Merger pursuant to the DGCL. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the Merger Agreement. The reasons for our board of directors’ determination are discussed elsewhere in this proxy statement. Additionally, our board of directors unanimously recommends that you vote FOR the proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger and FOR the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Q:	Who will own MoneyGram after the Merger?

A:

After the Merger, MoneyGram will be a wholly owned subsidiary of Parent. As a result of the receipt of cash in exchange for your shares of Common Stock following the Merger, you will no longer benefit from any increase in MoneyGram’s value, nor will you acquire an ownership interest in Parent.

Q:	What will happen if our board of directors receives a superior proposal?

A:

In the event our board of directors receives a proposal that our board of directors determines in good faith, after consultation with its outside legal and financial advisors, constitutes a superior proposal, then, subject to complying with certain provisions of the Merger Agreement (including the provision that requires us to provide Parent with the opportunity to negotiate with us to revise the terms of the Merger such that the proposal no longer constitutes a superior proposal), our board of directors may, prior to obtaining the MoneyGram Stockholder Approval, elect to terminate the Merger Agreement in order to enter into a definitive agreement with respect to the superior proposal, provided that Parent shall have received a termination fee of $32.8 million (or $16.4 million if the superior proposal was made by an exempted person (as defined in the section entitled “The Merger Agreement—Go-Shop”), or $30.0 million if the superior proposal was made by an exempted person who is also prior bidder). In the event our board of directors terminates the Merger Agreement prior to the date of the special meeting, we will not hold the special meeting, and any proxies received by us will have no force or effect. Instead, we will separately prepare and mail to our stockholders a proxy statement and proxy cards related to the superior proposal.

For additional information regarding the circumstances in which our board of directors is permitted to terminate the Merger Agreement to accept a superior proposal, please see “The Merger Agreement—Termination” beginning on page 111 of this proxy statement.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as soon as possible. The Merger cannot be completed until each closing condition has been satisfied or, to the extent legally permitted, waived. While we cannot predict the exact timing of the effective time of the Merger or whether the Merger will be consummated, assuming timely satisfaction of necessary closing conditions, we currently anticipate that the Merger will be completed during the fourth quarter of 2022. If our stockholders vote to approve and adopt the Merger Agreement, the Merger will become effective not later than the third business day following the satisfaction or waiver of the other conditions to the Merger, subject to the completion or waiver of the marketing period under the Merger Agreement. Additionally, the Merger Agreement may be terminated if the effective time of the Merger has not occurred on or before February 14, 2023 (provided, that such date may be extended, in certain circumstances, to June 8, 2023 to permit receipt of required money transfer approvals or completion of the marketing period). See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109 of this proxy statement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved and adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our Common Stock in connection with the Merger. Instead, we will remain an independent public company, and our Common Stock will continue to be listed and traded on the Nasdaq. Under specified circumstances, we may be required to pay to Parent a fee, or Parent may be required to pay us a fee, with respect to the termination of the Merger Agreement as described under the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 114 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Merger to me?

A:

The receipt of cash in exchange for shares of our Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our Common Stock. If you are a U.S. holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the Merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger unless you have certain connections to the United States. The tax consequences of the Merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the Merger will affect you. For a more detailed summary of the tax consequences of the Merger, see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 82 of this proxy statement.

Q:	What will happen in the Merger to stock options, restricted stock units and other stock-based awards that have been granted to employees, officers and directors of MoneyGram?

A:

The Merger Agreement provides that (a) each outstanding option to purchase shares of Common Stock (each a “MoneyGram Option Award”) granted pursuant to the Company Stock Plan, whether or not vested, that has an exercise price equal to or greater than the Merger Consideration will automatically be cancelled and retired, (b) each restricted stock unit subject to time-based vesting (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock that has not been settled (each, a “MoneyGram Pre-2023 Time-Based RSU Award”) will automatically become fully vested and will be cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such MoneyGram Pre-2023 Time-Based RSU Award, (c) each restricted stock unit subject to performance-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock for which the performance period has not been completed (each, a “MoneyGram Pre-2023 Performance-Based RSU Award”) will automatically become vested as to a number of shares of Common Stock subject to such MoneyGram Pre-2023 Performance-Based RSU Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger and will be cancelled and converted into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock, and (d) each performance-based cash award granted prior to January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “MoneyGram Pre-2023 Performance Cash Award”), will automatically become fully vested and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the aggregate cash amount payable pursuant to such MoneyGram Pre-2023 Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger.

The Merger Agreement also provides that, to the extent that any restricted stock units subject to either time-based or performance-based vesting granted in or following calendar year 2023 pursuant to the Company Stock Plan, representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) (such awards, a “MoneyGram 2023 RSU”), such MoneyGram 2023 RSUs will automatically be converted into a cash-settled long-term incentive award, representing a right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock underlying such MoneyGram 2023 RSU (with any MoneyGram 2023 RSU subject to performance-based vesting converted based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time of the Merger), on the same vesting terms and conditions applicable to such MoneyGram 2023 RSU immediately prior to the effective time of the Merger.

Q:	Do any of our directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of our board of directors with respect to the approval and adoption of the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in making its determinations and recommendations in connection with the Merger Agreement and the transactions contemplated thereby. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” beginning on page 63 of this proxy statement.

Q:	When and where is the special meeting?

A:

The special meeting of our stockholders will be held virtually on                , 2022, at                Central Time, at www.virtualshareholdermeeting.com/MGI2022SM. You will not be able to attend the special meeting physically in person. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Q:	What constitutes a quorum for purposes of the special meeting?

A:

A majority of the total shares of our Common Stock issued and outstanding and entitled to vote at the special meeting present in person or represented by proxy at the special meeting is required for a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposals, or abstain from voting in respect of the proposals, your shares of Common Stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the special meeting. Broker non-votes will not be counted for purposes of determining whether there is a quorum at the special meeting.

Q:	What vote is needed to approve and adopt the Merger Agreement?

A:

The affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock as of the record date is required to approve and adopt the Merger Agreement. Accordingly, abstentions will have the same effect as a vote against the approval and adoption of the Merger Agreement.

Q:	Why are we asking that our stockholders approve, on an advisory, non-binding basis, certain compensation arrangements for our named executive officers?

A:

SEC rules require that we provide our stockholders with the opportunity to vote on this proposal. However, approval of this proposal is not a condition to completion of the Merger, and the vote with respect to this proposal is only an advisory vote by stockholders. Accordingly, the vote will not be binding on us or Parent, our or their board of directors or our compensation committee. If the Merger is completed, the compensation that is the subject of the proposal may be paid to our named executive officers in accordance with the terms and conditions of their compensation agreements and arrangements even if our stockholders do not approve this proposal.

Q:

What vote is needed to approve the advisory, non-binding proposal relating to certain Merger-related executive compensation arrangements for our named executive officers and the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting?

A:

The affirmative vote of a majority of the votes cast at the special meeting are needed to approve the advisory, non-binding proposal relating to certain Merger-related executive compensation arrangements for our named executive officers and the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. Accordingly, abstentions will have no effect on the approval of these proposals.

Q:	Am I entitled to rights of appraisal under the DGCL?

A:

If the Merger is completed, stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and who properly demand appraisal of their shares in accordance with Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of our Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of their legal and financial advisors with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. See the section entitled “The Merger—Appraisal Rights” beginning on page 74 of this proxy statement.

Q:	Who can vote at the special meeting?

A:

Stockholders of record of our Common Stock as of the close of business on                , 2022, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares at the meeting. Each holder of Common Stock is entitled to one vote for each share of the Common Stock held on the record date for each of the proposals set forth in this proxy statement.

Q:	How do I vote if I am the record holder of my shares?

A:	You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the record date. You may vote:

•	in person by attending and casting your vote virtually at the special meeting; or

•	by proxy. Stockholders of record have a choice of submitting a proxy:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing, dating and returning each enclosed proxy card you receive in the enclosed postage paid envelope.

If you are granting a proxy to vote by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Granting a proxy to vote via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of Common Stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger and “FOR” the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. With respect to any other matter that properly comes before the special meeting, shares present or represented by all proxies received by MoneyGram will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then you are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Brokerage firms, banks, trusts or other nominees cannot exercise discretionary authority to vote your shares regarding proposals that are not “routine.” The proposal to approve and adopt the Merger Agreement, the advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger, and the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting are not considered “routine,” and therefore your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Accordingly, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct it to vote your shares. If you wish to vote at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan (the “401(k) Plan”) will be voted as described in the section entitled, “The Special Meeting—Votes Required” beginning on page 32 of this proxy statement.

Q:	What happens if I do not vote?

A:

The vote to approve and adopt the Merger Agreement is based on the total number of shares of Common Stock outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement. If you do not vote and there is a quorum present at the special meeting, it will have no impact on the proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger or the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Q:	How do the Company’s directors and executive officers intend to vote?

A:

As of                , 2022, our directors and executive officers beneficially owned in the aggregate                 shares of Common Stock, or approximately         % of the outstanding shares of Common Stock as of                , 2022. Although none of the directors or executive officers is obligated to vote to approve the Merger, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:

If your shares are registered in your name with MoneyGram’s transfer agent, EQ Shareowner Services, you are the “stockholder of record” of those shares. In that case, the proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. The proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction form or by following their instructions for voting by telephone or on the Internet.

Under the rules applicable to broker-dealers, your bank, broker, or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. MoneyGram does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the special meeting are considered non-routine under the federal securities laws. As a result, no broker will be permitted to vote your shares of Common Stock at the special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will (i) have the same effect as a vote “against” the Merger Agreement and (ii) will cause your shares not to be counted toward a quorum, but will have no effect on the proposal to approve compensation, or the proposal to adjourn the special meeting, if a quorum is present.

Q:	How can I change or revoke my vote?

A:	Proxies may be revoked or changed if you:

•

deliver a signed, written revocation letter, dated later than the proxy and which must be received prior to the special meeting, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy and which must be received prior to the special meeting, to ;

•	vote again by telephone or on the Internet by 11:59 p.m. Time on the day before the special meeting; or

•

attend the special meeting and give notice to the inspector of election that you intend to vote virtually at the special meeting rather than by proxy. Your attendance at the special meeting will not revoke your proxy unless you choose to vote virtually at the special meeting.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such broker, bank, trust or other nominee and follow its procedures to revoke your proxy.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. Our board of directors has designated W. Alexander Holmes and Robert L. Villaseñor, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against, or to abstain from voting, on all, some or none of the specific items of business to come before the special meeting.

If you are the stockholder of record, and you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger and “FOR” the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If you are the beneficial owner of shares held in street name, your broker will not be able to vote your shares without instructions from you.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:

If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each proxy should be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Common Stock are voted.

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Common Stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Alliance a fee of approximately $15,000, plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse Alliance for reasonable out-of-pocket expenses and will indemnify Alliance and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners.

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of Common Stock in your own name as the stockholder of record, please submit a proxy to have your shares of Common Stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote at the special meeting, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q:	Should I send in my MoneyGram stock certificates now?

A:

No. After the Merger is completed, you will receive written instructions for exchanging your shares of our Common Stock for the Merger Consideration for each share of our Common Stock that you own at the effective time of the Merger, subject to the terms of the Merger Agreement.

Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my shares?

A:

If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. MoneyGram may also require that you provide a customary indemnity agreement to MoneyGram in order to cover any potential loss.

Q:	What is householding and how does it affect me?

A:

The SEC has approved rules that permit companies and intermediaries, such as banks, brokers and other nominees, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”

This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of this proxy statement to you if you contact us at the following address: MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, telephone: (214) 999-7552. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

See the section entitled “Multiple Stockholders Sharing One Address” beginning on page 125 of this proxy statement for more information.

Q:	Where can I find the voting results of the special meeting?

A:

MoneyGram intends to announce the preliminary voting results of the special meeting and disclose the final voting results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that MoneyGram files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Alliance, our proxy solicitor, who may be contacted toll-free at (855) 973-0090.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Statements preceded by, followed by or that include words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “intends,” “continues,” “will,” “should,” “could,” “may,” “would,” “goals” and other similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions therein. These statements include, but are not limited to, the expected timing of the Merger; the ability of MDP and MoneyGram to close the Merger; the performance of the parties under the terms of the Merger Agreement; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in our periodic and interim reports filed with the SEC, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2021 and the Current Reports on Form 8-K filed from time to time by us, as well as the following factors:

•	uncertainties associated with the acquisition of MoneyGram by MDP;

•	uncertainties as to the timing of the Merger and the possibility that the Merger may not be completed;

•	the failure to receive approval of the Merger Agreement by our stockholders;

•

the ability of the parties to satisfy closing conditions to the Merger, including the receipt of money transmitter licenses or other regulatory approvals, including non-actions or approvals under the HSR Act or Foreign Regulatory Laws;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring MoneyGram to pay a termination fee to Parent;

•	the impact of the pendency of the Merger on our business, including our relationships with agents, customers and employees;

•

changes in economic, business, competitive, technological and/or regulatory factors, or catastrophic events, including acts of terrorism, outbreak of war or hostilities (including the ongoing conflict in Ukraine), civil unrest, adverse climate or weather events and the COVID-19 pandemic or other public health emergencies;

•	the outcome of any legal proceedings that have been or may be instituted against MoneyGram and/or others relating to the Merger Agreement;

•	failure of a party to comply with its obligations under the Merger Agreement;

•	the amount of costs, fees and expenses we have, and may incur, related to the Merger, whether or not the Merger is ultimately completed;

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of our current strategy as a publicly traded company;

•

the inability to pursue alternative business opportunities or make appropriate changes to our business because of requirements of the Merger Agreement and the related equity and debt financing commitments that we conduct our business in the ordinary course of business consistent with past practice and not engage in certain kinds of transactions prior to the completion of the Merger; and

•	risks that the price of our Common Stock may decline significantly if the Merger is not completed.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained in Part I, Item 1A under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the various factors described herein. We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE PARTIES TO THE MERGER

MoneyGram

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

(214) 999-7552

MoneyGram is a global leader in cross-border P2P payments and money transfers. Our consumer-centric capabilities enable family and friends to quickly and affordably send money in more than 200 countries and territories with over 100 countries digitally enabled as of December 31, 2021. The innovative MoneyGram platform leverages its leading distribution network, global financial settlement engine, cloud-based infrastructure with integrated APIs and its unparalleled compliance program to enable seamless and secure transfers around the world. Whether through our mobile application, moneygram.com, integration with account deposit and mobile wallets, kiosks, or any one of the more than 430,000 agent locations around the globe, we connect consumers, primarily those who may not be fully served by other financial institutions, in any way that is convenient for them. As an alternative financial services company, we provide individuals with essential services to help them meet the financial demands of their daily lives. Our growing direct-to-consumer digital business, our retail channel centered around our global distribution network, our emerging embedded finance business for enterprise customers and MoneyGram-as-a-Service, enable the Company to serve the entire remittance market. Given strong mobile P2P market growth rates, our direct-to-consumer digital business is a growth engine for the Company as our digital capabilities enable us to serve new customer segments who utilize our platform to transfer money around the world.

MoneyGram’s Common Stock is listed on the Nasdaq under the symbol “MGI.”

Additional information regarding MoneyGram is contained in our filings with the SEC. Also, see the section of this proxy statement entitled “Where You Can Find More Information.”

MDP

Madison Dearborn Partners, LLC

70 West Madison, Suite 4600

Chicago, IL 60602

(312) 895-1000

MDP, a Delaware limited liability company, is a leading private equity investment firm based in Chicago, Illinois. Since MDP’s formation in 1992, MDP has raised aggregate capital of over $28 billion and has completed over 150 investments. MDP invests across five dedicated industry verticals, including financial and transaction services; basic industries; business and government software and services; health care; and telecom, media and technology services. MDP is an affiliate of Parent.

Parent

Mobius Parent Corp.

70 West Madison, Suite 4600

Chicago, IL 60602

(312) 895-1000

Parent is a Delaware corporation and an affiliate MDP. Parent is the sole stockholder of Merger Sub.

Merger Sub

Mobius Merger Sub, Inc.

70 West Madison, Suite 4600

Chicago, IL 60602

(312) 895-1000

Merger Sub is a Delaware corporation and the sole stockholder of Merger Sub is Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, has not owned any properties, rights or assets other than in connection with the transactions contemplated by the Merger Agreement, and has engaged in no other business other than in connection with the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at www.virtualshareholdermeeting.com/MGI2022SM, at      a.m., Central Time, on                 , 2022.

Purpose of Special Meeting

At the special meeting, we will ask holders of our Common Stock to approve and adopt the Merger Agreement. Our stockholders will also be asked to approve an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger and a proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Record Date, Stock Entitled to Vote, Quorum, Abstentions and Broker Non-Votes

Only holders of record of our Common Stock at the close of business on                 , 2022, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date,                  shares of our Common Stock were outstanding and held by approximately                  holders of record. A majority of the shares of our Common Stock issued and outstanding and entitled to vote at the special meeting present or represented by proxy at the special meeting is required for a quorum. Shares of our Common Stock represented at the special meeting but not voting, including shares of our Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting. Shares represented by broker non-votes will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

Votes Required

The proposal to approve and adopt the Merger Agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock as of the record date. Accordingly, if you abstain or fail to vote on the proposal to approve and adopt the Merger Agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the approval and adoption of the Merger Agreement. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote your shares of Common Stock by following their instructions for voting. Brokers, banks or other nominees who hold shares of our Common Stock in street name for customers who are the beneficial owners of those shares are not permitted to vote those customers’ shares in the absence of specific instructions from those customers.

The advisory, non-binding proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting, excluding abstentions and broker non-votes, which shall not be counted as votes cast. Accordingly, assuming that a quorum is present, not voting at the special meeting, or abstaining from voting, will have no effect on the outcome of this proposal. Approval of this proposal is not a condition to completion of the Merger, and the vote with respect to this proposal is only an advisory vote by stockholders. Accordingly, the vote will not be binding on us, Parent or MDP, any of our boards of directors or our compensation committee. If the Merger is completed, the compensation that is the subject of the proposal may be paid to our named executive officers in accordance with the terms and conditions of their compensation agreements and arrangements even if our stockholders do not approve this proposal.

The proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting requires an affirmative vote of a majority of the votes cast on such proposal at the special meeting, excluding abstentions and broker non-votes, which shall not be counted as votes cast. Accordingly, assuming that a quorum is present, not voting at the special meeting, or abstaining from voting, will have no effect on the outcome of this proposal. MoneyGram does not intend to call a vote on this proposal if the Merger Agreement is approved and adopted at the special meeting. The vote required on this proposal is a vote separate and apart from the vote to approve and adopt the Merger Agreement, and is not a condition to the consummation of the Merger. Accordingly, you may vote to approve and adopt the Merger Agreement and vote not to approve the proposal regarding the adjournment of the special meeting and vice versa.

MoneyGram does not expect any broker non-votes at the special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine.” Since each of the proposals to be presented at the special meeting are not considered “routine” under the applicable rules, no broker will be permitted to vote your shares of Common Stock at the special meeting without receiving instructions.

If you are a stockholder of record, you may vote your shares of Common Stock in any of the following ways:

•	by casting your vote at the special meeting; or

•	by proxy. Stockholders of record have a choice of submitting a proxy:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing, dating and returning each enclosed proxy card you receive in the enclosed postage paid envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

If you are a participant in the 401(k) Plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) Plan). The Independent Fiduciary shall instruct the 401(k) Plan Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) Plan, the trustee will vote those shares in accordance with the majority of shares voted in the 401(k) Plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the trustee to vote such shares differently.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Holders of record of our shares of outstanding Common Stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting. Holders of securities convertible or exercisable for our Common Stock, such as stock options, will not be able to vote such shares underlying such securities.

As of the record date, directors and executive officers of MoneyGram and their affiliates had the right to vote                  shares of Common Stock, or approximately     % of the outstanding Common Stock at that date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the Merger Agreement, FOR the proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger and FOR the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting at the special meeting. A stockholder may revoke a proxy if you:

•

deliver a signed, written revocation letter, dated later than the proxy and which must be received prior to the special meeting, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy and which must be received prior to the special meeting, to ;

•	vote again by telephone or on the Internet by 11:59 p.m. Time on the day before the special meeting; or

•

attend the special meeting and give notice to the inspector of election that you intend to vote at the special meeting rather than by proxy. Your attendance at the special meeting will not revoke your proxy unless you choose to vote at the special meeting.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such broker, bank, trust or other nominee and follow its procedures to revoke your proxy.

MoneyGram stockholders who require assistance should contact the persons at the phone number provided on page 27 of this proxy statement.

Postponement, Adjournment and Recess

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the MoneyGram Stockholder Approval to approve and adopt the Merger Agreement, MoneyGram does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

If a quorum is present, the special meeting may be adjourned or recessed by the chairman of the special meeting or by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the special meeting and entitled to vote at the special meeting. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow MoneyGram’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Delivery of Proxy Materials to Households Where Two or More MoneyGram Stockholders Reside

Because many stockholders hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact                  by phone at                  or by mail to                 .

•

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•

Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify                  or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact                  by phone at                  or by mail to                 .

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Alliance to aid in the solicitation of proxies and to verify records relating to the solicitation. Alliance will receive a base fee for its services of $15,000, plus fees per call to stockholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our Common Stock certificates will be mailed to our stockholders as soon as practicable after completion of the Merger.

Questions and Additional Information

If you have questions about the Merger, how to submit your proxy or vote your shares, or if you need additional copies of this proxy statement or the enclosed proxy, please contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders and Banks and Brokers Call Toll-Free: (855) 973-0090

Email: mgi@allianceadvisors.com

THE MERGER

Description of the Merger

Our board of directors has approved and adopted the Merger Agreement and the Merger. If the Merger agreement is approved and adopted by MoneyGram’s stockholders, then, subject to other closing conditions as described in “The Merger Agreement—Conditions to Completion of the Merger,” Merger Sub will be merged with and into MoneyGram, and MoneyGram will be the surviving corporation in the Merger and become a wholly owned subsidiary of Parent. We strongly encourage you to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the contract that governs the Merger.

If the Merger is completed, each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than certain shares as set forth in the Merger Agreement, including shares for which the holders thereof have properly exercised appraisal rights in accordance with Section 262 of the DGCL with respect to such Common Stock) will be converted into the right to receive the Merger Consideration, without interest.

After the Merger is completed, you will have the right to receive the Merger Consideration but you will no longer have any rights as a stockholder of MoneyGram. In the case of shares of our Common Stock represented by certificates, you will receive the Merger Consideration for your shares of Common Stock after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the Merger. In the case of shares of our Common Stock held in book-entry form, you will receive the Merger Consideration for your shares of Common Stock as promptly as practicable following the Merger without the requirement to deliver a stock certificate or, unless reasonably requested by the paying agent, a letter of transmittal.

The Common Stock is currently registered under the Exchange Act and is designated for trading on the Nasdaq under the symbol “MGI.” Following the Merger, the Common Stock will be delisted from the Nasdaq and will no longer be publicly traded, and the registration of our Common Stock under the Exchange Act will be terminated.

Please see the section entitled “The Merger Agreement” for additional and more detailed information regarding the Merger Agreement.

Background of the Merger

On a regular basis, we and our board of directors, together with our financial and legal advisors, review and evaluate strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives our board of directors has reviewed include refinancing our outstanding debt, strategic investments in other companies, new strategic initiatives and product offerings, remaining as a stand-alone entity, and a potential sale of MoneyGram.

In January 2017, MoneyGram entered into a definitive merger agreement (the “Ant Merger Agreement”) to be acquired by Alipay (UK) Limited (“Ant Financial”) at a price of $13.25 per share in cash, which agreement was subsequently amended in April 2017 to, among other things, increase the purchase price to $18.00 per share following an intervening offer by Euronet Worldwide, Inc. to acquire MoneyGram for $15.20 per share in cash.

In January 2018, MoneyGram and Ant Financial agreed to terminate the Ant Merger Agreement due to the expectation that the transaction would not receive approval from the Committee on Foreign Investment in the United States. In connection with such termination, Ant Financial paid MoneyGram a $30 million reverse termination fee as required under the Ant Merger Agreement.

On November 8, 2018, MoneyGram announced that it had agreed to extend its 2012 deferred prosecution agreement (the “DPA”) with the United States Department of Justice, Criminal Division, Money Laundering and Asset Recovery Section and the United States Attorney’s Office for the Middle District of Pennsylvania (collectively the “Department”) by 30 months and agreed to pay a $125 million fine due to alleged weaknesses in MoneyGram’s anti-money laundering program resulting in a breach of the DPA. MoneyGram paid $70 million of the fine in November 2018, with the remaining $55 million to be paid in May 2020. In the trading day following MoneyGram’s announcement of the DPA extension, MoneyGram’s stock price declined 49%, from $4.47 to $2.27.

In January 2019, at the direction of our board of directors, MoneyGram launched a strategic review process, with the assistance of its financial advisor, BofA Securities, Inc., during which BofA Securities broadly solicited potential purchasers of MoneyGram in an effort to enable our board of directors to determine whether a transaction may be available that would be in the best interests of MoneyGram stockholders. During the process, BofA Securities, on behalf of MoneyGram, contacted 22 potential buyers, consisting of 6 potential strategic buyers and 16 potential financial buyers, including MDP and several other parties contacted during the 2021 sale process, as described below. Of the 22 contacted parties, only one party, a private equity firm, referred to as Party A, submitted a non-binding acquisition proposal, which provided for a purchase price of $2.75 to $3.25 per share, while MoneyGram’s stock price was $2.53 per share on February 27, 2019, the date the proposal was received. After discussion among our board of directors and its financial and legal advisors, our board of directors instructed BofA Securities to tell the potential buyer that a proposal of $2.75 to $3.25 was not compelling at such time. Discussions with the potential buyer then ceased.

During the spring of 2019, MoneyGram contacted various potential lenders regarding a refinancing of MoneyGram’s debt.

Also in the spring of 2019, MoneyGram engaged in preliminary merger and financing discussions with a consortium of domestic and foreign investors, referred to as the Consortium, introduced to MoneyGram by a representative of Thomas H. Lee Partners, L.P. (“THL”), MoneyGram’s largest stockholder at the time.

On April 19, 2019, MoneyGram received a preliminary non-binding proposal from a strategic competitor, referred to as Party B, to acquire MoneyGram for $5.00 per share, a 106% premium to MoneyGram’s closing stock price of $2.43 on April 18, 2019. Party B’s proposal also included a conditional offer to provide a partial refinancing of MoneyGram’s debt in the form of second lien notes. However, discussions between MoneyGram and Party B ceased in April 2019 as MoneyGram began to move forward with its refinancing process.

On May 3, 2019, the Consortium sent MoneyGram a draft non-binding term sheet providing for an acquisition of MoneyGram for $4.25 per share, a 35% premium to MoneyGram’s closing stock price of $3.14 on May 2, 2019. However, discussions between MoneyGram and the Consortium ceased as MoneyGram began to finalize its refinancing process.

In June 2019, MoneyGram successfully refinanced its debt and entered into a new three-year revolving credit facility, a four-year first lien term loan facility and a five-year second lien term loan facility. In connection with the refinancing, MoneyGram issued warrants to the second lien lenders exercisable at $0.01 per share for an aggregate of 5,423,470 shares of MoneyGram Common Stock (or approximately 7% of MoneyGram’s then fully diluted outstanding Common Stock). Also in June 2019, MoneyGram entered into an agreement with Ripple Labs Inc. (“Ripple”) pursuant to which Ripple committed to purchase up to $50 million of shares of MoneyGram Common Stock and warrants at a price of $4.10 per share (or per share underlying each warrant). Ripple purchased $30 million of such shares of Common Stock and warrants in June 2019 and the remaining $20 million in November 2019.

In the summer of 2019, following the completion of MoneyGram’s refinancing, MoneyGram reengaged in preliminary merger discussions with Party B and the Consortium.

On August 9, 2019, MoneyGram received a non-binding proposal letter from the Consortium to acquire MoneyGram for $4.25 per share, a 38% premium to MoneyGram’s closing stock price of $3.08 on August 8, 2019. However, discussions with the Consortium ended in September 2019 primarily due to regulatory concerns and valuation issues.

In the fall of 2019, discussions with Party B ceased primarily due to regulatory concerns and valuation issues.

In November 2019, funds affiliated with THL, which collectively held over 30% of MoneyGram’s Common Stock on an as-converted basis at the time, distributed substantially all of their shares of MoneyGram Common Stock to certain THL limited partners and to the general partner and affiliated entities of THL, resulting in MoneyGram no longer being treated as a “controlled company” under Nasdaq rules.

On February 25, 2020, MoneyGram and the Department agreed to extend the due date for the remaining $55 million payment under the DPA to November 8, 2020.

In February and March 2020, in connection with the onset of the COVID-19 pandemic, MoneyGram’s stock price declined along with most of the rest of the U.S. equity markets, reaching a multi-year low closing price of $1.18 per share on April 1, 2020.

On April 9, 2020, MoneyGram received an unsolicited non-binding proposal from Party B to acquire MoneyGram for $3.00 per share, a 108% premium to MoneyGram’s closing stock price of $1.44 on April 9, 2020.

During the spring and summer of 2020, MoneyGram and Party B reengaged in discussions to further analyze the regulatory risks of a combination of the two companies. However, discussions ultimately ceased in the summer of 2020 due to the view of both MoneyGram and Party B that a merger between the two parties was unlikely to be approved by regulatory authorities.

On July 24, 2020, MoneyGram and the Department agreed to further extend the due date for the remaining $55 million payment under the DPA to May 9, 2021.

On July 28, 2020, our board of directors adopted a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”), which placed certain restrictions on stockholders acquiring more than 5% of MoneyGram’s Common Stock in order to prevent an inadvertent “ownership change” as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended, in order to preserve certain net operating loss and tax credit carryforwards.

In August and September 2020, affiliates of The Goldman Sachs Group, Inc. (“GS”), which collectively held one of the largest positions of MoneyGram Common Stock at the time with an over 10% as-converted ownership percentage, sold their position in MoneyGram, further decreasing the concentration of MoneyGram’s stockholder base.

On March 17, 2021, MoneyGram received a non-binding proposal to acquire MoneyGram for $9.50 per share from a private equity firm, referred to as Party C, a 33% premium to MoneyGram’s closing stock price of $7.16 on March 16, 2021.

On March 24, 2021, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, outside counsel to MoneyGram, to discuss Party C’s non-binding proposal. Following discussion, our board of directors determined that prior to engaging further with Party C, MoneyGram would attend to certain near-term commercial matters, including the expected termination of the DPA and MoneyGram’s planned debt refinancing to take advantage of historically low interest rates and to lessen MoneyGram’s interest expense burden. MoneyGram so advised Party C that it intended to attend to such other matters. Also during this meeting, representatives of V&E provided our board of directors with an overview of the directors’ fiduciary duties and general process and procedural considerations in the context of receiving an acquisition proposal.

In May 2021, MoneyGram made the final $55 million payment under the DPA.

On May 21, 2021, a representative of a private equity firm, referred to as Party D, contacted Mr. Holmes to request a meeting.

On May 24, 2021, Mr. Holmes and other members of management met with the representative of Party D via videoconference. During this meeting, the representative of Party D stated that Party D was interested in a potential transaction with MoneyGram and requested that the parties sign a confidentiality agreement to facilitate further discussions.

On May 26, 2021, MoneyGram and Party D entered into a confidentiality agreement, which contained a customary standstill restriction but did not preclude Party D from submitting a private proposal to our board of directors at any time. Following the execution of the confidentiality agreement, Party D was given access to an online data room hosted by MoneyGram. Party D also engaged in a series of preliminary discussions with representatives of MoneyGram between May 26 and June 24, 2021, after which discussions between the parties ceased prior to Party D giving any indication of a valuation of MoneyGram.

Also in May 2021, MoneyGram’s stock price exceeded the price proposed in Party C’s non-binding proposal submitted on March 17, 2021 and no further discussions were held between the parties.

On June 3, 2021, our board of directors terminated the Tax Benefits Preservation Plan.

On June 10, 2021, the charges filed by the Department under the DPA were dismissed and the DPA was officially terminated.

In connection with considering the range of outcomes relative to refinancing its long-term debt and reducing its cost of capital, based on the recommendation of BofA Securities and our management, our board of directors determined that MoneyGram should first raise new equity to partially reduce its outstanding debt and leverage ratios. On June 18, 2021, MoneyGram completed an at-the-market equity offering, raising $99.8 million in gross proceeds through the sale of approximately 10.4 million shares of MoneyGram Common Stock at an average price of $9.56 per share, the proceeds of which were primarily used to prepay a portion of MoneyGram’s second lien debt.

On July 15, 2021, the Financial Times (the “Financial Times”) published an article reporting a rumor that a private equity firm was considering an offer to acquire MoneyGram. However, MoneyGram did not receive an acquisition proposal during this period.

On July 21, 2021, MoneyGram announced a successful refinancing of its debt through the closing of a private offering of $415 million of senior secured notes and a $400 million senior secured term loan, the proceeds of which were used to prepay the full remaining amount of MoneyGram’s first and second lien debt. Following the publication of the Financial Times article and the announcement of MoneyGram’s successful refinancing, MoneyGram’s stock price closed at a new multi-year high of $12.04 on July 22, 2021.

In the Fall of 2021, a representative of a private equity firm, referred to as Party E, contacted a representative of BofA Securities regarding Party E’s potential interest in engaging in transaction discussions with MoneyGram.

On October 19, 2021, Vahe A. Dombalagian, a managing director at MDP, contacted a representative of BofA Securities to request an introduction to Mr. Holmes to discuss MDP’s potential interest in a transaction with MoneyGram.

On October 20, 2021, MoneyGram and MDP entered into a confidentiality agreement, which contained a customary standstill restriction but did not preclude MDP from submitting a private proposal to our board of directors at any time. Following the execution of the confidentiality agreement, MDP was given access to the online data room hosted by MoneyGram and engaged in due diligence discussions with representatives of MoneyGram.

On November 5, 2021, members of MoneyGram management met with Mr. Dombalagian and other representatives of MDP at MoneyGram’s headquarters in Dallas, Texas, during which MDP discussed its potential interest in pursuing an acquisition of MoneyGram. MDP representatives gave no indication of valuation during these discussions.

Later on November 5, 2021, our board of directors held a special meeting, attended by members of management and a representative of BofA Securities, to discuss, among other things, the recent discussions with MDP. During this meeting, Mr. Holmes explained to our board of directors that discussions with MDP were preliminary and that MDP had not provided an indication of value or indicated whether it would submit an acquisition proposal. Mr. Holmes also explained that a representative of Party E had contacted BofA Securities regarding a potential transaction with MoneyGram but such discussions had not advanced past a preliminary stage. Mr. Holmes further noted that MoneyGram had previously engaged in separate conversations regarding an acquisition of MoneyGram with each of MDP and Party E during the 2019 sale process, but the discussions did not advance past a preliminary stage at such time.

Between November 5 and 16, 2021, MoneyGram engaged in continued preliminary discussions with MDP.

On November 11, 2021, a representative of a MoneyGram institutional stockholder introduced Mr. Holmes to a representative of a private equity firm, referred to as Party F.

On November 16, 2021, Mr. Dombalagian called Mr. Holmes to notify him that MDP intended to submit a non-binding proposal to acquire MoneyGram.

On November 17, 2021, Mr. Dombalagian emailed Mr. Holmes a non-binding proposal to acquire MoneyGram for $10.00 per share, a 60% premium to MoneyGram’s closing stock price of $6.25 on November 16, 2021, which included a request for a 30-day exclusive negotiating period between MoneyGram and MDP.

On November 19, 2021, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss MDP’s proposal. During the meeting, our board of directors instructed management to remain engaged with MDP but not to grant MDP exclusivity. Our board of directors also instructed BofA Securities to contact additional potential buyers to determine whether a transaction may be available that would be in the best interests of MoneyGram stockholders. Also during this meeting, representatives of V&E provided our board of directors with an overview of the directors’ fiduciary duties and general process and procedural considerations in the context of receiving an acquisition proposal.

Also on November 19, 2021, members of MoneyGram management met with representatives of Party F to engage in a high-level discussion of MoneyGram’s business.

In late November 2021, following the direction given by our board of directors at the board meeting on November 19, 2021, BofA Securities began contacting potentially interested buyers. During the course of November and December 2021, BofA Securities contacted 33 parties (including MDP, Party C, Party D, Party E,

Party F and a private equity firm, referred to as Party G), consisting of 20 financial parties and 13 strategic parties. Of the 33 contacted parties, 17 parties (including 13 financial parties and 4 strategic parties) entered into confidentiality agreements with MoneyGram and 15 parties (including 11 financial parties and 4 strategic parties) engaged in management presentations or discussions with MoneyGram regarding a potential transaction. The confidentiality agreements between MoneyGram and each interested party described below included a customary standstill provision, but none of them precluded an interested party from making a private proposal to our board of directors at any time. BofA Securities, at the direction of our board of directors, did not contact certain strategic parties, including Party B, due to competitive and regulatory concerns.

On December 2, 2021, a representative of Party D, who had previously been contacted by representatives of BofA Securities, contacted Mr. Holmes to express an interest in commencing potential acquisition discussions. Later that day, MoneyGram and Party D entered into a new confidentiality agreement, which was substantially similar to the confidentiality agreement entered into between the parties on May 26, 2021, including with respect to its standstill provision.

On December 7, 2021, members of MoneyGram management and representatives of BofA Securities met with Mr. Dombalagian and other representatives of MDP at MoneyGram’s headquarters in Dallas, Texas. During this meeting, the parties discussed MoneyGram’s business performance, background, and other related matters.

On December 8, 2021, our board of directors held a regular meeting, a portion of which was attended by members of management and representatives of BofA Securities and V&E to discuss the outreach to potential buyers by BofA Securities. During this portion of the meeting, representatives of V&E reviewed with the members of our board of directors their fiduciary duties in connection with evaluating a potential strategic transaction and responding to any formal proposals that our board of directors may receive with respect to a sale of MoneyGram or other strategic transaction.

On December 9, 2021, Party F notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

Between December 10 and 14, 2021, at the direction of our board of directors, BofA Securities sent letters to the 10 parties that appeared most interested in pursuing an acquisition of MoneyGram, including MDP, Party C, Party D and Party E, requesting the submission of non-binding proposals to acquire MoneyGram by December 21, 2021.

On December 13, 2021, MoneyGram entered into a confidentiality agreement with a domestic strategic party, referred to as Party H, who was a member of the Consortium that engaged in preliminary merger discussions with MoneyGram in 2019. The confidentiality agreement contained a customary standstill restriction but did not preclude Party H from submitting a private proposal to our board of directors at any time. Party H indicated that it would likely not be in a position to acquire all of MoneyGram but that it may desire to act as a co-bidder with another potential buyer. Accordingly, the confidentiality agreement allowed Party H to act as a co-bidder with certain parties or with MoneyGram’s consent.

On December 15, 2021, Reuters reported that MDP had submitted a proposal to acquire MoneyGram. That same day, following the release of this story, MoneyGram’s stock price closed up 8.2% from the prior day’s close. From December 14, 2021, the trading day prior to publication of the Reuters story, through February 11, 2022, the trading day prior to the signing of the merger agreement with MDP, MoneyGram’s stock price significantly outperformed the stock prices of certain key competitors and the broader market generally, rising 17.4% during such period whereas the S&P 500 index declined by 4.6%.

Also on December 15, 2021, representatives of MDP orally communicated to MoneyGram a willingness to increase MDP’s proposed price to $10.50 per share, an increase from the $10.00 per share set forth in MDP’s proposal letter submitted on November 17, 2021.

Further on December 15, 2021, Party A contacted representatives of BofA Securities to express an interest in engaging in transaction discussions with MoneyGram, citing the Reuters article published earlier that day.

On December 16, 2021, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss MDP’s willingness to increase its proposed price and the status of discussions with other potential buyers. During this meeting, our board of directors expressed support for continuing discussions with interested parties to determine whether a transaction may be available that would be in the best interests of MoneyGram stockholders.

On December 20, 2021, at the direction of our board of directors, BofA Securities sent a letter to Party A, requesting the submission of a non-binding proposal to acquire MoneyGram by December 21, 2021.

On December 21, 2021, MoneyGram received two additional non-binding proposals: one from Party D at a price of $10.00 to $11.00 per share and another from Party G at a price of $9.75 to $10.25 per share. On that same day, a representative of a private equity firm, referred to as Party I, contacted a representative of BofA Securities regarding Party I’s potential interest in engaging in transaction discussions with MoneyGram, citing the Reuters article published on December 15, 2021.

Also on December 21, 2021, Party E notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

On December 22, 2021, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss the proposals received from MDP, Party D and Party G and the status of other potentially interested buyers. During this meeting, our board of directors instructed management and BofA Securities to continue to engage with all remaining interested buyers in an effort to identify the best potential transaction that could be obtained for MoneyGram’s stockholders.

Also on December 22, 2021, Party C notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

On December 23, 2021, MoneyGram received a non-binding proposal from Party A at a price of $8.75 to $10.75 per share.

On December 30, 2021, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss the status of discussions with the remaining interested parties. During this meeting, representatives of BofA Securities presented to our board of directors preliminary financial analyses related to the valuation of MoneyGram, which materials utilized financial projections prepared by MoneyGram management.

On January 3, 2022, MoneyGram posted a draft form merger agreement for MDP, Party A and Party D and Party G to the online data room hosted by MoneyGram. The draft merger agreement included, among other things, (i) a 30-day post-signing period during which MoneyGram could continue to actively solicit acquisition proposals from other parties and terminate the merger agreement for a lower termination fee (the “Go-Shop Provision”) and (ii) a reverse termination fee payable by buyer in the event the transaction did not close due to the failure to receive certain money transmitter license change of control approvals, regardless of whether such failure was the fault of buyer (the “MTL Approval Reverse Termination Fee”).

In late December 2021 and early January 2022, representatives of MoneyGram and BofA Securities continued to engage in discussions with interested buyers, including two strategic parties who had previously executed confidentiality agreements during the process, referred to as Party J and Party K.

On January 7, 2022, Party G notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

By January 9, 2022, all parties contacted by BofA Securities since the beginning of the process, other than MDP and Parties A, D, H, I, J and K, had declined to pursue an acquisition of MoneyGram. Parties H, I, J and K, however, had not submitted an acquisition proposal.

Also on January 10, 2022, at the direction of our board of directors, BofA Securities sent letters to MDP, Party A and Party D requesting definitive acquisition proposals from such parties by January 24, 2022.

On January 12, 2022, Party I notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

On January 13, 2022, at the direction of our board of directors, BofA Securities sent a letter to Party K requesting an initial indication of interest by January 19, 2022. Party J was not sent a letter because it did not appear interested in further pursuing an acquisition of MoneyGram at the time.

On January 14, 2022, MDP sent an updated proposal letter, increasing its proposed price to $10.50 per share, confirming its oral indication from December 15, 2021. The proposal letter stated that MDP’s proposal would expire on January 25, 2022 unless MoneyGram granted MDP exclusivity on or prior to such date. MDP’s proposal letter also indicated that MDP expected to finish its diligence during the week of January 17, 2022. MDP also submitted a markup of the merger agreement, as well as initial drafts of equity and debt commitment letters and a draft limited guarantee. MDP’s merger agreement markup, among other things, (i) removed the Go-Shop Provision, (ii) removed the MTL Approval Reverse Termination Fee, (iii) included a reimbursement by MoneyGram of up to $10 million of MDP’s expenses if the merger agreement was terminated due to the failure to obtain MoneyGram stockholder approval (the “Expense Fee”), (iv) included a broad definition of “burdensome condition,” which set limitations on the actions buyer would be required to take under the merger agreement to obtain regulatory approvals, including money transmitter license approvals and (v) proposed a MoneyGram termination fee in the amount of 3.50% of MoneyGram’s equity value as of the signing of a merger agreement, which would be payable in the event MoneyGram entered into an agreement with another buyer, our board of directors changed its recommendation or in certain other circumstances.

Also on January 14, 2022, Party D contacted BofA Securities to seek permission from MoneyGram to make a co-bid with Party H. Later that day, MoneyGram granted its consent for Party D making a co-bid with Party H.

On January 18, 2022, Party J notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

On January 20, 2022, Party K notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

On January 24, 2022, Party A notified representatives of BofA Securities that it would not further pursue an acquisition of MoneyGram.

Also on January 24, 2022, Latham & Watkins, outside counsel for MDP, on behalf of MDP, sent V&E an updated markup of the merger agreement reflecting certain changes from MDP’s markup submitted on January 14, 2022, including a proposed buyer termination fee amount of 5.0% of MoneyGram’s equity value as of the signing of a merger agreement. During this time, MDP continued to indicate its desire to sign a definitive merger agreement as soon as possible, noting that its diligence was complete. MDP also communicated orally that it might be willing to increase its proposed price from $10.50 per share but did not specify an exact price.

On the morning of January 25, 2022, Reuters reported that MDP and two other private equity firms had submitted competing offers to acquire MoneyGram.

In the afternoon of January 25, 2022, Parties D and H submitted a joint non-binding proposal letter to acquire MoneyGram for $11.00 per share. Under the proposal, Party D was to be the primary bidder with Party H providing a certain amount of equity financing for the acquisition. Along with the proposal, Party D indicated that it would need at least four more weeks of diligence before it could be in a position to sign a merger agreement and that the proposal could be revised or withdrawn based on the outcome of such diligence. Parties D and H also submitted a markup of the merger agreement, as well as initial drafts of equity and debt commitment letters and draft limited guarantees. The merger agreement markup, among other things, (i) removed the Go-Shop Provision, (ii) removed the MTL Approval Reverse Termination Fee, (iii) included a buyer reverse termination fee in the amount of 5.0% of MoneyGram’s equity value as of the signing of a merger agreement and (iv) broadened the “burdensome condition” definition from MoneyGram’s draft merger agreement.

Later in the afternoon of January 25, 2022, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss the proposals received from MDP and Parties D and H. During this meeting, our board of directors expressed disappointment that Party D would need at least four more weeks of diligence before signing a merger agreement and the fact that the proposal by Parties D and H could be revised or withdrawn based on the outcome of such diligence, noting that this gave MoneyGram little certainty that such parties would ultimately transact at a price of $11.00 per share or otherwise. Observing that MDP’s latest proposal expired on the day of the meeting, our board of directors instructed BofA Securities to ask MDP for more time to evaluate MDP’s proposal and to ask Party D to expedite its timeline to signing a merger agreement. Also at this meeting, representatives of BofA Securities presented to our board of directors an updated version of its preliminary financial analyses related to the valuation of MoneyGram, which analyses utilized the financial projections prepared by MoneyGram management and more fully described under “The Merger—Unaudited Financial Projections of MoneyGram.”

During the next several days, representatives of MoneyGram and BofA Securities continued to engage in discussions with MDP and Parties D and H.

On January 26, 2022, MoneyGram and MDP and their respective advisors held several video conferences during which the parties discussed the material terms in MDP’s proposed draft of the merger agreement. During these discussions, MDP indicated a willingness to accept a Go-Shop Provision with a “two-tiered” MoneyGram termination fee with a 50% lower termination fee payable if the merger agreement were terminated by MoneyGram to accept an offer received during the “go-shop” period, so long as the termination fee for a termination to accept an offer received during the “go-shop” period from certain types of parties that had expressed interest prior to signing was only slightly lower than MoneyGram’s regular post-“go-shop” period termination fee.

On January 28, 2022, V&E, on behalf of MoneyGram, sent a revised draft of the merger agreement to Latham & Watkins, along with revised drafts of the equity commitment letter and limited guarantee. The draft merger agreement, among other things, (i) reinserted the Go-Shop Provision, (ii) reinserted the MTL Approval Reverse Termination Fee, (iii) removed the Expense Fee, (iv) included a buyer termination fee amount of 7.50% of MoneyGram’s equity value as of the signing of the merger agreement, (v) included a MoneyGram termination fee amount of 3.00% of MoneyGram’s equity value as of the signing of a merger agreement, except for a termination in accordance with the Go-Shop Provision, in which case the termination fee amount would equal 1.50% of MoneyGram’s equity value as of signing or, in the case of a termination for a transaction with certain types of parties that had expressed interest prior to signing, 2.75% of MoneyGram’s equity value as of signing, and (vi) generally reinserted the “burdensome condition” definition from MoneyGram’s initial draft.

On the morning of January 29, 2022, Mr. Dombalagian contacted Mr. Holmes and representatives of BofA Securities to communicate MDP’s disappointment in the merger agreement markup, particularly with respect to the reinsertion of the MTL Approval Reverse Termination Fee and the narrowing of the “burdensome condition” definition.

On the evening of January 29, 2022, V&E, on behalf of MoneyGram, following a discussion with representatives of MoneyGram, BofA Securities and Paul Hastings, financial services regulatory counsel to MoneyGram, earlier that afternoon, sent an updated markup of the merger agreement to Latham & Watkins, reflecting minor broadening of the “burdensome condition” definition.

On the morning of January 30, 2022, representatives of MoneyGram, MDP, V&E, Latham & Watkins and Paul Hastings had a phone call to discuss certain outstanding items in the merger agreement. During this call, MDP indicated a willingness to (i) accept the reinsertion of the Go-Shop Provision, (ii) accept the reinsertion of the MTL Approval Reverse Termination Fee, but with a termination fee amount of $30 million, (iii) accept the removal of the Expense Fee, (iv) accept MoneyGram’s proposed amounts for the MoneyGram termination fee, including upon a termination in accordance with the Go-Shop Provision, and (v) propose certain compromises on the “burdensome condition” definition.

On the evening of January 30, 2022, V&E, on behalf of MoneyGram, sent a revised draft of the merger agreement, along with revised drafts of the equity commitment letters and limited guarantees, to counsel for Party D. The draft merger agreement, among other things, (i) reinserted the Go-Shop Provision, (ii) reinserted the MTL Approval Reverse Termination Fee, (iii) included a buyer termination fee amount of 7.50% of MoneyGram’s equity value as of the signing of the merger agreement and (iv) generally reinserted the “burdensome condition” definition from MoneyGram’s initial draft. Party D did not respond to the revised drafts.

On January 31, 2022, Mr. Dombalagian called Mr. Holmes to notify him that MDP would increase its proposal to $11.00 per share, subject to MoneyGram granting MDP seven days of exclusivity.

On February 1, 2022, Latham & Watkins, at the direction of MDP, sent a revised draft of the merger agreement to V&E, which, among other things, (i) generally accepted MoneyGram’s reinsertion of the Go-Shop Provision but excluded certain types of parties that had expressed interest prior to signing from the go-shop process entirely, (ii) accepted the MTL Approval Reverse Termination Fee, (iii) accepted the removal of the Expense Fee, (iv) proposed a buyer termination fee of 6.0% of MoneyGram’s equity value as of signing, other than in the case of an MTL Approval Reverse Termination Fee, in which case such fee would be $30 million, (v) accepted MoneyGram’s proposed amounts for the MoneyGram termination fee, including upon a termination in accordance with the Go-Shop Provision, and (vi) slightly broadened the scope of the “burdensome condition” definition.

On February 2, 2022, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss the status of discussions with MDP and Parties D and H. During this meeting, members of management and BofA Securities communicated to our board of directors that based on discussions with Party D the previous day, Party D was still not willing to expedite its timeline to signing a definitive agreement and there was substantial doubt that Party D would in fact make a definitive proposal at the end of that period. In light of such discussions and the fact that MDP indicated a willingness to increase its proposal to $11.00 per share if granted exclusivity, our board of directors approved granting MDP seven days of exclusivity so long as MDP accepted a Go-Shop Provision that did not exclude certain types of parties that had expressed interest prior to signing from such process. In addition, BofA Securities reviewed with our board of directors its preliminary financial analyses related to the valuation of MoneyGram, which were substantially the same as the preliminary financial analyses reviewed at the meeting of our board of directors on January 25, 2022. Also during this meeting, our board of directors, with V&E, compared the legal terms currently proposed by both MDP and Parties D and H. Our board of directors expressed general support for the terms negotiated with MDP.

Following the meeting of our board of directors on February 2, 2022, Mr. Holmes called Mr. Dombalagian to notify him that MoneyGram was willing to grant MDP seven days of exclusivity so long as MDP accepted a Go-Shop Provision that did not exclude certain types of parties that had expressed interest prior to signing from such process. Mr. Dombalagian accepted this position.

On February 3, 2022, MoneyGram and MDP executed an exclusivity agreement, which provided that MoneyGram would negotiate exclusively with MDP until February 10, 2022.

From February 3 through February 10, 2022, MoneyGram and MDP engaged in continued discussions regarding a transaction, and V&E and Latham & Watkins exchanged several drafts of the merger agreement and related documents in an attempt to finalize acquisition terms.

On February 10, 2022, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E, to discuss the latest negotiations with MDP. During this meeting, members of management and BofA Securities communicated to our board of directors that discussions with MDP remained ongoing and that both MDP and MoneyGram continued to work towards finalizing transaction terms. Our board of directors approved extending exclusivity with MDP for an additional seven days. In addition, BofA Securities again reviewed with our board of directors its preliminary financial analyses related to the valuation of MoneyGram. Following the meeting, MoneyGram and MDP executed an exclusivity agreement extension, extending the exclusivity term to February 17, 2022.

From February 10 through February 14, 2022, MoneyGram and MDP and their respective advisors continued to work to finalize the terms of the transaction documents.

On February 14, 2022, our board of directors held a special meeting, attended by members of management and representatives of BofA Securities and V&E. During the meeting, our board of directors, with V&E, reviewed the final material terms of the proposed merger agreement and related documents, which are more fully described under “The Merger Agreement.” Also at this meeting, BofA Securities reviewed with our board of directors its financial analyses of the merger consideration, which were substantially the same as the financial analyses reviewed at the meeting of our board of directors on February 10, 2022, and delivered to our board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 14, 2022, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our Common Stock was fair, from a financial point of view, to such holders. The full text of the written opinion of BofA Securities is attached to this proxy statement as Annex B and is incorporated by reference in this proxy statement in its entirety. See also “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” Following the presentations and discussion, the members of our board of directors present at the meeting unanimously approved and adopted the merger agreement and the merger, and unanimously resolved to recommend that MoneyGram stockholders vote to approve the merger. In connection with this board meeting, BofA Securities furnished a customary relationship disclosure memorandum to our board of directors.

On February 15, 2022, prior to the opening of trading of our Common Stock on the Nasdaq, the parties executed the merger agreement and issued a joint press release announcing the transaction.

On February 17, 2022, in accordance with the Go-Shop Provision in the merger agreement, BofA Securities, on behalf of MoneyGram, began contacting parties to gauge interest in whether any other buyer would be willing to acquire MoneyGram at a higher price than MDP. BofA Securities ultimately contacted 39 new parties, including 21 financial parties and 18 strategic parties, and 4 parties that had previously been contacted by BofA Securities in December 2021, including 3 financial parties and 1 strategic party. Of such contacted parties, two strategic parties and one private equity firm executed a confidentiality agreement, which included a customary standstill provision but did not preclude such party from making a private proposal to our board of directors at any time, and all other parties declined to pursue discussions with MoneyGram. MoneyGram granted access to an online data room to the three parties that executed confidentiality agreements. However, none of the three parties submitted an acquisition proposal.

On March 16, 2022, at 11:59 p.m. Central Time, the 30-day go-shop period ended without any party submitting a proposal to acquire MoneyGram.

Reasons for the Merger and the Recommendation of Our Board of Directors

At a meeting of our board of directors held on February 14, 2022, our board of directors approved and adopted the Merger Agreement and the Merger. Our board of directors unanimously recommends that the stockholders of MoneyGram vote “for” the approval and adoption of the Merger Agreement and the Merger.

In the course of reaching its decision, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the following (which factors are not necessarily presented in order of relative importance), each of which our board of directors believed supported its determination and recommendation:

•

Merger Consideration. Our board of directors considered that the $11.00 per share in cash to be paid as Merger Consideration provides stockholders with the best value reasonably obtainable for their shares of MoneyGram Common Stock. Specifically, our board of directors considered:

o

the fact that the $11.00 per share in cash to be paid as Merger Consideration represented a premium of approximately (i) 50% to $7.34, the closing price of our Common Stock on December 14, 2021, the last trading day prior to media speculation regarding a possible transaction, (ii) 28% to $8.62, the closing price on February 11, 2022, the last trading day prior to the approval by our board of directors of the Merger, and (iii) 56% to the volume-weighted average trading price of $7.04 for the 90-day period ended December 14, 2021, the last trading day prior to media speculation regarding a possible transaction;

o

the belief of our board of directors that the $11.00 per share in cash to be paid as Merger Consideration was the highest price per share that MDP was willing to agree to pay, particularly in light of the fact that MDP had twice increased its proposed price in the course of its negotiations with MoneyGram (as more fully described in “The Merger—Background of the Merger”), and the view of our board of directors as to the likelihood that any third party would be willing to pay more to acquire MoneyGram on the same or substantially similar terms; and

o

the fact that the Merger Consideration would be paid solely in cash, without a financing contingency, which, compared to non-cash consideration, provides certainty and immediate liquidity and value to our stockholders and does not expose them to any future risks related to the business or the financial markets generally, in each case upon and assuming closing of the Merger.

•

Best Alternative for Maximizing Stockholder Value After a Thorough Sale Process. Our board of directors considered its assessment as to the possibility that a third party with sufficient financial means would agree to a transaction at a higher price than MDP on similar or more favorable terms, given the fact that the Merger is the result of an extensive sale process conducted by BofA Securities, during which BofA Securities contacted 13 potential strategic acquirers and 20 financial acquirers (including MDP) concerning their interest in an acquisition of MoneyGram and of these only MDP and three other parties made a proposal and only MDP submitted a final bid. In addition, while the sale and extensive due diligence process was conducted privately, several media stories were published regarding MDP’s proposals to acquire MoneyGram, making it more likely, in the view of our board of directors, that potential acquirers with serious interest in acquiring MoneyGram who had not been contacted by BofA Securities would still be aware of the potential for a sale and would have approached MoneyGram. In addition to the thorough sales process we conducted prior to signing the Merger Agreement, our board of directors also considered the additional opportunities potential acquirers would have to participate in a go-shop process following signing, more fully described under “—Merger Agreement” below. MoneyGram’s sale process is more fully described in “The Merger—Background of the Merger.”

•	Risks associated with continued independence. Our board of directors considered the risks associated with continued independence, including:

o

risks associated with operating in a highly competitive industry, including that some of our competitors have larger market share, more established customer bases and substantially greater financial, marketing and other resources than we have, and the risks that other third parties with more resources, including certain of MoneyGram’s agents, may enter the marketplace in the future;

o	risks associated with operating in a rapidly changing competitive landscape in the payments industry, which includes competing disruptive digital technologies;

o

risks associated with operating in a highly regulated industry, including with respect to laws and regulations intended to prevent consumer fraud, money laundering and terrorism financing, the high ongoing compliance costs associated with operating in such industry, and the possibility of litigation or investigations involving us or our agents;

o	risks associated with our reliance on key agents and markets;

o	risks associated with our indebtedness, including our debt service obligations, debt covenant requirements and our below “investment grade” credit ratings;

o	risks associated with the uncertainties relating to inflation on MoneyGram’s business, cost structure and operations and other factors affecting global economic activity;

o	risks associated with any potential outbreak, continuation or escalation of war or hostilities (including the potential conflict in Ukraine);

o	risks associated with ongoing efforts and uncertainty relating to COVID-19; and

o	other risks and uncertainties discussed in MoneyGram’s public filings with the SEC.

•

MoneyGram’s current condition and future prospects. Our board of directors considered information with respect to our financial condition, results of operations, business, competitive position and business strategy on a historical and prospective basis, as well as current industry, economic and market conditions and trends. Our board of directors also considered the potential future value of MoneyGram, together with the risks associated with continued independence discussed above, as compared to the value of the Merger Consideration.

•

Opinion of MoneyGram’s Financial Advisor. Our board of directors considered the opinion provided by BofA Securities, dated February 14, 2022, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of our Common Stock, as more fully described in the subsection entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” The full text of the opinion is attached as Annex B to this proxy statement.

•

Characteristics of MDP. Our board of directors considered the business reputation and capabilities of MDP and its management, MDP’s experience executing acquisitions, the resources available to MDP to complete the Merger and the strong commercial incentives and motivations of MDP to timely obtain all necessary regulatory approvals and complete the Merger.

•

Financing. Our board of directors considered the terms of the committed debt financing obtained by Merger Sub from major commercial banks with significant experience in similar lending transactions and strong reputations for honoring their commitments and the terms of the committed equity financing provided by affiliated funds of MDP, including the nature and limited number of the conditions to the debt financing and equity financing, the obligation of Parent and Merger Sub to use their reasonable best efforts to satisfy the conditions to the equity financing and debt financing and the fact that the committed equity financing is in an amount that, together with the committed debt financing, would be sufficient to consummate the Merger and the transactions contemplated by the Merger Agreement.

•

Likelihood of consummation. Our board of directors considered the likelihood that the Merger would be completed in light of, among other things, the conditions to the Merger and the absence of a financing condition, the absence of any condition related to the receipt of third party commercial consents or approvals, the relative likelihood of obtaining required regulatory approvals prior to the end date (after giving effect to any extension thereof already provided for in the Merger Agreement), Parent’s representations and warranties relating to the equity commitment letter, the debt commitment letter and Parent’s solvency, and the remedies available to us under the Merger Agreement in the event of various breaches by Parent, including the Limited Guarantee discussed below. Our board of directors also considered its belief that Parent should, in particular, be incentivized to take considerable efforts to obtain necessary approvals from money transmitter license regulators in light of the $30 million reverse termination fee payable by Parent following the termination of the Merger Agreement in specified circumstances when the required money transfer approvals have not been obtained.

•

Negotiation Process. Our board of directors considered that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by MoneyGram, with the knowledge and at the direction of our board of directors and with the assistance of our legal and financial advisors.

•	Merger Agreement. Our board of directors considered the terms of the Merger Agreement, including:

o	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

o

Parent’s undertakings in furtherance of obtaining required regulatory approvals and the fact that the consummation of the Merger Agreement is (i) conditioned on obtaining only the required money transfer approvals (in addition to certain other approvals as more fully described in “The Merger Agreement—Conditions to Completion of the Merger), as more further described in “The Merger—Regulatory Matters,” and not all approvals related to money transmitter licenses and (ii) not conditioned on obtaining the consent of any third party under commercial agreements;

o

the end date (after giving effect to any extension thereof already provided for in the Merger Agreement) under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement and the belief of our board of directors that such end date allows for sufficient time to consummate the Merger;

o	the obligation of Parent under certain circumstances to pay us a termination fee of:

•

$65.5 million, in connection with any failure to consummate the Merger if the relevant conditions are satisfied and in certain circumstances following a breach by Parent or Merger Sub, as more fully described in “The Merger Agreement—Termination Fees and Expenses”; and

•	$30 million, in connection with the termination of the Merger Agreement in specified circumstances when the required money transmitter approvals have not been obtained;

o

the Guarantors’ obligation to guarantee Parent’s payment of any termination fee payable under the Merger Agreement, along with certain other obligations of Parent and Merger Sub under the Merger Agreement, and the fact that MoneyGram has no obligation to seek payment from Parent prior to seeking to recover from the Guarantors;

o

the right of MoneyGram and our board of directors to actively solicit offers with respect to acquisition proposals during a 30-day go-shop period and terminate the Merger Agreement to enter into an agreement with respect to a superior proposal during the go-shop period and for a period of 20 days thereafter, subject to Parent’s right to receive payment of a termination fee of (A) $16.4 million if the counterparty did not submit a bid or proposal or take certain other actions during the 180 days prior to execution of the Merger Agreement or (B) $30.0 million if the counterparty did submit a bid or proposal or take certain other actions during the 180 days prior to execution of the Merger Agreement;

o

the right of MoneyGram and our board of directors to entertain certain unsolicited acquisition proposals after the go-shop period and terminate the Merger Agreement prior to receipt of stockholder approval to enter into an agreement with respect to a superior proposal, subject to Parent’s right to receive payment of a termination fee of $32.8 million;

o

the belief of our board of directors that, although the no solicitation covenant, termination fee provisions and Parent’s right to match any superior proposal might have the effect of discouraging competing third-party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the termination fee was reasonable in the context of comparable transactions, particularly given the discussions with certain other potential bidders that we held in advance of the execution of the Merger Agreement, as more fully described in “The Merger—Background of the Merger”;

o

the right of our board of directors to change its recommendation prior to receipt of stockholder approval, subject to certain restrictions, in connection with a superior proposal or other circumstances in which our board of directors determines the failure to do so would be inconsistent with its fiduciary duties under applicable law; and

o

the right of MoneyGram, under certain circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause, and, pursuant to the equity commitment letters, to seek specific performance to directly cause, the equity financing sources to fund their contributions as contemplated by the Merger Agreement and the equity commitment letter.

•

Opportunity for MoneyGram Stockholders to Vote. Our board of directors considered the fact that the Merger would be subject to the approval of MoneyGram’s stockholders, and that MoneyGram’s stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at MoneyGram’s stockholder meeting.

•

Current economic and political conditions. Our board of directors considered the current state of the economy, debt financing markets, political climate and general uncertainty surrounding forecasted economic and political conditions, both in the near term and the long term, and both generally and within our industry, including the fact that valuation multiples in U.S. public equity markets are currently higher than historical trends.

In the course of reaching its decision, our board of directors also considered a number of potentially negative factors including, among others, the following:

•

Merger Consideration. Our board of directors considered the fact that the $11.00 per share in cash to be paid as Merger Consideration represents a discount of approximately 9% to the 52-week high of MoneyGram’s stock of $12.04 reached on July 22, 2021.

•	Risks associated with announcement and pendency of the Merger. Our board of directors considered the risks associated with the announcement and pendency of the Merger, including:

o

the risk that the restrictions on the conduct of MoneyGram’s business prior to the completion of the Merger imposed by the Merger Agreement may adversely affect MoneyGram’s business in the event the Merger is not completed (including by delaying or preventing MoneyGram from pursuing business opportunities that may arise or by precluding actions that would be advisable if MoneyGram were to remain an independent company);

o

the risk that the public announcement of the Merger may cause substantial harm to our revenues, operating results and share price, our relationships with our employees, agents, customers and partners and our ability to attract and retain key management and personnel;

o	the risk that the Merger may divert management and employee attention away from the day-to-day operation of our business; and

o

the risk that the time period between the signing of the Merger Agreement and the closing of the Merger will be significant due to the expected time necessary to obtain required regulatory approvals, which enhances the above risks.

•

Risks associated with a failure to consummate the Merger. Our board of directors considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied or will be satisfied prior to the end date (after giving effect to any extension thereof already provided for in the merger agreement), and, as a result, the possibility that the merger might not be completed.

•	Risks if the Merger is not consummated. Our board of directors considered the fact that, if the Merger is not completed:

o

we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and agent and customer relationships; and, we may not be compensated completely or at all for such costs through the payment of a termination fee;

o	depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our Common Stock will decline significantly; and

o	the market’s perception of our prospects could be adversely affected.

•	Regulatory risk. Our board of directors considered certain regulatory risks, including:

o

the risk that necessary regulatory approvals may be delayed, conditioned or denied, including the fact that no termination fee would be payable by Parent if certain regulatory approvals other than the required money transmitter approvals were not satisfied and Parent was not then in breach of its obligations under the Merger Agreement;

o

the fact that the standards for obtaining the required money transmitter approvals are not strictly quantitative standards and are instead subject to interpretation by the applicable regulatory bodies, which may not uniformly apply such standards, and that the debt and equity financing necessary to fund the purchase price and the ultimate composition of Parent’s capital structure could affect Parent’s ability to obtain the required money transmitter approvals; and

o	the fact that Parent’s obligations under the Merger Agreement to obtain regulatory approvals are limited in certain ways, as more further described under “The Merger—Regulatory Matters.”

•

Financing risk. Our board of directors considered the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if Parent fails to obtain sufficient financing (notwithstanding the terms of the debt commitments and equity commitments), the Merger may not be consummated and the termination fee of $65.5 million payable to us by Parent in such event may not be sufficient to compensate us for potential losses we may incur under such circumstances.

•	Merger Agreement. Our board of directors considered certain terms of the Merger Agreement, including:

o

the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending Merger;

o	provisions that preclude us from actively soliciting alternative proposals to the Merger outside of the go-shop period;

o	certain limitations on Parent’s undertakings in furtherance of obtaining required regulatory approvals, as more further described under “The Merger—Regulatory Matters”;

o

the requirement that, if the Merger Agreement is terminated under certain circumstances, including by MoneyGram to accept a superior proposal, MoneyGram would be obligated to pay a termination fee to Parent and the right of Parent to match any superior proposal, each of which might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals; and

o

provisions limiting Parent’s liability under certain conditions where the Merger does not close to the reverse termination fee of $30 million in connection with certain terminations arising from Parent’s failure to obtain the required money transmitter approvals or $65.5 million for other instances in which the reverse termination fee is payable.

•	Tax treatment. Our board of directors considered the fact that an all cash transaction would be taxable to MoneyGram’s stockholders that are U.S. holders for U.S. federal income tax purposes.

•

Participation in future gains. Our board of directors considered the fact that MoneyGram will no longer exist as an independent public company and MoneyGram’s stockholders will forgo any future increase in MoneyGram’s value that might result from our earnings or possible growth as an independent company.

•	Litigation risk. Our board of directors considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger.

•	Risk factors. Our board of directors considered other risks and uncertainties including those listed above in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, our board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MoneyGram and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by our board of directors in its consideration of the Merger, but is merely a summary of the material positive factors and material negative factors considered by our board of directors in that regard. In view of the complexity, number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, in considering the factors discussed above, individual members of our board of directors may have given different weights to different factors. Based on the totality of the information presented, including discussions with, and questioning of, MoneyGram’s management and its financial and legal advisors, our board of directors collectively reached the unanimous decision to approve and adopt the Merger Agreement and the Merger in light of the factors described above and other factors that the members of our board of directors felt were appropriate.

When you consider our board of directors’ recommendation, you should be aware that certain of MoneyGram’s directors may have interests in the Merger that may be different from, or in addition to, the interests of MoneyGram’s stockholders generally. These interests are described in the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

This explanation of MoneyGram’s reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration

MoneyGram has retained BofA Securities to act as MoneyGram’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MoneyGram selected BofA Securities to act as MoneyGram’s financial advisor in connection with the Merger on the basis of MoneyGram’s prior retention of BofA Securities in various investment banking matters, BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with MoneyGram and its business.

On February 14, 2022, BofA Securities delivered to our board of directors a written opinion dated February 14, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of our Common Stock was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion, dated February 14, 2022, to our board of directors, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by BofA Securities in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as our board of directors) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation as to how any stockholder should vote or act in connection with the proposed Merger or any other matter.

In connection with its opinion, BofA Securities, among other things:

•	reviewed certain publicly available business and financial information relating to MoneyGram;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with BofA Securities by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram, which are described in the section entitled “Unaudited Financial Projections of MoneyGram” and referred to in the proxy statement as the “MoneyGram Unaudited Financial Projections”;

•	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

•	reviewed the trading history for our Common Stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of MoneyGram with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•	reviewed a draft, dated February 14, 2022, of the Merger Agreement (which we refer to in this section of this proxy statement as the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities, and BofA Securities relied upon the assurances of the management of MoneyGram that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Unaudited Financial Projections, BofA Securities was advised by MoneyGram, and BofA Securities assumed, that they were reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram, nor did it make any physical inspection of the properties or assets of MoneyGram. BofA Securities did not evaluate the solvency or fair value of MoneyGram or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of MoneyGram, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the Merger. BofA Securities also assumed, at the direction of MoneyGram, that the final executed Merger Agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of our Common Stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. BofA Securities did not express any opinion with respect to, and relied, at the direction of MoneyGram, upon the assessments of representatives of MoneyGram regarding, legal, regulatory, accounting, tax and similar matters relating to MoneyGram or the Merger (including the contemplated benefits thereof), as to which BofA Securities understood that MoneyGram had obtained such advice as MoneyGram deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities. Except as described above, MoneyGram imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

The discussion set forth below in the section entitled “The Merger—MoneyGram Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to our board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

MoneyGram Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for MoneyGram and the following 12 selected publicly traded companies, which consisted of personal financial services companies, payment processors and financial technology (“processor and fintech”) companies and consumer finance companies.

Selected Personal Financial Services Publicly Traded Companies

•	The Western Union Company

•	H&R Block, Inc.

•	International Money Express, Inc.

Selected Processors and FinTech Publicly Traded Companies

•	Euronet Worldwide, Inc.

•	EVERTEC, Inc.

•	Everi Holdings Inc.

•	Green Dot Corporation

Other Selected Consumer Finance Publicly Traded Companies

•	Discover Financial Services

•	Synchrony Financial

•	Ally Financial Inc.

•	Santander Consumer USA Holdings Inc.

•	OneMain Holdings, Inc.

BofA Securities reviewed, among other things, enterprise values (“EVs”) of the selected publicly traded companies, calculated as their equity values based on their closing stock prices on February 11, 2022 and the number of their fully diluted shares outstanding using the treasury stock method, plus debt, preferred stock, minority interests, the after-tax value of pension and post-retirement liabilities and SERP liabilities, and less cash, short-term investments and long-term investments, as a multiple of calendar year 2022 and 2023 estimated adjusted earnings before interest, taxes, depreciations and amortization, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of intangibles, but burdened by amortization of signing bonus payments, as applicable (“Adjusted EBITDA (Burdened)”).

	Selected Publicly Traded Companies	Enterprise Value / Adjusted EBITDA (Burdened)
		2022E	2023E
Selected Personal Financial	The Western Union Company	8.3x	8.0x
Services Companies	H&R Block, Inc.	6.6x	6.5x
	International Money Express, Inc.	6.1x	5.3x
Selected Processors and	Euronet Worldwide, Inc.	13.2x	10.2x
FinTech Companies	EVERTEC, Inc.	11.3x	10.5x
	Everi Holdings Inc.	8.3x	7.7x
	Green Dot Corporation	7.1x	6.0x
Other Selected Consumer	Discover Financial Services	N/A	N/A
Finance Companies	Synchrony Financial	N/A	N/A
	Ally Financial Inc.	N/A	N/A
	Santander Consumer USA Holdings Inc.	N/A	N/A
	OneMain Holdings, Inc.	N/A	N/A
	Overall Mean	8.7	7.8
	Overall Median	8.3	7.7

The mean and median EV / calendar year 2022 estimated Adjusted EBITDA (Burdened) multiples observed for the selected personal financial services publicly traded companies were 7.0x and 6.6x, respectively. The mean and median EV / calendar year 2023 estimated Adjusted EBITDA (Burdened) multiples observed for the selected personal financial services publicly traded companies were 6.6x and 6.5x, respectively.

The mean and median EV / calendar year 2022 estimated Adjusted EBITDA (Burdened) multiples observed for the selected processor and fintech companies were 10.0x and 9.8x, respectively. The mean and median EV / calendar year 2023 estimated Adjusted EBITDA (Burdened) multiples observed for the selected processor and fintech companies were 8.6x and 8.9x, respectively.

The overall low to high calendar year 2022 and 2023 estimated Adjusted EBITDA (Burdened) multiples observed for all of the selected publicly traded companies were 6.1x to 13.2x (with a mean of 8.7x and a median of 8.3x) and 5.3x to 10.5x (with a mean of 7.8x and a median of 7.7x), respectively. Estimated financial data of the selected publicly traded companies were based on public filings and publicly available research analysts’ estimates.

Of the selected publicly traded companies, BofA Securities determined, based on its professional judgment and experience, that the market trading and valuation characteristics of the personal financial services publicly traded companies and the processor and fintech publicly traded companies were more similar to MoneyGram than the other selected publicly traded consumer finance companies and that the personal financial services publicly traded companies were more similar to MoneyGram in terms of other characteristics than the processor and fintech publicly traded companies. Accordingly, for purposes of its analysis, BofA Securities examined only the selected personal financial services companies and selected processors and fintech companies (and not the other selected consumer finance companies), affording greater weight to the personal financial services publicly traded companies, and also took into account the relative historical trading prices of the selected publicly traded companies relative to that of MoneyGram, among others. BofA Securities thus applied calendar year 2022 and 2023 EBITDA multiples of 6.0x to 8.0x and 5.5x to 7.5x, respectively, derived from the selected publicly traded companies, to MoneyGram’s calendar year 2022 and 2023 estimated Adjusted EBITDA (Burdened) of $189 million and $231 million, respectively, as set forth in the MoneyGram Unaudited Financial Projections, to calculate ranges of implied enterprise values for MoneyGram. Estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections.

BofA Securities then calculated implied equity value reference ranges per share of MoneyGram Common Stock by deducting estimated net debt of MoneyGram of $710 million as of December 31, 2021, as provided by MoneyGram’s management, from such enterprise values and dividing the result by the number of fully-diluted shares outstanding, calculated using the treasury stock method, based on information provided by MoneyGram’s management. In applying the calendar year 2022 and 2023 multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for MoneyGram, the historical trading prices of MoneyGram’s Common Stock and the common stocks of the selected publicly traded companies and the differences in the financial profiles of MoneyGram and the selected publicly traded companies.

This analysis indicated the following approximate implied per share of MoneyGram Common Stock equity value reference ranges for MoneyGram, as compared to the per share Merger Consideration:

2022E Adj. EBITDA	2023E Adj. EBITDA	Per Share Merger Consideration
$4.24 - $8.04	$5.67 - $10.33	$11.00

No company used in this analysis is identical to MoneyGram. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which MoneyGram was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following ten selected transactions involving companies in the payments processing and money remittance businesses:

Date Announced	Acquirer(s)	Target	TV / LTM Adj. EBITDA (Burdened)
January 25, 2021	NCR Corporation	Cardtronics plc	10.6
February 3, 2020	Worldline SA	Ingenico Group	13.8
February 28, 2019	ACI Worldwide, Inc.	SpeedPay, Inc.	8.0
April 9, 2018	Francisco Partners Management, L.P.	Verifone Systems, Inc.	12.3
October 3, 2016	Cardtronics plc	DirectCash Management Inc	8.8
July 25, 2016	Apollo Global Management, LLC	Outerwall Inc.	3.6
September 18, 2014	Green Dot Corporation	Santa Barbara Tax Products Group, LLC	5.2
January 30, 2013	ACI Worldwide, Inc.	Online Resources Corp.	7.3
January 14, 2013	Fiserv, Inc.	Open Solutions Inc.	8.5
February 12, 2008	Thomas H. Lee Partners, L.P. and The Goldman Sachs Group, Inc.	MoneyGram International, Inc.(1)	5.5

(1)

Represents recapitalization transaction of MoneyGram by funds affiliated with Thomas H. Lee Partners, L.P. and affiliates of The Goldman Sachs Group, Inc. for an approximately 79% equity stake through the issuance of preferred securities.

BofA Securities reviewed transaction values (“TVs”), calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s latest 12 months (“LTM”) Adjusted EBITDA (Burdened). The overall low to high TV / LTM Adjusted EBITDA (Burdened) multiples observed for the selected transactions were 3.6x to 13.8x (with a mean of 8.4x and a median of 8.3x). Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected precedent transactions, BofA Securities then applied a selected range of TV / LTM Adjusted EBITDA (Burdened) multiples of 7.5x to 10.5x to

MoneyGram’s calendar year 2021 estimated Adjusted EBITDA (Burdened) of $164 million as set forth in the MoneyGram Unaudited Financial Projections, to calculate ranges of implied enterprise values for MoneyGram. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections.

BofA Securities then calculated implied equity value reference ranges per share of MoneyGram Common Stock by deducting estimated net debt of MoneyGram of $710 million as of December 31, 2021, as provided by MoneyGram’s management, from such enterprise values and dividing the result by the number of fully-diluted shares outstanding, calculated using the treasury stock method, based on information provided by MoneyGram’s management.

This analysis indicated the following approximate implied per share equity value reference ranges for MoneyGram, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for MoneyGram Based on:	Merger Consideration
LTM 2021E Adj. EBITDA (Burdened)
$5.23 - $10.18	$11.00

No company, business or transaction used in this analysis is identical to MoneyGram or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which MoneyGram and the Merger were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of MoneyGram to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MoneyGram was forecasted to generate during MoneyGram’s fiscal year 2022 through fiscal year 2026 based on the MoneyGram Unaudited Financial Projections. BofA Securities calculated terminal values for MoneyGram by applying terminal multiples ranging from 6.0x to 8.0x, based on the historical trading range for the MoneyGram stock as a multiple of the terminal year Adjusted EBITDA (Burdened). The cash flows and terminal values were then discounted to present value as of December 31, 2021 using discount rates ranging from 8.3% to 10.4%, which were based on an estimate of MoneyGram’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for MoneyGram, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for MoneyGram	Merger Consideration
$9.72 - $15.43	$11.00

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

historical trading prices and trading volumes of our Common Stock, which indicated low and high closing prices for our Common Stock during the 52-week period ended February 11, 2022 of approximately $5.20 to $12.04 per share; and

•

one-year future stock price targets for our Common Stock in publicly available research analyst reports, which indicated stock price targets for MoneyGram, discounted to present value utilizing MoneyGram’s cost of equity of 10.5% (as determined by BofA Securities based on an estimate of MoneyGram’s weighted average cost of capital), of a range of approximately $7.24 to $11.09 per share.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “The Merger—MoneyGram Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MoneyGram. The estimates of the future performance of MoneyGram in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to our board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual value of MoneyGram.

The type and amount of consideration payable in the Merger was determined through negotiations between MoneyGram and Parent, rather than by any financial advisor, and was approved by our board of directors. The decision to enter into the Merger Agreement was solely that of our board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of our board of directors, management or any other party with respect to the Merger or the Merger Consideration.

MoneyGram has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee that is currently estimated to be $20.2 million, approximately $1 million of which was payable upon the delivery of BofA Securities’ opinion and the remaining portion of which is contingent upon the consummation of the Merger. MoneyGram also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. Pursuant to its engagement letter with MoneyGram, BofA Securities would be entitled to a transaction fee from MoneyGram in connection with any merger or similar acquisition transaction, irrespective of the identity of the acquirer. Such fee would generally be higher for a transaction that provides for greater merger consideration.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Parent and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, (ii) having acted or acting as sole sales agent on a registered at-the-market offering for MoneyGram and as a bookrunner on a bond offering for MoneyGram and (iii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram. From January 1, 2020 through December 31, 2021, BofA Securities and its affiliates derived aggregate revenues from MoneyGram of approximately $34 million.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MDP and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to MDP and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for MDP and certain of its affiliates and portfolio companies in connection with, among other purposes, the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by MDP and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to MDP and certain of its affiliates and portfolio companies. BofA Securities has advised us that from January 1, 2020 through December 31, 2021, BofA Securities and its affiliates derived aggregate revenues from MDP and certain of their respective affiliates of over $80 million for investment and corporate banking services.

Unaudited Financial Projections of MoneyGram

Except for a financial outlook with respect to the current fiscal quarter and year issued in connection with its ordinary course earnings announcements, MoneyGram does not usually make public detailed projections as to earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the senior management of MoneyGram regularly prepares, for internal purposes, prospective financial information in connection with its ordinary course strategic planning and, in connection with the evaluation of a possible transaction, prospective financial information regarding MoneyGram’s future performance on a standalone basis for the years 2021 through 2026 (the “MoneyGram Unaudited Financial Projections”) was provided to our board of directors and BofA Securities, as the financial advisor to MoneyGram, to assist in evaluating MoneyGram’s operations and prospects and the Merger. In addition, the MoneyGram Unaudited Financial Projections were provided to MDP in connection with its evaluation of MoneyGram and its analysis of the Merger, as well as to certain other parties potentially interested in a transaction with MoneyGram. The MoneyGram Unaudited Financial Projections were prepared as of January 24, 2022 and have not been subsequently updated.

The MoneyGram Unaudited Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with generally accepted accounting principles in the United States (“GAAP”), the guidelines of the SEC with respect to prospective financial information or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of MoneyGram’s management, this information was, based on certain growth assumptions, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of its preparation, and presented, to the best of MoneyGram’s management’s knowledge and belief, the expected course of action and the expected future financial performance of MoneyGram on a standalone basis at the time of its preparation.

However, this information is not fact and should not be relied upon as being indicative of future results, and you are cautioned not to rely on the MoneyGram Unaudited Financial Projections. The MoneyGram Unaudited Financial Projections do not reflect any impact of the Merger and do not take into account the potential consequences should the Merger fail to be consummated, and should not be viewed as accurate or continuing in those contexts.

Neither MoneyGram’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the prospective financial information. The report of the independent registered public accounting firm incorporated by reference into this proxy statement relates to the historical financial information of MoneyGram. The report does not extend to the unaudited financial projections and should not be read to do so.

In developing the MoneyGram Unaudited Financial Projections, MoneyGram’s management made numerous material assumptions with respect to MoneyGram for the periods covered by the projections, including, but not limited to, the following:

•	the revenues, operating expenses and margins from existing business activities;

•

assumptions with respect to organic growth projects and other capital investments, such as the amounts and timing of capital expenditures and earnings before interest, tax, depreciation and amortization (“EBITDA”), if any, associated with such projects;

•	the availability and cost of debt and equity;

•	assumptions relating to the demand for our services;

•	assumptions relating to the taxes we will incur in the various jurisdictions in which we operate; and

•	other general business, market, regulatory and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of MoneyGram. Although MoneyGram’s management believes that there was a reasonable basis for the underlying assumptions related to the MoneyGram Unaudited Financial Projections, there can be no assurance that such underlying assumptions will prove to be accurate or that the projected results will be realized, and the risk of inaccuracy increases with the length of the forecasted period.

The MoneyGram Unaudited Financial Projections are summarized in the table below.

	Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	($ in millions)
Revenue	$1,284.7	$1,401.1	$1,516.1	$1,637.4	$1,730.1	$1,819.2
Net income	$(28.6)	$57.0	$91.0	$120.1	$134.1	$156.9
Adjusted EBITDA(1)	$221.2	$243.1	$267.8	$305.9	$324.4	$348.4

(1)

“Adjusted EBITDA” for purposes of this table means earnings before interest expense, tax, depreciation and amortization, plus special charges and other one-time items, stock-based compensation and amortization of intangibles. Amortization costs of signing bonus payments for MoneyGram, which were used by BofA Securities in calculating Adjusted EBITDA (Burdened) as described above in “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration,” were projected by management of MoneyGram to be $57.3 million, $54.5 million, $36.3 million, $33.7 million, $31.4 million and $25.7 million for the years 2021, 2022, 2023, 2024, 2025 and 2026, respectively. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the Merger.

The estimates and assumptions underlying the MoneyGram Unaudited Financial Projections are inherently uncertain and, though considered reasonable by the management of MoneyGram as of the date of the preparation of such projections, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that are outside of the control of MoneyGram and could cause actual results to differ materially from those contained in the MoneyGram Unaudited Financial Projections, including, among other things, the matters described in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projections are indicative of the future performance of MoneyGram, or that actual results will not differ materially from the results presented in the MoneyGram Unaudited Financial Projections. Inclusion of the MoneyGram Unaudited Financial Projections in this proxy statement should not be regarded as a representation by any person that the results contained in the MoneyGram Unaudited Financial Projections will be achieved. In light of the foregoing factors and the uncertainties inherent in the MoneyGram Unaudited Financial Projections, MoneyGram stockholders are cautioned not to place undue, if any, reliance on the MoneyGram Unaudited Financial Projections.

Adjusted EBITDA contained in the MoneyGram Unaudited Financial Projections summarized above is a “non-GAAP financial measure,” which is a financial performance measure that is not calculated in accordance with GAAP. The non-GAAP financial measures used in the MoneyGram Unaudited Financial Projections were relied upon by BofA Securities with the approval of MoneyGram’s management for purposes of its opinion and by our board of directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination, such as the Merger, if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by BofA Securities for purposes of its opinion or by our board of directors in connection with its evaluation of the Merger. Accordingly, MoneyGram has not provided a reconciliation of the financial measures included in the MoneyGram Unaudited Financial Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MoneyGram may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The inclusion of the MoneyGram Unaudited Financial Projections in this proxy statement should not be regarded as an indication that such projections are material information of MoneyGram or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The MoneyGram Unaudited Financial Projections are not included in this proxy statement in order to induce any MoneyGram stockholder to vote in favor of any of the proposals at the special meeting, but have been included solely because the MoneyGram Unaudited Financial Projections were made available by management of MoneyGram to our board of directors, BofA Securities and MDP, and the MoneyGram Unaudited Financial Projections were used by BofA Securities in connection with the rendering of its fairness opinion to our board of directors and performing its related financial analyses, as described in the section entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” MoneyGram has made no representation to MDP, Parent, Merger Sub or the Guarantors, in the Merger Agreement or otherwise, concerning the MoneyGram Unaudited Financial Projections.

WE DO NOT INTEND TO REVISE THE MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Interests of MoneyGram’s Executive Officers and Directors in the Merger

In considering the recommendation of MoneyGram’s board of directors that you vote “FOR” the proposal to approve and adopt the Merger Agreement, “FOR” the advisory, non-binding proposal relating to compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the Merger and “FOR” the proposal to adjourn the special meeting to a later date, if necessary and appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting, you should be aware that MoneyGram’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of MoneyGram’s stockholders generally. MoneyGram’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending the applicable Merger-related proposals.

The following discussion sets forth certain of these interests in the Merger of each person who has served as an executive officer or non-employee director of MoneyGram since January 1, 2021 (excluding, for the avoidance of doubt, Mr. Victor Dahir, who ceased to serve as a non-employee director upon his death on March 20, 2021).

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of MoneyGram who hold Common Stock at the closing of the Merger will be eligible to receive the same Merger Consideration as the other MoneyGram stockholders with respect to each outstanding share of Common Stock held. The executive officers and directors of MoneyGram held, in the aggregate, 3,350,730 shares of Common Stock (or approximately 3.5% of all outstanding Common Stock) as of March 21, 2022, excluding shares issuable upon exercise of MoneyGram Option Awards or subject to outstanding equity awards, which are discussed below.

The table below sets forth the number of shares of our Common Stock held by the executive officers and directors of MoneyGram as of March 21, 2022 (excluding stock options and restricted stock units), and the value (based on $11.00 per share, which is equal to the Merger Consideration) they would receive for those shares upon consummation of the Merger.

MoneyGram’s executive officers and directors may continue to engage in transactions involving shares of Common Stock prior to the effective time of the Merger.

Name	Number of Shares Owned	Consideration for Shares Owned ($)
Non-Employee Directors
Antonio O. Garza	220,555	$2,426,105
Alka Gupta	10,715	$117,865
Francisco Lorca	19,634	$215,974
Michael P. Rafferty	196,787	$2,164,657
Julie E. Silcock	33,800	$371,800
W. Bruce Turner	466,843	$5,135,273
Peggy Vaughan	155,608	$1,711,688
Executive Officers
Lawrence Angelilli	420,726	$4,627,986
Kamila K. Chytil	110,943	$1,220,373
Adrianna Greenwald	120,307	$1,323,377
W. Alexander Holmes	739,620	$8,135,820
Hilary Jackson	—	$—
Grant A. Lines	544,800	$5,992,800
Andres Villareal	284,598	$3,130,578
Robert L. Villaseñor	136,737	$1,504,107

Treatment of MoneyGram Equity-Based Awards and MoneyGram Cash Awards in the Merger

The Merger Agreement provides for the treatment set forth below with respect to the MoneyGram equity-based awards that are outstanding at the effective time of the merger.

MoneyGram Stock Options

Each MoneyGram Option Award, whether vested or unvested, will be cancelled and retired, and no cash or other consideration will be delivered in exchange thereof. All outstanding MoneyGram Option Awards are currently “out-of-the-money,” which means that, as of the date hereof, the per share exercise price applicable to each MoneyGram Option Award exceeds the market value of a share of Common Stock.

Currently, no non-employee director holds any MoneyGram Option Awards, vested or unvested, and no executive officer holds any unvested MoneyGram Option Award. The following sets forth the aggregate number of shares of Common Stock subject to vested MoneyGram Option Awards held by MoneyGram’s executive officers as of March 21, 2022.

Name	Number of Shares Subject to Outstanding Vested MoneyGram Options Awards
W. Alexander Holmes(1)	26,835
Lawrence Angelilli(2)	14,135

(1)	The exercise price applicable to such MoneyGram Option Awards ranges from a minimum of $16.48 per share to a maximum of $18.39 per share.
(2)	The exercise price applicable to such MoneyGram Option Awards ranges from a minimum of $16.48 per share to a maximum of $20.08 per share.

MoneyGram Pre-2023 Time-Based RSUs and Pre-2023 Performance-Based RSUs (subject solely to time-based vesting)

Each MoneyGram Pre-2023 Time-Based RSU and each Pre-2023 Performance-Based RSU will fully vest and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration ($11.00 per share), and (ii) (a) for the Pre-2023 Time-Based RSUs, the number of shares of Common Stock subject to such Pre-2023 Time-Based RSU and (b) for the Pre-2023 Performance-Based RSUs for which the performance period has been completed and performance threshold satisfied, the number of shares of Common Stock for which the applicable performance criteria was achieved.

The following sets forth, for each of MoneyGram’s executive officers, the aggregate number of shares of Common Stock subject to outstanding Pre-2023 Time-Based RSUs and Pre-2023 Performance-Based RSUs that are now subject solely to time-based vesting, held by such executive officers as of March 21, 2022.

Name	Number of Shares Subject to MoneyGram Pre-2023 Time-Based RSUs and Pre-2023 Performance-Based RSUs Subject only to Time-Based Vesting
W. Alexander Holmes	778,638
Lawrence Angelilli	239,904
Grant Lines	239,904
Robert Villaseñor	244,555
Andres Villareal	235,252
Adrianna Greenwald	180,683
Hilary Jackson	189,345
Kamila K. Chytil*	—

*

Ms. Chytil resigned from the Company on March 19, 2021, in order to accept a senior executive position with another company in an unrelated industry. In accordance with the terms of MoneyGram’s standard form of long-term incentive award agreements, Ms. Chytil’s unvested awards were cancelled upon her resignation.

The following sets forth, for each of MoneyGram’s non-employee directors, the aggregate number of shares of Common Stock subject to outstanding MoneyGram Pre-2023 Time-Based RSUs, held by such non-employee directors as of March 21, 2022.

Name	Number of Shares Subject to MoneyGram Pre-2023 Time- Based RSUs
Antonio O. Garza	18,769
Alka Gupta	18,769
Francisco Lorca	18,769
Michael P. Rafferty	18,769
Julie E. Silcock	18,769
W. Bruce Turner	18,769
Peggy Vaughan	18,769

MoneyGram Pre-2023 Performance-Based RSUs

Each MoneyGram Pre-2023 Performance-Based RSU for which the performance period has not been completed will become vested as to a number of shares of Common Stock subject to such MoneyGram Pre-2023 Performance-Based RSU based on achievement of the performance criteria set forth in the applicable award agreement at the greater of target and actual level of performance achieved as of immediately prior to the effective time and will be cancelled in consideration for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration ($11.00 per share) and (ii) the number of shares of Common Stock subject to such Pre-2023 Performance-Based RSU.

The following sets forth, for each of MoneyGram’s executive officers, the aggregate target number of shares of Common Stock subject to outstanding MoneyGram Pre-2023 Performance-Based RSUs for which the performance criteria has not been certified, held by such executive officers as of March 21, 2022. Accordingly, the table below represents only the PSU awards granted as part of the annual 2022 long-term incentive award program.

Name	Number of Shares Subject to MoneyGram Pre-2023 Performance- Based RSUs at Target
W. Alexander Holmes	139,535
Lawrence Angelilli	30,233
Grant Lines	26,163
Robert Villaseñor	32,559
Andres Villareal	30,233
Adrianna Greenwald	32,559
Hilary Jackson	27,907
Kamila K. Chytil*	—

*

Ms. Chytil resigned from the Company on March 19, 2021, in order to accept a senior executive position with another company in an unrelated industry and was no longer employed by the Company when these grants were awarded.

MoneyGram Pre-2023 Performance Cash Awards

Each MoneyGram Pre-2023 Performance Cash Award will fully vest and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the aggregate cash amount payable pursuant to such MoneyGram Pre-2023 Performance Cash Award based on, to the extent applicable, achievement of the performance criteria set forth in the applicable award agreement at the greater of target and actual level of performance achieved as of immediately prior to the effective time.

The following sets forth, for each of MoneyGram’s executive officers, the total cash value subject to outstanding MoneyGram Pre-2023 Performance Cash Awards based on target performance, held by such executive officers as of March 21, 2022.

Name	Total Cash Value of MoneyGram Pre-2023 Performance Cash Awards at Target
W. Alexander Holmes	$2,763,020.84
Lawrence Angelilli	$795,000.00
Grant Lines	$795,000.00
Robert Villaseñor	$820,000.00
Andres Villareal	$770,000.00
Adrianna Greenwald	$508,333.34
Hilary Jackson	$500,000.00
Kamila K. Chytil*	$—

*

Ms. Chytil resigned from the Company on March 19, 2021, in order to accept a senior executive position with another company in an unrelated industry. In accordance with the terms of MoneyGram’s standard form of long-term incentive award agreements, Ms. Chytil’s unvested awards were cancelled upon her resignation.

Potential Awards Granted in 2023

If the closing date happens in 2023 or a subsequent year, MoneyGram may grant MoneyGram 2023 RSUs under the Company Stock Plan prior to the actual closing date, the terms of which are unknown at this time. Any MoneyGram 2023 RSU, will, unless otherwise agreed to in writing, be converted into a cash-settled long-term incentive award (a “converted award”) representing a right to receive an amount of cash, without interest, equal to the product of (i) the Merger Consideration ($11.00 per share) and (ii) the number of shares of Common Stock underlying such MoneyGram 2023 RSU (and, with respect to any such award that is subject to performance-based vesting, such number of shares of Common Stock will be based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time), on the same vesting terms and conditions applicable to such MoneyGram 2023 RSU immediately before the effective time. On the date, and to the extent, that the converted awards become vested, such vested converted awards shall be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event, not later than the second regular payroll date thereafter). Each performance-based cash award granted on or after January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements, that is outstanding immediately prior to the effective time, shall continue in accordance with its terms.

Other Benefits

Retention Bonuses

In connection with the 2022 annual long-term incentive award grants, MoneyGram’s board of directors approved retention bonuses for certain of those individuals who have served as an executive officer of MoneyGram at any time since January 1, 2021. These bonuses (each, a “Retention Bonus”) are time-based cash grants which will vest at the earlier of (i) the closing date or (ii) the first anniversary of the date of grant. Such Retention Bonuses will be forfeited, in full, if the recipient’s employment terminates for any reason prior to vesting.

The value of each Retention Bonus is equal to 12.5% of the 2022 target annual long-term incentive award value for each such executive officer. Concurrent with these awards, the board of directors also approved a 12.5% increase to the total annual long-term incentive award value received by each other participant in MoneyGram’s 2022 long-term incentive award program.

The following sets forth the value of each Retention Bonus granted to certain of MoneyGram’s executive officers.

Name	Retention Bonus
W. Alexander Holmes	$750,000
Lawrence Angelilli	$162,500
Grant Lines	$162,500
Robert Villaseñor	$175,000
Andres Villareal	$150,000
Adrianna Greenwald	$175,000
Hilary Jackson	$150,000
Kamila K. Chytil*	$0

*

Ms. Chytil resigned from the Company on March 19, 2021, in order to accept a senior executive position with another company in an unrelated industry and was no longer employed by the Company when these grants were awarded.

Potential Severance Payments and Benefits in Connection with the Merger

Executive Severance Agreements

Each of MoneyGram’s executive officers, other than Mr. Holmes, whose severance provisions are included in his employment agreement, has entered into a standard severance agreement with MoneyGram.

Pursuant to Mr. Holmes’s employment agreement, if within 24-months following a change in control, Mr. Holmes’s employment is terminated by MoneyGram without “Cause” (as defined in the employment agreement and described below) or by Mr. Holmes for “Good Reason” (as defined in the employment agreement and described below), Mr. Holmes will be entitled to: immediate full vesting (at 100% of the target level, in the case of any award then subject to performance-based vesting if the termination occurs on or prior to the last day of the performance period) of each then-outstanding equity or equity-based award and long-term performance-based cash award (and any replacement, continuation or converted award) and each then-outstanding vested MoneyGram Option Award immediately following termination will remain exercisable until the earliest of (i) the expiration of the ten-year term of such option, or (ii) the six month anniversary of the date of termination. Regardless of a change in control, Mr. Holmes will be entitled to the following upon a termination by MoneyGram without Cause or by Mr. Holmes for Good Reason: (i) payment of his accrued and unpaid base salary (as defined in the employment agreement) and unpaid reimbursement of expenses; (ii) a pro-rata portion of his bonus under the MoneyGram Performance Bonus Plan (the “Performance Bonus Plan”) for the fiscal year in which the termination occurs, if cash bonuses pursuant to the Performance Bonus Plan are paid to other participants in the plan; (iii) payment in equal installments, in accordance with normal payroll practices, over the two year period following his termination of employment, of an aggregate amount equal to two times the sum of (a) his base salary, and (b) his target annual bonus; (iv) continuation of health and life insurance coverage until the earlier of (a) the two year period following the termination of employment, or (b) the date he becomes eligible to receive comparable health and life insurance coverage from a subsequent employer; and (v) all other accrued or vested amounts or benefits due to him in accordance with MoneyGram’s benefit plans, programs or policies and any bonus earned under the Performance Bonus Plan with respect to the fiscal year ending prior to the date of the termination but unpaid as of such date.

For purposes of Mr. Holmes’s employment agreement, the following terms generally have the definitions set forth below:

•

“Cause” generally means a good faith finding by MoneyGram’s board of directors of: (i) the executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of MoneyGram’s board of directors that are within the executive’s control and consistent with the executive’s status as chief executive officer of MoneyGram and his duties and responsibilities under the employment agreement (except for a failure that is attributable to the executive’s illness, injury or disability) for a period of ten days following written notice MoneyGram to the executive of such failure; (ii) fraud or material dishonesty in the performance of the executive’s duties under the employment agreement; (iii) an act or acts on the executive’s part constituting (a) a felony under the laws of the United States or any state thereof, (b) a misdemeanor involving moral turpitude or (c) a material violation of federal or state securities laws; (iv) an indictment of the executive for a felony under the laws of the United States or any state thereof; (v) the executive’s willful misconduct or gross negligence in connection with the executive’s duties under the employment agreement which is materially injurious to the financial condition or business reputation of MoneyGram; (vi) the executive’s material breach of the Company’s Code of Conduct and Ethics or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach has a material adverse effect on MoneyGram; or (vii) the executive’s breach of the Non-Competition, Non-Solicitation, Confidentiality, or Assignment of Inventions provisions in the employment agreement; provided that, no act or failure to act on the executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive in bad faith and without reasonable belief that the executive’s action or omission was in the best interest of MoneyGram.

•

“Good Reason” generally means without the executive’s consent, (i) any material reduction in the executive’s position or responsibilities, excluding an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction of the executive’s base salary, or target bonus opportunity then in effect, except in connection with an across-the-board reduction of not more than 10% applicable to senior executives of MoneyGram; or (iii) the reassignment of the executive’s place of work to a location more than 50 miles from the executive’s place of work; provided that none of the events described in clauses (i), (ii) or (iii) shall constitute Good Reason unless (a) the executive shall have given written notice to MoneyGram of the executive’s intent to terminate his employment with Good Reason within 60 days following the occurrence of any such event and (b) MoneyGram shall have failed to remedy such event within 30 days of MoneyGram’s receipt of such notice.

The individual severance agreements entered into by the other executive officers provide for the following severance treatment with regard to a change in control. If within 24 months following a change in control and a termination of employment by MoneyGram without Cause (as defined in the severance agreement and described below) or by the executive for Good Reason (as defined in the severance agreement and described below), the executive will be entitled to: (i) a cash payment equal to the executive’s then current monthly base salary multiplied by twelve and payable in equal monthly installments over the twelve months following termination; (ii) a pro-rata portion of the executive’s bonus (up to target level) payable in a lump sum at the time other bonuses are paid, if cash bonuses pursuant to the Performance Bonus Plan are paid to participants; and (iii) immediate full vesting of each restricted stock unit award and long-term performance-based cash award (and any replacement, continuation or converted award) held by the executive on the date of termination (at 100% of the target level, in the case of any award then subject to performance-based vesting criteria if the termination occurs on or prior to the last day of the performance period).

For purposes of each severance agreement between MoneyGram and its executive officers, the following terms generally have the definitions set forth below:

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“Cause” generally means (i) the executive’s willful refusal to carry out, in all respects, the reasonable and lawful directions of the person or persons to whom the executive reports or MoneyGram’s board of directors that are within the executive’s control and consistent with the executive’s status with MoneyGram and their duties and responsibilities under the severance agreement (except for a failure that is attributable to the executive’s illness, injury, or disability) for a period of ten days following written notice by MoneyGram to the executive of such a failure; (ii) fraud or material dishonesty in performance with the executive’s duties under the severance agreement; (iii) an act or acts on the executive’s part constituting (a) a felony under the laws of the United States or any state thereof, (b) a misdemeanor involving moral turpitude or (c) a material violation of federal or state securities laws; (iv) an indictment of the executive for a felony under the laws of the United States or any state thereof; (v) the executive’s willful misconduct or gross negligence in connection with the executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of MoneyGram as determined in good faith by MoneyGram’s board of directors; (vi) the executive’s material breach of MoneyGram’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach could reasonably be expected to have a material adverse effect on MoneyGram as determined in good faith by MoneyGram’s board of directors; or (vii) the executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect of MoneyGram.

•

“Good Reason” generally means (i) a material reduction in the executive’s position or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction in the executive’s base salary or target bonus opportunity, if any, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of MoneyGram; or (iii) the reassignment, without the executive’s consent, of the executive’s place of work to a location more than 50 miles from the executive’s place of work;

provided that none of the events described in clauses (i), (ii) or (iii) shall constitute Good Reason unless (a) the executive shall have given written notice to the Company of the executive’s intent to terminate their employment with Good Reason within 60 days following the occurrence of any such event and (b) the Company shall have failed to remedy such event within 30 days of MoneyGram’s receipt of such notice.

The Merger will constitute a “change in control” under Mr. Holmes’s employment agreement and each of the individual severance agreements entered into on behalf of the other executive officers, as well as for the Retention Bonuses. For the quantification of the value of the severance payments and benefits described above that would be payable to MoneyGram’s named executive officers in the event of a qualifying termination following the Merger, see the “Cash” and “Benefits” columns of the table below under “—Quantification of Payments and Benefits to MoneyGram’s Named Executive Officers.”

Indemnification and Insurance

The Merger Agreement provides that the executive officers and non-employee directors of MoneyGram and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the effective time of the Merger.

Post-Closing Compensation Arrangements with MDP

Any of MoneyGram’s executive officers or non-employee directors who become officers, directors or employees or who otherwise are retained to provide services to MDP or the surviving company following the effective time of the Merger may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by MDP. As of the date hereof, no compensation arrangements between such persons and MDP or its affiliates have been established. However, under the Merger Agreement, MDP has agreed to provide, or cause to be provided to all MoneyGram employees (who are employed at the effective time), including executive officers, during the Benefit Continuation Period (as defined below), the following: (i) base salary or wages and cash incentive compensation opportunities that are no less favorable, in each instance, to those provided to the continuing employees immediately prior to the closing, and (ii) employee benefits (other than any defined benefit pension benefits or supplemental executive retirement plan benefits) that are substantially comparable, in the aggregate, to those provided to the continuing employees immediately prior to the closing. For purposes of the above employee benefit arrangements, “Benefit Continuation Period” means the period of time from the effective time of the Merger until the first anniversary of the effective time of the Merger. During the Benefit Continuation Period, MDP has agreed to assume and honor, or cause to be assumed and honored, MoneyGram’s and its subsidiaries’ obligations under all employment, severance, and bonus agreements, for all continuing employees. For additional information, see “The Merger Agreement—Covenants and Agreements—Certain Employee Benefits Matters.”

Quantification of Payments and Benefits to MoneyGram’s Named Executive Officers

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that MoneyGram’s named executive officers could receive in connection with the Merger. Such amounts have been calculated assuming that (i) the closing of the Merger occurs on March 21, 2022, (ii) the closing price of a share of Common Stock at the effective time of the Merger is $11.00 (which represents the fixed dollar amount received by shareholders in connection with the Merger), (iii) each of MoneyGram’s named executive officers experiences a qualifying termination immediately following the effective time of the Merger, (iv) the MoneyGram incentive awards subject to performance-based vesting, will accelerate and vest based on target performance (100%), (v) the amount of annual cash compensation for each of MoneyGram’s named executive officers will remain unchanged from the amount determined as of the date hereof, (vi) none of MoneyGram’s named executive officers receives any additional equity-based awards following the date hereof, and (vii) each of MoneyGram’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of MoneyGram’s named executive officers may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Other(4)	Total
W. Alexander Holmes	$7,076,333	$10,099,903	$28,696	$750,000	$17,954,932
Lawrence Angelilli	$1,353,296	$2,971,507	$—	$162,500	$4,487,303
Grant Lines	$1,341,542	$2,926,737	$—	$162,500	$4,430,779
Andres Villareal	$1,281,282	$2,920,335	$—	$150,000	$4,351,617
Robert Villaseñor	$1,366,542	$3,048,254	$—	$175,000	$4,589,796

(1)

Amounts shown reflect cash severance payments under Mr. Holmes’s employment agreement and the individual severance agreements entered into with each of the other named executive officers, in the amount of $4,313,312 for Mr. Holmes, $558,296 for Mr. Angelilli, $456,542 for Mr. Lines, $511,282 for Mr. Villareal and $546,542 for Mr. Villaseñor. These cash severance payments under Mr. Holmes’ employment agreement consist of (i) a cash payment two times the sum of (x) his base salary and (y) his target annual bonus, and (ii) a pro-rata portion of his bonus under the Performance Bonus Plan (if such bonuses are paid to other participants), and these cash severance payments under the severance agreements entered into with each of the other named executive officers consists of (a) a cash payment equal to the executive’s monthly base salary multiplied by twelve, and (b) a pro-rata portion of the executive’s bonus (up to target level). The cash severance payments pursuant to Mr. Holmes’s employment agreement are payable upon his termination of employment without Cause or resignation for Good Reason, in each case, whether or not a change in control occurs, and the cash severance payments pursuant to the named executive officers’ severance agreements are considered to be “double-trigger” payments, which means that both a change in control, such as the Merger, and another event (i.e., a named executive officer’s termination without Cause or resignation for Good Reason) must occur prior to such payments being provided to the named executive officer. In addition, amounts shown also reflect the single-trigger accelerated vesting and payout of the MoneyGram Pre-2023 Performance Cash Awards held by the named executive officers in the following amounts: $2,763,021 for Mr. Holmes, $795,000 for Mr. Angelilli, $795,000 for Mr. Lines, $770,000 for Mr. Villareal and $820,000 for Mr. Villaseñor.

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with the single-trigger accelerated vesting and cash settlement of all outstanding restricted stock units, whether subject to time-based or performance-based vesting (calculated at target if performance has yet to be certified). No value has been included for the MoneyGram Option Awards held by Messrs. Holmes and Angelilli because the exercise price applicable to the MoneyGram Option Awards is greater than the Merger Consideration payable with respect to such awards. These payments are considered to be “single-trigger” payments, which means that only a change in control, such as the Merger, must occur prior to such payments being provided to the named executive officers.

(3)

Amounts shown reflect the value of the continuation of health and life insurance coverage for Mr. Holmes, for the maximum period of two years under his employment agreement. This benefit is considered to be a “double-trigger” benefit, which means that both a change in control, such as the Merger, and another event (i.e., Mr. Holmes’s termination without Cause or resignation for Good Reason) must occur prior to such payments being provided to Mr. Holmes.

(4)

Amounts shown reflect value of Retention Bonuses granted to each named executive officer. These payments are considered to be “single-trigger” payments, which means that only a change in control, such as the Merger, must occur prior to such payments being provided to the named executive officers.

Information for Advisory Vote on Merger-Related Compensation for Our Named Executive Officers

MoneyGram is asking its stockholders to indicate their approval of the various “change of control” payments and other compensation which MoneyGram’s named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” and the accompanying footnotes.

Approval of this proposal is not a condition to completion of the Merger. Approval of this proposal requires an affirmative vote of a majority of the votes cast on this proposal at the special meeting, assuming a quorum is present. For additional information, see the section entitled “Non-Binding Proposal on Compensation Related to the Merger.”

MoneyGram Board of Directors and Management Following the Merger

Pursuant to the terms of the Merger Agreement, our board of directors will be replaced by the board of directors of Merger Sub, or such other individuals that Parent may designate prior to the effective time of the Merger to serve as directors of the surviving corporation, and will not hold any directorships with Merger Sub or Parent unless designated by Parent.

Following the Merger, the board of directors designated by Merger Sub will have the authority to retain or replace the existing executive officers of MoneyGram. It is expected that MoneyGram will continue to be led by Mr. Holmes, as Chief Executive Officer, and MoneyGram’s existing management team.

Indemnification and Insurance

The Merger Agreement provides that after the effective time of the Merger, Parent will cause the surviving corporation to indemnify and hold harmless, to the fullest extent provided in the certificate of incorporation and bylaws of MoneyGram in effect on the date of the Merger Agreement and permitted by applicable law, all past and present directors and officers of MoneyGram or any of its subsidiaries, referred to collectively as, the “Indemnified Parties,” with respect to acts or omissions occurring at or prior to the effective time of the Merger. In addition, for six years after the effective time of the Merger, Parent will not permit any amendments to the certificate of incorporation, bylaws or other organizational documents of MoneyGram or its subsidiaries that would adversely affect any right of a person who was or is a director or officer of MoneyGram or its subsidiaries prior to the effective time of the Merger with respect elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under MoneyGram’s and its subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date of the Merger Agreement.

For a period of six years after the effective time of the Merger, Parent is also required to maintain or cause the surviving company to maintain directors’ and officers’ liability insurance policy (from MoneyGram’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the closing date of the Merger, as MoneyGram’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the effective time of the Merger with terms and conditions which are, in the aggregate, not less advantageous to the Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the MoneyGram. However, at Parent’s option, in lieu of the foregoing insurance coverage, Parent or, with Parent’s consent, MoneyGram may at or prior to the effective time of the Merger substitute the insurance coverage for a single premium tail coverage with respect to such insurance that provides coverage for a period of six years after the effective time of the Merger, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram. However, Parent will not be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by MoneyGram for the existing directors’ and officers’ liability insurance policy of MoneyGram. If Parent is unable to maintain or obtain the required insurance for an amount equal to or less than such amount, Parent is required to obtain as much comparable insurance as may be available for such amount.

Regulatory Matters

U.S. Antitrust Approval

Under the HSR Act, we cannot complete the Merger until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and until the applicable waiting period expires or is terminated. On March 16, 2022, we and MDP each filed a pre-Merger notification and report form under the HSR Act. The 30-day waiting period under the HSR Act will expire at 11:59 p.m. Eastern Time on April 15, 2022.

Foreign Regulatory Law Approvals

Under the Foreign Regulatory Laws, we cannot complete the Merger until we give notification and furnish information to each of the following entities, and the applicable waiting period expires or is terminated.

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The parties are preparing and expect to file ta merger control notification with the Commission for the Protection of Competition of the Republic of Cyprus by the end of March 2022. The waiting period will expire one month from the date of filing.

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The parties are preparing and expect to file a merger control notification with the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany by the end of March. The waiting period will expire one month from the date of filing.

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The parties are preparing and expect to file an Initial Application with the General Authority for Competition of the Kingdom of Saudi Arabia by the end of March. The parties have not yet received a projected expiration date for the applicable waiting period.

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The parties expect to make a filing pursuant to Italian foreign direct investment laws with the Italian Presidency of the Council of Ministers by the end of March 2022. Assuming no follow-up questions, the waiting period will be 45 calendar days from filing, but it could be extended up to 75 calendar days from the filing date. In case the EU cooperation mechanism is triggered (i.e. to allow the European Commission and other EU Member States to comment), the waiting period could be extended up to 120 calendar days in the aggregate from the filing date.

Money Transmitter Requirements

MoneyGram holds money transmitter licenses in numerous U.S. and foreign jurisdictions. The relevant laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority, and/or obtain the approval of such regulatory authority. It is a condition to Parent’s and Merger Sub’s obligation to complete the Merger that all required money transfer approvals have been made or obtained, as applicable, and remain in full force and effect and all statutory waiting periods relating to the required money transfer approvals have expired, been terminated or satisfied, as applicable, in each case, without the imposition, individually or in the aggregate, of any burdensome condition as defined in the Merger Agreement and as further described in the section entitled “The Merger Agreement—Reasonable Best Efforts.” “Required money transfer approval” means any approval related to money transmitter licenses of MoneyGram or its subsidiaries or the money transfer change of control filings contemplated by the Merger Agreement, from (i) at least 46 U.S. states (including the District of Columbia) and the United Kingdom, Belgium, India, Canada, Australia, Turkey Mexico and Puerto Rico and (ii) all other jurisdictions where such approvals are required to be obtained prior to the effective time of the Merger, except, in the case of each of clause (i) and (ii), for such approvals the failure of which to be obtained or made prior to the effective time of the Merger would not exceed in the aggregate for clauses (i) and (ii) 2.5% of MoneyGram’s consolidated money transfer revenues for the 12-month period ended December 31, 2021. MoneyGram and Parent are in the process of obtaining the required money transfer approvals.

Other Regulatory Approvals

Other than as described above, neither MoneyGram nor MDP is currently aware of any material governmental approvals or actions that are required for completion of the Merger. We expect that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

General

Under the Merger Agreement, each of the parties agreed to use reasonable best efforts to complete the Merger and to prepare all necessary applications, notices, petitions, filings, ruling requests and other documents to obtain approval from any governmental entity that is required to be obtained in connection with the Merger, including approval from U.S. antitrust authorities and financing approvals with respect to money transmitter licenses. The parties have also agreed to use reasonable best efforts to comply with all legal requirements with respect to obtaining approvals for the transactions contemplated by the Merger Agreement, defend all lawsuits or other proceedings challenging the Merger Agreement or the consummation of the Merger, seek to avoid the entry of, and the commencement of, litigation seeking the entry of, or seek to have lifted or rescinded, any injunction or restraining order which may adversely affect the ability of the parties to complete the Merger, and to resolve any objection by a governmental entity challenging the Merger Agreement or the transactions contemplated by the Merger Agreement. Neither Parent nor any of its affiliates are required to agree to or take any action that would result in a “burdensome condition” as defined in the Merger Agreement and as further described in the section entitled “The Merger Agreement—Reasonable Best Efforts.”

While we expect that all regulatory approvals will be obtained without the imposition of a burdensome condition, there is no certainty that these approvals will be obtained or obtained within the period of time contemplated by the Merger Agreement, that any such approvals would not involve the imposition of burdensome conditions or that other regulatory challenges to the Merger will not be made. If a challenge is made, we cannot predict the result. Any conditions with respect to such regulatory approvals could result in the conditions to the completion of the Merger not being satisfied.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by our stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the Merger.

Appraisal Rights

Under Delaware law, holders of record of shares of our Common Stock are entitled to appraisal rights in connection with the Merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the Merger is completed, holders of record of shares of our Common Stock who continuously hold shares through the effective time of the Merger, who did not vote in favor of the proposal to approve and adopt the Merger Agreement and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of our Common Stock and to receive payment in cash for the fair value of your shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court of Chancery of the State of

Delaware, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our Common Stock as determined by the Court of Chancery of the State of Delaware may be less than, equal to or more than the $11.00 per share that you would otherwise be entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Stockholders who do not vote in favor of the proposal to approve and adopt the Merger Agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to such appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements may result in the loss or waiver of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, not less than 20 days before the special meeting at which the approval and adoption of the Merger Agreement is considered, MoneyGram is required to notify each of the holders of our Common Stock as of the record date who are entitled to appraisal rights that such rights are available for any or all of such holder’s shares of our Common Stock, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL in connection with the Merger.

ANY HOLDER OF SHARES OF OUR COMMON STOCK WHO WISHES TO EXERCISE THEIR APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE THEIR RIGHT TO DO SO, SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX C CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OR WAIVER OF APPRAISAL RIGHTS UNDER THE DGCL. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF OUR COMMON STOCK, MONEYGRAM BELIEVES THAT A STOCKHOLDER CONSIDERING THE EXERCISE OF SUCH RIGHTS SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Stockholders wishing to exercise the right to seek appraisal of their shares of our Common Stock must fully comply with Section 262 of the DCGL, which means, among other things, all of the following:

•	the stockholder must deliver to MoneyGram a written demand for appraisal before the vote on the proposal to approve and adopt the Merger Agreement is taken at the special meeting;

•	the stockholder must not vote in favor of the proposal to approve and adopt the Merger Agreement;

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the stockholder must continuously hold the shares from the date of making the demand through the effective time of the Merger (a stockholder may lose or waive appraisal rights if the stockholder transfers the shares prior to the effective time of the Merger); and

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the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware demanding a determination of value of the shares within 120 days after the effective time of the Merger. The surviving corporation is under no obligation to file any petition and has no present intention of doing so.

Because a properly executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve and adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to approve and adopt the Merger Agreement, abstain or not vote his, hers or its shares.

Written Demand by the Record Holder

MoneyGram’s stockholders wishing to exercise their appraisal rights must deliver to MoneyGram a written demand for appraisal of their shares before the vote with respect to the approval and adoption of the Merger Agreement is taken at the special meeting, and such stockholders must not vote or submit a proxy in favor of the proposal to approve and adopt the Merger Agreement either at the special meeting or by proxy. A stockholder wishing to exercise appraisal rights must continue to hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the Merger. The stockholder must not vote in favor of the proposal to approve and adopt the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to approve and adopt the Merger Agreement, and it may cause a stockholder to lose or waive the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to approve and adopt the Merger Agreement or abstain from voting on the proposal to approve and adopt the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to approve and adopt the Merger Agreement. Under Section 262 of the DGCL, neither a proxy or vote against the Merger, nor abstaining from voting or failing to vote on the proposal to approve and adopt the Merger Agreement, will in and of itself, constitute a written demand for appraisal. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to approve and adopt the Merger Agreement at the special meeting may cause the stockholder to lose or waive his, her or its appraisal rights in connection with the Merger.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of MoneyGram. Written demands must reasonably inform MoneyGram of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s shares of our Common Stock. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the share certificate or certificates that represent such stockholder’s shares or in the book entry that represents such stockholder’s shares, as the case may be. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of our Common Stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

All written demands for appraisal should be addressed to MoneyGram’s corporate secretary at:

MoneyGram International, Inc.

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

Attention: Corporate Secretary

Notice by the Surviving Corporation

If the Merger is consummated, within 10 days after the effective time of the Merger, the surviving corporation (i.e., MoneyGram) must notify each holder of shares of Common Stock who has properly made a written demand for appraisal pursuant to Section 262 of the DCGL, and who has not voted in favor of the proposal to approve and adopt the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the Merger, the surviving corporation or any MoneyGram stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights thereunder, may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on MoneyGram in the case of a petition filed by a stockholder, demanding a determination of the fair value of our Common Stock held by all such stockholders entitled to appraisal. If no such petition is filed by any stockholders entitled to appraisal within that 120-day period, appraisal rights may be lost or waived for all dissenting stockholders. MoneyGram is under no obligation to, and has no present intention to, file a petition in the event there are dissenting stockholders, and stockholders should not assume that MoneyGram will file a petition or that it will initiate any negotiations with respect to the fair value of shares of our Common Stock. Accordingly, it is the obligation of MoneyGram’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares of our Common Stock within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the Merger, any MoneyGram stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to approve and adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of such dissenting stockholders. Such statement must be mailed by the surviving corporation within 10 days after the receipt of a written request from the dissenting stockholders or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file in the office of the Register in Chancery of the Court of Chancery of the State of Delaware (referred to as the “Delaware Register in Chancery”) a duly verified list (referred to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. Upon the filing of any such petition, the Court of Chancery of the State of Delaware may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published in one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery of the State of Delaware. The forms of notice by mail or publication will be approved by the Court of Chancery of the State of Delaware and the costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery of the State of Delaware, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of

Chancery may require the stockholders who demanded appraisal for their shares of our Common Stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Even if a stockholder complies with the requirements of Section 262 of the DGCL, because immediately before the Merger the shares of Common Stock will be listed on a national securities exchange, the Court of Chancery shall dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares of our Common Stock entitled to appraisal exceeds 1% of the outstanding shares of our Common Stock eligible for appraisal or (ii) the value of the Merger Consideration for such total number of shares of our Common Stock entitled to appraisal exceeds $1  million.

Determination of Fair Value

After the Court of Chancery of the State of Delaware determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between effective time of the Merger and the date of payment of the judgment. Despite the foregoing, at any time before the entry of a judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the immediately preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of our Common Stock as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time. The surviving corporation is under no obligation to make such a voluntary cash payment prior to such entry of judgment.

In determining fair value, the Court of Chancery of the State of Delaware may take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, the price negotiated by the parties, the unaffected stock price, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger [.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering appraisal should be aware that the fair value of their shares of our Common Stock as so determined could be more than, the same as or less than the per share Merger Consideration such stockholders would otherwise be entitled to receive under the terms of the Merger if such stockholders did not seek appraisal and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although MoneyGram believes that the per share Merger Consideration is fair, we cannot make any assurances as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware. MoneyGram does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights, and MoneyGram reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of our Common Stock is less than the per share Merger Consideration.

Upon application by the surviving corporation or by any holder of shares of our Common Stock entitled to participate in the appraisal proceeding, the Court of Chancery of the State of Delaware may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of our Common Stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, upon the amount determined to be the fair value (or, in certain circumstances described in this proxy statement, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding) by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged, pro rata, against the value of all the shares of our Common Stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of our Common Stock in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our Common Stock as of a date or time prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of MoneyGram. No appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware, and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. If no petition for appraisal is filed with the Court of Chancery of the State of Delaware within 120 days after the effective time of the Merger, stockholders’ rights to appraisal shall cease and all holders of shares of our Common Stock will be entitled to receive the Merger Consideration. Inasmuch as MoneyGram has no obligation to file such a petition and has no present intention to do so, any holder of shares of our Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to MoneyGram a written withdrawal of its demand for appraisal and acceptance of the Merger Consideration, except that (a) any such attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of MoneyGram and (b) no appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the effective time of the Merger.

If you wish to exercise your appraisal rights, you must not vote your shares of our Common Stock in favor of the Merger and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it may result in the termination or waiver of your appraisal rights.

The foregoing is a brief summary of the rights of MoneyGram stockholders to seek appraisal rights under Section 262 of the DGCL and does not purport to be a complete statement of the procedures to be followed by MoneyGram stockholders desiring to exercise any appraisal rights available to them and is qualified in its entirety by reference to Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss or waiver of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, MoneyGram’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and the related transactions will be funded by a combination of equity and debt financing. The Parent and Merger Sub will obtain such funding through the proceeds from one or more debt financing transactions and an equity financing. The Guarantors have committed to provide equity financing to Parent pursuant to an equity commitment letter (of which MoneyGram is a third-party beneficiary), in the aggregate amount set forth therein, subject to the terms of such equity commitment letter. The Lenders have committed to provide debt financing to Merger Sub pursuant to a debt financing commitment letter in the aggregate amount set forth therein, subject to the terms of such debt commitment letter. The aggregate funds committed to be made available to Parent and Merger Sub under the equity commitment letter and the debt commitment letter, respectively, will provide in the aggregate sufficient funds to consummate the Merger and the related transactions, including the aggregate funds needed to (i) pay our stockholders the aggregate Merger Consideration due to them under the Merger Agreement; (ii) make payments pursuant to the Merger Agreement in respect of outstanding MoneyGram LTI Awards granted under the Company Stock Plan; (iii) repay the outstanding indebtedness and other obligations of MoneyGram under its existing credit agreement and redeem its existing notes at the required redemption price; and (iv) pay fees, premiums and expenses payable by Parent and Merger Sub under the Merger Agreement and in connection with the debt financing and the repayment of MoneyGram’s existing indebtedness. The obligations of Parent and Merger Sub under the Merger Agreement are not conditioned upon obtaining the financing described above.

Debt Commitment Letter

In connection with the signing of the Merger Agreement, Merger Sub entered into a commitment letter with Goldman Sachs Bank USA, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Barclays Bank PLC, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively, the “debt commitment parties”) providing for a senior secured term loan facility in an aggregate amount up to $700,000,000 and a senior secured revolving credit facility in an aggregate amount up to $150,000,000 (the “debt commitment letter”).

In the event Merger Sub is unable to complete a private placement of a junior financing in an aggregate principal amount of $500,000,000 prior to closing of the Merger, the debt commitment parties have agreed to provide additional debt financing in the form of an unsecured senior bridge facility in an aggregate principal amount up to $500,000,000 under certain circumstances.

The commitments of the debt commitment parties under the debt commitment letter are subject to the satisfaction (or waiver by the applicable debt commitment party) of certain conditions precedent, including, without limitation:

•	the absence of a Material Adverse Effect (as defined in the debt commitment letter) since January 24, 2022;

•

the consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendment or waiver that would be materially adverse to the interests of the lenders in their capacity as such without the consent of the debt commitment parties);

•

subject to certain limitations and exceptions, the accuracy in all material respects as of the date of closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the debt commitment letter;

•

the equity financing contemplated by the equity commitment letter (as defined below) shall have occurred or, substantially concurrently with the initial funding contemplated by the debt commitment letter, shall occur;

•	the refinancing of certain of MoneyGram’s existing indebtedness shall have occurred or, substantially concurrently with the initial funding contemplated by the debt commitment letter, shall occur; and

•	other customary conditions precedent set forth in the debt commitment letter.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earliest to occur of (i) the consummation of the Merger without the funding of the debt financing, (ii) 11:59 p.m., New York City time, February 22, 2023 subject to automatic extension in the event that the end date under the Merger Agreement is extended by the parties to the Merger Agreement in connection with obtaining certain required money transfer approvals, as more particularly described in the Merger Agreement, (iii) the funding of the credit facilities and (iv) the consummation of the Merger without the funding of the credit facilities.

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Equity Commitment Letter

In connection with the signing of the Merger Agreement, the Guarantors entered into a commitment letter (the “equity commitment letter”), whereby the Guarantors committed to provide equity financing of $810,000,000, subject to the terms and conditions set forth in the equity commitment letter. The proceeds from the equity financing will be used to finance a portion of the Merger Consideration and LTI Award consideration.

Each Guarantor may assign all or a portion of its equity commitment to any other investor or co-investor, although no assignment of the equity commitment will relieve a Guarantor of its obligations under the equity commitment letter except to the extent such other investor actually funds the amount required under the equity commitment letter to Parent.

The commitments of the Guarantors under the equity commitment letter are subject to (i) the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, as set forth in the Merger Agreement, (ii) the substantially concurrent consummation and funding of the debt financing on the terms set forth in the debt commitment letter and (iii) MoneyGram having irrevocably confirmed in a written notice delivered to Parent that, if the equity financing and debt financing are funded, the Merger will be consummated.

The obligation of the Guarantors to fund the commitments under the equity commitment letter shall, in each case, automatically and immediately terminate upon the earliest to occur of: (a) the closing of the Merger, provided that the Guarantors shall at or prior thereto have fully funded and paid their respective commitments under the equity commitment to Parent, directly or indirectly; (b) the valid termination of the Merger Agreement in accordance with its terms; (c) the assertion by MoneyGram or any of its affiliates of any claim against any Guarantor, Parent or Merger Sub relating to the equity commitment letter, the debt commitment letter, the Limited Guarantee, the Merger Agreement or any of the transactions contemplated thereby, other than any Retained Claims (as defined in, and solely to the extent permitted under and against the persons specified therein, the Limited Guarantee); or (d) the valid termination of the Guarantor’s obligations pursuant to the Limited Guarantee in accordance with its terms.

MoneyGram is entitled to enforce the terms of the equity commitment letter and to cause Parent to enforce the equity commitment letter solely prior to the termination of the Merger Agreement and in accordance with Section 8.12(b) of the Merger Agreement.

Delisting and Deregistration of the Common Stock

If the Merger is completed, our Common Stock will no longer be traded on the Nasdaq and will be deregistered under the Exchange Act and, as a result, we will no longer file periodic reports with the SEC.

Accounting Treatment

The Merger will be accounted for as a purchase business combination for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain material United States federal income tax considerations applicable to our stockholders of the receipt of cash in exchange for shares of our Common Stock pursuant to the Merger. This summary is based upon the provisions of the Code, applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis and to differing interpretations, all of which could result in tax considerations different from those described below. This discussion assumes that the shares of our Common Stock are held as capital assets within the meaning of Section 1221 of the Code by their beneficial owners. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example (but not limited to), banks, insurance companies, or other financial institutions; dealers or brokers in securities or currencies; traders in securities that elect mark-to-market treatment; tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds; retirement plans or other tax-deferred accounts; S-corporations, partnerships, or other pass-through entities; mutual funds; real estate investment trusts or regulated investment companies; personal holding companies; United States expatriates, including expatriated entities subject to Section 7874 of the Code; controlled foreign corporations, passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar; stockholders who hold shares of our Common Stock as part of a hedging, “straddle,” constructive sale, conversion or other risk-reduction strategy or integrated transaction; holders that own, or have owned, actually, indirectly or constructively, more than 5% of our Common Stock; grantor trusts; or stockholders who acquired their shares of our Common Stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion is general in nature and does not address any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

MoneyGram stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of our Common Stock pursuant to the Merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your own tax advisor as to the particular tax consequences to you of the transactions contemplated by the Merger Agreement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of our Common Stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the Merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of our Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and such U.S. holder’s adjusted tax basis in the shares of our Common Stock converted into cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of our Common Stock have been held for more than one year at the effective time of the Merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

A 3.8% tax is imposed on the “net investment income” of certain U.S. holders that are individuals, trusts or estates if their income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” or (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income” or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. For these purposes, “net investment income” generally will include any gain recognized on the receipt of the cash for shares of our Common Stock in the Merger.

Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments to a U.S. holder pursuant to the Merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the paying agent generally will be required to withhold 24% of all payments to which a U.S. holder is entitled in the Merger, unless the U.S. holder (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the paying agent for the Merger the IRS Form W-9 that each stockholder will receive with the letter of transmittal following completion of the Merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. If a U.S. holder does not provide a correct tax identification number, the U.S. holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a U.S. holder’s United States federal income tax liability, if any, or refunded by the IRS provided that the required information is furnished to the IRS in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the Merger (unless an exception is provided under an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

•	our Common Stock constitutes a United States real property interest (“USRPI”) by reason of MoneyGram’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied. We believe MoneyGram currently is not a USRPHC. Because the determination of whether MoneyGram is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance MoneyGram currently is not a USRPHC or will not become one. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a non-U.S. holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such non-U.S. holder owned, actually, indirectly or constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the Merger or the non-U.S. holder’s holding period.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the Merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code) or such non-U.S. holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed IRS Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable IRS Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded by the IRS provided that the required information is furnished to the IRS in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any stockholder of our Common Stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of our Common Stock pursuant to the Merger.

THE MERGER AGREEMENT

The following summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The Merger Agreement has been included as Annex A to this proxy statement to provide you with information regarding its terms. It is not intended to provide you with any other factual information about MoneyGram, Parent or Merger Sub. Such information can be found elsewhere in this proxy statement and in other public filings made by MoneyGram with the SEC, which are available without charge at www.sec.gov or as more fully described in the section entitled “Where You Can Find More Information.” Our stockholders are urged to read the full text of the Merger Agreement in its entirety.

General

Explanatory Note

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this document, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about MoneyGram or modify or supplement any factual disclosures about MoneyGram in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to MoneyGram. The Merger Agreement contains representations and warranties by and covenants of MoneyGram, Parent and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect or other limitations applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in MoneyGram’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in MoneyGram’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find More Information.” Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated in this proxy statement by reference.

Additional information about MoneyGram may be found elsewhere in this document and MoneyGram’s other public filings. See the section entitled “Where You Can Find More Information.”

Structure of the Merger

At the effective time of the Merger, Merger Sub will merge with and into MoneyGram and MoneyGram will continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger.

Certificate of Incorporation and Bylaws

The certificate of incorporation of MoneyGram, as in effect as of immediately prior to the effective time of the Merger, will be amended and restated as of the effective time of the Merger so as to read in its entirety as set forth in the respective form attached as an exhibit to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation following the Merger until thereafter amended in accordance with the provisions thereof and of applicable law. The bylaws of MoneyGram, as in effect as of immediately prior to the effective time of the Merger, will be amended and restated as of the effective time of the Merger so as to read in their entirety as set forth in the respective form attached as an exhibit to the Merger Agreement, and as so amended and restated will be the bylaws of the surviving corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the surviving corporation and of applicable law.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time of the Merger, with such additional individuals that Parent may designate prior to the effective time of the Merger to serve as directors of the surviving corporation, will be the directors of MoneyGram, as the surviving corporation, as of the effective time of the Merger. The officers of MoneyGram immediately prior to the effective time of the Merger will be the officers of MoneyGram, as the surviving corporation, as of the effective time of the Merger.

When the Merger Becomes Effective

The closing of the Merger will take place, unless another date is agreed in writing by the parties, no later than the third business day (or, if earlier, the business day immediately prior to the end date (after giving effect to any extension thereof)) after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) set forth in the Merger Agreement; provided, if the marketing period (as summarized below) has not ended prior to such business day (including as a result of any extension of the end date to accommodate the marketing period), the closing of the Merger will occur on the second business day after the final day of the marketing period unless an earlier date has been agreed by Parent in writing.

On the closing date of the Merger, MoneyGram and Merger Sub will cause the Merger to be consummated by executing, delivering and filing a certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware law and will make such other filings or recordings required under the DGCL in connection with the Merger. The Merger will become effective at such time as the certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the closing date of the Merger as may be agreed by Parent and MoneyGram and specified in the certificate of Merger.

The “marketing period” means the first period of 15 consecutive business days following the date on which all conditions precedent to the closing for the benefit of Parent, other than such conditions precedent related to certain representations and warranties of MoneyGram or the performance of all obligations of MoneyGram under the Merger Agreement that, by their terms or nature, cannot be satisfied until the effective time, but subject to the satisfaction or, where not prohibited, waiver by Parent, of those conditions as of the effective time will have been (and remain) satisfied or are waived, and such 15 consecutive business day period will not commence unless Parent will have received certain financial information of MoneyGram required under the terms of the Merger Agreement (“required financial information”) at the commencement of, or prior to, such 15 consecutive business day period (and throughout the marketing period, certain compliance requirements (“compliance requirements”) with respect to the financial information as specified in the Merger Agreement have been satisfied; provided that if the compliance requirements at any time fail to be satisfied during the marketing period, then the marketing period will not be deemed to have commenced and the marketing period will only commence when the compliance requirements are satisfied), provided that (a) certain dates and periods specified in the Merger Agreement will not be included in the calculation of the marketing period, (b) if the marketing period has not ended on or prior to August 22, 2022, then the marketing period will be deemed not to have commenced until September 6, 2022, (c) if the marketing period has not ended on or prior to December 19, 2022, then the marketing period will be deemed not to have commenced until January 3, 2023 and (d) the marketing period will end on any earlier date on which the debt financing is consummated. If MoneyGram in good faith reasonably believes it has provided the required financial information and such other conditions required for the commencement of the marketing period have been satisfied or waived, it may deliver to Parent a written notice to that effect (stating the date it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date specified in the letter, unless Parent in good faith reasonably believes either (i) MoneyGram has not completed delivery of the required financial information or (ii) such other conditions required for the commencement of the marketing period have not been satisfied or waived, and, within three business days after receipt of such notice by MoneyGram, delivers a written notice to MoneyGram to that effect (stating with reasonable specificity which required financial information Parent reasonably believes MoneyGram has not delivered or are otherwise unsuitable or which conditions have not been satisfied or waived).

Effect of the Merger on the Common Stock

At the effective time of the Merger each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than “dissenting shares” or “cancelled shares” (each as described below) will be cancelled and converted into the right to receive $11.00 in cash, without interest (the “Merger Consideration”).

Notwithstanding the foregoing, any shares of Common Stock then held by MoneyGram, any wholly owned subsidiary of MoneyGram, Parent, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned subsidiary (such shares, the “cancelled shares”) will be cancelled and retired and no cash or other consideration will be delivered in exchange of such cancelled shares.

In addition, to the extent required by the DGCL, any shares of Common Stock that are issued and outstanding immediately prior to the effective time of the Merger and as to which the holders thereof have not voted in favor of the approval and adoption of the Merger Agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (the “dissenting shares”) will not be converted into the right to receive the Merger Consideration, and such holders will be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder effectively waives, withdraws, fails to properly demand or perfect, or otherwise loses such holder’s rights under Section 262 of the DGCL, each of such holder’s dissenting shares will thereupon be deemed to have been converted at the effective time of the Merger into the right to receive the Merger Consideration, without interest and after giving effect to any required tax withholdings as provided in this proxy statement, and such holder thereof will cease to have any other rights with respect thereto. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.”

At the effective time of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the effective time of the Merger will be converted into and become one share of common stock of MoneyGram, as the surviving corporation.

Effect of the Merger on MoneyGram Warrants

At the effective time of the Merger, any warrant to purchase shares of our Common Stock (a “MoneyGram Warrant”), or portion thereof, that is outstanding and unexercised immediately prior to the effective time will be cancelled and each holder thereof will be entitled to receive an amount in cash (the “warrant consideration”) equal to the product of (a) the excess of the Merger Consideration over the applicable per share exercise price of such MoneyGram Warrant and (b) the number of shares of Common Stock issuable upon exercise of such MoneyGram Warrant (or portion thereof).

On February 25, 2022, all of the issued and outstanding MoneyGram Warrants were exercised and, as a result, there are no MoneyGram Warrants outstanding as of the date hereof.

Treatment of Equity Awards and Performance Cash Awards

At the effective time of the Merger, each MoneyGram Option Award, granted pursuant to the Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger, each of which has an exercise price equal to or greater than the Merger Consideration and therefore is expected to have no intrinsic value at the effective time, will automatically be cancelled and retired, and no cash or other consideration will be delivered in exchange therefor, and MoneyGram will have no further obligations with respect to such MoneyGram Option Award.

At the effective time of the Merger, each MoneyGram Pre-2023 Time-Based RSU Award that is outstanding immediately prior to the effective time will automatically become fully vested and be cancelled in exchange for the right to receive, at the effective time and in full satisfaction of MoneyGram’s obligations with respect to such MoneyGram Pre-2023 Time-Based RSU Award, an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such MoneyGram Pre-2023 Time-Based RSU Award (which, with respect to any award originally subject to time and performance-based vesting for which the performance period has been completed and performance threshold satisfied, and which remains subject solely to time-based vesting, means the number of shares of Common Stock for which the applicable performance criteria were achieved and are subject to time-based vesting).

At the effective time of the Merger, each MoneyGram Pre-2023 Performance-Based RSU Award that is outstanding immediately prior to the effective time will automatically become vested as to a number of shares of Common Stock subject to such MoneyGram Pre-2023 Performance-Based RSU Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time and will be cancelled in consideration for the right to receive, at the effective time and in full satisfaction of MoneyGram’s obligations with respect to such MoneyGram Pre-2023 Performance-Based RSU Award, an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock.

At the effective time of the Merger, each MoneyGram Pre-2023 Performance Cash Award that is outstanding immediately prior to the effective time will automatically become fully vested and be cancelled in exchange for the right to receive, at the effective time and in full satisfaction of MoneyGram’s obligations with respect to such MoneyGram Pre-2023 Performance Cash Award, an amount in cash (subject to any applicable withholding taxes) equal to the aggregate cash amount payable pursuant to such MoneyGram Pre-2023 Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time. Each performance-based cash award granted on or after January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements, that is outstanding immediately prior to the effective time, will continue in accordance with its terms.

At the effective time of the Merger, each MoneyGram 2023 RSU that is outstanding immediately prior to the effective time, will, unless otherwise agreed to in writing by Parent and the holder of such MoneyGram 2023 RSU, automatically be converted into a converted award, representing a right to receive an amount of cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock underlying such MoneyGram 2023 RSU (and, with respect to any such MoneyGram 2023 RSU, that is subject to performance based vesting, such number of shares of Common Stock will be based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the effective time), on the same vesting terms and conditions applicable to such MoneyGram 2023 RSU immediately before the effective time. On the date, and to the extent, that the converted award becomes vested, such vested converted award will be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter).

Prior to the effective time of the Merger, MoneyGram will take all actions necessary to effectuate the treatment of the MoneyGram LTI Awards, including the payment of the consideration for each of the MoneyGram LTI Awards described above, as applicable (the “LTI Award consideration”) and cancellation of such MoneyGram LTI Awards as of the effective time. MoneyGram will ensure that, following the effective time, no participant in the Company Stock Plan or otherwise will have any right thereunder to acquire any equity securities of MoneyGram, the surviving corporation or any of their respective subsidiaries. The respective provisions described above apply to all MoneyGram Pre-2023 Time-Based RSU Awards, all MoneyGram Pre-2023 Performance-Based RSU Awards and all MoneyGram 2023 RSUs except as otherwise agreed to in writing signed prior to the effective time by Parent and the applicable holder of a MoneyGram Pre-2023 Time-Based RSU Award, a MoneyGram Pre-2023 Performance-Based RSU Award or a MoneyGram 2023 RSU.

Payment of the Merger Consideration

Prior to the effective time of the Merger, Parent will enter into an agreement in form and substance reasonably acceptable to MoneyGram with MoneyGram’s transfer agent or a bank or trust company that is reasonably satisfactory to MoneyGram to act as paying agent (the “Paying Agent”). At or immediately prior to the effective time of the Merger, Parent or one of its subsidiaries will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock (other than dissenting shares or cancelled shares) and the MoneyGram LTI Awards, cash in U.S. dollars sufficient to make the aggregate payments of the Merger Consideration and LTI Award consideration required, as of the effective time of the Merger, to be made at the effective time of the Merger. With respect to any dissenting shares, Parent will only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such dissenting shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent will be invested by the Paying Agent as directed by Parent; provided, however, to the extent such funds are not sufficient to make the payments required to be made at the effective time of the Merger, Parent will, or will cause the surviving corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

As soon as reasonably practicable after the effective time of the Merger (but in any event no later than three business days thereafter), Parent will cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than dissenting shares or cancelled shares) that immediately prior to the effective time of the Merger were evidenced by certificates: (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates in exchange for the Merger Consideration. Upon proper surrender of such certificate (or affidavits of loss in lieu thereof) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Common Stock formerly represented by such certificate and such certificate so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of the certificates on the Merger Consideration payable upon the surrender of such certificates.

Any holder of record of shares of Common Stock (other than dissenting shares or cancelled shares) that immediately prior to the effective time of the Merger were not evidenced by certificates (“book entry shares”) will not be required to deliver a certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate Merger Consideration with respect to such book entry shares, and as soon as reasonably practicable after the effective time of the Merger, the Paying Agent will pay and deliver to each holder of book entry shares the aggregate Merger Consideration in respect of such book entry shares, and such book entry shares will then be cancelled. No interest will be paid or accrued for the benefit of holders of book entry shares on the Merger Consideration payable in respect of such book entry shares.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains representations and warranties of MoneyGram, subject to certain exceptions in the Merger Agreement, in the confidential disclosure schedule delivered in connection with the Merger Agreement and in certain of MoneyGram’s public filings, as to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authority and the recommendation of our board of directors;

•	consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the Merger Agreement;

•	MoneyGram’s SEC filings;

•	financial statements and the absence of undisclosed liabilities;

•	the absence of a material adverse effect and certain other changes or events;

•	legal proceedings;

•	compliance with applicable law;

•	material contracts;

•	tax matters;

•	employee and employee benefit plan matters;

•	labor matters;

•	intellectual property and data privacy;

•	environmental liability;

•	real and personal property matters;

•	insurance matters;

•	anti-takeover statutes;

•	required stockholder vote;

•	receipt of a fairness opinion from BofA Securities;

•	broker’s fees;

•	transactions with affiliates; and

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the Merger Agreement, as to, among other things:

•	corporate organization;

•	corporate authority;

•	governmental and third-party consents and approvals relating to the execution, delivery and performance of the Merger Agreement;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	approvals by the respective stockholders of Parent and Merger Sub;

•	ownership of Common Stock;

•	litigation;

•	the equity and debt financing;

•	solvency;

•	“foreign person” status, as defined under the Defense Production Act of 1950; and

•	equity interests held in competitors of MoneyGram.

Some of the representations and warranties in the Merger Agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to MoneyGram or a “parent material adverse effect” with respect to Parent and Merger Sub, as discussed below.

For purposes of the Merger Agreement, a “material adverse effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of MoneyGram and its subsidiaries taken as a whole; provided, however, that in determining whether a material adverse effect has occurred, there will be excluded any effect on MoneyGram and its subsidiaries to the extent caused by, resulting from or relating to the following (except the effect of the changes described in the first, third, fifth, sixth and seventh bullets below will not be excluded to the extent of the disproportionate impact, if any, they have on MoneyGram and its subsidiaries relative to other participants in the money transmission industry):

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any change after the date of the Merger Agreement in laws of general applicability (including any change in immigration, tariff or trade policies) or published interpretations thereof by governmental entities (as defined in the Merger Agreement) or in GAAP;

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the announcement or execution of the Merger Agreement or the transactions contemplated thereby, including the identity of Parent and any announced plans or intentions of Parent with respect to MoneyGram or the business of MoneyGram and its subsidiaries following the closing (provided that the exception in this bullet will not apply to the use of the term “material adverse effect” in the representations and warranties regarding consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the Merger Agreement and compliance with certain laws);

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any changes after the date of the Merger Agreement in general political, tax, economic or business conditions in the U.S. or any country or region in the world in which MoneyGram or any of its subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates;

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the failure in and of itself by MoneyGram and its subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions (but not the underlying reasons therefor) for any period ending on or after the date of the Merger Agreement or a decrease in the market price or the trading volume of shares of Common Stock (provided that the exception in this bullet will not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a material adverse effect has occurred);

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hurricanes, earthquakes, floods, epidemics, pandemics or disease outbreaks (including COVID-19), or other natural disasters, similar force majeure events, or related government actions (including COVID-19 measures), including any material worsening of such conditions existing as of the date of the Merger Agreement;

•	the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of crime or terrorism;

•	any change or effect generally affecting the money transmission industry;

•	the performance by MoneyGram or any of its affiliates of its or their express obligations under the Merger Agreement;

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any legal proceedings made or brought by any of the current or former stockholders of MoneyGram (on their own behalf or on behalf of MoneyGram) against MoneyGram or any of its executive officers or directors, but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable law, arising out of or related to the Merger Agreement or any of the transactions contemplated thereby; or

•	any action or omission by MoneyGram taken at the express written request of Parent.

A “material adverse effect” also includes any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, MoneyGram’s ability to perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby on a timely basis.

For purposes of the Merger Agreement, a “parent material adverse effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Parent’s and Merger Sub’s ability to perform their respective obligations under the Merger Agreement or consummate the transactions contemplated thereby as and when required to do so under the Merger Agreement; provided that, notwithstanding the foregoing, in no event will a permitted co-investor (as defined in the Merger Agreement) becoming, or seeking to become (including in connection with seeking any approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of the Merger Agreement and effective prior to or as of the closing be deemed a parent material adverse effect or grounds for a parent material adverse effect.

Conduct of Business Pending the Merger

The Merger Agreement provides that except (i) as expressly contemplated or permitted by the Merger Agreement, (ii) as required by any law applicable to MoneyGram or any of its subsidiaries (including any COVID-19 measures), or any COVID-19 action, (iii) as set forth on the confidential disclosure schedules or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the effective time of the Merger or the earlier termination of the Merger Agreement, (A) MoneyGram will, and will cause each of its subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practice and (2) use reasonable best efforts to (I) maintain and preserve intact its assets, properties, contracts or other legally binding understandings, business organization, rights, licenses, authorizations, franchises and other authorizations issued by governmental entities, (II) preserve its business relationships with money transfer agents and other persons doing business with it and (III) retain the services of its officers and key employees and (B) MoneyGram will not, and will not permit any of its subsidiaries to, subject to certain exceptions as set forth in the Merger Agreement:

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(i) amend or otherwise change MoneyGram’s certificate of incorporation or bylaws, (ii) with respect to subsidiaries of MoneyGram, amend or otherwise change their applicable organizational documents in any material respect and (iii) adopt any rights plan, “poison-pill” or similar plan or agreement;

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adjust, split (including a reverse stock split), combine or reclassify any capital stock or other equity interest of MoneyGram, or engage in any dividend or distributions that would change the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of MoneyGram (including the MoneyGram Option Awards and MoneyGram LTI Awards) into a different number of shares of Common Stock or a different class of securities;

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issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in MoneyGram or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Common Stock or other shares of capital stock or equity interests;

•	sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of, any assets, rights or businesses of MoneyGram or its subsidiaries (including any capital stock of any subsidiaries);

•	acquire any corporation, partnership or other business organization or division thereof or any assets;

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(i) incur, issue, assume or guarantee any indebtedness for borrowed money or any debt securities in an aggregate amount exceeding $5,000,000 outstanding at one time and guarantees thereof, or (ii) enter into any swap or hedging transaction or other derivative agreement (other than forward contracts entered into in the ordinary course of business); provided, that, for the avoidance of doubt, this clause would not prohibit the continuing guarantee of existing indebtedness for borrowed money of MoneyGram or any of its subsidiaries;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•	enter into any contract involving or providing for the settlement of, or other arrangements with respect to, any claims or threatened claim (or series of related claims);

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except in the ordinary course of business consistent with past practice or as otherwise explicitly permitted pursuant to the Merger Agreement, enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any material contract;

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except for the expenditures contemplated by and consistent with the 2022 and 2023 capital expenditure budgets, make, or commit to make, or otherwise authorize any capital expenditures in excess of $3,000,000 in 2022 or $3,000,000 in 2023;

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(i) adopt, establish, enter into, amend or modify or agree to establish, amend or modify (or announce an intention to establish, amend or modify) or terminate any employee benefit plan or arrangement that would constitute an employee benefit plan if in effect as of the date of the Merger Agreement, (ii) materially increase the compensation or benefits, including severance benefits, or create any new rights to material payments or benefits, including any severance, change in control, retention, or similar compensation or benefits, of any employee of MoneyGram; (iii) take any action to accelerate the vesting or time of payment of any material compensation or benefit under the Company Stock Plan or awards granted thereunder; (iv) loan or advance any money or other property to any present or former director, officer or employee of MoneyGram or its subsidiaries or (v) enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, or increase the funding obligation or contribution rate of any employee benefit plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended; provided, however, that it will not be a violation of this clause if MoneyGram or any of its subsidiaries enters into a retention bonus agreement with an employee of MoneyGram after the date of the Merger Agreement so long as the total cost to MoneyGram and its subsidiaries under all such retention bonus agreements with all such employees of MoneyGram does not exceed $5,000,000 in the aggregate and no retention bonus is made to an individual that could result in such payment being subject to a loss of deduction under Section 280G of the Internal Revenue Code;

•	make any material changes in its methods, practices or policies of financial accounting;

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(i) make or change any material tax election, (ii) agree with tax authorities on the settlement of any material tax examination, audit assessment or other proceedings of MoneyGram or any of its subsidiaries, (iii) enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund, offset, or other reduction in liability, (iv) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment, (v) file an amended income or other material tax return, (vi) change any annual tax accounting period or adopt or change any method of tax accounting principles or practices, (vii) fail to pay any material taxes as they become due and payable, or (viii) enter into any tax sharing, tax indemnity or tax allocation agreement or similar contract or arrangement, in each case, that includes a party other than MoneyGram or any of its subsidiaries;

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fail to use its reasonable best efforts to maintain in full force and effect any material existing insurance policies of MoneyGram and its subsidiaries or to replace such material insurance policies with comparable insurance policies;

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sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any intellectual property, except for (i) where MoneyGram has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any registered intellectual property, (ii) permitted liens or (iii) pledges, non-exclusive licenses in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to be material to MoneyGram;

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effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event (as defined in the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employee;

•	fail to use reasonable best efforts to maintain in full force and effect any money transmitter license to continue to operate its business in the ordinary course in all material respects; or

•	agree to, or make any commitment to, take any of the foregoing actions.

Go-Shop

During the period beginning immediately following the execution of the Merger Agreement and continuing until 11:59 p.m. (Dallas, Texas time) on the 30th day thereafter (the “solicitation period end date”), MoneyGram will have the right to, and may cause its subsidiaries and MoneyGram’s and its subsidiaries’ respective directors, officers, employees and representatives to, directly or indirectly (such following actions, the “go-shop right”):

•	initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any acquisition proposal;

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engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an acquisition proposal, in each case pursuant to one or more acceptable confidentiality agreements;

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terminate, waive, amend or modify any provision of any standstill agreement or confidentiality agreement to which MoneyGram is a party to the extent necessary to allow the other party thereto to submit any acquisition proposal or to inquire, propose or make an offer that may lead to an acquisition proposal; or

•	propose or agree to do any of the foregoing.

Neither Parent nor any of its affiliates will, and Parent will use its reasonable best efforts to cause its and its affiliates’ respective representatives not to, participate in discussions with, any person (or group that includes any person) that prior to the execution of the Merger Agreement, directly or indirectly, whether through its affiliates or representatives, (1) accessed the online data room hosted on behalf of MoneyGram in connection with evaluating a potential acquisition of MoneyGram, (2) participated in substantive negotiations with MoneyGram or its representatives regarding an acquisition proposal, or (3) submitted an acquisition proposal to MoneyGram or its representatives, in each case, within 180 days prior to the date of the Merger Agreement (any such person, a “prior bidder”); provided, however, that the foregoing does not prohibit or restrict Parent from making or conducting public communications or solicitations regarding (i) an acquisition proposal or (ii) the transactions contemplated by the Merger Agreement in accordance with the publicity provisions of the Merger Agreement.

MoneyGram will substantially concurrently make available to Parent or its representatives any non-public information concerning MoneyGram and its subsidiaries that is provided by MoneyGram to any person or its representatives that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one day) after providing (or causing to be provided) any such information and MoneyGram will not provide to any such person any non-public information of or relating to Parent, Merger Sub or any of their respective affiliates or representatives.

Any person or group of persons (i) who submits an acquisition proposal to MoneyGram prior to the solicitation period end date, and (ii) whose acquisition proposal our board of directors determines in good faith (after consultation with MoneyGram’s outside legal and financial advisors) constitutes a superior proposal or could reasonably be expected to result in a superior proposal, will be considered an “exempted person” for purposes of the no solicitation provisions of the Merger Agreement (as described in “The Merger Agreement—No Solicitation”); provided, that a person shall immediately cease to be considered an exempted person for purposes of the Merger Agreement upon the earlier of (a) the time (if any) at which such acquisition proposal is withdrawn by such person or group, it being understood that a modification of an acquisition proposal submitted by a person or group will not be deemed to be a withdrawal or termination of an acquisition proposal by such person or group so long as our board of directors determines in good faith (after consultation with MoneyGram’s outside legal and financial advisors) that, following such modification, the acquisition proposal continues to constitute a superior proposal or could reasonably be expected to result in a superior proposal and (b) 20 days following the solicitation period end date.

For purposes of this proxy statement:

•

“acceptable confidentiality agreement” means a confidentiality agreement that (a) contains terms as to confidentiality and use that are no less favorable in the aggregate to MoneyGram (as determined by MoneyGram in good faith) than those contained in the confidentiality agreement between MoneyGram and MDP and (b) does not include any provision calling for an exclusive right to negotiate with MoneyGram prior to the termination of the Merger Agreement or restrict MoneyGram from providing any information to Parent to which Parent would be entitled under any provision of the Merger Agreement.

•

“acquisition proposal” means any inquiry, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or any of its subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (a) acquisition, purchase, license or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of MoneyGram’s subsidiaries) of MoneyGram and its subsidiaries, (b) Merger, reorganization, share exchange, amalgamation, consolidation, business combination, recapitalization, extraordinary dividend, liquidation, dissolution or similar transaction involving (i) MoneyGram or (ii) one or more subsidiaries of MoneyGram representing 20% or more of the consolidated business, net revenues, net income or assets of MoneyGram and its subsidiaries, (c) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of MoneyGram or any of its subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the equity or total voting power of MoneyGram, any of its subsidiaries or the surviving parent entity in such transaction or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any contract to engage in any of the foregoing.

•

“superior proposal” means a bona fide written acquisition proposal (with all references in the definition of acquisition proposal to “20%” changed to “50%” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that if consummated would result in such person or group (or their equityholders) owning, directly or indirectly, a majority of the outstanding shares of MoneyGram (or of the stock of the surviving entity in a Merger or the direct or indirect parent of the surviving entity in a Merger), securities representing a majority of the total voting power of MoneyGram, or a majority of the assets of MoneyGram or its subsidiaries taken as a whole, and which our board of directors determines in good faith, after consultation with MoneyGram’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to MoneyGram’s stockholders than the Merger, after taking into account (a) the legal, financial, regulatory or other aspects of such proposal (including any financing risk, antitrust and other regulatory risks, termination or break-up fees, expense reimbursement provisions, timing, conditions to consummation and certainty of closing), (b) the likelihood and timing of consummation (as compared to the transactions contemplated by the Merger Agreement) and (c) any changes to the terms of the Merger Agreement proposed by Parent and any other information provided by Parent.

No Solicitation

Except as (i) expressly permitted by the Merger Agreement or (ii) with respect to any exempted person, until the date that is 20 days following the solicitation period end date, from the solicitation period end date until the effective time of the Merger or, if earlier, the date on which the Merger Agreement is terminated in accordance with its terms, MoneyGram will not, and MoneyGram will cause its subsidiaries not to, and will instruct and use reasonable best efforts to cause its and its subsidiaries’ respective directors, officers, employees and representatives not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any acquisition proposal;

•

engage in, conduct or knowingly facilitate any discussions (other than to state that they are not permitted to have discussions) or negotiations with, or provide any confidential information or data to, any person relating to an acquisition proposal;

•

furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to MoneyGram or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of MoneyGram or any of its subsidiaries (other than to Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or efforts, or the making, of any proposal that would reasonably be expected to lead to an acquisition proposal;

•

withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, our board of directors’ recommendation or approve or recommend, or propose publicly to approve or recommend, any acquisition proposal (any act described in this bullet is referred to as a “change of recommendation”);

•	waive the applicability of all or any portion of any anti-takeover laws in respect of any person (other than Parent and its affiliates);

•

approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or contract related to any acquisition proposal (other than an acceptable confidentiality agreement) or enter into any letter of intent or other document or contract requiring MoneyGram to (or otherwise contemplating that MoneyGram) abandon, terminate or fail to consummate the transactions contemplated by or breach its obligations under the Merger Agreement; or

•	resolve, propose or agree to do any of the foregoing.

Except (1) as expressly permitted by the Merger Agreement or (2) with respect to any exempted person until the date that is 20 days following the solicitation period end date, from the solicitation period end date until the effective time of the Merger or, if earlier, the date on which the Merger Agreement is terminated, MoneyGram will, and will cause its subsidiaries to, and will instruct and use reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees and representatives to, immediately cease and cause to be terminated, and will not authorize or knowingly permit any of its or their representatives to continue, any and all activities, discussions or negotiations conducted with any persons other than Parent with respect to any acquisition proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and representatives to any data room (virtual or actual) containing any non-public information with respect to MoneyGram or its subsidiaries previously furnished with respect to an acquisition proposal and using reasonable best efforts to cause any such third-party (or its agents or advisors) in possession of non-public information in respect of MoneyGram or any of its subsidiaries that was furnished by or on behalf of MoneyGram and its subsidiaries in connection with such activities, discussions or negotiations conducted with respect to any acquisition proposal to return or destroy (and confirm destruction of) all such information pursuant to the terms of any binding agreement to do so. The foregoing does not prevent MoneyGram from communicating with a prospective acquirer to request clarification of the terms and conditions of a possible acquisition proposal so as to determine whether such acquisition proposal could reasonably be expected to lead to a superior proposal. Any violation of these restrictions by any directors, officers, employees of MoneyGram or any of its subsidiaries, or representatives acting on behalf of MoneyGram or any of its subsidiaries, is deemed to be a breach of these restrictions by MoneyGram.

Notwithstanding the foregoing restrictions, from the solicitation period end date until the time the MoneyGram Stockholder Approval is obtained, if MoneyGram, any of its subsidiaries or any of their representatives receives an unsolicited bona fide written acquisition proposal that did not result from a breach of such foregoing restrictions and our board of directors concludes in good faith (after consultation with our outside legal and financial advisors) that such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal, MoneyGram may, and may permit its subsidiaries and its and their directors, officers, employees and representatives, to:

•	enter into and maintain discussions or negotiations with the person making such acquisition proposal; and

•

furnish non-public information and afford access to the business, employees, officers, contracts, properties, assets, books and records of MoneyGram and its subsidiaries to the person making such acquisition proposal.

Prior to MoneyGram providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person (other than informing such person of the provisions contained in the Merger Agreement or contacting such person making any acquisition proposal to clarify the terms and conditions thereof), MoneyGram will have entered into an acceptable confidentiality agreement with such person. In addition, MoneyGram will provide to Parent any non-public information relating to MoneyGram or any of its subsidiaries that was not previously provided to Parent or made available to Parent as promptly as reasonably practicable (but in any event within one day) after providing (or causing to be provided) any such information to such person making or who has made such acquisition proposal and will not provide to such person making any acquisition proposal any non-public information of or relating to Parent, Merger Subs or any of their respective affiliates or representatives.

As promptly as reasonably practicable, and in any event within forty-eight hours after the expiration of the solicitation period end date, MoneyGram will (i) notify Parent in writing of the identity of each person, if any, that, in accordance with the Merger Agreement, our board of directors has determined to be an exempted person and (ii) provide Parent with a reasonably detailed summary of the material terms and conditions of any acquisition proposal received from any exempted person prior to the solicitation period end date (it being understood that, to the extent then known, price per share, transaction structure, closing conditions, and, to the extent part of the acquisition proposal, financing provisions will be considered material terms of any such acquisition proposal). In addition to the foregoing, MoneyGram will notify Parent orally and in writing promptly (but in any event within two business days):

•

after receipt of any acquisition proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to an acquisition proposal) that MoneyGram receives after the solicitation period end date, which notice will include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto received by MoneyGram;

•

of any change to the financial or other material terms and conditions of any acquisition proposal received after the solicitation period end date and MoneyGram will otherwise keep Parent reasonably informed of developments with respect to, and the status of, any such acquisition proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided); and

•

after receipt by MoneyGram or its representatives of any request for non-public information received after the solicitation period end date relating to MoneyGram or any of its subsidiaries or for access to MoneyGram’s or any of its subsidiaries’ properties, books or records by any person in connection with an acquisition proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to an acquisition proposal).

Neither MoneyGram nor any of its subsidiaries will, after the date of the Merger Agreement, enter into any confidentiality or other agreement or obligation that would prohibit it from providing the information described above to Parent.

Change of Recommendation

Other than in connection with an acquisition proposal, prior to the time the MoneyGram Stockholder Approval is obtained, our board of directors may, in response to an intervening event, make a change of recommendation if and only if:

•

prior to taking such action, our board of directors determines in good faith, after consultation with our and our board of directors’ outside legal and financial advisors, that failure to take such action in light of such intervening event would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•

MoneyGram provides Parent prior written notice advising Parent that our board of directors intends to take such action, which notice will specify in reasonable detail the facts underlying the MoneyGram board of directors’ determination that an intervening event has occurred and the reasons for such change of recommendation in light of such intervening event;

•

for at least four business days after Parent’s receipt of such notice referred to in the bullet immediately above, MoneyGram has negotiated, and has caused its financial and legal advisors (and other representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that the failure to make a change of recommendation would no longer be reasonably likely to be inconsistent with our board of directors’ fiduciary duties under applicable law; and

•

at the end of the period referred to in the bullet immediately above, our board of directors has concluded in good faith (after consultation with our outside legal and financial advisors) that failure to make a change of recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law after giving effect to all of the adjustments which may be offered by Parent pursuant to the bullet immediately above.

Nothing contained in the Merger Agreement prevents MoneyGram or our board of directors from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act with respect to an acquisition proposal or (ii) making any disclosure to MoneyGram’s stockholders if our board of directors determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being agreed that this clause (ii) will in no way eliminate or modify the effect that any such disclosure would otherwise have under the Merger Agreement); provided, that in no event will MoneyGram or our board of directors make a change of recommendation except as provided above and any public disclosure by MoneyGram or our board of directors relating to any determination or other action by our board of directors with respect to any acquisition proposal will be deemed to be a change of recommendation unless our board of directors expressly and concurrently reaffirms the recommendation of our board of directors.

Except as set forth above, during the period commencing with the solicitation period end date and continuing until the earlier to occur of the termination of the Merger Agreement and the effective time of the Merger, MoneyGram may not terminate, waive, amend or modify any provision of any standstill agreement or confidentiality agreement to which MoneyGram is a party, in each case, with respect to the submission of any acquisition proposal. Notwithstanding anything to the contrary contained in the Merger Agreement, MoneyGram will be permitted, without the prior written consent of Parent, to terminate, waive, amend or modify any standstill agreement or confidentiality agreement or similar agreement to the extent the MoneyGram board of directors determines in good faith, after consultation with MoneyGram’s outside legal and financial advisors, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of Parent, Merger Sub and MoneyGram will use their reasonable best efforts to:

•	consummate the transactions contemplated by the Merger Agreement and to cause the closing conditions set forth in the Merger Agreement (as summarized below) to be satisfied as promptly as practicable;

•

prepare as promptly as practicable (and file, submit or effect, or cause to be filed, submitted or effected, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any approval from any governmental entity which is required or advisable to be obtained by Parent, Merger Sub, MoneyGram or its subsidiaries in connection with the transactions contemplated by the Merger Agreement;

•	comply promptly with all legal requirements which may be imposed on such party with respect to obtaining approvals for the transactions contemplated by the Merger Agreement;

•

defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to MoneyGram, its subsidiaries) is a party challenging or affecting the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•

seek to avoid the entry of, and the commencement of litigation seeking the entry of, or seek to have lifted or rescinded, any injunction or restraining order which would prevent or materially delay the ability of the parties to consummate the transactions contemplated by the Merger Agreement; and

•	seek to resolve any objection or assertion by any governmental entity challenging the Merger Agreement or the transactions contemplated thereby.

Subject to the other provisions of the Merger Agreement, each of MoneyGram, on the one hand, and Parent and Merger Sub, on the other hand, will also:

•	use reasonable best efforts to cooperate with the other parties thereto (including in connection with any permitted co-investor);

•

to the extent permitted by applicable legal requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any governmental entity with respect to any such filing or approval or the transactions contemplated by the Merger Agreement, and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the Merger;

•

consult with and consider in good faith the view of the other party or parties (subject to applicable legal requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such approvals or the transactions contemplated by the Merger Agreement;

•

use reasonable best efforts to, and to cause their respective affiliates and representatives to, furnish to the other party or parties and to any governmental entities such information and assistance as may be requested in connection with the foregoing, including by responding promptly to and complying with any reasonable request for additional information or documents under any applicable legal requirements;

•

not, to the extent commercially practicable, independently participate in any meeting (including substantive telephonic or virtual meetings) with any governmental entity in respect of any approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic meetings or virtual meetings) and, in the event such party does not attend such meeting after receiving notice (including substantive telephonic or virtual meetings), if requested, provide as promptly as practicable a reasonable summary of the substance of such meeting (including substantive telephonic or virtual meetings); and

•

use reasonable best efforts to comply with agreed upon (by Parent and MoneyGram) terms and conditions of all such approvals of all such governmental entities (including in connection with any permitted co-investor who becomes or seeks to become after the date of the Merger Agreement an equity investor in Parent as of the closing (giving effect to the Merger)).

Without limiting any party’s obligation to provide information to any governmental entity, notwithstanding anything in the foregoing to the contrary, materials provided by or on behalf of Parent to MoneyGram or its counsel or MoneyGram to Parent or its counsel may be redacted to the extent necessary (a) to remove references concerning Parent’s or MoneyGram’s valuation analyses with respect to MoneyGram and its subsidiaries, (b) as necessary, to comply with contracts in effect on the date of the Merger Agreement or (c) to remove personal, proprietary, privileged and other confidential business information; provided with respect to (b) and (c), the parties will use reasonable best efforts to minimize the information or materials that cannot be shared, to utilize customary mechanisms to permit sharing while protecting confidentiality, privilege or compliance (such as confidentiality agreements) and to seek a waiver or disclosure if requested by the party hereto seeking disclosure.

Parent after, to the extent permitted by law, consulting in good faith with MoneyGram and considering in good faith MoneyGram’s views and comments, will have the principal responsibility for determining the strategy to be pursued for obtaining, and directing the effort to obtain, all necessary actions or non-actions and approvals from governmental entities with respect to the HSR Act, Foreign Regulatory Laws, money transmitter licenses and other approvals in connection with the transactions contemplated by the Merger Agreement (including in connection with any permitted co-investor); provided, however, that MoneyGram’s written consent will be required prior to the taking of any action in connection with obtaining any such approvals if such action would result in the imposition of a burdensome condition on MoneyGram that is not waived by Parent and not conditioned on, and effective only as of or after, the closing. MoneyGram may not, and must cause its subsidiaries not to, enter into any agreement, commitment, obligation or settlement with any governmental entity (including any governmental entity that issues, grants, or administers money transmitter licenses) with respect to any approvals required thereunder (including the money transfer change of control filings or filing pursuant to Foreign Regulatory Laws) without Parent’s prior written consent.

Notwithstanding anything in the Merger Agreement to the contrary, nothing in the Merger Agreement requires Parent or any of its affiliates to agree to or take (nor will MoneyGram or its subsidiaries, without Parent’s prior written consent, take or agree to take or be required to take prior to or after the closing) any action, make any agreement, settlement, or commitment, provide any consent for any reason, or suffer any restriction, obligation, liability or other detriment, with respect to obtaining money transmitter licenses, approvals in connection with the HSR Act, the filings pursuant to Foreign Regulatory Laws or any other approvals required in connection with the Merger (including in connection with any permitted co-investor) that when taken, whether in and of itself or collectively with any other obligation or action taken pursuant to the Merger Agreement or any other transaction documents referenced therein, would, or would reasonably be expected to, individually or in the aggregate:

•	have a material adverse effect;

•

require the Guarantors, Parent, Merger Sub, or MoneyGram or any of its subsidiaries, to incur economic detriment (including through making payments, losing or forgoing revenue or earnings, divesting assets, incurring liabilities or limitations on operations, or otherwise) of more than $30,000,000 in the aggregate for all such persons when taken together with all such other economic detriments incurred in complying with the Merger Agreement;

•

prevent the utilization of the financing at and after the closing as contemplated in the commitment letters (and the definitive agreements contemplated thereby) (including with respect to collateral security and ratings);

•

require any information to be provided by, or any restriction to be borne by, a person that is not delivering an equity commitment letter or who is not a director or officer of Parent, MoneyGram or its subsidiaries (including from and after the closing) or a Managing Director or officer of MDP, or any permitted co-investor that will own, directly or indirectly, at least 10% of the equity interests of MoneyGram, or any person who will serve as a director or executive officer of Parent, MoneyGram or any of their respective subsidiaries; or

•

require Parent or its affiliates to seek prior approval of any transactions, investments, Mergers or acquisitions from any governmental entity for any period of time, other than the money transfer change of control filings and filings pursuant to Foreign Regulatory Laws contemplated by the Merger Agreement (any such arrangements, conditions or restrictions in this bullet or the immediately preceding four bullets, a “burdensome condition”).

Parent and its affiliates and MoneyGram and its subsidiaries are not required to (and without the prior consent of Parent, MoneyGram and its subsidiaries will not), take any action with respect to any order or any applicable law or in order to obtain any approval which is not conditioned upon the consummation of the Merger.

Notwithstanding anything to the contrary in the Merger Agreement, in connection with obtaining any approval or consent from any persons (other than governmental entities) with respect to any transaction contemplated by the Merger Agreement, (i) none of MoneyGram or any of its subsidiaries will be required to, or, without the prior written consent of Parent, will, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or any of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

MoneyGram Stockholders Meeting

MoneyGram will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (which may be held virtually) for the purpose of obtaining the MoneyGram Stockholder Approval as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary proxy statement. Except to the extent there has been a change of recommendation in accordance with and subject to the terms of the Merger Agreement, MoneyGram will use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and secure any other approval of stockholders of MoneyGram that is required by applicable law in connection with the Merger. The obligation of MoneyGram to duly call, give notice of, convene and hold the stockholders meeting will not be affected by a change in recommendation.

Employee Matters

During the 12-month period following the effective time of the Merger, Parent will or will cause the surviving corporation to provide to the employees who are employees of MoneyGram or a subsidiary of MoneyGram at the effective time of the Merger (the “continuing employees”), while such continuing employees remain employed by MoneyGram or a subsidiary of MoneyGram, (i) base salary or wages and cash incentive compensation opportunities that are no less favorable, in each instance, to those provided to the continuing employees immediately prior to the closing and (ii) employee benefits (other than any defined benefit pension benefits or supplemental executive retirement plan benefits) that are substantially comparable, in the aggregate, to those provided to the continuing employees immediately prior to the closing. During the 12-month period following the effective time of the Merger, Parent will, or will cause the surviving corporation to, assume and honor MoneyGram’s and its subsidiaries’ obligations under all employment, severance and bonus agreements, if any, between MoneyGram or a subsidiary of MoneyGram on the one hand, and a continuing employee, on the other hand, immediately prior to the effective time of the Merger, including, but not limited to, the MoneyGram Payment Systems, Inc. Severance Plan, as it is in effect as of the effective time of the Merger. The foregoing provisions are solely for the benefit of the parties to the Merger Agreement and nothing therein, express or implied, (i) will confer upon any continuing employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under the Merger Agreement or (ii)  be deemed an amendment of any employee benefit plan.

Indemnification and Insurance

From and after the effective time of the Merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of MoneyGram as in effect on the date of the Merger Agreement and permitted by applicable law, all past and present directors and officers of MoneyGram or any of its subsidiaries (collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification thereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the effective time of the Merger) arising out of acts or omissions occurring at or prior to the effective time of the Merger in connection with such Indemnified Party serving as a director or officer of MoneyGram or any of its subsidiaries (including in connection with an Indemnified Party serving at the request of MoneyGram or any of its subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with the Merger Agreement and the transactions contemplated thereby).

For a period of six years after the effective time of the Merger, Parent will maintain, or cause the surviving corporation to maintain, for the benefit of the Indemnified Parties, a directors’ and officers’ liability insurance policy (from MoneyGram’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the closing date of the Merger, as MoneyGram’s current insurance carrier) that provides coverage for acts or omissions occurring at or prior to the effective time of the Merger with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Party than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram; provided that, at Parent’s option, in lieu of the foregoing insurance coverage, MoneyGram, at Parent’s expense, may at or prior to the effective time of the Merger, substitute the insurance coverage for a single premium tail coverage with respect to such insurance that provides coverage for period of six years after the effective time of the Merger, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Party than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by MoneyGram for the existing directors’ and officers’ liability insurance policy of MoneyGram, and if Parent is unable to maintain or obtain the required insurance for an amount equal to or less than such amount, Parent will obtain as much comparable insurance as may be available for such amount.

Stockholder Litigation

In the event that any litigation or other claim of any stockholder related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is initiated or, to the knowledge of MoneyGram, threatened against any of MoneyGram or its subsidiaries and/or the members of our board of directors (or of any equivalent governing body of any subsidiary of MoneyGram) prior to the effective time of the Merger, MoneyGram will promptly notify Parent on a regular basis of any such litigation or other claim and will keep Parent reasonably informed on a current basis with respect to the status thereof. MoneyGram will consult with Parent with respect to, and will give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of, any such litigation or claims, and no such settlement or compromise will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Financing

Subject to the terms and conditions of the Merger Agreement, without the consent of MoneyGram, each of Parent and Merger Sub will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the commitment letters prior to the effective time of the Merger if such amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to:

•	reduce the aggregate net amount of the financing below the required financing amount, including by changing the amount of the fees to be paid or the original issue discount of the debt financing;

•

impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the financing in a manner that would reasonably be expected to (1) materially delay or prevent the closing of the Merger or (2) make the timely funding of the financing, or the satisfaction of the conditions to obtaining the financing, less likely to occur in any material respect; or

•	adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the commitment letters or the definitive agreements with respect thereto.

Notwithstanding the foregoing, no consent from MoneyGram will be required for: (1) any amendment, replacement, supplement or modification of the debt commitment letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the debt commitment letter as of the date of the Merger Agreement (including in replacement of a Lender), (2) the implementation of a replacement commitment facility (as defined in the debt commitment letter entered into as of the date of the Merger Agreement) so long as doing so would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (i)-(iii), (3) implementation or exercise of any “flex” provisions provided in the fee letter as in effect as of the date of the Merger Agreement, (4) Parent or any subsidiary thereof to issue senior notes or other securities in lieu of all or a portion of the senior bridge facility referred to in the debt commitment letter as of the date of the Merger Agreement or the issuance of preferred equity at the closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to permitted preferred purchasers, or (5) permitted co-investors being added to the equity commitment letter or delivering an equity commitment letter of their own in substantially similar form (except for amount) to the equity commitment letter for a portion of the equity financing; and provided further, notwithstanding the foregoing or anything to the contrary in the Merger Agreement, in no event in and of itself will a permitted co-investor becoming, or seeking to become (including in connection with seeking any approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of the Merger Agreement and effective prior to or as of the closing be deemed to result in the outcomes described in the foregoing clauses (i)-(iii).

The “required financing amount” means the funds necessary to satisfy Parent’s and Merger Sub’s payment obligations under the Merger Agreement at the effective time of the Merger, including payment in cash of the aggregate Merger Consideration and LTI award consideration payable at the effective time of the Merger, refinancing of MoneyGram’s indebtedness outstanding under the credit agreement (as defined in “The Merger Agreement—Treatment of Certain Existing Indebtedness”) and the 2021 first lien notes (as defined in “The Merger Agreement—Treatment of Certain Existing Indebtedness”) (in each case, including all applicable interest, fees and premiums), and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger, in each case, at the effective time of the Merger.

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the financing on a timely basis (taking into account the marketing period), but in any event no later than the effective time of the Merger, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any fee letter) described in the commitment letters, including, but not limited to, using its reasonable best efforts to (i) maintain in effect the commitment letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the debt financing contemplated by the debt commitment letter and related fee letter on a timely basis (taking account of the marketing period) on the terms and conditions (including any “flex” provisions in the related fee letter) contemplated by the debt commitment letter and related fee letter (or any other terms acceptable to Parent so long as Parent remains in compliance with the requirements described in this paragraph); (iii) satisfy (or obtain the waiver of) on a timely basis all conditions contained in the debt commitment letter and related fee letter and such definitive agreements related thereto within the control of Parent or Merger Sub and in the equity commitment letter on or prior to the effective time of the Merger; (iv) in the event that all conditions contained in the commitment letters (other than, with respect to the debt financing, the availability of the cash equity contribution) have been satisfied and Parent is required to consummate the closing pursuant to Merger Agreement and the marketing period has been completed, consummate the financing at or prior to the closing, including using reasonable best efforts to cause the lenders to fund the debt financing at the closing; (v) comply with its obligations pursuant to the commitment letters on or prior to effective time of the Merger; and (vi) enforce its rights pursuant to the commitment letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the commitment letters as and when they become due.

As set forth in the Merger Agreement, Parent will (i) keep MoneyGram informed on a current basis and in reasonable detail of the status of its efforts to arrange the financing; and (ii) provide MoneyGram with copies of all definitive agreements and other documents related to the debt financing.

If any portion of the debt financing becomes unavailable (other than as a result of a breach by MoneyGram of the Merger Agreement), on the terms and conditions (including any “flex” and “securities demand” provisions in any fee letter) contemplated in the debt commitment letter and related fee letter, Parent will promptly notify MoneyGram in writing (but in any event within two business days after obtaining knowledge of the occurrence or discovery thereof) and Parent and Merger Sub will use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) arrange and obtain the debt financing or such portion of the debt financing from the same or alternative sources (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the debt commitment letter and related fee letter and (B) containing conditions to draw at closing that would not reasonably be expected to adversely affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the debt commitment letter and related fee letter, (2) would not reasonably be expected to prevent or materially delay the closing or make the closing materially less likely to occur, and (3) in an amount at least equal to the debt financing or such unavailable portion thereof, but in no event more than the required financing amount if such amount is less, as the case may be (the “alternate debt financing”); and (ii) obtain one or more new debt financing commitment letters with respect to such alternate debt financing (the “new debt commitment letters”), which new letters will replace the existing debt commitment letter in whole or in part.

In no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (A) seek cash equity from any source other than those counterparty to the equity commitment letter, or in any amount with respect to a Guarantor in excess of such Guarantor’s commitment, (B) pay any fees in excess of those contemplated by the commitment letters, or (C) agree to economic terms of the alternate debt financing (including any “flex” provisions relating thereto) that are less favorable in the aggregate than those contemplated by the debt commitment letter or any related fee letter (after giving effect to any “flex” provisions therein). Parent will promptly provide a copy of any new debt commitment letter (and any fee letter in connection therewith or other agreements related thereto (with customary redactions)) to MoneyGram.

Subject to, and without limiting or modifying, the provisions described in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109 of this proxy statement below, obtaining the financing is not a condition to Parent’s or Merger Sub’s obligations under the Merger Agreement.

Financing Assistance from MoneyGram

From the date of the signing of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, MoneyGram must use its reasonable best efforts to provide, and must cause its subsidiaries and representatives to provide, at Parent’s sole cost and expense, such customary cooperation and customary and reasonably available financial information and data, in each case, that is in the possession of MoneyGram at such time and reasonably requested by Parent in connection with the debt financing, which reasonable best efforts will include:

•

cooperating in respect of road show or ratings agency presentations or meetings held by or on behalf of Parent with the lenders, prospective lenders and investors or other financing sources regarding the debt financing and otherwise provide reasonable cooperation with the marketing efforts for the debt financing, with such cooperation to include the participation of senior officers in a reasonable number of meetings, presentations, drafting sessions, conference calls, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with the debt financing;

•

making available to Parent and the lenders and their respective representatives, such financial information or other information that is reasonably available to MoneyGram without undue burden or expense as Parent may reasonably request in connection with the preparation of any marketing materials, offering documents, prospectuses, registration statements, bank information memoranda, ratings agency presentations, roadshow presentations and similar documents, and which information is customarily delivered in connection with such marketing materials, and assist in the preparation of such materials, including providing customary authorization letters to the lenders, authorizing the distribution of information to prospective lenders or investors and other financing sources;

•

using reasonable best efforts to provide Parent and the lenders with the required financial information and assisting Parent in the preparation of any pro forma financial statements, in each case, as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the debt financing;

•

providing information reasonably required by the lenders in the context of due diligence and verification, in compliance with applicable requirements or customary practice to the extent such information is reasonably available to MoneyGram;

•

as promptly as practicable following the request therefor, which must be made at least five business days prior to the date of closing, providing Parent and any of the lenders with all documentation and other information required by regulatory authorities under applicable anti-money laundering rules and regulations, including the PATRIOT Act, know-your-client processes, and laws with respect to beneficial ownership;

•

delivering customary representation letters to and otherwise using reasonable best efforts to obtain from MoneyGram’s independent accountants customary “comfort” (including “negative assurance” comfort) letters in connection with the offering of debt securities contemplated by the debt commitment letter (including by delivering customary representation letters), and using reasonable best efforts to obtain any necessary cooperation from any of its auditors and any other advisors to the use of any financial or other expert information in the debt financing, including any unqualified consents with respect to the inclusion thereof in such materials;

•

executing and delivering, effective as of, and subject to the occurrence of, the effective time of the Merger, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the debt financing (including a certificate of a senior financial officer of MoneyGram with respect to solvency matters substantially in the form attached to the debt commitment letter as in effect as of the date of the Merger Agreement), and otherwise facilitating the pledging of collateral and the providing of guarantees (including, providing reasonable and customary information required in connection with the pledging and identification of real property and intellectual property to the extent specifically requested of MoneyGram by Parent);

•

promptly upon becoming aware of any such new or revised information, updating any information provided by or on behalf of it, or which relates to MoneyGram and its subsidiaries, to ensure that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

•

providing information to Parent and its counsel required for the delivery of customary legal opinions by Parent and its counsel in connection with effectuating the debt financing (provided, that, for the avoidance of doubt, neither MoneyGram nor its counsel will be required to provide any legal opinion in connection with effectuating the debt financing); and

•

taking such corporate actions, including execution of the definitive documentation with respect to the debt financing, as will be reasonably requested by Parent (which actions will not be effective prior to the closing).

Notwithstanding the foregoing, that no such cooperation described above will be required to the extent it would:

•	unreasonably disrupt or interfere with the conduct of MoneyGram’s business;

•

require MoneyGram or any of its subsidiaries to incur any fees, expenses or other liability or pay any fee in connection with the debt financing prior to the effective time of the Merger for which it is not promptly reimbursed;

•

require MoneyGram, and any of its subsidiaries, or any of its or their respective directors, officers or employees (A) in the case of individuals, to deliver, or be required to deliver, any certificate or take any action that would reasonably be expected to result in any personal liability or (B) to make any representation, warranty or certification which MoneyGram has determined in good faith is not true;

•

require MoneyGram or any of its subsidiaries to provide any information that is prohibited or restricted by applicable law or is privileged and disclosure of which would result in a loss of such privilege;

•

require MoneyGram or any of its subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by MoneyGram or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the required financial information;

•

require MoneyGram or any of its subsidiaries to enter into, amend or modify any agreement or commitment related to the debt financing that would not be conditioned on the occurrence of, or would be effective prior to, the effective time of the Merger (other than customary authorization and representation letters);

•

require MoneyGram or any of its subsidiaries, or any of their respective directors, managers or officers, to take any action to authorize any formal corporate or similar action with respect to the debt financing that is not subject to the occurrence of the effective time of the Merger; or

•

require MoneyGram or any of its subsidiaries to take any action that would conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material written agreement, contract, lease, license, instrument, note, bond, indenture, credit agreement or benefit plan to which MoneyGram or any of its subsidiaries is a party, in each case that are not contingent upon the occurrence of the effective time of the Merger, or conflict with or violate any law.

Treatment of Certain Existing Indebtedness

Prior to the date of closing, MoneyGram will use its commercially reasonable efforts to, on a timely basis and as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding indebtedness and other obligations of MoneyGram under the credit agreement and any other indebtedness and other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the credit agreement or the other contracts governing such indebtedness (which notices may be conditioned upon the closing to the extent permitted under the credit agreement and such applicable contracts) (such indebtedness, collectively, the “credit agreement payoff amount”), (ii) take all other actions required to facilitate the repayment of the obligations with respect to and termination of the commitments under such indebtedness and the release of any liens and termination of all guarantees granted in connection therewith and (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Parent at least five business days prior to closing; provided that, such obligations of MoneyGram will not apply to any indebtedness or liens that are permitted to remain outstanding after the effective time of the Merger pursuant to the debt commitment letters and/or the definitive financing documentation executed in connection therewith and agreed to by Parent. Parent will irrevocably pay off or cause to be paid off at or as promptly as practicable after the effective time of the Merger, but in any event on the date of closing, the credit agreement payoff amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by MoneyGram to assist MoneyGram in connection with its obligations thereunder.

Prior to the date of closing, MoneyGram will use its commercially reasonable efforts to, on a timely basis as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 first lien notes under the 2021 first lien notes indenture and the termination of all outstanding indebtedness and other obligations under the 2021 first lien notes indenture in accordance with and within the time periods required by the 2021 first lien notes indenture or other contracts governing such indebtedness (including the release of all liens (as such term is defined in the 2021 first lien notes indenture) and pledges of collateral thereunder), and (ii) take all other actions required to facilitate the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 first lien notes and the release of any liens (as such term is defined in the 2021 first lien notes indenture) and pledges of collateral thereunder and termination of all guarantees granted in connection therewith, other than depositing with the 2021 first lien notes trustee or the paying agent (as such term is defined in the 2021 first lien notes indenture) the amounts sufficient to redeem, satisfy, discharge and/or defease the 2021 first lien notes indenture (the “indenture redemption amount”). Parent will irrevocably deposit or cause to be deposited with the 2021 first lien notes trustee or the paying agent (as such term is defined in the 2021 first lien notes indenture) at or as promptly as reasonably practicable after the effective time of the Merger, but in any event on the date of closing, the indenture redemption amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by MoneyGram to assist MoneyGram in connection with its obligations thereunder.

The “credit agreement” means the Credit Agreement, dated as of July 21, 2021, among MoneyGram, as borrower, Bank of America, N.A., as administrative agent, the financial institutions parties thereto as lenders and the other agents party thereto. The “2021 first lien notes” means MoneyGram’s 5.375% Senior Secured Notes due 2026 issued on July 21, 2021 in an initial aggregate principal amount of $415,000,000. The “2021 first lien notes indenture” means the Indenture dated as of July 21, 2021 among MoneyGram and the 2021 first lien notes trustee under which the 2021 first lien notes were issued. The “2021 first lien notes trustee” means Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the 2021 first lien notes pursuant to the 2021 first lien notes indenture.

Parent Equity Syndication

Following the date of the Merger Agreement, Parent will be permitted to (i) add certain permitted co-investors as sources of equity financing and (ii) in lieu of a portion of the debt financing, issue preferred equity in Parent or its affiliates to permitted preferred purchasers (clauses (i) and (ii) collectively, the “equity syndication”). Parent, Merger Sub and MoneyGram will, and will cause their respective representatives to, reasonably cooperate, at Parent’s expense, to facilitate the equity syndication. Such cooperation must include making customary and appropriate adjustments to the Merger Agreement, the equity commitment letter, and the Limited Guarantee to give effect thereto (it being understood that in no event will the addition of any permitted co-investor as an equity financing source and the related amendments to the Merger Agreement, the equity commitment letter or the Limited Guarantee result in (x) the aggregate amount of committed equity financing of Parent being reduced from the amounts in the equity commitment letter or (y) the aggregate amount of guaranteed obligations (as defined in the Limited Guarantee) being reduced from the amounts set forth in the Limited Guarantee). To the extent that the terms of the proposed equity investment by any permitted co-investor would (i) result in any approval from any governmental entity being required in order for the closing to occur, the receipt of which is not already a condition to closing set forth below in the section entitled “The Merger Agreement—Conditions to Completion of Merger” (a “new approval”) or (ii) require any permitted co-investor, its affiliates or their respective representatives to cooperate in connection with obtaining any approval or new approval then, in each case, Parent, Merger Sub and MoneyGram shall negotiate in good faith amendments to the provisions of the Merger Agreement described in “The Merger Agreement—Reasonable Best Efforts” and “The Merger Agreement—Conditions to Completion of the Merger” herein to add such new approvals and provide for such cooperation.

Other Covenants and Agreements

The Merger Agreement also contains additional covenants, including, among others, covenants relating to access to information, public announcements relating to the Merger, actions to minimize the effect of any anti-takeover laws, delisting from the Nasdaq; exemptions under Rule 16b-3 of the Exchange Act; obligations of Parent with respect to the Merger Sub and surviving corporation; agreements by and between Parent and foreign persons and ownership of Parent and Merger Sub by foreign persons.

Conditions to Completion of the Merger

Mutual Conditions

Each party’s obligation to complete the transactions contemplated by the Merger Agreement is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at a meeting of the MoneyGram stockholders;

•

all approvals and the expirations or terminations of waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and Foreign Regulatory Laws have been obtained or have occurred, as applicable; and

•

there is no injunction, writ, order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any governmental entity of competent jurisdiction preventing the consummation of the Merger and no law has been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits, enjoins or makes illegal the consummation of the Merger.

Additional Conditions for Parent and Merger Sub

The obligations of Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of MoneyGram both at and as of the date of the Merger Agreement and at and as of the closing date of the Merger (except for any such representations and warranties expressly relate to an earlier specified date, which representations and warranties must be true and correct as of that earlier date), subject to such representations and warranties:

•

being true and correct in all respects, for the representations and warranties regarding: the organization of MoneyGram; corporate authority of MoneyGram; the absence of a material adverse effect since December 31, 2020; the opinion of MoneyGram’s financial advisor; and broker’s fees;

•

being true and correct, for the representations and warranties regarding certain capitalization matters, except for any failures of such representations and warranties to be true and correct to the extent that such failures would not cause the Merger Consideration or the LTI Award consideration to be increased in the aggregate by an amount in excess of $3,000,000;

•	being true and correct in all but de minimis respects, with regard to certain other capitalization matters;

•

being true and correct in all material respects (in each case without giving effect to any material adverse effect or other materiality qualifications or limitations contained therein), with regard to certain representations and warranties, including regarding: the existence of contracts to which MoneyGram or any of its subsidiaries is a party that restrict the transfer of, that relate to the voting of, or that provide registration rights in respect of, the capital stock or other equity interest of MoneyGram or any of its subsidiaries; the subsidiaries of MoneyGram; the joint ventures, partnerships, limited liability companies or other companies, entities or persons in which MoneyGram or any of its subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests; the indebtedness of MoneyGram; and the MoneyGram LTI Awards and MoneyGram Option Awards; and

•	being true and correct subject to a “material adverse effect” standard, with regard to all of MoneyGram’s other representations and warranties;

•

MoneyGram and its subsidiaries having performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing;

•	since the date of the Merger Agreement, a material adverse effect has not occurred;

•	Parent having received a certificate, signed on behalf of MoneyGram, certifying to the satisfaction of the conditions described in the three previous bullets;

•

the required money transfer approvals have been made or obtained, as applicable, and remain in full force and effect and all statutory waiting periods relating to such required money transfer approvals have expired, been terminated or satisfied, as applicable, in each case, without the imposition, individually or in the aggregate, of any burdensome condition; and

•

Parent and Merger Sub have each received a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) dated as of the date of closing, signed on behalf of MoneyGram, in form and substance reasonably satisfactory to Parent and Merger Sub, stating that interests in MoneyGram are not “United States real property interests” within the meaning of Section 897(c)(1) of the Internal Revenue Code and that MoneyGram is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code, together with a written authorization for Parent to provide such certificate and notice to the Internal Revenue Service on behalf of MoneyGram.

Additional Conditions for MoneyGram

The obligation of MoneyGram to complete the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub regarding the organization of Parent and Merger Sub and the corporate authority of Parent and Merger Sub are true and correct in all respects as of the closing date of the Merger as if made on and as of the closing date of the Merger;

•

the other representations and warranties of Parent are true and correct as of the closing date of the Merger as if made on and as of the closing date of the Merger (except to the extent any such representations and warranties expressly relates to a specified date, which representations and warranties must be true and correct only as of that specified date), subject to a “parent material adverse effect”;

•	Parent and Merger Sub each has performed or complied in all material respects with all obligations required to be performed by it under the Merger Agreement at or prior to the closing; and

•	MoneyGram has received a certificate, signed on behalf of Parent and Merger Sub, certifying to the satisfaction of the conditions described in the three previous bullets.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, in the following ways:

•	by mutual written consent of Parent and MoneyGram;

•	by either Parent or MoneyGram, if:

•	any governmental entity which must grant a required money transfer approval has denied such approval and such denial has become final and non-appealable;

•

any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, provided, however, the right to terminate the Merger Agreement pursuant to this clause will not available to any party if issuance of such final non-appealable order is primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth in the Merger Agreement all material respects as required and as set forth in the Merger Agreement;

•

the effective time of the Merger has not occurred on or before February 14, 2023 (the “end date”); however, if the required money transfer permits have not been obtained or receipt thereof has not been waived by Parent as of February 14, 2023 (the “initial end date”) (but all other closing conditions set forth in the Merger Agreement have been satisfied or waived) then either MoneyGram or Parent may extend the end date to May 14, 2023 (the “extended end date”) by delivering written notice to the other party on or prior to the initial end date, subject to the second proviso below regarding the marketing period; however, the right to terminate the Merger Agreement pursuant to this bullet will not be available to: (i) MoneyGram if the failure of the effective time of the Merger to occur by such date is primarily due to the failure of MoneyGram to perform or observe its covenants and agreements in all material respects as required and as set forth in the Merger Agreement or (ii) Parent, if the failure of the effective time of the Merger to occur by such date is due to the failure of Parent or Merger Sub to perform or observe their covenants and agreements in all material respects as required and set forth in the Merger Agreement;

○

provided, if (1) as of the initial end date all closing conditions set forth in the Merger Agreement have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the closing, but subject to such conditions being capable of being satisfied as of the initial end date and at all times through the end of the marketing period) and the marketing period has not yet ended, the initial end date will automatically be extended solely for purposes of permitting the marketing period to be completed to the third business day following the final day of the marketing period (but for the avoidance of doubt, under no circumstances will the end date be extended pursuant to this clause (1) past April 26, 2023) or (2) as of the extended end date, all closing conditions set forth in the Merger Agreement have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the closing, but subject to such conditions being capable of being satisfied as of such extended end date and at all times through the end of the marketing period) and the marketing period has not yet ended, the end date will automatically be extended solely for purposes of permitting the marketing period to be completed to the third business day following the final day of the marketing period (but for the avoidance of doubt, under no circumstances will the end date be extended pursuant to this clause (2) past June 8, 2023);

○

provided further that Parent will have the right but not an obligation, which right may be exercised in its sole and absolute discretion, to waive, at the extended end date, the failure of the conditions regarding required money transfer approvals to be satisfied as of such extended end date, solely to permit the marketing period to occur and be completed prior to June 8, 2023 (it being agreed that any such waiver will not affect MoneyGram’s right to obtain the Parent termination fee at or after June 8, 2023) if the closing does not occur after such waiver as a result of the failure to the conditions regarding required money transfer approvals to be satisfied as of June 8, 2023;

•

if the other party (or, in the case of Parent, either Parent or Merger Sub) has breached any of the covenants, agreements, representations or warranties made by such other party (or, in the case of Parent, either Parent or Merger Sub) set forth in the Merger Agreement and such breach (i) is not cured within 45 days following written notice to the party committing such breach or the end date (as may be extended, if earlier), or which breach, by its nature, cannot be cured and (ii) would entitle the non-breaching party not to consummate the transactions contemplated; provided that the terminating party (and, in the case of Parent, Parent or Merger Sub) is not then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement (MoneyGram’s or Parent’s right to terminate the Merger Agreement pursuant to this sub-bullet is referred to as the “material breach termination right”);

•	the MoneyGram Stockholder Approval has not been obtained at a meeting of the MoneyGram stockholders (including any adjournment or postponement thereof);

•	by Parent, prior to obtaining the MoneyGram Stockholder Approval, if:

•	our board of directors has effected a change of recommendation, whether or not permitted under the Merger Agreement;

•	MoneyGram fails to call and hold a meeting of its stockholders or commits a willful and material breach of the no solicitation provisions of the Merger Agreement;

•

MoneyGram has failed to publicly recommend against any tender offer or exchange offer that constitutes a competing acquisition proposal within 10 business days after the commencement of such tender offer or exchange offer; or

•

to the extent requested by Parent, MoneyGram fails to publicly reaffirm the recommendation of our board of directors within 10 business days after receipt of a written request by Parent to provide such reaffirmation if a competing proposal has been publicly announced (Parent’s right to terminate the Merger Agreement pursuant to this sub-bullet and the three preceding sub-bullets is referred to as the “change of recommendation termination right”);

•	by MoneyGram, if:

•

(i) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied), (ii) on or after the date the closing should have occurred pursuant to the Merger Agreement (taking into account the marketing period), MoneyGram has delivered irrevocable written notice to Parent confirming that (a) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied), (b) all the conditions to MoneyGram’s obligation to complete the transaction have been satisfied or waived by MoneyGram (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied) and (c) MoneyGram is ready, willing and able to consummate the closing and (d) if the equity financing and debt financing are funded then the closing will occur, and (iii) Parent and Merger Sub have failed to consummate the closing on or before the third business day after delivery of the notice referred to in clause (ii) above (or, if earlier, the end date (as may be extended)) and (x) MoneyGram stood ready, willing and able to consummate the closing throughout such period and (y) all the conditions to Parent’s obligation to complete the transaction have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied) (MoneyGram’s right to terminate the Merger Agreement pursuant to this sub-bullet is referred to as the “failure to close termination right”); or

•

prior to obtaining the MoneyGram Stockholder Approval, (i) our board of directors authorizes MoneyGram, subject to complying with the terms of the Merger Agreement, to enter into a binding definitive agreement to effect a transaction constituting a superior proposal, (ii) prior to or concurrently with such termination of the Merger Agreement pays to Parent in immediately available funds the applicable termination fee described below in “The Merger Agreement—Termination Fees and Expenses” and (iii) MoneyGram enters into such binding definitive agreement substantially concurrently with or immediately after such termination (MoneyGram’s right to terminate the Merger Agreement pursuant to this sub-bullet is referred to as the “superior proposal termination right”).

Prior to the time MoneyGram Stockholder Approval is obtained, our board of directors may terminate the Merger Agreement in order to enter into a binding definitive agreement to effect a transaction constituting a superior proposal (and make a change of recommendation with respect thereto), if and only if:

•

MoneyGram receives an acquisition proposal (regardless of whether from an exempted person) that did not result from a material breach of certain of the no solicitation provisions in the Merger Agreement and our board of directors determines in good faith (after consultation with MoneyGram’s outside legal and financial advisors) that such acquisition proposal constitutes a superior proposal;

•

MoneyGram provides Parent prior written notice of MoneyGram’s intention to terminate the Merger Agreement, which notice must identify the person making such superior proposal and include the price and material terms and conditions of such superior proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

•

for at least four business days after Parent’s receipt of such notice referred to in the bullet immediately above, MoneyGram has negotiated, and has caused its financial and legal advisors (and other representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior proposal (provided that any revision to the financial terms or any other material term of such superior proposal will require a new notice referred to in the bullet immediately above and MoneyGram will be required to comply again with the provisions of this bullet with respect to such new notice, except that such time period referred to in this bullet will be two business days (rather than four business days)); and

•

at the end of the period (or periods) referred to in the bullet immediately above, our board of directors has concluded in good faith (after consultation with MoneyGram’s outside legal and financial advisors) that such acquisition proposal still constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to the bullet immediately above and that a failure to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such superior proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Termination Fees and Expenses

MoneyGram Termination Fee

MoneyGram is required to pay Parent (or its designee) a termination fee of $32.8 million if the Merger Agreement is terminated as follows:

•	if the Merger Agreement is terminated by (i) Parent pursuant to Parent’s change of recommendation termination right or (ii) MoneyGram pursuant to MoneyGram’s superior proposal termination right;

•	if the Merger Agreement is terminated:

•

(i) by either Parent or MoneyGram pursuant to the end date termination right or by Parent pursuant to the material breach termination right or (ii) by either Parent or MoneyGram pursuant to the failure to obtain stockholder approval termination right; and

•

in the case of clause (i) in the immediately preceding sub-bullet, an acquisition proposal, whether or not conditional, has been publicly announced or otherwise communicated to our board of directors at any time after the date of the Merger Agreement or, in the case of clause (ii) in the immediately preceding sub-bullet, an acquisition proposal, whether or not conditional, has been publicly announced or otherwise publicly communicated and not withdrawn prior to a meeting of MoneyGram’s stockholders; and

•

within 12 months of such termination MoneyGram or any of its subsidiaries enters into an agreement with respect to any acquisition proposal, whether or not with a person that made an acquisition proposal prior to the date of such termination and such acquisition proposal is ultimately consummated (whether or not within 12 months of such termination of the Merger Agreement) (provided that the term “acquisition proposal” will have the meaning assigned to such term, except that all percentages in the term “acquisition proposal” will be changed to 50% for purposes of this and the immediately preceding sub-bullet).

Provided, however, in the event that (a) (i) the Merger Agreement is terminated by (x) Parent pursuant to Parent’s change of recommendation termination right or (y) MoneyGram pursuant to MoneyGram’s superior proposal termination right and (ii) MoneyGram enters into an agreement with an “exempted person” (as defined in “The Merger Agreement—Go-Shop”) with respect to a superior proposal in compliance with the Merger Agreement, and (b) the counterparty to a transaction giving rise to the obligation to pay the MoneyGram termination fee pursuant to the second bullet in the list above is an exempted person on the date the Merger Agreement is terminated, then in either instance, the MoneyGram termination fee will be an amount in cash equal to $16.4 million (provided, however, that in the event such exempted person is a prior bidder, the MoneyGram termination fee payable pursuant to either of the foregoing clauses (a) or (b) will be an amount in cash equal to $30.0 million).

Parent Termination Fee and Parent Regulatory Termination Fee

Parent is required to pay MoneyGram a termination fee of $65.5 million if the Merger Agreement is terminated as follows:

•	by MoneyGram pursuant to MoneyGram’s material breach termination right or failure to close termination right; or

•

by Parent pursuant to the Parent’s end date termination right at a time when MoneyGram could have terminated the Merger Agreement pursuant to (i) MoneyGram’s material breach termination right or (ii) MoneyGram’s failure to close termination right.

Parent is required to pay MoneyGram a termination fee of $30.0 million if Merger Agreement is terminated as follows:

•

by Parent or MoneyGram pursuant to its end date termination right, if at the time of such termination all of the conditions to Parent’s obligation to complete the transaction have been satisfied or waived by Parent other than the condition that required money transfer approvals have been obtained (and MoneyGram’s failure to perform or observe its covenants and agreements in the Merger Agreement was not the primary cause of the failure of any such conditions); or

•	by Parent or MoneyGram if any governmental entity which must grant a required money transfer approval has denied such approval and such denial has become final and non-appealable.

Limited Guarantee

Concurrently with the execution of the Merger Agreement and pursuant to its terms, the Guarantors provided to MoneyGram a Limited Guarantee for the benefit of MoneyGram, pursuant to which, subject to the terms and conditions contained therein, the Guarantors guarantee certain payment obligations of Parent and Merger Sub under the Merger Agreement and other costs and expenses. Such payments guaranteed thereunder consist of (a) the Parent termination fee as described in “The Merger Agreement—Termination Fees and Expenses,” subject to the limitations on liability set forth in the Merger Agreement, (b) any amounts payable by Parent in respect of Parent’s reimbursement and indemnification obligations as described in “The Merger Agreement—Termination Fees and Expenses”, (c) the expense and interest payments, if and when any expense and interest payments become payable pursuant to the terms and conditions of the termination provisions of the Merger Agreement and (d) in any circumstance in which the Parent termination fee is not payable pursuant to the termination provisions of the Merger Agreement, any monetary damages payable by the Parent pursuant to the terms and conditions of the Merger Agreement in the event of Parent’s or Merger Sub’s willful and material breach of any of their representations, warranties, covenants, obligations or agreements contained in the Merger Agreement or fraud. Parent and Merger Sub’s aggregate liability under the Merger Agreement with respect to such payments, and Guarantor’s payment obligations under the Limited Guarantee with respect thereto, are limited to $68.8 million in the aggregate.

The Limited Guarantee is valid until the earliest to occur of (i) the closing and (ii) the 120th day after such termination of the Merger Agreement in accordance with its terms unless prior to the 120th day after such termination, MoneyGram shall have commenced a suit, action or other proceeding against Parent alleging the Parent termination fee is due and owing or against the Guarantors that amounts are due and owing from the Guarantors.

In addition, under the Merger Agreement’s terms, Parent guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub contained therein in accordance with the terms thereof, and further agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations thereunder.

Other Remedies

In the event of termination of the Merger Agreement by either Parent or MoneyGram as provided in the Merger Agreement and as summarized above, the Merger Agreement will become void and have no further force or effect, and none of Parent, Merger Sub, MoneyGram, or any other person related to MoneyGram or to Parent will have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement, except (i) with respect to certain obligations set forth in the Merger Agreement, as well as the confidentiality agreement referenced therein, and the Limited Guarantee, each of which will survive any termination of the Merger Agreement in accordance with their terms and (ii) subject in every case to the limitations on liability and restrictions on rights of recovery set forth in the Merger Agreement, no party will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the Merger Agreement or fraud.

Parent, Merger Sub and MoneyGram will be entitled to seek injunctive or other equitable relief prior to a valid and effective termination of the Merger Agreement to prevent or remedy breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court identified in the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding the foregoing, MoneyGram will only be entitled to seek and obtain specific performance of Parent’s and Merger Sub’s obligation to cause the equity financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied:

•

all the conditions to Parent’s obligation to complete the transaction have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing so long as each of such conditions would have been satisfied on the date of the closing should have occurred pursuant to the Merger Agreement (taking into account the marketing period)) on the date the closing should have occurred pursuant to the Merger Agreement;

•	since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions to Parent’s obligation to fail to be satisfied on any day after such date;

•

Parent and Merger Sub are obligated to complete the closing in accordance the Merger Agreement and either of them have failed to do so within three business days after the date the closing was required to occur pursuant to the Merger Agreement;

•

the debt financing (which, for the avoidance of doubt, includes any alternate debt financing that is being used in accordance with the Merger Agreement) has been funded or will be funded at the closing on the terms set forth in the debt commitment letters subject only to the equity financing being funded at the closing; and

•

MoneyGram has irrevocably confirmed in a written notice delivered to Parent that, if specific performance is granted, the equity financing and debt financing are funded and Parent and Merger Sub otherwise comply with their obligations hereunder, then the closing will occur.

Amendment, Extension and Waiver

Subject to compliance with applicable law, the Merger Agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MoneyGram; provided, however, that after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval.

At any time prior to the effective time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, but not beyond the end date (as may be extended), (b) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles, rules or regulations thereof that will result in the application of the laws of any other jurisdiction).

NON-BINDING PROPOSAL ON EXECUTIVE COMPENSATION RELATED TO THE MERGER

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that MoneyGram provide its stockholders with the opportunity to vote on an advisory, non-binding proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

MoneyGram is asking its stockholders to indicate their approval of the various “change of control” payments and other compensation which MoneyGram’s named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” and the accompanying footnotes.

Accordingly, MoneyGram is seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of MoneyGram approve, on a nonbinding, advisory basis, the compensation that will or may become payable to MoneyGram’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement entitled ‘The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger’.”

Approval of this proposal is not a condition to completion of the Merger. Stockholders should note that this non-binding proposal regarding Merger-related compensation is merely an advisory vote that will not be binding on MoneyGram or Parent, their respective boards of directors or compensation committees. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, if the Merger is consummated, MoneyGram’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms or conditions applicable to such compensation, even if this proposal is not approved.

Approval of this proposal requires an affirmative vote of a majority of the votes cast on this proposal at the special meeting, assuming a quorum is present. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting but will have no effect on the approval of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will also not have any effect on this proposal.

ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from our stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting.

Approval of this proposal requires an affirmative vote of a majority of the votes cast on this proposal at the special meeting, assuming a quorum is present. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting but will have no effect on the approval of the proposal. We do not expect to receive any broker non-votes on this proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will also not have any effect on this proposal.

MARKET PRICE OF OUR COMMON STOCK

Our Common Stock is currently listed on the Nasdaq under the symbol “MGI.” This table shows, for the periods indicated, the range of high and low closing sale prices for our Common Stock as quoted on the Nasdaq:

	Price per Share
	Low	High
Fiscal Year ended December 31, 2019
First Quarter	$2.00	$2.64
Second Quarter	$1.39	$3.88
Third Quarter	$2.00	$6.11
Fourth Quarter	$2.10	$4.53
Fiscal Year ended December 31, 2020
First Quarter	$1.24	$3.00
Second Quarter	$1.18	$3.74
Third Quarter	$2.68	$3.79
Fourth Quarter	$2.89	$8.53
Fiscal Year ended December 31, 2021
First Quarter	$5.33	$11.43
Second Quarter	$6.47	$11.25
Third Quarter	$8.02	$12.04
Fourth Quarter	$5.20	$8.39
Fiscal Year ending December 31, 2022
First Quarter (through March 25, 2022)	$7.50	$10.85

On February 14, 2022, the last full trading day prior to the public announcement of the proposed Merger, the closing price of our Common Stock was $8.95 per share. On March 25, 2022, the last practicable trading day prior to the date of this proxy statement, our Common Stock closed at $10.61. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Under the terms of the Merger Agreement, MoneyGram is prohibited from paying dividends on its Common Stock or repurchasing shares of its Common Stock during the pendency of the Merger. MoneyGram has not paid any dividends on Common Stock during the periods indicated in the table provided above. Following the consummation of the Merger, there will be no further market for our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth information as of March 21, 2022 (except where otherwise noted therein) concerning beneficial ownership of our Common Stock by each director, MoneyGram’s named executive officers and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the Common Stock beneficially owned by that person.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. It also includes shares that such person has the right to acquire within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

Unless otherwise indicated, the address of each named person is 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
Directors
Antonio O. Garza	239,324	*
Alka Gupta	29,484	*
Francisco Lorca	38,403	*
Michael P. Rafferty	215,556	*
Julie E. Silcock	52,569	*
W. Bruce Turner	485,612	*
Peggy Vaughan	155,608	*
W. Alexander Holmes	766,455	*
Named Executive Officers(3)
Lawrence Angelilli	434,861	*
Grant Lines	544,800	*
Andres Villareal	284,598	*
Robert L. Villaseñor	136,737	*
All directors and executive officers as a group (14 persons total)(4)	3,595,414	3.7%

*	Less than 1%
(1)

Includes: shares underlying options exercisable within 60 days of March 21, 2022, as follows: for Mr. Holmes, 26,835 shares and for Mr. Angelilli, 14,135 shares, and restricted stock units that vest within 60 days of March 21, 2022 as follows: for Mses. Gupta and Silcock and Messrs. Garza, Lorca, Rafferty and Turner, 18,769 shares each.

(2)	Applicable percentage ownership is based on 96,259,638 shares of Common Stock outstanding as of March 21, 2022.
(3)	In addition to Mr. Holmes, who also serves as a director and is included above.
(4)

Includes: (i) 153,584 shares underlying options exercisable or restricted stock units that vest within 60 days of March 21, 2022 as disclosed in footnote (1) above and (ii) 77,574 shares underlying options exercisable or restricted stock units that vest within 60 days of March 21, 2022.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our Common Stock by those persons known by us to be the beneficial owners of more than five percent (5%) of any class of our equity securities as of March 21, 2022. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)
Beach Point Capital Management LP(2)	6,949,230	7.2%
BlackRock, Inc.(3)	6,138,580	6.7%

(1)	Applicable percentage ownership is based on 96,259,638 shares of Common Stock outstanding as of March 21, 2022 for all stockholders.
(2)

Based on information provided by Beach Point Capital Management LP and Beach Point GP LLC (collectively, “Beach Point”) in the Schedule 13G filed with the SEC on February 8, 2022, which reflects shared voting power of 6,949,230 shares, no sole voting power, shared dispositive power of 6,949,230 shares and no sole dispositive power. The amount beneficially owned includes 2,490,916 shares of Common Stock and 4,458,314 shares of Common Stock that Beach Point has the right to acquire upon exercise of warrants beneficially owned by Beach Point, which are exercisable at the option of the holder at any time into shares of Common Stock on a one-for-one basis. The Common Stock reported as beneficially owned by Beach Point includes 6,949,230 shares of Common Stock held, or obtainable upon exercise of warrants held, by certain clients of Beach Point. On February 25, 2022, such warrants were exercised in full. Beach Point GP LLC is the sole general partner and therefore control person of Beach Point Capital Management LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address of Beach Point is c/o Beach Point Capital Management LP, 1620 26th Street Suite 6000n, Santa Monica, CA 90404.

(3)

Based on information provided by BlackRock, Inc. in the Schedule 13G filed with the SEC on February 4, 2022, which reflects sole voting power of 5,998,725 shares, no shared voting power, sole dispositive power of 6,138,580 shares and no shared dispositive power. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

STOCKHOLDER PROPOSALS

Until the Merger is completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting of stockholders will be held.

Pursuant to SEC Exchange Act Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, the written proposal must have been received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before November 25, 2021. If the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the date of the last annual meeting, a proposal made in accordance with Rule 14a-8 under the Exchange Act must be received no later than a reasonable time before MoneyGram begins to print and send its annual proxy materials. In addition, all such proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company sponsored annual proxy materials. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order for a stockholder proposal, including a director nomination, not included in our proxy statement to be properly brought before the 2022 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2021 annual meeting of stockholders, unless the date of the 2022 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2021 annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC Exchange Act Rule 14a-8) must have been received no earlier than January 5, 2022, and no later than February 4, 2022, unless the date of the 2022 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2021 annual meeting of stockholders, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us. Our 2022 annual meeting of stockholders will be held on May 5, 2022.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov.

MDP has supplied all information contained in this proxy statement relating to MDP, Parent and Merger Sub set forth in “Summary—The Parties to the Merger”; “Summary—The Merger—Financing of the Merger”; “The Parties to the Merger”; and “The Merger—Financing of the Merger.” We have supplied all such information relating to us and the Merger.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

We are incorporating by reference into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 25, 2022;

•	Current Reports on Form 8-K filed February 15, 2022, March 16, 2022 and March 17, 2022; and

•	Proxy Statement on Schedule 14A filed March 25, 2022.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or MoneyGram will provide you with copies of these documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates), without charge, upon written or oral request to:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

Attention: Corporate Secretary

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of this proxy statement to you if you contact us at the following address: MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, telephone: (214) 999-7552. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

If you have any questions about this proxy statement, the special meeting or the Merger after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders and Banks and Brokers Call Toll-Free: (855) 973-0090

Email: mgi@allianceadvisors.com

This proxy statement contains references to the availability of certain information from our website, https://ir.moneygram.com. By making such references, we do not incorporate into this document the information included on our website.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOBIUS PARENT CORP.,

MOBIUS MERGER SUB, INC.

AND

MONEYGRAM INTERNATIONAL, INC.

DATED AS OF FEBRUARY 14, 2022

A-i

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1.	Corporate Organization	A-28
4.2.	Authority; No Violation	A-29
4.3.	Consents and Approvals	A-29
4.4.	Broker’s Fees	A-30
4.5.	Parent Information	A-30
4.6.	No Vote of Parent or Merger Sub Stockholders	A-30
4.7.	Ownership of Common Stock	A-30
4.8.	Absence of Litigation	A-30
4.9.	Financing	A-30
4.10.	Solvency	A-32
4.11.	Foreign Person Status	A-32
4.12.	Interests in Competitors	A-33
4.13.	No Other Representations or Warranties; Disclaimer	A-33

ARTICLE V.
COVENANTS AND AGREEMENTS

5.1.	Conduct of Business Prior to the Effective Time	A-33
5.2.	Access to Information	A-36
5.3.	Proxy Statement and Stockholder Meeting	A-37
5.4.	No Solicitation	A-38
5.5.	Reasonable Best Efforts	A-42
5.6.	Employees; Employee Benefit Plans	A-45
5.7.	Indemnification; Directors’ and Officers’ Insurance	A-46
5.8.	Publicity	A-47
5.9.	Anti-takeover Laws	A-48
5.10.	Stockholder Litigation	A-48
5.11.	NASDAQ Delisting; Deregistration	A-48
5.12.	Section 16 Matters	A-48
5.13.	Financing	A-48
5.14.	Financing Assistance from Company	A-51
5.15.	Obligations of Parent With Respect to Merger Sub and the Surviving Company	A-53
5.16.	Foreign Persons	A-53
5.17.	Treatment of Certain Existing Indebtedness	A-54
5.18.	Parent Equity Syndication	A-54

ARTICLE VI.
CONDITIONS PRECEDENT
6.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-55
6.2.	Conditions to Obligations of Parent	A-55
6.3.	Conditions to Obligations of the Company	A-57

ARTICLE VII.
TERMINATION AND AMENDMENT
7.1.	Termination	A-57
7.2.	Effect of Termination	A-59

A-ii

ARTICLE VIII.
GENERAL PROVISIONS
8.1.	Non-survival of Representations, Warranties and Agreements	A-62
8.2.	Amendment	A-62
8.3.	Extension; Waiver	A-62
8.4.	Expenses	A-62
8.5.	Notices	A-62
8.6.	Certain Definitions	A-64
8.7.	Interpretation	A-74
8.8.	Counterparts	A-74
8.9.	Entire Agreement; Third-Party Beneficiaries	A-74
8.10.	Governing Law	A-75
8.11.	Jurisdiction; Service of Process; Waiver of Jury Trial	A-75
8.12.	Specific Performance	A-76
8.13.	Severability	A-77
8.14.	Assignment	A-77
8.15.	Non-Recourse	A-77

Annex A Surviving Company Certificate of Incorporation

Annex B Surviving Company Bylaws

A-iii

INDEX OF DEFINED TERMS

2021 First Lien Notes	8.6
2021 First Lien Notes Indenture	8.6
2021 First Lien Notes Trustee	8.6
2023 Company RSU	2.4(e)
Acceptable Confidentiality Agreement	8.6
affiliate	8.6
agent	8.6
Agreement	Preamble
Alternate Debt Financing	5.13(d)
Alternative Arrangement Contract	3.4(c)
Anti-Corruption Laws	3.9(i)
Anti-Money Laundering Laws	8.6
Approval	8.6
BofA Securities	3.20
Book Entry Shares	2.6(c)
Burdensome Condition	5.5(d)
Business Day	8.6
Cancelled Shares	2.1(a)
Capital Expenditure Budget	5.1(a)(xi)
CARES Act	8.6
Certificate of Merger	1.3
Certificates	2.6(b)
Change of Recommendation	5.4(b)
Change of Recommendation Notice	5.4(f)
Claims	8.6
Closing	1.2
Closing Date	1.2
Code	3.11(e)
Collective Bargaining Agreement	8.6
Commitment Letters	4.9(a)
Common Stock	2.1
Company	Preamble
Company Acquisition Proposal	8.6
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employees	3.12(a)
Company IP	3.14(a)
Company LTI Awards	2.4(f)
Company Option Award	2.4(a)
Company Recommendation	3.3(b)
Company Related Party	8.6
Company Reports	3.5(a)
Company Severance Plan	5.6(b)
Company Stock Plan	2.4(a)
Company Stockholder Approval	3.19
Company Stockholders Meeting	5.3(b)
Company Superior Proposal	8.6
Company Termination Fee	8.6
Company Warrant	2.2

Compliance Requirements	8.6
Confidentiality Agreement	8.6
Continuing Employees	5.6(a)
Contract	8.6
control	8.6
Converted Award	2.4(e)
Copyrights	8.6, 8.6
COVID-19	8.6
COVID-19 Actions	8.6
COVID-19 Measures	8.6
Credit Agreement	8.6
Credit Agreement Payoff Amount	5.17(a)
D&O Insurance	5.7(b)
Data Protection Obligations	3.14(i)
Debt Commitment Letter	4.9(a)
Debt Financing	4.9(a)
DGCL	1.1
Dissenting Shares	2.5(a)
DPA	4.11
Effect	8.6
Effective Time	1.3
End Date	7.1(c)
Environmental Laws	3.15(b)(i)
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
Equity Syndication	5.18
ERISA	3.12(a)
ERISA Affiliates	3.12(c)
Exchange Act	3.5(a)
Exempted Person	8.6
Expense and Interest Payments	7.2(e)
Extended End Date	7.1(c)
Families First Act	8.6
Fee Letter	4.9(a)
Financing	4.9(a)
Foreign Benefit Plan	3.12(g)
Foreign Regulatory Filings	5.5(a)
Foreign Regulatory Laws	3.4(a)
Government Official	3.9(i)
Governmental Entity	8.6
Guarantor	8.6
HSR Act	3.4(a)
Indemnified Parties	5.7(a)
Indenture Redemption Amount	5.17(b)
Infringing	8.6
Initial End Date	7.1(c)
Insurance Amount	5.7(b)
Insurance Policies	3.17
Intellectual Property	8.6

A-iv

International Trade Laws	8.6
Intervening Event	8.6
IT Assets	3.14(m)(i)
knowledge	8.6
Law	8.6
Leases	3.16(b)
Legal Requirement	8.6
Lender Related Party	8.6
Lenders	8.6
Liens	8.6
Limited Guarantee	Recitals
LTI Award Consideration	2.4(f)
Marketing Period	8.6
Marks	8.6, 8.6
Material Adverse Effect	8.6
Material Contract	3.10(a)
Materials of Environmental Concern	8.6
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Misconduct	3.13(e)
Money Transfer Agent	8.6
Money Transfer Change of Control Filings	5.5(a)
Money Transmitter License	8.6
Money Transmitter Requirements	8.6
NASDAQ	8.6
New Approval	5.18
New Debt Commitment Letters	5.13(d)
Notice Period	5.4(e)(iii)
OFAC	8.6
Open Source License	8.6
Open Source Software	3.14(g)
Order	8.6
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Liability Limitation	7.2(e)
Parent Material Adverse Effect	8.6
Parent Plans	5.6(c)
Parent Related Party	8.6
Parent Termination Fee	8.6
Patents	8.6, 8.6
Paying Agent	2.6(a)
PBGC	3.12(e)
Permitted Co-Investor	8.6

Permitted Lien	8.6
Permitted LP	8.6
Permitted Preferred Purchaser	8.6
person	8.6
Personal Data	3.14(m)(ii)
Plan	3.12(a)
Pre-2023 Company Performance Cash Award	2.4(d)
Pre-2023 Company Performance-Based RSU Award	2.4(c)
Pre-2023 Company Time-Based RSU Award	2.4(b)
Prior Bidder	5.4(a)
Privacy Laws	3.14(m)(iii)
Privacy Policy	3.14(m)(iv)
Prohibited LP	8.6
Protection Period	5.6(a)
Proxy Statement	3.4(a)
Registered IP	3.14(a)
Related Software	8.6
Representatives	5.2(a)
Required Financial Information	8.6
Required Financing Amount	4.9(d)
Required Money Transfer Approval	6.2(c)
Sanctions	3.9(g)
Sanctions Authority	3.9(g)
Sarbanes-Oxley Act	3.5(a)
SEC	8.6
Securities Act	3.5(a)
Security Incident	3.14(l)
Securityholder	8.6
Shares	2.1
Software	8.6
Solicitation Period End Date	5.4(a)
Standstill Agreement	8.6
Subsidiary	8.6
Superior Proposal Notice	5.4(e)(ii)
Surviving Company	1.1
Tax	3.11(q)(i)
Tax Return	3.11(q)(ii)
Transaction Documents	8.6
U.S. GAAP	8.6
WARN Act	3.13(c)
Warrant Consideration	2.2
Willful and Material Breach	8.6

A-v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2022 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Mobius Parent Corp., a Delaware Corporation (“Parent”), Mobius Merger Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the Surviving Company (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) by resolutions duly adopted by the vote of the Company Board at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors are entering into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Company”).

1.2. Closing of the Merger. Subject to the terms and conditions of this Agreement, including the proviso in this Section 1.2, the closing of the Merger (the “Closing”) will take place, unless another time, date or place is agreed to in writing by the parties, by electronic exchange and release of signature pages at 10:00 a.m. (local time), no later than the third (3rd) Business Day (or, if earlier, the Business Day immediately prior to the End Date (for the avoidance of doubt, after giving effect to any extension thereof in accordance with Section 7.1(c))) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI; provided, that if the Marketing Period has not ended prior to such Business Day (including, for the avoidance of doubt, as a result of any extension of the End Date pursuant to Section 7.1(c) to accommodate the Marketing Period), the Closing will occur on the second (2nd) Business Day after the final day of the Marketing Period unless an earlier date has been agreed by Parent in writing. The date on which the Closing occurs is the “Closing Date.”

1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the Closing Date as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex A, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety as set forth in Annex B, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and applicable Law.

1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time, with such additional individuals that Parent may designate prior to the Effective Time to serve as directors of the Surviving Company, shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II.

CONSIDERATION

2.1. Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a) any Shares then held by the Company, any wholly-owned Subsidiary of the Company, Parent, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly-owned Subsidiary shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor (the “Cancelled Shares”); and

(b) each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares or Cancelled Shares) shall be cancelled and converted into the right to receive $11.00 in cash, without interest (the “Merger Consideration”).

2.2. Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any warrant to purchase Shares (a “Company Warrant”), each Company Warrant (or portion thereof) that is outstanding and unexercised immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Warrant and (b) the number of Shares issuable upon exercise of such Company Warrant (or portion thereof) (the “Warrant Consideration”).

2.3. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Merger Sub, any such shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company.

2.4. Treatment of Company Equity Awards and Company Performance Cash Awards.

(a) General. At the Effective Time, each award of options to purchase shares of Common Stock (a “Company Option Award”) granted pursuant to the Company’s 2005 Omnibus Incentive Plan (as amended, restated, modified or supplemented from time to time, together with all other equity plans and arrangements that provide for the issuance of equity or equity-based awards, the “Company Stock Plan”) whether vested or unvested, that is outstanding immediately prior to the Effective Time, each of which has an exercise price equal to or greater than the Merger Consideration and therefore is expected to have no intrinsic value at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor, and the Company shall have no further obligations with respect to such Company Option Award.

(b) Pre-2023 Time-Vesting RSUs. At the Effective Time, each award of restricted stock units subject to time-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) that has not been settled (each, a “Pre-2023 Company Time-Based RSU Award”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become fully vested and be canceled in exchange for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Time-Based RSU Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock subject to such Pre-2023 Company Time-Based RSU Award (which, with respect to any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied, and which is now subject solely to time-based vesting, means the number of shares of Common Stock for which the applicable performance criteria were achieved and are subject to time-based vesting).

(c) Pre-2023 Performance-Vesting RSUs. At the Effective Time, each award of restricted stock units subject to performance-based vesting granted prior to January 1, 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock for which the performance period has not been completed (each, a “Pre-2023 Company Performance-Based RSU Award”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become vested as to a number of shares of Common Stock subject to such Pre-2023 Company Performance-Based RSU Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time and shall be canceled in consideration for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Performance-Based RSU Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the Merger Consideration and (ii) such vested number of shares of Common Stock.

(d) Cash-Based Awards. At the Effective Time, each performance-based cash award granted prior to January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “Pre-2023 Company Performance Cash Award”), that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically become fully vested and be canceled in exchange for the right to receive, at the Effective Time and in full satisfaction of the Company’s obligations with respect to such Pre-2023 Company Performance Cash Award, an amount in cash (subject to any applicable withholding Taxes) equal to the aggregate cash amount payable pursuant to such Pre-2023 Company Performance Cash Award based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time. Each performance-based cash award granted on or after January 1, 2023 pursuant to the Company Stock Plan, whether vested or unvested, representing the right to receive cash payments, whether subject to performance-based vesting requirements or time-based vesting requirements, that is outstanding immediately prior to the Effective Time, shall continue in accordance with its terms.

(e) 2023 RSUs. At the Effective Time, each award of restricted stock units subject to either time-based or performance-based vesting granted in or following calendar year 2023 pursuant to the Company Stock Plan representing the right to receive shares of Common Stock (including any award originally subject to performance-based vesting for which the performance period has been completed and performance threshold satisfied and which is now subject solely to time-based vesting) (each, a “2023 Company RSU”) outstanding immediately prior to the Effective Time, shall, unless otherwise agreed to in writing by Parent and the holder of such 2023 Company RSU, automatically be converted into a cash-settled long-term incentive award (a “Converted Award”), representing a right to receive an amount of cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Shares underlying such 2023 Company RSU (and, with respect to any such 2023 Company RSU, that is subject to performance based vesting, such number of Shares will be based on achievement of the performance criteria set forth in the applicable award agreement at the greater of the target level and the actual level of performance achieved immediately prior to the Effective Time), on the same vesting terms and conditions applicable to such 2023 Company RSU immediately before the Effective Time (it being understood that the Merger will not in and of itself constitute a single-trigger acceleration, vesting or payment event with respect to such Shares). On the date, and to the extent, that the Converted Award becomes vested, such vested Converted Award shall be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter). The Company shall take all actions necessary to provide for the foregoing actions.

(f) Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Pre-2023 Company Time-Based RSU Awards, the Pre-2023 Company Performance-Based RSU Awards and

the Pre-2023 Company Performance Cash Awards (collectively, the “Company LTI Awards”), including the payment of the consideration described in Section 2.4(b), (c) or (d), as applicable (the “LTI Award Consideration”) and cancellation of such Company LTI Awards as of the Effective Time. The Company will ensure that, following the Effective Time, no participant in the Company Stock Plan or otherwise will have any right thereunder to acquire any equity securities of the Company, the Surviving Company or any of their respective Subsidiaries. The provisions of Section 2.4(b), Section 2.4(c) and Section 2.4(e) shall apply to all Pre-2023 Company Time-Based RSU Awards, all Pre-2023 Company Performance-Based RSU Awards and all 2023 Company RSUs except as otherwise agreed to in writing signed prior to the Effective Time by Parent and a holder of a Pre-2023 Company Time-Based RSU Award, a Pre-2023 Company Performance-Based RSU Award or a 2023 Company RSU.

2.5. Dissenting Shares.

(a) Notwithstanding anything to the contrary contained herein, to the extent required by the DGCL, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have not voted in favor of the adoption of this Agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw, not properly demand or perfect or otherwise lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent prompt notice of any written notices received by the Company prior to the Effective Time with respect to any intent to demand or written demands for appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. Parent shall have the right to control all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal, resolution or settlement of any such demands.

2.6. Paying Agent.

(a) Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”). At or immediately prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Dissenting Shares or Cancelled Shares), Company LTI Awards and Company Warrants, cash in U.S. dollars sufficient to make the aggregate payments required to be made at the Effective Time pursuant to this Article II. With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent shall be invested by the Paying Agent as directed by Parent; provided, however, to the extent such funds are not sufficient to make the payments required to be made at the Effective Time pursuant to this Article II, Parent shall, or shall cause the

Surviving Company to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

(b) As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Dissenting Shares or Cancelled Shares) or Company Warrants, in each case, that immediately prior to the Effective Time were evidenced by certificates (the “Certificates”): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Warrant Consideration, as applicable. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.6(g)) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the Shares or the Warrant Consideration in respect of the Company Warrants formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration or Warrant Consideration, as applicable, payable upon the surrender of the Certificates.

(c) Any holder of record of Shares (other than Dissenting Shares or Cancelled Shares) or Company Warrants, in each case, that immediately prior to the Effective Time were not evidenced by certificates (the “Book Entry Shares”) shall not be required to deliver a Certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate Merger Consideration or Warrant Consideration, as applicable, with respect to such Book Entry Shares, and as soon as reasonably practicable after the Effective Time, the Paying Agent shall pay and deliver to each holder of Book Entry Shares the aggregate Merger Consideration or Warrant Consideration, as applicable, in respect of such Book Entry Shares, and such Book Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book Entry Shares on the Merger Consideration or Warrant Consideration, as applicable, payable in respect of such Book Entry Shares.

(d) If the payment of the Merger Consideration or Warrant Consideration, as applicable, is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) At and after the Effective Time, there shall be no transfers on the transfer books of the Company of the Shares or Company Warrants that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such securities are presented for transfer to the Paying Agent, Surviving Company or Parent they shall be (subject to compliance with the other provisions of this Article II) cancelled and exchanged for the Merger Consideration or the Warrant Consideration, as applicable, as provided in this Article II. From and after the Effective Time, the holders of Shares and Company Warrants, in each case outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Shares and Company Warrants except as otherwise provided for herein or by applicable Law.

(f) Any portion of the funds deposited with the Paying Agent pursuant to Section 2.6(a) (including any interest or other proceeds of any investment thereon) that remains unclaimed by the Securityholders twelve (12) months after the Effective Time shall be paid, at the request of Parent, to Parent or as directed by Parent. Any Securityholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for payment of the Merger Consideration, LTI Award Consideration or the Warrant

Consideration, as applicable, in respect of the Shares, Company LTI Awards or Company Warrants held by such Securityholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former Securityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any Claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or the Warrant Consideration, as applicable, deliverable in respect thereof pursuant to this Agreement.

2.7. Withholding. Each of Parent or any of its Subsidiaries, the Company, the Surviving Company and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.8. Certain Adjustments. Without limiting the obligations of the Company under this Agreement (including Section 5.1), if between the date of this Agreement and the Effective Time, the number of Shares or the number of Shares issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Company Option Awards, Company LTI Awards and Company Warrants) are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, then the Merger Consideration, Warrant Consideration, LTI Award Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Warrant Consideration, LTI Award Consideration or other dependent item, as applicable; provided, that in no event will the aggregate Merger Consideration, Warrant Consideration, LTI Award Consideration or other payments required to be made under this Article II increase as a result of any such adjustment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since January 1, 2020 and prior to the date hereof (other than such disclosures in such Company Reports contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.2, 3.3, 3.21 and 3.23) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub upon the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, each as amended, restated or amended and restated through the date hereof, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing to the extent such concept is applicable under the laws of its jurisdiction of organization, (ii) is duly qualified or licensed to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so organized, existing, licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, each as amended, restated or amended and restated through the date hereof, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 162,500,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value per share. As of February 11, 2022, there were (i) 90,725,982 shares of Common Stock outstanding (and 1,579,029 shares of Common Stock held in treasury), (ii) 0 shares of preferred stock outstanding, (iii) Company Warrants to purchase an aggregate of 4,458,314 shares of Common Stock outstanding, (iv) 131,153 shares of Common Stock subject to Company Option Awards (with a weighted average exercise price per Share of $17.5434), (v) 3,684,566 shares of Common Stock subject to Pre-2023 Company Time-Based RSU Awards, (vi) 419,760 shares of Common Stock subject to Pre-2023 Company Performance-Based RSU Awards (which is the maximum number of shares of Common Stock issuable under such Pre-2023 Company Performance-Based RSU Awards) and (vii) 4,106,694 shares of Common Stock remaining available for issuance and delivery pursuant to the Company Stock Plan. As of the date of this Agreement, Pre-2023 Company Performance Cash Awards with an aggregate value of $15,236,106.70 remain outstanding, assuming achievement of all applicable performance goals at maximum levels. All of the issued and outstanding shares of capital stock of the Company are, and all such shares that may be issued between the date hereof and the Closing will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock.

(b) Except as set forth in Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule and except for any Common Stock (x) issuable upon exercise of the Company Option Awards or Company Warrants in accordance with the respective terms thereof and upon the vesting of any Pre-2023 Company Time-Based RSU Awards or Pre-2023 Company Performance-Based RSU Awards outstanding on the date hereof or (y) issued in accordance with Section 5.1(a)(iii) of the Company Disclosure Schedule after the date of this Agreement, (i) the Company does not have any other shares of Common Stock, preferred stock or capital stock outstanding, (ii) neither the Company nor any of its Subsidiaries has issued, granted or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights or Contracts that require the Company or any of its Subsidiaries to purchase or issue any shares of the capital stock of the Company or of any of its Subsidiaries (or cash in lieu of such amounts) or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards and

(iii) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (a) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (b) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (c) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no Contracts to which the Company or any of its Subsidiaries is a party that restrict the transfer of, that relate to the voting of, or that provide registration rights in respect of, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all joint ventures, partnerships, limited liability companies or other companies, entities or persons, other than the Subsidiaries of the Company, in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests, together with the Company’s or its Subsidiary’s ownership interest (and percentage interest) in each such person.

(f) As of the date of this Agreement, (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company or its Subsidiaries (excluding intercompany indebtedness among the Company and/or wholly-owned Subsidiaries) other than (a) indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 (or the notes thereto) set forth in the Company’s Quarterly Report on Form 10-Q filed October 29, 2021 or (b) as set forth on Section 3.2(f) of the Company Disclosure Schedule and (ii) neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

(g) Each Company Option Award was granted with an exercise price equal to or greater than the fair market value of such underlying share of Common Stock on the date of grant in compliance with Section 409A of the Code, has not had its exercise date or grant date delayed or “back-dated,” and has been issued in compliance in all material respects with the applicable Company Stock Plan under which it was granted and all applicable Laws. Section 3.2(g) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of: (1) each Pre-2023 Company Time-Based RSU Award and each Pre-2023 Company Performance-Based RSU Award, including (A) the name of the holder thereof, (B) the total number of Shares that may be received pursuant thereto and (C) the applicable grant date thereof; (2) each outstanding Pre-2023 Company Performance Cash Award, including (A) the name of the holder thereof, (B) the total amount of cash that may be received pursuant thereto and (C) the applicable grant date thereof; and (3) each outstanding Company Warrant, including (A) the name of the holder thereof, (B) the total number of Shares that may be received pursuant thereto and (C) the exercise price thereof.

3.3. Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally.

(b) The Company Board, by resolutions duly adopted by the vote of the Company Board at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger (the “Company Recommendation”).

3.4. Consents and Approvals.

(a) Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.11 and 4.12, no consents, authorizations or Approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for: (i) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and foreign competition Laws and/or foreign investment Laws (such Laws solely as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedule, the “Foreign Regulatory Laws”) and the expiration or termination of any applicable waiting periods (or approval) thereunder, (iv) the consents, authorizations, approvals, filings, notifications or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses of the Company or any of its Subsidiaries set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (v) the other consents and approvals as set forth on Section 3.4(a)(v) of the Company Disclosure Schedule, and (vi) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the filings, consents, approvals and waiting periods referred to in Section 3.4(a) are duly made, obtained, satisfied or expired (a) violate any Legal Requirement applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (b) violate, conflict with, give rise to a requirement to make a payment under, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (ii)(a) and (b) above) for such conflicts, violations, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a Contract or other arrangement with a third-party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the current form of the Company’s Alternative Arrangement Contract which is entered into with Money Transfer Agents in the jurisdictions described in clause (iii) above in substantially such form with such modifications made from time to time to reflect local Laws and practices and the individual terms agreed with such Money Transfer Agents.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Since January 1, 2019, the Company has timely filed or furnished all reports, forms, schedules, exhibits, certifications, registration statements and other documents required to be filed or furnished by it with the SEC including all exhibits thereto and information incorporated by reference therein (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively the “Company Reports”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations thereunder applicable to such Company Reports, and none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material written correspondence between the SEC, on the one hand, and the Company or any of the Company’s Subsidiaries, on the other hand, since January 1, 2019 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company Report and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure (i) the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board, (iii) the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and (v) that such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2020, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2020. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company’s Subsidiaries, nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting practices in violation of applicable Law. Each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. Since January 1, 2021, to the knowledge of the Company, no events, facts or circumstances have occurred such that management of the Company would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and conclude, after such assessment, that such system was effective. Since January 1, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company Reports.

3.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements are subject to normal year-end and audit adjustments), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. Except as have been described in the Company Reports, there are no unconsolidated Subsidiaries of the Company.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 or the notes thereto, as filed with the SEC, (ii) liabilities incurred since September 30, 2021 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to or as expressly permitted by this Agreement or any other Transaction Document, (iv) liabilities that have been discharged or paid in full prior to the date of this Agreement or (v) liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due) and whether or not required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto.

3.7. Absence of Certain Changes or Events. (a) Since December 31, 2020, no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) since September 30, 2021 through the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by clauses (v), (vi), (vii), (viii), (ix), (xiii) or (xiv) of Section 5.1(a) if taken after the date of this Agreement and (c) since December 31, 2020, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, other than with respect to taking any COVID-19 Actions or commercially reasonable actions to comply with COVID-19 Measures (to the extent such actions were substantially consistent with prior COVID-19 Actions or COVID-19 Measures or reasonable guidance in respect thereof).

3.8. Legal Proceedings.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any present officer or director of the Company (in their capacity as such) or any of its Subsidiaries in such individual’s capacity as an officer or director of the Company or its Subsidiary, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Order imposed upon or entered into by the Company, any of its Subsidiaries or the properties, rights or assets of the Company or any of its Subsidiaries that materially restricts the business or operations of the Company or any of its Subsidiaries, taken as a whole, or that imposes material obligations on the Company or any of its Subsidiaries, taken as a whole, or that otherwise materially and adversely affects the Company, any of its Subsidiaries, or their respective properties, rights or assets.

(b) Except as otherwise set forth in Section 3.8(b) of the Company Disclosure Schedule, since January 1, 2018, (i) there have been no material subpoenas or material written demands, inquiries or information requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to (A) any material matter related to any such subpoena or such written demand, inquiry or information request or (B) any other possible legal action. Since January 1, 2019, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or Governmental Entity.

3.9. Compliance With Applicable Law.

(a) The Company and each of its Subsidiaries, and the conduct of their respective businesses, (i) are, and at all times since January 1, 2019 have been, in compliance with all, and are not in default under or in violation of any, Legal Requirements, including any Money Transmitter Requirement, applicable to the Company or any of its Subsidiaries or to the conduct of the business or operations of the Company or its Subsidiaries and (ii) since January 1, 2019, have not received any notice or other written communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement, except in the case of clauses (i) and (ii) of this Section 3.9(a), for such non-compliance, default or violation as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries currently hold, and since January 1, 2019 have at all times maintained, and are (and have been) in material compliance with, all material Approvals, which shall include all Money Transmitter Licenses, and the terms and requirements of such Approvals, which are required or necessary for the conduct of their respective businesses and ownership of their respective properties, rights and assets. All such Approvals are valid and in full force and effect, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received notice or other communication (in writing or, to the knowledge of the Company, in any other manner) from any Governmental Entity regarding (and to the knowledge of the Company there is not): (i) any actual or alleged material violation of or failure to comply with any material term or requirement of any Money Transmitter Licenses or any other material Approval; (ii) any revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any Money Transmitter Licenses or any other material Approval; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter Licenses or any other material Approval, in each case related to the Company or any of its Subsidiaries in any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries has been denied a Money Transmitter License by any Governmental Entity nor has any Money Transmitter License of the Company or any its Subsidiaries been revoked, suspended, denied renewal or materially limited except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time): (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Approval of the Company or any of its Subsidiaries or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, non-renewal, termination or modification of any Approval of the Company or any of its Subsidiaries.

(d) All applications required to have been filed for the renewal of the Approvals of the Company and each of its Subsidiaries related to any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole, have been duly filed on a timely basis with the appropriate Governmental Entity, as applicable, and each other notice, filing or submission required to have been given or made with respect to such Approvals of the Company or any of its Subsidiaries has been duly given or made on a timely basis with the appropriate Governmental Entity.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, since January 1, 2019, no Governmental Entity has, to the knowledge of the Company, initiated or threatened any legal proceeding with respect to, or is contemplating or undertaking an investigation into, the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, and except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unresolved material violation with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of all (i) material written investigation, examination, audit or inspection reports provided to the Company or any of its Subsidiaries by any Governmental Entity in respect of the Company or any of its Subsidiaries, (ii) material written responses (excluding emails) to any such reports made by the Company or any of its Subsidiaries and (iii) other material written correspondence (excluding emails) relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries, in the case of each of clauses (i), (ii) and (iii), since January 1, 2019 and except for such reports, responses and correspondence which the Company is required to keep confidential under applicable Legal Requirements.

(f) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times since January 1, 2019 been, in compliance in all material respects with applicable Anti-Money Laundering Laws. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of the Company’s or any of such Subsidiary’s respective officers, directors, managers, members, or employees thereof in such capacity: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; or (ii) has received any notice, whether written or, to the knowledge of the Company, oral, from a Governmental Entity alleging that the Company, the Subsidiary, or any of their respective officers, directors, managers, members, or employees thereof in such capacity has violated, is in violation of, or is otherwise subject to penalties, an Order, or a Claim under, any applicable Anti-Money Laundering Law. Each of the Company and its Subsidiaries has adopted, implemented and currently maintains policies and procedures reasonably designed to ensure its compliance with, and that reflect and comply in all material respects with its obligations under, applicable Anti-Money Laundering Laws.

(g) Neither the Company, nor any of its Subsidiaries or any of, their respective directors, officers, employees, or to the knowledge of the Company, their agents or representatives, currently (or at any time during the five (5) years prior to the date of this Agreement) (i) is subject to sanctions administered by the United States (including but not limited to OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom or any other applicable sanctions authority (each a “Sanctions Authority” and such sanctions “Sanctions”) (except in connection with business operations authorized under applicable Sanctions Laws and regulations), (ii) is located, organized, or resident in a country or territory subject to comprehensive embargo administered by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (except pursuant to and as authorized under applicable Sanctions Laws and regulations), (iii) conducts any business with or engages in making or receiving any contribution of funds, goods or services to, from, or for the benefit of any person designated on any economic or financial sanctions list maintained by any Sanctions Authority, including OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identifications List, or Foreign Sanctions Evader List, or any other similar list maintained by any other applicable Sanctions Authority (except pursuant to and as authorized under applicable Sanctions Laws and regulations), (iv) deals in, or otherwise engages in any transaction involving property or interests in property blocked pursuant to any applicable sanctions administered by any Sanctions Authority (except pursuant to and as authorized under applicable Sanctions Laws and regulations) or (v) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.9(g).

(h) Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times during the five (5) years prior to the date of this Agreement been, in compliance with all applicable International Trade Laws and Sanctions. The Company and its Subsidiaries have during the five (5) years prior to the date of this Agreement obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Entity for the import, export, re export, deemed export, deemed re export, or transfer required under the International Trade Laws and Sanctions.

(i) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the Company, its Subsidiaries, and to the knowledge of the Company, their directors, officers, employees, agents and representatives have not, during the five (5) years prior to the date of this Agreement, made, given, offered, promised, authorized, solicited or received the payment of anything of value, directly or indirectly, to or from: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; or (iii) any other person, in each case for the purpose of securing any improper advantage in violation of the Anti-Corruption Laws. “Government Official” shall mean any officer or employee of any Governmental Entity (including state-owned, state-controlled or state-operated entities), of any public international organization, or of any non-U.S. political party, party official, or candidate for non-U.S. political office. “Anti-Corruption Laws” shall mean (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (B) the U.K. Bribery Act 2010, and (C) all other similar or equivalent anticorruption and/or anti-bribery Laws of any jurisdiction applicable to the Company, its Subsidiaries or their operations. The Company and its Subsidiaries have adopted, implemented and maintain policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(j) Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, the Company, its Subsidiaries, and to the Company’s knowledge, their directors, officers, employees, agents, and representatives have not, during the five (5) years prior to the date of this Agreement, made any voluntary or involuntary disclosures to any Governmental Entity, conducted any internal investigation or audit, or been party to any action, suit, arbitration, claim, litigation, investigation, or proceeding, involving the Company or any of its Subsidiaries relating to an actual material violation of Anti-Corruption Laws or Sanctions.

3.10. Material Contracts.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract:

(i) that is a master agreement with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(ii) with the top ten (10) Money Transfer Agents by revenue and by transaction volume for the year ended December 31, 2021;

(iii) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership (other than with or among wholly owned Subsidiaries of the Company);

(iv) that (a) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, (b) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens (except for leases and Contracts relating to indebtedness disclosed pursuant to clause (a)) on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (c) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements (other than non-speculative hedges or forward Contracts entered into in the ordinary course of business) or (d) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(v) that relates to the settlement of, or other arrangements with respect to, any current or former Claim (a) with any Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (b) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (c) which would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(vi) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors, officers (including any employment agreements and related Contracts with such officers), employees or stockholders who, to the knowledge of the Company, own one percent (1%) or more of the Shares, on the other hand;

(vii) that contains covenants or other provisions that (a) purport to limit or restrict, in any material respect, the ability of the Company or any of its Subsidiaries (or Parent or its affiliates after the Effective Time) to compete with any person in any business or in any geographic area, including any non-compete covenant or otherwise restrict the Company’s or any of its Subsidiaries’ ability to engage in any material line of business or (b) grant to the other party to such Contract (or a third party) exclusivity or “most favored nation” status (whether in terms of pricing or otherwise) which, in case of clause (a) or (b), is material to the Company and its Subsidiaries taken as a whole;

(viii) that grants any rights of first refusal, rights of first offer or other similar rights to any person (other than Parent or the Company) with respect to any material asset of the Company or its Subsidiaries or that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets of any person;

(ix) that is for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations, indemnification or other obligations outstanding;

(x) that obligates the Company to make any capital expenditure or investment not contemplated by the Capital Expenditure Budget in excess of $5,000,000 in 2022 or  $5,000,000 in 2023;

(xi) that requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any person in excess of $20,000,000;

(xii) that grants, licenses or otherwise relates to rights to material Intellectual Property (including development of such Intellectual Property) or relates to material IT Assets (whether of the Company or any of its Subsidiaries, or of a third person), and in either case, is, individually or in the aggregate, material to the operation of the business of the Company or its Subsidiaries (other than non-exclusive commercially available software licenses with annual fees of less than $5,000,000, Contracts for purchase, maintenance, support, hosting or lease of off-the-shelf IT Assets, or provision of related services, with annual fees of less than $5,000,000, or non-exclusive licenses to service providers, customers and end users in the ordinary course of business consistent with past practice);

(xiii) that provides for indemnification of any executive officer or director of the Company, other than Contracts entered into on substantially the same form as the Company’s standard forms previously made available to Parent;

(xiv) that is a Lease set forth on Section 3.16(b) of the Company Disclosure Schedule;

(xv) any “material contract” (as defined in Item 601(b)(10) of Regulation S K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S K) with respect to the Company and its Subsidiaries, taken as a whole;

(xvi) any employment, management, severance, termination, retention, transaction bonus, change in control, consulting, relocation, repatriation, expatriation or similar Contract with any former or current employee, officer, independent contractor, or director of the Company or any of its Subsidiaries that is not terminable at will without liability to the Company or any of its Subsidiaries in excess of $250,000, pursuant to which the Company or any of its Subsidiaries has or may have obligations (but excluding any such Contract in place in accordance with statutory requirements);

(xvii) any Collective Bargaining Agreement; or

(xviii) except to the extent such Contract is described in clauses (i)-(xvii) above, that calls for annual aggregate payments by, or other consideration from (or annual aggregate payments, or other consideration, to) the Company and its Subsidiaries of more than $7,000,000;

Each Contract, arrangement or commitment of the type described in this Section 3.10(a) (whether or not in effect on the date hereof), is referred to herein as a “Material Contract.” The Company has made available to Parent true, correct and complete copies of each Material Contract (including any amendments, schedules and exhibits thereto) in effect on the date hereof.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule and except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto (except to the extent that, after the date hereof, a Material Contract no longer remains valid and binding due to the expiration of such Material Contract in accordance with its terms), (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or give rise to any right of termination, cancellation, modification or acceleration on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Material Contract. Since December 31, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract.

3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) (i) no examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted by a Governmental Entity or has been, to the knowledge of the Company, threatened by a Governmental Entity; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been duly and timely filed, and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes, whether or not shown as due on any Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes; (iv) no deficiencies for any material Taxes have been proposed, threatened, asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than statutory Liens for current Taxes not yet due or payable.

(b) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company Reports, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto). Since the date of the most recent financial statements (including any related notes and schedules) of the Company and its Subsidiaries filed with the Company Reports, neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract, or otherwise.

(d) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries.

(e) No closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries that is currently in effect.

(f) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant Governmental Entity. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign Law). Neither the Company nor any of its Subsidiaries has deferred or delayed the payment of any Taxes under provisions of the CARES Act or any other COVID-19 Measures or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act or any other COVID-19 Measures.

(h) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(i) Neither the Company nor any of its Subsidiaries has entered into, or have been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Section 6011, 6111, or 6112 of the Code (or any similar provision under any state, local or foreign Law) or the regulations thereunder.

(j) Neither Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date or use of an improper method of accounting with respect to the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid or deferred revenue accrued on or prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, (vii) election or transaction which reduced any Tax attribute (including basis in assets) or (viii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to its business or assets. Neither the Company nor any of its Subsidiaries has made any election under Section 965(h) of the Code.

(k) Neither the Company nor any Subsidiary is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) No written Claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(m) Any and all material transactions between and among the Company and its Subsidiaries have been and are on arm’s length terms for purposes of relevant transfer pricing laws and have not been determined with a purpose of Tax avoidance, and all related material documentation required by any laws applicable to transfer pricing has been timely prepared or obtained and, if necessary, retained.

(n) The Company and each of its Subsidiaries has materially complied with all applicable registration requirements, statutory provisions, rules, regulations, orders, and directions in respect of any value added Tax, maintains and has obtained full and accurate records, invoices, and other documents appropriate or required for value added Tax purposes, has never been subject to any material interest, forfeiture, surcharge, or penalty related to value added Tax, and has not been required to make any adjustments pursuant to the European Union capital goods scheme for value added Tax purposes.

(o) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(p) No non-U.S. Subsidiary of the Company (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(q) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any Governmental Entity with respect to Taxes, including all information returns relating to Taxes of third parties, any Claims for refunds of Taxes or declarations of estimated Taxes and any amendments, supplements or attached schedules to any of the foregoing.

3.12. Employees; Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean (x) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA and including multiemployer plans within the meaning of ERISA Section 3(37)), and (y) each stock purchase, stock option, restricted stock unit, other equity or equity based, severance, retention, consulting, employment, employee loan, change-in-control, benefit, fringe benefit, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, medical, dental, vision, prescription, perquisite, disability, or sick leave benefit, post-employment or retirement (including compensation, pension, health, medical or insurance benefits), supplemental retirement, retiree medical, life insurance plans and each other employee compensation or benefit plan, Contract, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether oral or written, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future material liability (contingent or otherwise).

(b) With respect to each material Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or any other funding instrument; (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided); and (iv) the most recent (a) Form 5500 and attached schedules, (b) audited financial statements and (c) actuarial valuation reports; (v) any material or non-routine notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Entity relating to any material compliance issues in respect of any such Plan and (vi) with respect to each material Plan that is maintained in any non-United States jurisdiction, to the extent applicable, (a) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (b) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Entity relating to the satisfaction of Law necessary to obtain the most favorable Tax treatment.

(c) Except as would not have or reasonably be expected, individually or in the aggregate, to result in a material liability to the Company, (i) each Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination or opinion letter as to its qualification (or still has time to request such a letter or application for such qualification is pending), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its “ERISA Affiliates” (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; and (iv) no “reportable event” (as such term is defined in Section 4043 of ERISA) and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to satisfy a “minimum funding standard” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any liability in respect of any such post-employment welfare benefits for current, former or retired employees of the Company or any of its Subsidiaries, in each case, other than as required under Section 4980B of the Code. Neither the Company nor any of its ERISA Affiliates has engaged in a transaction described in Section 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company or any of its ERISA Affiliates has at any time maintained, sponsored or contributed to, or has or had any liability (whether current, contingent or otherwise) or obligation in respect of, (i) any multiemployer plan, (ii) any multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligations by reason of at any time being considered a single employer under Section 414 of the Code with any other person.

(e) With respect to any Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, or to the knowledge of the Company, threatened, (v) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which material liability has not been satisfied, (vi) all material contributions (including installments) to such Plan required by Section 301 of ERISA and Section 412 or 430 of the Code have been timely made, (vii) such Plan has not been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year, (viii) such Plan has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA, (ix) there are no funding-based limitations, within the meaning of Section 436 of the Code, currently in effect, (x) the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to terminate as of the date hereof (calculated on a termination basis under ERISA), (xi) no event has occurred that is expected to result in the incurrence by the Parent or any of its affiliates of any material liability with respect to the termination of such Plan (and no proceeding has been initiated to terminate such Plan), (xii) none of the Company nor any of its Subsidiaries has engaged in any transaction described in Section 4069 of ERISA or any transaction to which Section 4204 of ERISA applies and (xiii) none of the assets of the Company nor its Subsidiaries are or are expected to be subject to any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, the Merger or the other transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (i) result in material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Plan, or (iv) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan set forth in Section 3.12(g) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws of any controlling Governmental Entity; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.12(g) of the Company Disclosure Schedule.

(h) Except as would not result in a material liability to the Company, (A) each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been at all relevant times maintained, in form and operation, in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and (B) neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any such Tax.

3.13. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement, and, except as set forth on Section 3.13(a) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries is represented by a labor or trade union, works council or other labor organization or representative body with regard to their employment with the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries is the subject of an unresolved Claim asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act).

(b) Since January 1, 2019, no labor union or labor organization or group of employees of the Company or any Subsidiaries has made a pending demand for recognition or certification, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations authority. To the knowledge of the Company, since January 1, 2019, there have been no labor union organizing activities with respect to any employees of the Company or any Subsidiaries. No Collective Bargaining Agreement is being negotiated or renegotiated by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is under any obligations to negotiate a Collective Bargaining Agreement. Since January 1, 2019, there has been no strike, work stoppage, slowdown or other material labor disruption or dispute involving the Company or any of its Subsidiaries pending or, or to the Company’s knowledge, threatened. The transactions contemplated by this Agreement (including the Merger) have not triggered and will not trigger any obligations to obtain the consent of or approval from any labor or trade union, works council, or other labor organization or employee representative body or similar obligation.

(c) Since January 1, 2019, the Company and each of its Subsidiaries have been in compliance with all applicable Laws, Contracts, and Orders relating to employment, employment practices, hiring, background checks, compensation, immigration, employee leave, benefits (including with regard to disability), hours, wage and hour requirements, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (together with any similar foreign, state, or local Law, the “WARN Act”), and any applicable similar foreign, state or local Laws, equal opportunity, plant closures and layoffs (including WARN), affirmative action, workers’ compensation, labor relations, accommodations, unemployment insurance, harassment or discrimination in employment, employee health and safety, privacy, collective bargaining or discipline, in each case for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as would not have or reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(e) Since January 1, 2019, neither the Company nor any of its Subsidiaries has carried out a “plant closing” or “mass layoff” (as such terms are defined under the WARN Act) or otherwise triggered liability under the WARN Act. In the six (6) month period prior to the date of this Agreement, there has been no “employment loss” (as defined under the WARN Act), layoff or material reduction in hours of work that, if continued, in the aggregate would reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act.

(f) During the past three (3) years, to the knowledge of the Company, (i) the Company and its Subsidiaries have investigated all material allegations of discrimination, sexual or other harassment, or similar misconduct (“Misconduct”) of which their human resources representatives or executive employees are or were aware and have taken all legally required actions with respect to such allegations, (ii) there have been no material allegations of Misconduct involving any officer or executive employee of the Company or any Subsidiary, and (iii) neither the Company nor any of its Subsidiaries have entered into any written settlement, non-disclosure, non-disparagement or similar agreement in connection with or to resolve any allegation of Misconduct against an officer or executive employee, in each case that would reasonably be expected to be materially injurious to the business or reputation of the Company or any of its Subsidiaries or any of their officers.

3.14. Intellectual Property; Data Privacy.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered Patents, Patent applications, Mark registrations, Mark applications, registered Copyrights, Copyright applications and domain name registrations, in each case owned or purported to be owned by the Company or any of its Subsidiaries (“Registered IP”) and any material unregistered Marks owned or purported to be owned by the Company or its Subsidiaries, and specifies, where applicable, the jurisdictions in which each such item of Registered IP has been applied for, issued or registered. The Registered IP is subsisting and unexpired (except as otherwise noted in Section 3.14(a) of the Company Disclosure Schedule), and to the Company’s knowledge, valid and enforceable. The Company or one of its Subsidiaries (i) solely own all right, title, and interest in and to the Registered IP, (ii) own all other material proprietary Intellectual Property purported to be owned by the Company, and (iii) have valid and continuing rights to use and otherwise exploit all other Intellectual Property used, held for use, or practiced by the business as currently conducted and as currently proposed to be conducted (“Company IP”), in each of the foregoing clauses (i)-(ii), free and clear of all Liens (other than Permitted Liens). The Company IP comprises all of the Intellectual Property used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted. The Company and its Subsidiaries have taken reasonable steps to protect, maintain and enforce their respective rights in their Intellectual Property and confidential information of third persons provided to the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, since January 1, 2019, neither the Company nor any of its Subsidiaries is, and the operation of the Company’s and its Subsidiaries’ businesses as currently conducted is not, Infringing the Intellectual Property of any other person in any material respect. Since January 1, 2019, there have not been and are not currently any Claims pending, or to the Company’s knowledge, threatened (including cease-and-desist letters and invitations to take a patent license), or Orders issued by a Governmental Entity, with respect to (i) allegations that the Company or any of its Subsidiaries has Infringed or is Infringing any Intellectual Property of any other person, (ii) challenges to the ownership, validity or enforceability of the Registered IP or any material unregistered proprietary Intellectual Property owned by the Company or its Subsidiaries or (iii) restrictions in any material manner of the use, transfer or licensing of the Registered IP or any material unregistered proprietary Intellectual Property owned by the Company or its Subsidiaries, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, to the Company’s knowledge, no third party has Infringed or is Infringing the Intellectual Property owned by the Company or its Subsidiaries in any material respect and, to the knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company and its Subsidiaries, taken as a whole.

(c) Except as would not have or reasonably be expected to have a Material Adverse Effect, the consummation of the Merger will not, under any Material Contract required to be listed on Section 3.10(a)(xii) of the Company Disclosure Schedule, result in (i) the termination of any license of Intellectual Property to the Company or any of its Subsidiaries by a third person or (ii) the granting by the Company or any of its Subsidiaries of any license or rights to any Intellectual Property.

(d) Neither the Company nor any of its Subsidiaries is not under any obligation to license any material Intellectual Property to any Governmental Entity because it has received funding to develop such Intellectual Property from a Governmental Entity. Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other person any license or other right to any material Intellectual Property.

(e) Each current and former officer, employee, consultant, independent contractor, or other personnel engaged in the development of any material Intellectual Property or technology for the Company or its Subsidiaries has executed a proprietary information and confidentiality agreement, which, to the extent permitted by Law, assigns ownership of all material Intellectual Property developed or created by such personnel for the Company or its Subsidiaries under the applicable agreement to the Company or its Subsidiaries. In addition, the Company has caused each current and former officer, employee, consultant, independent contractor, or other personnel with access to the trade secrets of the Company or its Subsidiaries to execute a binding confidentiality agreement relating thereto. To the knowledge of the Company, there has not been any breach of any of the foregoing by a party thereto. No trade secrets have been accessed by any person, or has been authorized to be disclosed or has been actually disclosed by the Company or its Subsidiaries to any person other than (A) pursuant to a written confidentiality Contract or other confidentiality obligation restricting the disclosure and use thereof or (B) any such access or disclosure that would not reasonably be expected to have or reasonably be expected to have in a Material Adverse Effect.

(f) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract materially restricting him or her from performing his or her duties, or (B) in material breach of any Contract with any former employer or other person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company or its Subsidiaries.

(g) None of the software owned by the Company or its Subsidiaries contains, or is distributed with, any software that is licensed pursuant to an open source, copyleft or community source code license or is otherwise subject to the terms of an Open Source License (including any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License, MIT License, Apache License or similar license arrangement or other distribution model; such software collectively referred to as “Open Source Software”) in any manner that requires or conditions the Company’s or any of its Subsidiaries’ use or distribution of such Open Source Software on the disclosure, licensing or distribution of any Intellectual Property owned by the Company and its Subsidiaries (other than modifications to such Open Source Software). To the knowledge of the Company, all Open Source Software distributed by the Company and its Subsidiaries is distributed in material compliance with the applicable Open Source License, except as would not have or reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the software owned by the Company or its Subsidiaries is free of all material defects, errors, or bugs, and does not contain viruses, trap doors, Trojan horses or other corruptants or contaminants that are designed to impair the normal function of IT Assets or result in unauthorized disclosure or access to Personal Data.

(h) Neither the Company nor any Subsidiary is a party to any agreement with a third party requiring the deposit of source code of any software owned by the Company or any Subsidiary for the benefit of any third party. No third party other than those who require such access to provide services for or on behalf of the Company or a Subsidiary has any current or contingent access or possession of (or the right to access or possess) such source code, and no such source code will be required to be released (from escrow or otherwise) in connection with the transactions contemplated by this Agreement.

(i) The Company and its Subsidiaries are and at all times have been in material compliance with (i) all Privacy Policies, (ii) all Privacy Laws, and the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC to the extent applicable, and (iii) contracts pertaining to Personal Data, data privacy and data security (including those relating to the cross border transfer, access and handling, or processing of any Personal Data) ((i), (ii), and (iii), collectively, the “Data Protection Obligations”). Except as set out in Section 3.14(i) of the Company Disclosure Schedule, there have been no Claims made or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of Personal Data or Data Protection Obligations.

(j) The execution, delivery and performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; the consummation of the Merger; or any of the transactions contemplated by this Agreement will not result in any violation of any Privacy Policy of any websites or mobile applications owned by the Company and its Subsidiaries or Data Protection Obligations.

(k) To the knowledge of the Company, except as would not have or reasonably be expected to have a Material Adverse Effect, all of the IT Assets are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries. The IT Assets (i) operate and perform in accordance with their documentation and functional specifications and (ii) since January 1, 2019, there have been no outages of or performance degradation in the IT Assets, in each case, except as would not be or reasonably be expected to be a Material Adverse Effect.

(l) The Company and its Subsidiaries use commercially reasonable efforts to protect and maintain the security and operation of Personal Data and their material IT Assets against any, breaches, outages, violations, loss or theft, or accidental, unlawful or unauthorized access to, or use, alteration, destruction, loss, modification, compromise, or other unauthorized disclosure of IT Assets or Personal Data, or other data security incidents (“Security Incident”). Except as set out in Section 3.14(l) of the Company Disclosure Schedule, to the Company’s knowledge, in the past three (3) years, there have been no material Security Incidents, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have established, implemented and maintained a written information security program that is commercially reasonable and: (i) includes administrative, technical and physical safeguards to safeguard the security, confidentiality, and integrity of their material IT Assets and Personal Data and (ii) protects against unauthorized access to their material IT Assets and Personal Data.

(m) For purposes of this Agreement:

(i) “IT Assets” means computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and other components used in conjunction therewith), servers, workstations, routers, hubs, switches, circuits, physical networks, data communications lines, data processing systems, Software, and all other information technology equipment.

(ii) “Personal Data” means “personal information,” “personal data,” “non-public personal information,” “personally identifiable information” or similar terms as defined by the applicable Privacy Laws, including but not limited to name, street address, telephone number, e-mail address, social security number, date of birth, government identifier, driver’s license number, passport number, financial account information or any other piece of information or identifier that allows for the identification or contacting of such natural person, device or household.

(iii) “Privacy Laws” means any Legal Requirement relating to the collection, privacy, security, processing, use, retention, protection, or disposal of Personal Data, data breach notification, Privacy Policies, and practices, processing and security of payment card information, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act, the California Consumer Privacy Act, the California Online Privacy Protection Act, the Illinois Biometric Identifier Protection Act, the Texas Capture or Use of Biometric Identifiers Act, EU General Data Protection Regulation EU/2016/679, the United Kingdom General Data Protection Regulation as defined by the DPA 2018, as amended by the Data Protection, Privacy and Electronic Communications (Amendments Etc.) (EU Exit) Regulations 2019, the Privacy and Electronic Communications Regulations 2003, and the ePrivacy Directive 2002/58/EC, as amended by Directive 2009/136 and as implemented by EU Member States and the European Electronic Communications Code and any national implementing Laws, or any other legal act of the European Union or the United Kingdom concerning the protection and processing of Personal Data, the Payment Card Industry Data Security Standards; and all other similar international, national, federal, state, provincial, and local Legal Requirement and guidance.

(iv) “Privacy Policy” means all internal and external policies authored by the Company or any of its Subsidiaries regarding the collection, use, security, retention or disposal of Personal Data by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

3.15. Environmental Liability. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Company, Materials of Environmental Concern are not present at or affecting any real property leased by the Company or its Subsidiaries; (b) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any of their predecessors or other entities for which they are liable, has caused any condition at such leased property or other location for which any of them may be liable, that has resulted in or would reasonably be expected to result in liability or other obligation (i) under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or natural resources, relating to pollution, protecting worker health and safety, or otherwise relating to production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Materials of Environmental Concern, or the investigation, clean-up or remediation thereof (“Environmental Laws”) or (ii) regarding any Materials of Environmental Concern; (c) the Company is, and has been, in compliance with all applicable Environmental Laws, and holds and is in compliance with all Approvals of the Company or its Subsidiaries required pursuant to Environmental Laws relating to the Company’s business and properties; and (d) the Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any liability of any other person relating to Environmental Laws or Materials of Environmental Concern.

3.16. Property.

(a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b) Section 3.16(b) of the Company Disclosure Schedule identifies all material existing leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (together with all amendments, supplements, renewals, guarantees and other modifications thereto, the “Leases”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Leases is in full force and effect, valid and binding in accordance with their respective terms and (ii) there is not under any such Lease any existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default. The real property leased, subleased, licensed or otherwise occupied pursuant the Leases comprises all of the material real property used, intended to be used in, or otherwise related to the business of the Company.

(c) The Company and its Subsidiaries have good and valid title to all tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens), except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17. Insurance. Section 3.17 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries (the “Insurance Policies”). The Insurance Policies include industry standard coverage, terms and limits in respect of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability, cyber liability (that is sufficient to respond to the risk of liability relating to a Security Incident or any violation of Data Protection Obligations) and other casualty and liability insurance that the Company reasonably believes to be adequate for the operation of the businesses of the Company and its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof (and there is no default or event that, with notice or lapse of time or both, would constitute a default), (b) each such policy is in full force and effect, (c) the Company has not received any written or, to the knowledge of the Company, oral notice or termination or cancellation or denial of coverage with respect to any such insurance policy and (d) all premiums and other payments due under any such policy have been paid.

3.18. Anti-Takeover Statutes; Stockholder Vote Required. Assuming the accuracy of the representations contained in Section 4.7, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

3.19. Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only action of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.20. Opinion of Financial Advisor. The Company has received the opinion of BofA Securities, Inc. (“BofA Securities”) dated on or about the date of this Agreement, to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders. The Company will make a copy of such opinion available to Parent solely for informational purposes promptly following receipt thereof.

3.21. Broker’s Fees. Except for BofA Securities, neither the Company nor any Subsidiary thereof has employed or engaged any broker or finder entitled to any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with BofA Securities relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, is party to any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Securities Act that has not been disclosed in the Company Reports filed prior to the date of this Agreement.

3.23. Company Information. The information relating to the Company and its Subsidiaries to be provided by or on behalf the Company for inclusion in the Proxy Statement or any filing pursuant to Rule 14a-12 under the Exchange Act, will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting (as defined below), contain any untrue statement of or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.24. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, the Company has not relied on, and expressly disclaims any reliance on, and none of Parent, Merger Sub or any of their respective affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective affiliates or Representatives.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1. Corporate Organization.

(a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (other than any restrictions on transfer under applicable securities Laws).

4.2. Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver the Transaction Documents to which each of Parent and Merger Sub is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly approved by the board of directors of Parent and the board of directors of Merger Sub and any other necessary corporate and stockholder action of Parent and Merger Sub, including Parent in its capacity as the sole stockholder of Merger Sub, and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve the Transaction Documents to which each of Parent and Merger Sub is a party, perform their respective obligations thereunder or to consummate the transactions contemplated thereby. The Transaction Documents to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally.

4.3. Consents and Approvals.

(a) No consents, authorizations or Approvals of Parent or Merger Sub from, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or Merger Sub or are necessary in connection with the execution and delivery by Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation of the Merger and the other transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Approvals of Parent and Merger Sub required under any Money Transmitter Requirements as set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (iii) any notices or filings under the HSR Act and the Foreign Regulatory Laws solely as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedule and the expiration or termination of any applicable waiting periods (or approvals) thereunder, (iv) the consents and approvals as set forth on Section 3.4(a)(v) of the Company Disclosure Schedule, (v) the consents set forth on Section 4.3(a) of the Parent Disclosure Schedule, and (vi) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of the Transaction Documents by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub of the transactions contemplated thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, will (i) violate any provision of the organizational documents of Parent and Merger Sub except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a) are duly obtained or satisfied, (a) violate any Law applicable to Parent or Merger Sub or any of their respective properties, rights or assets, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, require any consent under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (a) and (b) above) for such violations, conflicts, breaches, or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4. Broker’s Fees. Except as set forth on Section 4.4 of the Parent Disclosure Schedule, no broker, finder, investment banker or other person will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to or at the Closing in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

4.5. Parent Information. The information relating to Parent and its Subsidiaries and the Guarantors to be provided by or on behalf of Parent for inclusion in the Proxy Statement or any filing pursuant to Rule 14a-12 under the Exchange Act will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case, after giving effect to any updates or supplements required in connection with any Permitted Co-Investor becoming, or seeking to become, after the date of this Agreement, a direct or indirect equity investor in Parent as of the Closing (giving effect to the Merger and any Approvals required in connection therewith).

4.6. No Vote of Parent or Merger Sub Stockholders. All approvals, if any, by the stockholder(s) of Parent or of Merger Sub, including but not limited to, the consent of Parent as the sole stockholder of Merger Sub, have been obtained to the extent required by applicable Law, the organizational documents of Parent and Merger Sub or the rules and regulations of any securities exchange, in order for Parent and Merger Sub to execute and deliver the Transaction Documents and to consummate the Merger and the other transactions contemplated hereby.

4.7. Ownership of Common Stock. None of Parent, Merger Sub or any of their respective affiliates owns as of the date of this Agreement (in each case, directly or indirectly, beneficially (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) or of record (including pursuant to a derivatives Contract)), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.8. Absence of Litigation. As of the date hereof, there are no Claims pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such Claims that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof there is no injunction, writ, Order, award, judgment, settlement or decree imposed upon or entered into by Parent or Merger Sub or the properties, rights or assets of Parent or Merger Sub.

4.9. Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed equity commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”) from the Guarantors, pursuant to which the Guarantors have committed to provide to Parent, subject to the terms and conditions therein, equity financing in the amount set forth therein for the purposes of financing a portion of the aggregate Merger Consideration, Warrant Consideration and LTI Award Consideration payable at the Closing under this Agreement (the “Equity Financing”), which Equity Commitment Letter provides that the Company is a third party beneficiary thereof and is entitled to enforce such agreements, in each case to the extent expressly provided for in the enforcement provisions of the Equity Commitment Letter, and (ii) an executed debt financing commitment letter from the Lenders in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) (it being understood that the Fee Letter may be customarily redacted; provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted), pursuant to which the Lenders have committed to provide to Parent and/or Merger Sub, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). There are no side letters or other agreements, Contracts, understandings or arrangements to which Parent or Merger Sub is a party that could reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Commitment Letters delivered to the Company pursuant to this Section 4.9(a) (it being understood and agreed that: (i) Parent or a subsidiary thereof may issue senior notes or other debt securities in lieu of all or a portion of the senior bridge facility referred to in the Debt Commitment Letter, (ii) Parent or its affiliates may, in its or their sole and absolute discretion (but shall not be required to), issue preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, and (iii) Permitted Co-Investors may be added to the Equity Commitment Letter or deliver an equity commitment letter of their own in substantially similar form (except for amount) to the Equity Commitment Letter for a portion of the Equity Financing).

(b) As of the date of this Agreement: (i) each Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of each of the Guarantors, Parent and Merger Sub, as applicable, and to the knowledge of Parent, each of the other parties thereto, in each case, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights and remedies generally; (ii) each Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely (A) to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, (B) in connection with the implementation of any “market flex” provisions or “securities demand” terms contained in the Debt Commitment Letter, (C) to implement a Replacement Commitment Facility (as defined in the Debt Commitment Letter entered into as of the date hereof) or issue preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, and (D) amendments to the Equity Commitment Letter to add Permitted Co-Investors or to replace a portion of the Equity Financing with a substantially similar equity commitment letter of any Permitted Co-Investor); and (iii) the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect (other than as permitted in the immediately preceding clause (ii)(D)). As of the date of this Agreement, Parent has paid (or caused to be paid) in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) As of the date of this Agreement, there are no conditions precedent or other contractual contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Financing except as expressly set forth in the Commitment Letters. As of the date of this Agreement, to the knowledge of the Parent, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a failure to satisfy a condition precedent to be satisfied by any Guarantor, Parent or Merger Sub, as applicable, for the Guarantors’ and Lenders’ obligations to fund the Equity Financing and Debt Financing, respectively.

(d) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, completion of the Marketing Period and that the Financing is funded in accordance with the Commitment Letters, the net proceeds contemplated by the Commitment Letters, will, in the aggregate, constitute the funds necessary to satisfy Parent’s and Merger Sub’s payment obligations under this Agreement at the Effective Time, including payment in cash of the aggregate Merger Consideration, Warrant Consideration and LTI Award Consideration payable at the Effective Time, refinancing of the Company’s indebtedness outstanding under the Credit Agreement and the 2021 First Lien Notes (in each case, including all applicable interest, fees and premiums), and to pay all related fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger, in each case, at the Effective Time (such amount, the “Required Financing Amount”).

(e) Parent has caused to be delivered to the Company a true, complete and correct copy of the duly executed Limited Guarantee. The Limited Guarantee is in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of each of the Guarantors. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Guarantor under the Limited Guarantee.

4.10. Solvency. Neither Parent nor Merger Sub or any Guarantor is entering into the transactions contemplated by the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the accuracy of the representations and warranties of the Company contained in Article III, (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (iii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent were prepared in good faith based upon assumptions that were, at the time made, reasonable and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the assets of the Surviving Company and its Subsidiaries (on a consolidated basis) will exceed total liabilities (including contingent and unmatured liabilities) of the Surviving Company and its Subsidiaries (on a consolidated basis) at a fair valuation and at fair saleable value; (b) the Surviving Company will have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business; and (c) the Surviving Company and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital with which to conduct their business. For purposes of this Section 4.10, “not have an unreasonably small amount of capital with which to conduct their business” and “have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business” means that such person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

4.11. Foreign Person Status. Neither Parent nor Merger Sub is (a) a “foreign person” or a “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”)), or (b) controlled by a “foreign person” (as defined in the DPA). No “foreign person” (as defined in the DPA) has entered into any agreement or arrangement to obtain any: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body or the right to nominate an individual to a position on the Company Board or equivalent governing body; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” (as defined in the DPA) of the Company. No “foreign person” or “foreign entity” (as defined in Section 721 of the DPA) owns or shall prior to, at or immediately after, the Closing own, directly or indirectly, ten percent (10%) or more of the issued and outstanding equity securities of Parent, Merger Sub or any of their respective Subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or their respective Subsidiaries as fully converted), except where such foreign person or foreign entity is a minority, non-controlling investor in Parent or another entity that is managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC, as general partner or managing member, and such investment by a “foreign person” or “foreign entity” satisfies the requirements of 31 C.F.R. § 800.307(a).

4.12. Interests in Competitors. As of the date hereof, none of Parent, Merger Sub, the Guarantors or any of their respective affiliates owns a greater than 15.00% interest in any person whose principal business is the business of transmitting money through traditional fiat currencies, other than through tokens, cryptocurrency or other non-traditional or blockchain-enabled currencies or methods.

4.13. No Other Representations or Warranties; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the on-line data room hosted on behalf of the Company in connection with the transaction contemplated by the Transaction Documents, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects and the transactions contemplated hereby to the extent necessary and appropriate for Parent and Merger Sub to make an informed decision with respect to whether to enter into this Agreement and to consummate the transactions contemplated hereby and, except for the representations and warranties contained in Article III or in any schedule, certificate or instrument delivered with respect thereto, Parent and Merger Sub have not relied on, and expressly disclaim any reliance on, and none of the Company, its Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, whether written or oral, concerning the Company, its Subsidiaries or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to any information provided by or on behalf of the Company, its Subsidiaries or any of their respective affiliates or Representatives. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties contained in Article III or in any schedule, certificate or instrument delivered with respect thereto, none of the Company nor any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub acknowledge that they have not relied on, and expressly disclaim any reliance on, all such estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no Claim against the Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V.

COVENANTS AND AGREEMENTS

5.1. Conduct of Business Prior to the Effective Time.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by any Law applicable to the Company or any of its Subsidiaries (including any COVID-19 Measures), or any COVID-19 Action, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, (A) the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and (ii) use reasonable best efforts to (I) maintain and preserve intact its assets, properties, Contracts or other legally binding understandings, business organization, rights, licenses, authorizations, franchises and other authorizations issued by Governmental Entities, (II) preserve its business relationships with Money Transfer Agents, banks, customers, vendors and others doing business with it and (III) retain the services of its officers and key employees, and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) amend or otherwise change the Company’s certificate of incorporation or bylaws and (B) with respect to Subsidiaries of the Company, amend or otherwise change their applicable organizational documents in any material respect, and (C) adopt any rights plan, “poison-pill” or similar plan or agreement (however structured or documented);

(ii) adjust, split (including a reverse stock split), combine or reclassify any capital stock or other equity interest of the Company, or engage in any dividend or distributions that would change the number of Shares issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Company Option Awards, Company LTI Awards and Company Warrants) into a different number of Shares or a different class of securities, in each case except as may be required pursuant to the terms of the Company Warrants and that does not increase the aggregate Warrant Consideration payable hereunder, or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than any consolidation, merger or reorganization solely among wholly-owned Subsidiaries of the Company);

(iii) issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (a) the issuance of Shares upon the exercise of Company Option Awards or Company Warrants outstanding as of the date hereof in accordance with their terms, (b) in connection with the vesting or settlement of any Pre-2023 Company Time-Based RSU Award, Pre-2023 Company Performance-Based RSU Award or other equity-based award of the Company (including the forfeiture thereof pursuant to the terms thereof or to satisfy any Tax withholding obligations) outstanding as of the date hereof in accordance with their terms, (c) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or (d) issuances of Company LTI Awards or other equity-based awards to directors and employees pursuant to the terms of the Company Stock Plan that are either (i) in connection with hiring, promotion and retention or (ii) in connection with annual equity awards for calendar years 2022 and 2023, to the extent the Closing has not occurred by such time, in each case of the foregoing clauses (i) and (ii) in the ordinary course of business consistent with past practice with vesting terms that are consistent with the vesting terms used for prior grants by the Company in accordance with, and subject to the limitations in, Section 5.1(a)(iii) of the Company Disclosure Schedule;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Shares, Company Warrants or other shares of capital stock or equity interests (except for any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);

(v) sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any assets, rights or businesses of the Company or its Subsidiaries (including any capital stock of any Subsidiaries), in each case other than dispositions (1) of assets, rights or businesses in the ordinary course of business consistent with past practice or (2) dispositions of any assets, rights or businesses or the abandonment or failure to maintain any Registered IP not exceeding $1,500,000 individually or $3,000,000 in the aggregate;

(vi) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case other than (a) purchases in the ordinary course of business consistent with past practice or (b) acquisitions not exceeding $2,500,000 individually or $7,500,000 in the aggregate;

(vii) (a) incur, issue, assume or guarantee any indebtedness for borrowed money or any debt securities in an aggregate amount exceeding $5,000,000 outstanding at one time and guarantees thereof, except for

(1) letters of credit and borrowings in the ordinary course of business under the Company’s Revolving Credit Facility (as defined and as set forth in the Credit Agreement) and (2) intercompany indebtedness among the Company and/or wholly-owned Subsidiaries, or (b) enter into any swap or hedging transaction or other derivative agreement (other than forward Contracts entered into in the ordinary course of business); provided, that, for the avoidance of doubt, this clause (vii) shall not prohibit the continuing guarantee of existing indebtedness for borrowed money of Company or any of its Subsidiaries;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (other than to any wholly-owned Subsidiary of the Company) in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) enter into any Contract involving or providing for the settlement of, or other arrangements with respect to, any Claims or threatened Claim (or series of related Claims) (a) with a Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine or immaterial restrictions or obligations), (b) that materially restricts or imposes material obligations on the Company or (c) that involves payments by the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 individually and $2,000,000 in the aggregate (excluding any amounts that may be paid under existing insurance policies) or that provides for an admission of fault or criminal liability, equitable remedies, or restriction in any material manner on the operations of the business of the Company and its Subsidiaries, including the use of any Money Transmitter License or the use, transfer or licensing of Intellectual Property by the Company or any of its Subsidiaries, provided that this clause (ix) shall not apply to any settlement of any suit or proceeding described in Section 5.10, which shall be governed by the provisions thereof;

(x) except (A) in the ordinary course of business consistent with past practice or (B) as otherwise explicitly permitted pursuant to this Section 5.1(a): enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract (with the Company to use reasonable best efforts to notify Parent promptly thereafter of any such actions (which notification may be provided by email or telephonically to employees or officers of Parent));

(xi) except for the expenditures contemplated by and consistent with the 2022 and 2023 capital expenditure budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), make, or commit to make, or otherwise authorize any capital expenditures in excess of $3,000,000 in 2022 or $3,000,000 in 2023;

(xii) except in the ordinary course of business consistent with past practice or as otherwise required by the terms of any Plan or Contract existing as of the date hereof, as required by applicable Law or as disclosed in Section 5.1(a)(xii) of the Company Disclosure Schedule: (a) adopt, establish, enter into, amend or modify or agree to establish, amend or modify (or announce an intention to establish, amend or modify) or terminate any Plan or arrangement that would constitute a Plan if in effect as of the date hereof, (b) materially increase the compensation or benefits, including severance benefits, or create any new rights to material payments or benefits, including any severance, change in control, retention, or similar compensation or benefits, of any Company Employee; (c) take any action to accelerate the vesting or time of payment of any material compensation or benefit under the Company Stock Plan or awards granted thereunder; (d) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries or (e) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, or increase the funding obligation or contribution rate of any Plan subject to Title IV of ERISA; provided, however, that it shall not be a violation of this Section 5.1(a)(xii) if the Company or any of its Subsidiaries enters into a retention bonus agreement with a Company Employee after the date of this Agreement so long as the total cost to the Company and its Subsidiaries under all such retention bonus agreements with all such Company Employees does not exceed $5,000,000 in the aggregate and no retention bonus is made to an individual that could result in such payment being subject to a loss of deduction under Section 280G of the Code;

(xiii) make any material changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP in each case following consultation with the Company’s independent public accountants (with the Company to use reasonable best efforts to notify Parent of any such actions promptly thereafter (which notification may be provided by email or telephonically to employees or officers of Parent));

(xiv) (a) make or change any material Tax election, (b) agree with tax authorities on the settlement of any material Tax examination, audit assessment or other proceedings of the Company or any of its Subsidiaries, (c) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset, or other reduction in liability, (d) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment, (e) file an amended income or other material Tax Return, (f) change any annual Tax accounting period or adopt or change any method of Tax accounting principles or practices, (g) fail to pay any material Taxes as they become due and payable, or (h) enter into any Tax sharing, Tax indemnity or Tax allocation agreement or similar Contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries;

(xv) fail to use its reasonable best efforts to maintain in full force and effect any material existing insurance policies of the Company and its Subsidiaries or to replace such material insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvi) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any Intellectual Property, except for (A) where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any Registered IP, (B) Permitted Liens or (C) pledges, non-exclusive licenses in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to be material to the Company;

(xvii) effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event (as defined in the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xviii) fail to use reasonable best efforts to maintain in full force and effect any Money Transmitter License required to continue to operate its business in the ordinary course in all material respects; or

(xix) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1(a).

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2. Access to Information.

(a) From the date of this Agreement to the Effective Time or earlier termination of this Agreement, upon reasonable notice and subject to applicable Laws (including any applicable United States and foreign antitrust and competition Laws and any COVID-19 Measures) relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any Lender, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained in connection with the transactions contemplated by this Agreement (collectively as to each party, its “Representatives”) of Parent, reasonable access, during normal business hours, and upon reasonable prior notice, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the normal operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Money Transmitter Licenses of the Company or its Subsidiaries issued, granted or given by any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedule and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to provide such access or furnish such information if the Company in good faith reasonably believes that doing so would reasonably be expected to (a) result in the loss of attorney-client privilege or rights under the attorney work product doctrine, (b) breach or violate any applicable Law or Legal Requirement, (c) violate any confidentiality obligation (existing on the date hereof) with respect to such information or (d) violate any COVID-19 Measures (it being understood, however, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access in a manner that does not violate any COVID-19 Measures); provided, further, that the parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clause (a), (b), (c) or (d) above. No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein or otherwise affect any condition to the obligations of the parties hereto under this Agreement.

(b) All information furnished by the Company or any of its Subsidiaries or Representatives to Parent or its Representatives pursuant to this Agreement (including Section 5.2(a)) shall be subject to the provisions of the Confidentiality Agreement.

5.3. Proxy Statement and Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Subject to Section 5.4, the Proxy Statement shall include the Company Recommendation. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement). The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the preliminary Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the preliminary Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable. Each of Parent and Merger Sub agrees to promptly advise the Company if at any time prior to the Company Stockholders Meeting any information provided by it or the Guarantors for use in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. The Company agrees to advise Parent if at any time prior to the Company Stockholders Meeting any information provided by it in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the preliminary Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall consider in good faith any such comments reasonably proposed by Parent. Parent and Merger Sub shall furnish to the Company all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders (including the Guarantors) and such other matters as may be necessary to comply with applicable Law in connection with the preparation of the Proxy Statement. The Company, Parent and Merger Sub shall each make any filings with respect to the Merger required to be made by such party under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (which for the avoidance of doubt may be held virtually) for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and to cause the definitive Proxy Statement to be filed with the SEC and mailed to the stockholders of the Company as of the record date for the Company

Stockholders Meeting, in each case as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary Proxy Statement. Except to the extent there has been a Change of Recommendation in accordance with and subject to Section 5.4, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, however, that (i) the Company may change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the End Date (as may be extended under Section 7.1(c))) to the extent that it has reasonably determined, after consultation with its outside legal counsel and Parent (and its outside counsel), that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; and (ii) the Company may (and if Parent so requests, the Company shall on up to two occasions up to ten (10) Business Days each), change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the Business Day prior to the End Date (as may be extended under Section 7.1(c)), and provided that the Company shall not be required to set a new record date) if as of the time for which the Company Stockholders Meeting is scheduled (a) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (b) at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement and prior to the termination of this Agreement in accordance with Article VII, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the definitive Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation (as defined below). In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article VII.

5.4. No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning immediately following the execution of this Agreement and continuing until 11:59 p.m. (Dallas, Texas time) on the thirtieth (30th) day thereafter (the “Solicitation Period End Date”), the Company shall have the right to, and may cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees and Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Company Acquisition Proposal, (ii) engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to a Company Acquisition Proposal, in each case pursuant to one or more Acceptable Confidentiality Agreements, (iii) terminate, waive, amend or modify any provision of any Standstill Agreement or confidentiality agreement to which the Company is a party to the extent necessary to allow the other party thereto to submit any Company Acquisition Proposal or to inquire, propose or make an offer that may lead to a Company Acquisition Proposal or (iv) propose or agree to do any of the foregoing. Parent agrees that neither it nor any of its affiliates shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, participate in discussions with, any person (or group that includes any person) that prior to the execution of this Agreement directly or indirectly, whether through its affiliates or Representatives, (1) accessed the on-line data room hosted on behalf of the Company in connection with evaluating a potential acquisition of the Company, (2) participated in substantive negotiations with the Company or its Representatives regarding a Company Acquisition Proposal or (3) submitted a Company Acquisition Proposal to the Company or its Representatives, in each case within 180 days prior to the date of this Agreement (any such person, a “Prior Bidder”); provided, however, that nothing in this sentence shall prohibit or restrict Parent from making or conducting public communications or solicitations regarding (i) a Company Acquisition Proposal or (ii) the transactions contemplated by this Agreement in accordance with Section 5.8. The Company will substantially concurrently make available to Parent or its Representatives any non-public information concerning the Company and its Subsidiaries that is provided by the Company to any person or its Representatives pursuant to this Section 5.4(a) that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information pursuant to this Section 5.4(a) and shall not provide to any such person any non-public information of or relating to Parent, Merger Subs or any of their respective affiliates or Representatives.

(b) Except (i) as expressly permitted by this Section 5.4 or (ii) with respect to any Exempted Person until the date that is twenty (20) days following the Solicitation Period End Date, from the Solicitation Period End Date until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Company Acquisition Proposal, (b) engage in, conduct or knowingly facilitate any discussions (other than to state that they are not permitted to have discussions) or negotiations with, or provide any confidential information or data to, any person relating to a Company Acquisition Proposal, (c) furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, a Company Acquisition Proposal or any inquiries or efforts, or the making, of any proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (d) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Recommendation or approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal (any act described in this clause (d), a “Change of Recommendation”), (e) waive the applicability of all or any portion of any anti-takeover Laws in respect of any person (other than Parent and its affiliates), (f) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or Contract related to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 5.4(c)) or enter into any letter of intent or other document or Contract requiring the Company to (or otherwise contemplated that the Company) abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (g) resolve, propose or agree to do any of the foregoing. Except (1) as expressly permitted by this Section 5.4 or (2) with respect to any Exempted Person until the date that is twenty (20) days following the Solicitation Period End Date, from the Solicitation Period End Date until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company will, and will cause its Subsidiaries to, and will instruct and use reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all activities, discussions or negotiations conducted with any persons other than Parent with respect to any Company Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Company Acquisition Proposal and using reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries in connection with such activities, discussions or negotiations conducted with respect to any Company Acquisition Proposal to return or destroy (and confirm destruction of) all such information pursuant to the terms of any binding agreement to do so. For the avoidance of doubt, the foregoing will not prevent the Company from communicating with a prospective acquirer to request clarification of the terms and conditions of a possible Company Acquisition Proposal so as to determine whether such Company Acquisition Proposal could reasonably be expected to lead to a Company Superior Proposal. Without limiting the foregoing, it is understood that any violation of this Section 5.4 by any directors, officers, employees of the Company or any of its Subsidiaries, or Representatives acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

(c) Notwithstanding the foregoing provisions of Section 5.4(b), from the Solicitation Period End Date until the time the Company Stockholder Approval is obtained, if the Company, any of its Subsidiaries or any of their Representatives receives an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 5.4 and the Company Board concludes in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to (i) enter into and maintain discussions or negotiations with the person making such Company Acquisition Proposal and (ii) furnish non-public information and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to the person making such Company Acquisition Proposal; provided, however, that (a) prior to providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person (other than informing such person of the provisions contained in this Section 5.4 or contacting such person making any Company Acquisition Proposal to clarify the terms and conditions thereof), the Company shall have entered into an Acceptable Confidentiality Agreement with such person and (b) the Company will provide to Parent any non-public information relating to the Company or any of its Subsidiaries that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information to such person making or who has made such Company Acquisition Proposal and shall not provide to such person making any Company Acquisition Proposal any non-public information of or relating to Parent, Merger Subs or any of their respective affiliates or Representatives.

(d) As promptly as reasonably practicable, and in any event within forty-eight (48) hours after the expiration of the Solicitation Period End Date, the Company shall (i) notify Parent in writing of the identity of each person, if any, that, in accordance with this Agreement, the Company Board has determined to be an Exempted Person and (ii) provide Parent with a reasonably detailed summary of the material terms and conditions of any Company Acquisition Proposal received from any Exempted Person prior to the Solicitation Period End Date (it being understood that, to the extent then known, price per share, transaction structure, closing conditions, and, to the extent part of the Company Acquisition Proposal, financing provisions shall be considered material terms of any such Company Acquisition Proposal). In addition to the foregoing, the Company shall notify Parent orally and in writing promptly (but in any event within two (2) Business Days) after (a) receipt of any Company Acquisition Proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal) that the Company receives after the Solicitation Period End Date, which notice shall include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto received by the Company, (b) of any change to the financial or other material terms and conditions of any Company Acquisition Proposal received after the Solicitation Period End Date, and the Company shall otherwise keep Parent reasonably informed of developments with respect to, and the status of, any such Company Acquisition Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clauses (a) and (b) above) and (c) receipt by the Company or its Representatives of any request for non-public information received after the Solicitation Period End Date relating to the Company or any of its Subsidiaries or for access to the Company or any of its Subsidiaries’ properties, books or records by any person in connection with a Company Acquisition Proposal (or any inquiry, request, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal). Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or other agreement or obligation that would prohibit it from providing such information to Parent.

(e) Prior to the time the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement in accordance with Section 7.1(h) in order to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal (and make a Change of Recommendation with respect thereto), if and only if:

(i) the Company receives a Company Acquisition Proposal (regardless of whether from an Exempted Person) that did not result from a material breach of Section 5.4(b) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to terminate this Agreement pursuant to Section 7.1(h) (a “Superior Proposal Notice”), which notice shall identify the person making such Company Superior Proposal and include the price and material terms and conditions of such Company Superior Proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

(iii) for at least four (4) Business Days after Parent’s receipt of such Superior Proposal Notice (such minimum period, the “Notice Period”), the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal (it being understood and agreed that any revision to the financial terms or any other material term of such Company Superior Proposal shall require a new Superior Proposal Notice and the Company shall be required to comply again with the provisions of this Section 5.4(e) with respect to such new notice, except that such Notice Period shall be two (2) Business Days (rather than four (4) Business Days)); and

(iv) at the end of the period (or periods) referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal still constitutes a Company Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above and that a failure to terminate this Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f) Other than in connection with a Company Acquisition Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), prior to the time the Company Stockholder Approval is obtained, the Company Board may, in response to an Intervening Event, make a Change of Recommendation if and only if (i) prior to taking such action, the Company Board determines in good faith, after consultation with the Company’s and the Company Board’s outside legal and financial advisors, that failure to take such action in light of such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company provides Parent prior written notice advising Parent that the Company Board intends to take such action (a “Change of Recommendation Notice”), which notice shall specify in reasonable detail the facts underlying the Company Board’s determination that an Intervening Event has occurred and the reasons for such Change of Recommendation in light of such Intervening Event; (iii) for at least four (4) Business Days after Parent’s receipt of a Change of Recommendation Notice, the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that the failure to make a Change of Recommendation would no longer be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (iv) at the end of the period referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above.

(g) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act with respect to a Company Acquisition Proposal (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Change of Recommendation) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (including any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Acquisition Proposal) (it being agreed that this clause (ii) shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided, that in no event shall the Company or the Company Board make a Change of Recommendation except as provided in Section 5.4(e) or Section 5.4(f) and any public disclosure by the Company or the Company Board relating to any determination or other action by the Company Board with respect to any Company Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

(h) Except as set forth in Section 5.4(a), during the period commencing with the Solicitation Period End Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not terminate, waive, amend or modify any provision of any Standstill Agreement or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted, without the prior written consent of Parent, to terminate, waive, amend or modify any Standstill Agreement or confidentiality agreement or similar agreement to the extent the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of the other provisions of this Section 5.5 and of this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable, (ii) prepare as promptly as practicable (and file, submit or effect, or cause to be filed, submitted or effected, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any Approval from any Governmental Entity which is required or advisable to be obtained by Parent, Merger Sub, the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including as may be required under the HSR Act, any Money Transmitter Requirements or Foreign Regulatory Laws as set forth in Section 3.4(a)(iii) or Section 3.4(a)(iv) of the Company Disclosure Schedule, (iii) comply promptly with all Legal Requirements which may be imposed on such party with respect to obtaining Approvals for the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to the Company, its Subsidiaries) is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, (v) seek to avoid the entry of, and the commencement of litigation seeking the entry of, or seek to have lifted or rescinded, any injunction or restraining Order which would prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement, and (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, the Company, Parent and Merger Sub agree to, as promptly as practicable after the date hereof: (x) make (or cause to be made) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, which filing shall in any event be made within thirty (30) days following the date hereof, (y) make such filings and submissions as set forth on Section 5.5(a)(y) of the Company Disclosure Schedule (and, subject to the final three sentences of this

Section 5.5(a), such other filings and submissions not set forth on Section 5.5(a)(y) of the Company Disclosure Schedule) in each case to the extent required by applicable Money Transmitter Requirements with respect to obtaining Approvals related to Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”), in each case with respect to a change in control of the Company or any of its Subsidiaries that holds a Money Transmitter License, and (z) make (or cause to be made) such filings pursuant to any Foreign Regulatory Laws solely as set forth on Section 5.5(a)(z) of the Company Disclosure Schedule (“Foreign Regulatory Filings”). With respect to any Money Transfer Change of Control Filings not set forth on Section 5.5(a)(y) of the Company Disclosure Schedule or Foreign Regulatory Filings not set forth on Section 5.5(a)(z) of the Company Disclosure Schedule (including in connection with any Permitted Co-Investor), each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts and cooperate with the other parties hereto (A) in timely making inquiries with Governmental Entities regarding the Money Transfer Change of Control Filings or Foreign Regulatory Filings (if and to the extent necessary to determine if a filing is required or advisable in connection with the Merger), (B) in determining if any Money Transfer Change of Control Filings or Foreign Regulatory Filings are not required by Governmental Entities in connection with the Merger, and (C) if obtaining Approval under such Money Transfer Change of Control Filings or such Foreign Regulatory Filings would not reasonably be expected to result in a Burdensome Condition (as defined below), in timely making all Money Transfer Change of Control Filings or Foreign Regulatory Filings required to be made by it (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing or any Approval from Governmental Entity that issues, grants or administers Money Transmitter Licenses or Foreign Regulatory Filing is not required or advisable). The Company will not, and will cause its Subsidiaries not to, without Parent’s prior written consent, take any action within its or their control that would reasonably be expected to result in a Burdensome Condition. Parent will not, without the Company’s prior written consent, agree to a Burdensome Condition on the Company that is not conditioned on the occurrence of and effective only as of or after, the Closing and that is not waived when agreed to by Parent as a condition to the Closing.

(b) Subject to the other provisions of this Agreement, including those set forth elsewhere in this Section 5.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) use their reasonable best efforts to cooperate with the other parties hereto (including in connection with any Permitted Co-Investor), (ii) to the extent permitted by applicable Legal Requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity with respect to any such filing or Approval or the transactions contemplated by this Agreement (including keeping the other parties apprised, on a current basis of the status of such filing or Approval, including the Money Transfer Change of Control Filings, filings under the HSR Act and any Foreign Regulatory Filings), and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the Merger, (iii) consult with and consider in good faith the views of the other party or parties (subject to applicable Legal Requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such Approvals or the transactions contemplated by this Agreement, (iv) to use reasonable best efforts to, and to cause their respective affiliates and Representatives to, furnish to the other party or parties and to any Governmental Entities such information and assistance as may be requested in connection with the foregoing, including by responding promptly to and complying with any reasonable request for additional information or documents under any applicable Legal Requirements, (v) not, to the extent commercially practicable, independently participate in any meeting (including substantive telephonic or virtual meetings) with any Governmental Entity in respect of any Approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic or virtual meetings), and, in the event such party does not attend such meeting after receiving notice (including substantive telephonic or virtual meetings), if requested, provide as promptly as practicable a reasonable summary of the substance of such meeting (including substantive telephonic or virtual meetings), and (vi) to use reasonable best efforts to comply with agreed-upon (by Parent and the Company) terms and conditions of all such Approvals of all such Governmental Entities (including in connection with any Permitted Co-Investor who becomes or seeks to become after the date of this Agreement an equity investor in

Parent as of the Closing (giving effect to the Merger)). Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, non-objection or approval is required or asserted to be required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any consent, non-objection or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned. Without limiting any party’s obligation to provide information to any Governmental Entity, notwithstanding anything in this Section 5.5 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (a) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company and its Subsidiaries, (b) as necessary to comply with Contracts in effect on the date hereof or (c) to remove personal, proprietary, privileged and other confidential business information; provided with respect to (b) and (c), the parties will use reasonable best efforts to minimize the information or materials that cannot be shared, to utilize customary mechanisms to permit sharing while protecting confidentiality, privilege or compliance (such as confidentiality agreements) and to seek a waiver or disclosure if requested by the party hereto seeking disclosure.

(c) Notwithstanding anything to the contrary herein, Parent after, to the extent permitted by law, consulting in good faith with the Company and considering in good faith the Company’s views and comments, shall have the principal responsibility for determining the strategy to be pursued for obtaining, and directing the effort to obtain, all necessary actions or non-actions and Approvals from Governmental Entities with respect to the HSR Act, Foreign Regulatory Laws, Money Transmitter Licenses and other Approvals in connection with the transactions contemplated by this Agreement (including in connection with any Permitted Co-Investor); provided, however, that the Company’s written consent shall be required prior to the taking of any action in connection with obtaining any such Approvals if such action would result in the imposition of a Burdensome Condition on the Company that is not waived by Parent and not conditioned on, and effective only as of or after, the Closing. The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement, commitment, obligation or settlement with any Governmental Entity (including any Governmental Entity that issues, grants, or administers Money Transmitter Licenses) with respect to any Approvals required hereunder (including the Money Transfer Change of Control Filings or Foreign Regulatory Filings) without Parent’s prior written consent.

(d) Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require or interpreted as requiring) Parent or any of its affiliates to agree to or take (nor shall the Company or its Subsidiaries, without Parent’s prior written consent, take or agree to take or be required to take prior to or after the Closing) any action, make any agreement, settlement, or commitment, provide any consent for any reason, or suffer any restriction, obligation, liability or other detriment, with respect to obtaining Money Transmitter Licenses, Approvals in connection with the HSR Act, the Foreign Regulatory Filings or any other Approvals required in connection with the Merger (including in connection with any Permitted Co-Investor) that when taken, whether in and of itself or collectively with any other obligation or action taken pursuant to this Agreement or any other Transaction Document, would, or would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect, (B) require the Guarantors, Parent, Merger Sub, or the Company or any of its Subsidiaries, to incur economic detriment (including through making payments, losing or forgoing revenue or earnings, divesting assets, incurring liabilities or limitations on operations, or otherwise) of more than $30,000,000 in the aggregate for all such persons when taken together with all such other economic detriments incurred in complying with this Agreement, (C) prevent the utilization of the Financing at and after the Closing as contemplated in the Commitment Letters (and the definitive agreements contemplated thereby) (including with respect to collateral security and ratings), (D) require any information to be provided by, or any restriction to be borne by, a person that is not delivering an Equity Commitment Letter or who is not a director or officer of Parent, the Company or its Subsidiaries (including from and after the Closing) or a Managing Director or officer of Madison Dearborn Partners, LLC, or any Permitted Co-Investor that will own, directly or indirectly, at least 10% of the equity interests of the Company, or any person who will serve as a director or executive officer of Parent, the Company or any of their respective Subsidiaries, or (E) require Parent or its affiliates to seek prior approval of any transactions, investments, mergers or acquisitions from any Governmental Entity for any period of time, other than the Money Transfer Change of

Control Filings and Foreign Regulatory Filings contemplated by this Agreement (any such arrangements, conditions or restrictions, a “Burdensome Condition”). For the avoidance of doubt, Parent and its affiliates and the Company and its Subsidiaries shall not be required to (and without the prior consent of Parent, the Company and its Subsidiaries shall not), take any action with respect to any Order or any applicable Law or in order to obtain any Approval which is not conditioned upon the consummation of the Merger. In connection with Parent invoking a Burdensome Condition, the parties and their respective Representatives shall meet and confer for a reasonable amount of time in context in good faith in order to (i) exchange and review their respective views and positions as to such Burdensome Condition and (ii) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition, (it being understood that this sentence shall not eliminate, limit, delay or impair Parent’s right to invoke a Burdensome Condition if such potential approaches or workarounds are not acceptable to Parent in its sole and absolute discretion or could otherwise cause Parent to breach its obligations hereunder) and all such discussions will be treated in all respects as governed by and subject to Rule 408 of the Federal Rules of Evidence or any applicable equivalent state, foreign or local statute.

(e) Without limiting the generality of anything contained in this Section 5.5 but subject in all respects to Section 5.5(d), each party hereto shall use their respective reasonable best efforts to obtain any consents or approvals from any third parties (other than Governmental Entities) not otherwise contemplated in Section 5.5(a) that are necessary in connection with the transactions contemplated by this Agreement. In the event that the parties hereto shall fail to obtain any such third party consent, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any persons (other than Governmental Entities) with respect to any transaction contemplated by this Agreement, (i) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (ii) none of Parent, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.6. Employees; Employee Benefit Plans.

(a) During the 12-month period following the Effective Time (the “Protection Period”), Parent shall or shall cause the Surviving Company to provide to the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Continuing Employees”), while such Continuing Employees remain employed by the Company or a Subsidiary, (i) base salary or wages and cash incentive compensation opportunities that are no less favorable, in each instance, to those provided to the Continuing Employees immediately prior to the Closing and (ii) employee benefits (other than any defined benefit pension benefits or supplemental executive retirement plan benefits) that are substantially comparable, in the aggregate, to those provided to the Continuing Employees immediately prior to the Closing.

(b) During the Protection Period, Parent shall or shall cause the Surviving Company to assume and honor the Company’s and its Subsidiaries’ obligations under all employment, severance, and bonus agreements, if any, between the Company or a Subsidiary of the Company, on the one hand, and a Continuing Employee, on the other hand, immediately prior to the Effective Time, including but not limited to the MoneyGram Payment Systems, Inc. Severance Plan as in effect as of the Effective Time (the “Company Severance Plan”). Parent shall or shall cause the Surviving Company to provide the severance payments and benefits set forth in the Company Severance Plan to any Continuing Employees who are terminated during the Protection Period and neither Parent nor the Surviving Company shall decrease the severance payments and benefits payable under the Company Severance Plan during the Protection Period.

(c) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits (other than for vesting purposes under any equity-based or incentive compensation Plan)) with respect to each applicable employee benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), if any, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan), service with the Company or any Subsidiary (or any predecessor entity thereto) shall be treated as service with Parent to the same extent recognized by the Company under a comparable Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding the foregoing, to the extent permitted under applicable law, Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan or arrangement of Parent that is a defined benefit pension plan, postretirement welfare plan or grandfathered plan (or other plan that is no longer open to new participants). Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations and eligibility waiting periods to the same extent waived under the applicable Plan. The Continuing Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(d) The provisions of this Section 5.6 are solely for the benefit of the parties hereto and nothing in this Section 5.6, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.6, express or implied, shall be deemed an amendment of any Plan.

5.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, all past and present directors and officers of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, Claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened Claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the Effective Time), arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party serving as a director or officer of the Company or any of its Subsidiaries (including in connection with an Indemnified Party serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, Parent shall maintain or cause the Surviving Company to maintain for the benefit of the Indemnified Parties a directors’ and officers’ liability insurance policy (from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the Closing Date, as the Company’s current insurance carrier) that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company; provided that, at Parent’s option, in lieu of the foregoing insurance coverage, the Company, at Parent’s expense, may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to the D&O Insurance that provides coverage for period of six (6) years after the Effective Time, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by the Company for the existing directors’ and officers’ liability insurance policy of the Company (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 5.7(b) for an amount equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount.

(c) If Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume the obligations set forth in this Section 5.7.

(d) The rights of each Indemnified Party under this Section 5.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware law or any other applicable Law or pursuant to any employment agreement or indemnification agreement in effect on the date hereof.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution of any such claims under such policies.

(f) For a period of six (6) years from the Effective Time, Parent shall not permit any amendments to, and the Company shall not adopt any amendments to, the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries that would adversely affect any right of any Indemnified Party with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under the Company’s and its Subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date hereof.

(g) The provisions of this Section 5.7 shall survive the consummation of the Merger and are intended to be, following the Effective Time, for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

5.8. Publicity. Except with respect to any Change of Recommendation or any other action taken by the Company or the Company Board (or duly constituted committee of the Company Board) pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, each of Parent and the Company shall consult with each other before issuing any press release or public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without obtaining the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law or the rules and regulations of NASDAQ. Without limiting the preceding sentence, Parent and the Company shall use reasonable best efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement and as reasonably requested by the other party. Notwithstanding the foregoing, the Company may make such disclosures and communications via presentations, publicly available conference calls and other forums (a) in response to inquiries from the press or analysts or (b) to employees, customers, suppliers and investors, in each case to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent; provided that the Company shall use its reasonable best efforts under the circumstances to consult in good faith with Parent prior to making any such disclosures or communications.

5.9. Anti-takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.10. Stockholder Litigation. Prior to the Effective Time, in the event that any litigation or other Claim of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated, or to the knowledge of the Company, threatened against any of the Company or its Subsidiaries and/or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent on a regular basis of any such litigation or other Claim and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent with respect to, and shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of, any such litigation or Claims, and no such settlement or compromise shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.11. NASDAQ Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Company of Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Company shall use reasonable best efforts to cause the Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.12. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary, including adopting resolutions, to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 5.12, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

5.13. Financing.

(a) Subject to the terms and conditions of this Agreement, without the consent of the Company each of Parent and Merger Sub will not permit any amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to, the Commitment Letters prior to the Effective Time if such amendment, replacement, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate net amount of the Financing below the Required Financing Amount, including by changing the amount of the fees to be paid or the original issue discount of the Debt Financing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing of the Merger or (2) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the

Financing, less likely to occur in any material respect; or (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto; provided, that for the avoidance of doubt no consent from the Company shall be required for: (1) any amendment, replacement, supplement or modification of the Debt Commitment Letters that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Lender), (2) the implementation of a Replacement Commitment Facility (as defined in the Debt Commitment Letter entered into as of the date hereof) so long as doing so would not reasonably be expected to result in any of the outcomes described in the foregoing clauses (i)-(iii), (3) implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof, (4) Parent or any Subsidiary thereof to issue senior notes or other securities in lieu of all or a portion of the senior bridge facility referred to in the Debt Commitment Letter as of the date of this Agreement or the issuance of preferred equity at the Closing (in lieu of the senior notes or other debt securities in lieu of a portion of the senior bridge facility) to Permitted Preferred Purchasers, or (5) Permitted Co-Investors being added to the Equity Commitment Letter or delivering an equity commitment letter of their own in substantially similar form (except for amount) to the Equity Commitment Letter for a portion of the Equity Financing; and provided further, notwithstanding the foregoing or anything to the contrary in this Agreement, in no event in and of itself shall a Permitted Co-Investor becoming, or seeking to become (including in connection with seeking any Approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of this Agreement and effective prior to or as of the Closing be deemed to result in the outcomes described in the foregoing clauses (i)-(iii). Parent shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification or waiver relating to the Commitment Letters. Any reference in this Agreement to (x) the “Financing” will include the financing contemplated by the Commitment Letters as amended, replaced, supplemented or modified; and (y) “Equity Commitment Letter,” “Debt Commitment Letters” or “Commitment Letters” will include such documents as amended or modified.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis (taking into account the Marketing Period), but in any event no later than the Effective Time, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Commitment Letters, including, but not limited to, using its reasonable best efforts to (i) maintain in effect the Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letter on a timely basis (taking account of the Marketing Period) on the terms and conditions (including any “flex” provisions in the related Fee Letter) contemplated by the Debt Commitment Letter and related Fee Letter (or any other terms acceptable to Parent so long as Parent remains in compliance with Section 5.13(a)); (iii) satisfy (or obtain the waiver of) on a timely basis all conditions contained in the Debt Commitment Letter and related Fee Letter and such definitive agreements related thereto within the control of Parent or Merger Sub and in the Equity Commitment Letter on or prior to the Effective Time; (iv) in the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the cash equity contribution) have been satisfied and Parent is required to consummate the Closing pursuant to Sections 6.1 and 6.2 and the Marketing Period has been completed, consummate the Financing at or prior to the Closing, including using reasonable best efforts to cause the Lenders to fund the Debt Financing at the Closing; (v) comply with its obligations pursuant to the Commitment Letters on or prior to the Effective Time; and (vi) enforce its rights pursuant to the Commitment Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letters as and when they become due.

(c) Parent shall (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all definitive agreements and other documents related to the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger

Sub must give the Company prompt notice in writing (but in any event within two (2) Business Days after obtaining knowledge of the occurrence or discovery of) (A) of any breach (or threatened breach), default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default), cancellation, termination or repudiation by any party to the Commitment Letters or definitive agreements related to the Financing; (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Lender Related Party with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation (or notice or communications from lenders or other sources of Debt Financing to Parent or Merger Sub of any such actual or threatened breach, default, cancellation, termination or repudiation received by Parent or Merger Sub) by any party to the Commitment Letters or any definitive agreements related to the Financing of any provisions of the Commitment Letters or such definitive agreements; or (2) material dispute or disagreement between or among any parties to the Commitment Letters or any definitive agreements related to the Financing that Parent believes in good faith would reasonably be expected to be adverse to the timely completion of the Financing; and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent; provided, however, that Parent shall not be required to furnish such information if Parent in good faith reasonably believes that doing so would reasonably be expected to (a) result in the loss of attorney-client privilege or rights under the attorney work product doctrine, (b) breach or violate any applicable Law or Legal Requirement or (c) violate any confidentiality obligation with respect to such information.

(d) If any portion of the Debt Financing becomes unavailable (other than as a result of a breach by the Company of this Agreement), on the terms and conditions (including any “flex” and “securities demand” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letter, Parent will promptly notify the Company in writing (but in any event within two (2) Business Days after obtaining knowledge of the occurrence or discovery thereof) and Parent and Merger Sub will use their respective reasonable best efforts to, as promptly as reasonably practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment Letter and related Fee Letter and (B) containing conditions to draw at Closing that would not reasonably be expected to adversely affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Debt Commitment Letter and related Fee Letter, (2) would not reasonably be expected to prevent or materially delay the Closing or make the Closing materially less likely to occur, and (3) in an amount at least equal to the Debt Financing or such unavailable portion thereof, but in no event more than the Required Financing Amount if such amount is less, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new debt financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part; provided that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to (A) seek cash equity from any source other than those counterparty to the Equity Commitment Letter, or in any amount with respect to a Guarantor in excess of such Guarantor’s commitment, (B) pay any fees in excess of those contemplated by the Commitment Letters, or (C) agree to economic terms of the Alternate Debt Financing (including any “flex” provisions relating thereto) that are less favorable in the aggregate than those contemplated by the Debt Commitment Letter or any related Fee Letter (after giving effect to any “flex” provisions therein). Parent will promptly provide a copy of any New Debt Commitment Letter (and any fee letter in connection therewith or other agreements related thereto (with customary redactions)) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(e) Subject to, and without limiting or modifying the provisions of Section 8.12(b), Parent and Merger Sub agree that obtaining the Financing is not a condition to Parent’s or Merger Sub’s obligations hereunder.

5.14. Financing Assistance from Company. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries and Representatives to provide, at Parent’s sole cost and expense, such customary cooperation and customary and reasonably available financial information and data, in each case, that is in the possession of the Company at such time and reasonably requested by Parent in connection with the Debt Financing, which reasonable best efforts shall include:

(a) cooperating in respect of road show or ratings agency presentations or meetings held by or on behalf of Parent with the Lenders, prospective lenders and investors or other financing sources regarding the Debt Financing and otherwise provide reasonable cooperation with the marketing efforts for the Debt Financing, with such cooperation to include the participation of senior officers in a reasonable number of meetings, presentations, drafting sessions, conference calls, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies in connection with the Debt Financing; provided that all such meetings, presentations, calls and/or road shows shall be upon reasonable advance notice and at dates, times and locations to be mutually agreed;

(b) making available to Parent and the Lenders and their respective Representatives, such financial information or other information that is reasonably available to the Company without undue burden or expense as Parent may reasonably request in connection with the preparation of any marketing materials, offering documents, prospectuses, registration statements, bank information memoranda, ratings agency presentations, roadshow presentations and similar documents and which information is customarily delivered in connection with such marketing materials, and assist in the preparation of such materials, including providing customary authorization letters to the Lenders, authorizing the distribution of information to prospective lenders or investors and other financing sources;

(c) using reasonable best efforts to provide Parent and the Lenders with the Required Financial Information and assisting the Parent in the preparation of any pro forma financial statements, in each case, as reasonably required or customarily included in offering materials for transactions involving the private placement of non-convertible high-yield bonds in connection with the Debt Financing; provided that, (i) the Company shall not be responsible for the preparation of any such pro forma financial statements and/or projected financial information, which shall be prepared solely by Parent and (ii) prior to the Effective Time, the Company shall have no liability with respect to such information prepared by Parent;

(d) providing information reasonably required by the Lenders in the context of due diligence and verification, in compliance with applicable requirements or customary practice to the extent such information is reasonably available to the Company;

(e) as promptly as practicable following the request therefor, which shall be made at least five (5) Business Days prior to the Closing Date, providing Parent and any of the Lenders with all documentation and other information required by regulatory authorities under applicable anti-money laundering rules and regulations, including the PATRIOT Act, know-your-client processes, and Laws with respect to beneficial ownership;

(f) delivering customary representation letters to and otherwise using reasonable best efforts to obtain from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort) letters in connection with the offering of debt securities contemplated by the Debt Commitment Letter (including by delivering customary representation letters), and using reasonable best efforts to obtain any necessary cooperation from any of its auditors and any other advisors to the use of any financial or other expert information in the Debt Financing, including any unqualified consents with respect to the inclusion thereof in such materials;

(g) executing and delivering, effective as of, and subject to the occurrence of, the Effective Time, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Debt Financing (including a certificate of a senior financial officer of the Company with respect to solvency matters substantially in the form attached to the Debt Commitment Letter as in effect as of the date hereof), and otherwise facilitating the pledging of collateral and the providing of guarantees (including, providing reasonable and customary information required in connection with the pledging and identification of real property and Intellectual Property to the extent specifically requested of the Company by Parent);

(h) promptly upon becoming aware of any such new or revised information, updating any information provided by or on behalf of it, or which relates to the Company and its Subsidiaries, to ensure that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

(i) providing information to Parent and its counsel required for the delivery of customary legal opinions by Parent and its counsel in connection with effectuating the Debt Financing (provided, that for the avoidance of doubt neither the Company nor its counsel shall be required to provide any legal opinion in connection with effectuating the Debt Financing); and

(j) taking such corporate actions, including execution of the definitive documentation with respect to the Debt Financing, as shall be reasonably requested by Parent (which actions shall not be effective prior to the Closing);

provided, however, that no such cooperation shall be required to the extent it would (i) unreasonably disrupt or interfere with the conduct of the Company’s business, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability or pay any fee in connection with the Debt Financing prior to the Effective Time for which it is not promptly reimbursed, (iii) require the Company, and any of its Subsidiaries, or any of its or their respective directors, officers or employees (A) in the case of individuals, to deliver, or be required to deliver, any certificate or take any action that would reasonably be expected to result in any personal liability or (B) to make any representation, warranty or certification which the Company has determined in good faith is not true, (iv) require the Company or any of its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or is privileged and disclosure of which would result in a loss of such privilege, (v) require the Company or any of its Subsidiaries to prepare or deliver any financial statements or financial information in a form not customarily prepared by the Company or any financial information with respect to a fiscal period that has not yet ended, or for which the applicable quarterly or annual report has not been filed with the SEC or the delivery of projections, pro forma financial information or any other forward-looking information, in each case, other than the Required Financial Information, (vi) require the Company or any of its Subsidiaries to enter into, amend or modify any agreement or commitment related to the Debt Financing that would not be conditioned on the occurrence of, or would be effective prior to, the Effective Time (other than customary authorization and representation letters), (vii) require the Company or any of its Subsidiaries, or any of their respective directors, managers or officers, to take any action to authorize any formal corporate or similar action with respect to the Debt Financing that is not subject to the occurrence of the Effective Time or (viii) require the Company or any of its Subsidiaries to take any action that would conflict with or violate, result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material written agreement, Contract, lease, license, instrument, note, bond, indenture, credit agreement or benefit plan to which the Company or any of its Subsidiaries is a party, in each case that are not contingent upon the occurrence of the Effective Time, or conflict with or violate any Law; provided, further, however, that (x) Parent covenants and agrees that any offering documents, lender and investor presentations, rating agency presentations, bank information memoranda or other marketing materials in connection with any Debt Financing contemplated by this Section 5.14 shall contain disclosures and disclaimers (1) exculpating the Company and/or its Subsidiaries (prior to the Effective Time) and exculpating their respective directors and officers with respect to any liability related to the contents or use thereof by the recipients thereof and (2) reflecting the Company and/or its Subsidiaries as the borrower or issuer effective only at and after the Effective Time; and (y) notwithstanding any other provision set forth herein, nothing herein shall require any director, manager or officer of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, instrument or agreement, in connection with any financing contemplated by this Section 5.14. Parent shall indemnify, defend and hold harmless the Company, its affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the provision of assistance pursuant to this Section 5.14 in connection with the Debt Financing (or any other debt financing by Parent or any of its affiliates in lieu of the Debt Financing) prior to the Effective Time (including the arrangement thereof) and any information used in connection therewith, except any such losses, damages, claims costs or expenses (a) arising out of any willful misconduct or fraud by any of the Company or its Subsidiaries and its or their respective Representatives or (B) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing persons. Parent will, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel but excluding compensation of employees of the Company or its Subsidiaries) incurred by the Company, any of its Subsidiaries and its and their respective Representatives prior to the Effective Time, in connection with their respective obligations pursuant to this Section 5.14 (other than with regards to the Company’s obligations to deliver its regular annual and quarterly financial statements and compensation of their respective employees).

5.15. Obligations of Parent With Respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. Prior to the Closing Date, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement (including as contemplated with respect to Permitted Co-Investors), the Transaction Documents or the transactions contemplated hereby or thereby.

5.16. Foreign Persons; Ownership of Parent and Merger Sub. Notwithstanding anything to the contrary in this Agreement or any related agreement, without the prior written consent of the Company, Parent shall not, and shall cause its affiliates not to, enter into any agreement or arrangement which allows any person who qualifies as a “foreign person” (as defined in the DPA) to obtain any (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body or the right to nominate an individual to a position on the Company Board or equivalent governing body; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” (as defined in the DPA) of the Company. None of Parent or Merger Sub shall (or shall permit any of their respective affiliates to), without the prior written consent of the Company, permit any “foreign person” (as defined in the DPA) to acquire, purchase, hold or control, directly or indirectly, more than 9.95% of the issued and outstanding equity securities of Parent or Merger Sub or any of their respective Subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or such subsidiaries as fully converted), except where such foreign person is a Permitted Co-Investor and a minority, non-controlling investor in Parent or another entity that is managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC (or its affiliates) and such investment by a “foreign person” or “foreign entity” satisfies the requirements of 31 C.F.R. § 800.307(a).

5.17. Treatment of Certain Existing Indebtedness.

(a) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to, on a timely basis and as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding indebtedness and other obligations of the Company under the Credit Agreement and any other indebtedness and other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the Credit Agreement or the other Contracts governing such indebtedness (which notices may be conditioned upon the Closing to the extent permitted under the Credit Agreement and such applicable Contracts) (such indebtedness, collectively, the “Credit Agreement Payoff Amount”), (ii) take all other actions required to facilitate the repayment of the obligations with respect to and termination of the commitments under such indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith and (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Parent at least five (5) Business Days prior to Closing; provided that, the obligations of the Company under this Section 5.17(a) shall not apply to any indebtedness or Liens that are permitted to remain outstanding after the Effective Time pursuant to the Debt Commitment Letters and/or the definitive financing documentation executed in connection therewith and agreed to by Parent. Parent shall irrevocably pay off or cause to be paid off at or as promptly as practicable after the Effective Time, but in any event on the Closing Date, the Credit Agreement Payoff Amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.17(a).

(b) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to, on a timely basis as reasonably requested by Parent, (i) deliver (or cause to be delivered) notices of the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 First Lien Notes under the 2021 First Lien Notes Indenture and the termination of all outstanding indebtedness and other obligations under the 2021 First Lien Notes Indenture in accordance with and within the time periods required by the 2021 First Lien Notes Indenture or other Contracts governing such indebtedness (including the release of all Liens (as such term is defined in the 2021 First Lien Notes Indenture) and pledges of collateral thereunder), and (ii) take all other actions required to facilitate the payoff, redemption, satisfaction, discharge and/or defeasance of the 2021 First Lien Notes and the release of any Liens (as such term is defined in the 2021 First Lien Notes Indenture) and pledges of collateral thereunder and termination of all guarantees granted in connection therewith, other than depositing with the 2021 First Lien Notes Trustee or the Paying Agent (as such term is defined in the 2021 First Lien Notes Indenture) the amounts sufficient to redeem, satisfy, discharge and/or defease the 2021 First Lien Notes (the “Indenture Redemption Amount”). Parent shall irrevocably deposit or cause to be deposited with the 2021 First Lien Notes Trustee or the Paying Agent (as such term is defined in the 2021 First Lien Notes Indenture) at or as promptly as reasonably practicable after the Effective Time, but in any event on the Closing Date, the Indenture Redemption Amount and use its commercially reasonable efforts to provide all customary cooperation as may be reasonably requested by the Company to assist the Company in connection with its obligations under this Section 5.17(b).

5.18. Parent Equity Syndication. Following the date of this Agreement, Parent shall be permitted to (i) add Permitted Co-Investors (other than Permitted Preferred Purchasers) as sources of Equity Financing and (ii) in lieu of a portion of the Debt Financing, issue preferred equity in Parent or its affiliates to Permitted Preferred Purchasers (clauses (i) and (ii) collectively, the “Equity Syndication”). Parent, Merger Sub and the Company will, and will cause their respective Representatives to, reasonably cooperate, at Parent’s expense, to facilitate the Equity Syndication. Such cooperation shall include making customary and appropriate adjustments to this Agreement, the Equity Commitment Letter, and the Limited Guarantee to give effect thereto (it being understood that in no event will the addition of any Permitted Co-Investor as an Equity Financing source and the related amendments to this Agreement, the Equity Commitment Letter or the Limited Guarantee result in (x) the aggregate amount of committed Equity Financing of Parent being reduced from the amounts in the Equity Commitment Letter or (y) the aggregate amount of Guaranteed Obligations (as defined in the Limited Guarantee) being reduced from the amounts set forth in the Limited Guarantee). To the extent that the terms of the proposed equity investment by any Permitted Co-Investor would (i) result in any Approval from any Governmental Entity being required in order for the Closing to occur, the receipt of which is not already a condition to Closing set forth in Article VI of this Agreement (a “New Approval”) or (ii) require any Permitted Co-Investor, its affiliates or their respective Representatives to cooperate in connection with obtaining any Approval or New Approval then, in each case, Parent, Merger Sub and the Company shall negotiate in good faith amendments to Section 5.5 and Article VI of this Agreement related thereto to add such New Approvals and provide for such cooperation. The Company acknowledges and agrees that adding or seeking to add any Permitted Co-Investor as an Equity Financing source in accordance with the foregoing, or any failure of any Approval or New Approval to be obtained in connection therewith, shall not: constitute a failure of Parent’s or Merger Sub’s representations and warranties in this Agreement to be accurate; constitute a breach of Parent’s or Merger Sub’s covenants or failure to perform its obligations in this Agreement (including those in Section 5.5 and Section 5.13); be deemed to prevent, impair or delay the Closing, to constitute a Parent Material Adverse Effect, or be or deemed to be the primary cause of the Closing not to occur; or entitle the Company to a Parent Termination Fee (or any monetary damages other than enforcement and collection costs) in excess of $30 million in the event the Closing does not occur. Subject to the foregoing, (i) Parent acknowledges and agrees that any Permitted Co-Investor’s participation as an Equity Financing source shall not be a condition to Parent or Merger Sub performing their obligations under this Agreement and (ii) the Company retains its rights under Section 7.2(c)(i) if the condition set forth in Section 6.2(c) has not been satisfied or waived prior to the End Date (as may be extended under Section 7.1(c)).

ARTICLE VI.

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b) Regulatory Approvals. All approvals and the expirations or terminations of waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and the Foreign Regulatory Laws shall have been obtained or shall have occurred, as applicable.

(c) No Injunctions or Restraints; Illegality. (i) No injunction, writ, Order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, enjoins or makes illegal the consummation of the Merger.

6.2. Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.3(a), Section 3.7(a), Section 3.20 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be true and correct as of such earlier specified date), (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), except, for purposes of this clause (ii), for any failures of such representations and warranties to be true and correct to the extent that such failures would not cause the Merger Consideration, the Warrant Consideration or the LTI Award Consideration to be increased in the aggregate by an amount in excess of $3,000,000, (iii) the representations and warranties of the Company contained in Section 3.2(b) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), (iv) the representations and warranties contained in Section 3.2(c) through Section 3.2(g) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier specified date), and (v) all other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall be so true and correct as of such earlier specified date), except, for purposes of this clause (v), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c) Required Money Transfer Approvals. The Required Money Transfer Approvals shall have been made or obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods relating to such Required Money Transfer Approvals shall have expired, been terminated or satisfied, as applicable, in each case, without the imposition, individually or in the aggregate, of any Burdensome Condition. For purposes of this Agreement, “Required Money Transfer Approval” means (i) any Approval or New Approval related to Money Transmitter Licenses of the Company or any of its Subsidiaries or the Money Transfer Change of Control Filings, including in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License, from or with any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedule and (ii) all other Approvals or New Approvals related to the Money Transmitter Licenses of the Company or any of its Subsidiaries or Money Transfer Change of Control Filings not listed in Section 6.2(c) of the Company Disclosure Schedule, and in the case of each of clause (i) and (ii), required by applicable Legal Requirements to be made or obtained prior to the Effective Time, except for such Approvals or New Approvals the failure of which to be obtained or made prior to the Effective Time would not exceed in the aggregate for clauses (i) and (ii) 2.5% of the Company’s consolidated money transfer revenues for the 12-month period ended December 31, 2021 in accordance with Section 6.2(c) of the Company Disclosure Schedule.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(e) FIRPTA Affidavit. At or prior to the Closing, the Company shall deliver to Parent and Merger Sub a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Sub, stating that interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code and that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a written authorization for Parent to provide such certificate and notice to the Internal Revenue Service on behalf of the Company.

6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 and Section 4.2 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (ii) the other representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and Merger Sub to the foregoing effect.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if (i) any Governmental Entity which must grant a Required Money Transfer Approval has denied such approval and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party if issuance of such final non-appealable Order is primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth herein in all material respects as required and as set forth in this Agreement;

(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before February 14, 2023 (as such date may be extended pursuant to the following provisos, the “End Date”); provided, that if any of the conditions set forth in Section 6.2(c) have not been satisfied or waived by the party having the benefit of the condition as of February 14, 2023 (the “Initial End Date”) (but all other conditions to the Closing set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)), then either the Company or Parent may extend the End Date to May 14, 2023 (the “Extended End Date”) by delivery of written notice of such extension to the other party on or prior to the Initial End Date, in which case, subject to the second further proviso below regarding the Marketing Period, the End Date shall be deemed for all purposes to have been extended to the Extended End Date; provided, further, that the right to terminate this

Agreement pursuant to this Section 7.1(c) shall not be available to (i) the Company if the failure of the Effective Time to occur by such date is primarily due to the failure of the Company to perform or observe the covenants and agreements of the Company in all material respects as required and as set forth in this Agreement or (ii) Parent, if the failure of the Effective Time to occur by such date is primarily due to the failure of Parent or Merger Sub to perform or observe the covenants and agreements of such parties in all material respects as required and as set forth in this Agreement; provided, further, however, that if (1) as of the Initial End Date all conditions to the Closing set forth in Article VI shall have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied as of the Initial End Date and at all times through the end of the Marketing Period) and the Marketing Period has not yet ended, the End Date shall automatically be extended solely for purposes of permitting the Marketing Period to be completed to the third (3rd) Business Day following the final day of the Marketing Period (but for the avoidance of doubt, under no circumstances shall the End Date be extended pursuant to this clause (1) past April 26, 2023) or (2) as of the Extended End Date all conditions to the Closing set forth in Article VI shall have been satisfied or waived by the party having the benefit of the condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied as of such extended End Date and at all times through the end of the Marketing Period) and the Marketing Period has not yet ended, the End Date shall automatically be extended solely for purposes of permitting the Marketing Period to be completed to the third (3rd) Business Day following the final day of the Marketing Period (but for the avoidance of doubt, under no circumstances shall the End Date be extended pursuant to this clause (2) past June 8, 2023); provided further that Parent shall have the right but not an obligation, which right may be exercised in its sole and absolute discretion, to waive, at the Extended End Date, the failure of the conditions in Section 6.2(c) to be satisfied as of such Extended End Date, solely to permit the Marketing Period to occur and be completed prior to June 8, 2023) (it being agreed that any such waiver shall not affect the Company’s right to obtain the Parent Termination fee pursuant to Section 7.2(c)(i) at or after June 8, 2023) if the Closing does not occur after such waiver as a result of the failure to the conditions in Section 6.2(c) to be satisfied as of June 8, 2023);

(d) by either Parent or the Company (provided, that the terminating party (and, in the case of Parent, Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the other party, if the other party (or, in the case of Parent, Merger Sub) shall have breached (i) any of the covenants or agreements made by such other party (or, in the case of Parent, Merger Sub) herein or (ii) any of the representations or warranties made by such other party (or, in the case of Parent, Merger Sub) herein, and in either case, such breach (a) is not cured within forty-five (45) days following written notice to the party committing such breach (or the End Date (as may be extended under Section 7.1(c)), if earlier), or which breach, by its nature, cannot be cured and (b) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

(e) by either Parent or the Company, by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof);

(f) by Parent, by written notice to the Company, prior to obtaining Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Recommendation, whether or not permitted under this Agreement, (ii) the Company shall have breached Section 5.3 by failing to call and hold the Company Stockholders Meeting as provided therein or the Company shall have committed a Willful and Material Breach of Section 5.4, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) of such tender offer or exchange offer, or (iv) to the extent requested in writing by Parent, the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request by Parent to provide such reaffirmation if a Company Acquisition Proposal has been publicly announced;

(g) by the Company, by written notice to Parent, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2 (taking into account the Marketing Period), the Company has delivered irrevocable written notice to Parent confirming that (a) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (b) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived in writing by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (c) the Company is ready, willing and able to consummate the Closing, and (d) if the Equity Financing and Debt Financing are funded then the Closing will occur, and (iii) Parent and Merger Sub have failed to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (ii) of this Section 7.1(g) (or, if earlier, the End Date (as may be extended under Section 7.1(c))) and (x) the Company stood ready, willing and able to consummate the Closing throughout such period and (y) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied) remained satisfied or waived in writing by Parent throughout such period; or

(h) by the Company, by written notice to Parent, prior to obtaining the Company Stockholder Approval, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.4(e), to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal, (ii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Company Termination Fee, and (iii) the Company enters into such binding definitive agreement substantially concurrently with or immediately after such termination.

7.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no further force or effect, and none of Parent, Merger Sub, the Company, or any other Company Related Party or Parent Related Party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the last two sentences of the proviso in Section 5.14(j), this Section 7.2 and Article VIII (other than Section 8.12), as well as the Confidentiality Agreement and the Limited Guarantee, shall survive any termination of this Agreement in accordance with their terms, and (ii) notwithstanding anything to the contrary contained in this Agreement, but subject to the other provisions of this Section 7.2, neither Parent nor Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or fraud; provided, that in no event shall any party hereto be liable for any punitive damages.

(b) The Company shall pay Parent or its designee, by wire transfer of immediately available funds, the Company Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by (a) Parent pursuant to Section 7.1(f) (Change in Recommendation) then the Company shall pay to Parent (or its designee) the Company Termination Fee on the second (2nd) Business Day following such termination or (b) the Company pursuant to Section 7.1(h) (Company Superior Proposal) then the Company shall pay to Parent (or its designee) the Company Termination Fee prior to or concurrent with such termination; and

(ii) if this Agreement is terminated (a) (i) by either Parent or the Company pursuant to Section 7.1(c) (End Date) or by Parent pursuant to Section 7.1(d) (Terminable Breach) or (ii) by either Parent or the Company pursuant to Section 7.1(e) (Failure to Obtain Stockholder Approval), (b) (i) in the case of (a)(i), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated to the Company Board at any time after the date of this Agreement or (ii) in the case of (a)(ii), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise publicly communicated and not withdrawn prior to the Company Stockholders Meeting and (c) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an agreement with respect to any Company Acquisition Proposal whether or not with a person that made a Company Acquisition Proposal prior to the date of such termination and such Company Acquisition Proposal is ultimately consummated (whether or not within twelve (12) months of such termination of this Agreement), then the Company shall pay the Company Termination Fee to Parent or its designee on the date of such consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Company Acquisition Proposal to “twenty percent (20%) or more” shall instead refer to “fifty percent (50%) or more”.

(c) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, the Parent Termination Fee on the second (2nd) Business Day following termination of this Agreement, if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) (End Date) if at the time of such termination all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived other than the condition set forth in Section 6.2(c) (Required Money Transfer Approvals); provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the failure of such conditions, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(d) (Terminable Breach) or Section 7.1(g) (Parent Failure to Close), (iii) this Agreement is terminated by Parent pursuant to Section 7.1(c) at a time when the Company could have terminated this Agreement pursuant to Section 7.1(d) (Terminable Breach) or Section 7.1(g) (Parent Failure to Close) or (iv) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Money Transfer Permit Denial).

(d) Any Company Termination Fee or Parent Termination Fee that becomes payable pursuant to Section 7.2(b) or Section 7.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent or Company, as applicable. The parties agree and understand that in no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion and (ii) Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) The Company and Parent agree that the agreements contained in this Section 7.2 are integral parts of the transactions contemplated by this Agreement. The parties agree that the Company Termination Fee and the Parent Termination Fee shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that a party is required to commence litigation as set forth in Section 8.11 to seek all or a portion of the amounts payable to such party under this Section 7.2, and such party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.2, all reasonable and documented out-of-pocket expenses (including attorneys’ fees and collection costs) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date the payment was actually received, in an aggregate amount not to exceed $3,300,000 (collectively, the “Expense and Interest Payments”); provided that the aggregate liability of Parent, Merger Sub (or the Guarantors under the Limited Guarantee) pursuant to all provisions of this Section 7.2 and Section 5.14 shall not exceed $68,800,000 in the aggregate (the “Parent Liability Limitation”).

(f) Notwithstanding anything to the contrary in this Agreement, if any party breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is a Willful and Material Breach, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the non-breaching party or parties (or any person claiming by or through them or with their support) against the Company Related Parties, Parent Related Parties or the Lender Related Parties, as the case may be, for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Equity Commitment Letter, the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or the failure of any such transactions to be consummated shall be:

(i) the right prior to the termination of this Agreement to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.12;

(ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Parent Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(c) (and, if applicable, any Expense and Interest Payments) or (B) in any circumstance in which the Parent Termination Fee is not payable pursuant to Section 7.2(c), seek money damages from Parent in the event of Parent’s or Merger Sub’s Willful and Material Breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in this clause (B), in no event shall Parent or Merger Sub have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments); and

(iii) Parent’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Company Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(b) (and, if applicable, any Expense and Interest Payments) or (B) in any circumstance under which the Company Termination Fee is not payable pursuant to Section 7.2(b), seek money damages from the Company in the event of the Company’s Willful and Material Breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud.

(g) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.12 to the extent permitted thereunder prior to the termination of this Agreement and in the alternative the payment of the Parent Termination Fee or the Company Termination Fee in lieu of specific performance, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Parent Termination Fee or Company Termination Fee, as applicable.

(h) Notwithstanding anything in this Agreement, in no event shall the Company (and the Company shall cause the Company Related Parties to not) seek, directly or indirectly, to recover against any Parent Related Parties or Lender Related Parties, or compel payment by any Parent Related Parties or Lender Related Parties of, any damages or other payments whatsoever or bring or maintain against any Parent Related Parties or Lender Related Parties any actions or other Claims (whether such remedies are sought in equity or at law, in contract, in tort or otherwise), in each case in this clause arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Equity Commitment Letter or the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement, the Equity Commitment Letter or the Debt Commitment Letter; provided, that, the foregoing shall not restrict Claims that the Company may assert: (i) against each of Parent and Merger Sub under, and solely pursuant to the terms and limitations of, this Agreement and (ii) against any Guarantor under the Limited Guarantee in accordance with and subject to its terms and limitations, and (iii) against any Guarantor under the Equity Commitment Letter in accordance with and subject to its terms and limitations pursuant to an order of specific performance pursuant to Section 8.12(b).

ARTICLE VIII.

GENERAL PROVISIONS

8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

8.2. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval; provided, further, that no amendment to Section 7.2, this Section 8.2, Section 8.3, Section 8.9(b), Section 8.11(b), Section 8.11(c) or Section 8.15 (and any defined terms therein, or any provision of this Agreement to the extent an amendment of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such amendment would adversely affect the rights of a Lender Related Party shall be effective as to such Lender Related Party without the consent of such Lender Related Party. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, but not beyond the End Date (as may be extended under Section 7.1(c)), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, no extension or waiver of Section 7.2, Section 8.2, this Section 8.3, Section 8.9(b), Section 8.11(b), Section 8.11(c) or Section 8.15 (and any defined terms therein, or any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions), in each case to the extent such extension or waiver would adversely affect the rights of a Lender Related Party shall be effective as to such Lender Related Party without the consent of such Lender Related Party.

8.4. Expenses. Except as provided in Section 7.2, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon sending if sent by email (provided confirmation of transmission is mechanically or electronically generated and the sender has not received notice that such transmission was not received), (ii) upon receipt if delivered personally, (iii) upon confirmation of receipt if by facsimile, (iv) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or (v) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Sub, to:

Mobius Parent Corp.

c/o Madison Dearborn Partners, LLC

70 West Madison, Suite 4600

Chicago, IL 60602

Attn: Legal Department

Email:

with copies to (which shall not constitute notice):

Madison Dearborn Partners, LLC

70 West Madison, Suite 4600

Chicago, IL 60602

Attn: Vahe A. Dombalagian; Brendan Barrett

Email:

and

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Neal J. Reenan; Ian N. Bushner

Email: Neal.Reenan@lw.com; Ian.Bushner@lw.com

(b)	if to the Company, to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, TX 75201

Attn: Robert L. Villaseñor

Email:

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3900

Dallas, TX 75201-2975

Attn: Alan J. Bogdanow

Email: abogdanow@velaw.com

and

Vinson & Elkins LLP

845 Texas Avenue

Suite 4700

Houston, TX 77002

Attn: Lande A. Spottswood

Email: lspottswood@velaw.com

8.6. Certain Definitions. For purposes of this Agreement:

“2021 First Lien Notes” means the Company’s 5.375% Senior Secured Notes due 2026 issued on July 21, 2021 in an initial aggregate principal amount of $415,000,000.

“2021 First Lien Notes Indenture” means the Indenture dated as of July 21, 2021 among the Company and the 2021 First Lien Notes Trustee, under which the 2021 First Lien Notes were issued.

“2021 First Lien Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee for the holders of the 2021 First Lien Notes pursuant to the 2021 First Lien Notes Indenture.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains terms as to confidentiality and use that are no less favorable in the aggregate to the Company (as determined by the Company in good faith) than those contained in the Confidentiality Agreement and (b) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement.

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. For the avoidance of doubt, except with respect to Section 4.7, Section 4.12, Section 5.4, Section 5.5, Section 5.13, Section 5.14 and Section 5.16, neither any Guarantor nor any private equity fund or investment vehicle sponsored or managed by the management company of the Guarantors or the portfolio companies of the Guarantors or any such other private equity funds or investment vehicles shall be deemed to be affiliates of Parent or Merger Sub.

“agent” means any person that is duly authorized to represent and/or act for another person under a Contract or relation of agency, but excluding any Money Transfer Agent.

“Anti-Money Laundering Laws” means all regulations, rules, requirements, or Legal Requirements relating to the prevention of money laundering or terrorist financing, including the money laundering statutes of any jurisdiction applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable Governmental Entity from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001.

“Approval” shall mean a consent, authorization, certificate, certificate of authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection, concession, ratification, permission, confirmation, endorsement, certification, designation, rating, registration or qualification issued, granted, given by or under the authority of any Governmental Entity or pursuant to any Law, or any right under any Contract with any Governmental Entity.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, An Act to Extend the Authority for Commitments for the Paycheck Protection Program, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and applicable rules and regulations thereunder, as amended from time to time, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued on August 8, 2020, the Consolidated Appropriations Act of 2021; Taxpayer Certainty and Disaster Tax Relief Act and any similar applicable state or local law.

“Claims” means any actions, cause of action, charge, suits or lawsuits, demands, claims, hearings, investigations, audits, examinations, proceedings, settlements, controversies, complaints, appeals, notices of violation, citations, subpoenas, arbitrations, mediations, disputes, enforcement actions or other legal proceedings of any nature whether civil, criminal, indictment, administrative, regulatory or otherwise, and whether at Law or in equity, including any of the foregoing commenced, brought, conducted or heard by or before or otherwise involving, a Governmental Entity or any arbitrator or arbitration panel.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization, works council or similar employee representative body.

“Company Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (i) acquisition, purchase, license or sale of a business or assets that constitute twenty percent (20%) or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (ii) merger, reorganization, share exchange, amalgamation, share exchange, consolidation, business combination, recapitalization, extraordinary dividend, liquidation, dissolution or similar transaction involving (A) the Company or (B) one or more Subsidiaries of the Company representing twenty percent (20%) or more of the consolidated business, net revenues, net income or assets of the Company and its Subsidiaries, (iii) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing twenty percent (20%) or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any Contract to engage in any of the foregoing.

“Company Related Party” shall mean the Company and each former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, Representative, successor or assign of the Company or any former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, Representative, successor or assign of any of the foregoing.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (with all references in the definition of Company Acquisition Proposal to “twenty percent (20%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that if consummated would result in such person or group (or their equityholders) owning, directly or indirectly, a majority of the outstanding shares of the Company (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger), securities representing a majority of the total voting power of the Company, or a majority of the assets of the Company or its Subsidiaries taken as a whole, and which the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the Company’s stockholders than the Merger after taking into account (a) the legal, financial, regulatory or other aspects of such proposal (including any financing risk, antitrust and other regulatory risks, termination or break-up fees, expense reimbursement provisions, timing, conditions to consummation and certainty of closing), (b) the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and (c) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.4 of this Agreement).

“Company Termination Fee” means an amount in cash equal to $32,800,000; provided, however, in the event that (a)(i) this Agreement is terminated pursuant to Section 7.1(f) (Change in Recommendation) or

Section 7.1(h) (Company Superior Proposal) and (ii) the Company enters into an agreement with an Exempted Person with respect to a Company Superior Proposal in compliance with Section 5.4, and (b) if the counterparty to a transaction giving rise to the obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii) (Future Transactions) is an Exempted Person on the date this Agreement is terminated, then in either instance, the Company Termination Fee shall be an amount in cash equal to $16,400,000(provided, however, that in the event such Exempted Person is a Prior Bidder, the Company Termination Fee payable pursuant to either the foregoing clause (a) or (b) shall be an amount in cash equal to $30,000,000).

“Compliance Requirements” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary to make such information not materially misleading under the circumstances (after giving effect to all supplements and amendments thereto); (ii) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in such Required Financial Information; (iii) the Company has not determined to restate any financial statements included in such Required Financial Information or announced its intention to make any such restatement (it being understood that such information will be compliant in respect of this clause (iii) if and when such restatement is completed or the Company has determined no such restatement is required); and (iv) such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the U.S. Securities Act applicable to offerings of non-convertible debt securities on a registration statement on Form S-1 (excluding segment reporting that is in addition to the Company’s current reporting of segments and information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X (provided that information with respect to liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate be provided) and Item 402(b) of Regulation S-K and other provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), and is as of a date that would permit a registration statement on Form S-1 using such financial information and financial statements provided at the commencement of the Marketing Period to be declared effective by the SEC throughout the Marketing Period.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 20, 2021, by and between Madison Dearborn Partners, LLC and the Company, as may be amended from time to time.

“Contract” means any written or oral license, sublicense, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation, in each case to which there are continuing rights, liabilities or obligations.

“control” with respect to the relationship between or among two (2) or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Actions” means all commercially reasonable actions taken in good faith by the Company or any of its Subsidiaries after the date of this Agreement (after consultation in good faith with Parent, when practicable under the circumstances) in response to events, occurrences, conditions, circumstances, or developments arising as a result of COVID-19 in order to (i) protect the health and safety of customers, suppliers, employees and other business relations or the financial position of the Company and its Subsidiaries (including, if applicable, actions taken to reduce, suspend or close, or reopen and restore, as applicable, business activities of the Company and its Subsidiaries) or (ii) ensure compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any binding COVID-19 Measure.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act and to the extent binding on the Company and its Subsidiaries.

“Credit Agreement” means the Credit Agreement, dated as of July 21, 2021 among the Company, as borrower, Bank of America, N.A., as administrative agent, the financial institutions parties thereto as lenders and the other agents party thereto.

“Effect” means any fact, circumstance, event, change, effect or occurrence.

“Exempted Person” means any person or group of persons (i) who submits a Company Acquisition Proposal to the Company prior to the Solicitation Period End Date, and (ii) whose Company Acquisition Proposal the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal; provided, that a person shall immediately cease to be an Exempted Person (and the provisions of this Agreement applicable to Exempted Persons shall cease to apply with respect to such person) upon the earlier of (a) the time (if any) at which such Company Acquisition Proposal is withdrawn by such person or group, it being understood that a modification of a Company Acquisition Proposal submitted by a person or group will not be deemed to be a withdrawal or termination of a Company Acquisition Proposal by such person or group so long as the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that, following such modification, the Company Acquisition Proposal continues to constitute a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (b) twenty (20) days following the Solicitation Period End Date.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Governmental Entity” means any national, federal, state, county, municipal, local or provincial, and whether domestic, local or foreign, court, government (or political subdivision thereof, including any entity responsible for the enforcement of Privacy Laws), tribunal, arbitrator, arbitral body or judicial body or authority, agency (including administrative agency) or commission or any other governmental, administrative or regulatory authority, entity, body, department, board or instrumentality or self-regulatory organization, and any other non-governmental regulatory authority of the business of the Company and its Subsidiaries or entity or quasi-governmental authority or entity.

“Guarantors” means (i) Madison Dearborn Capital Partners VIII-A, L.P., (ii) Madison Dearborn Capital Partners VIII-C, L.P., (iii) Madison Dearborn Capital Partners VIII Executive-A, L.P. and (iv) Madison Dearborn Capital Partners VIII Executive-A2, L.P.

“Infringing” means infringing, misappropriating, diluting or otherwise violating, or constituting unfair competition or trade practices pursuant to the Laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

“Intellectual Property” means all intellectual property rights worldwide, including (a) trademarks, service marks, trade names, corporate names, Internet domain names, rights in social and mobile media identifiers, logos and other source identifiers, trade dress rights, brand names, product names, and all goodwill associated therewith and symbolized thereby, together will all applications, registrations and renewals for any of the foregoing (“Marks” ), (b) patents (including any divisions, continuations, continuations-in-part, reissues, reexaminations and references thereof), rights in and to inventions and designs, utility models inventors’ certificates, methods and processes, and all pending applications for any of the foregoing (“Patents” ), (c) rights in trade secrets, know-how, rights in confidential information that is not generally known or readily ascertainable through proper means, including models, algorithms, inventions, processes, procedures, designs, plans, drawings, flow charts, state diagrams, specifications, technology, know-how, methods, designs, concepts, business information, and in each case, whether or not, in each case, patentable, copyrightable, or reduced to practice, (d) copyrights and rights in copyrighted works (including software), mask works and other rights of authorship, together will all pending applications, registrations and renewals associated therewith (“Copyrights” ), (e) rights in Software, databases, data, and collections of data and (f) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations and foreign counterparts thereof.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Intervening Event” means any Effect occurring or arising after the date of this Agreement that is material to the Company and its Subsidiaries, taken as a whole, that was not known to, or reasonably foreseeable by, the Company Board as of or prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board), which Effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the time the Company Stockholder Approval is obtained, other than (a) any Company Acquisition Proposal or (b) Effects resulting from the announcement or pendency of this Agreement.

“knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.5 of the Company Disclosure Schedule and (b) with respect to Parent, the actual knowledge of the individuals set forth in Section 8.5 of the Parent Disclosure Schedule.

“Law” means any federal, state, municipal, provincial, local, supranational or foreign law, common law, statute, code, ordinance, rule, regulation, Order, writ, directive or guidance of or issued, promulgated, entered into, enforced or applied by or with any Governmental Entity, arbitrator, mediator or other tribunal.

“Legal Requirement” shall mean (i) any federal, state, local, territorial, provincial, regional, municipal, foreign or supranational Law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, injunction, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect in any nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nation by or under the authority of any Governmental Entity, and, (ii) solely with respect to processing transactions, any rule, regulation, bylaw, procedure, guideline or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system, card association, debit network, or similar entity, or any other similar network permitting businesses and/or consumers to engage in financial transactions using a credit, debit, or prepaid card or account, or a bank account, including Mastercard, Visa, Discover, JCB, American Express, and the National Automated Clearing House Association.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Liens” means any liens, security interests, licenses, charges, encumbrances, adverse ownership rights, Claims, mortgage, pledge, title defect, hypothecation, right of first refusal, preemptive right or similar restriction with respect to any property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days following the date on which all conditions precedent to the Closing for the benefit of Parent in Sections 6.1 and 6.2 excluding conditions set forth in Section 6.2(a) and Section 6.2(b) that, by their terms or nature, cannot be satisfied until the Effective Time, but subject to the satisfaction or, where not prohibited, waiver by Parent, of those conditions as of the Effective Time shall have been (and remain) satisfied or waived, and such fifteen (15) consecutive Business Day period shall not commence unless Parent shall have received the Required Financial Information at the commencement of, or prior to, such fifteen (15) consecutive Business Day period (and throughout the Marketing Period the Compliance Requirements have been satisfied; provided that if the Compliance Requirements at any time fail to be satisfied during the Marketing Period, then the Marketing Period will not be deemed to have commenced and the Marketing Period will only commence when the Compliance Requirements are satisfied); provided further that (a) February 21, 2022, April 15, 2022, May 30, 2022, July 4, 2022, October 10, 2022, November 11, 2022, November 24, 2022, November 25, 2022, January 16, 2023, February 20, 2023 and May 29, 2023 shall not be included in the calculation of the Marketing Period (as defined below) (but for the avoidance of doubt, the exclusion of such dates shall not restart the Marketing Period), (b) if the Marketing Period shall not have ended on or prior to August 22, 2022, then the Marketing Period shall be deemed not to have commenced until September 6, 2022, (c) if the Marketing Period shall not have ended on or prior to December 19, 2022, then the Marketing Period shall be deemed not to have commenced until January 3, 2023 and (d) February 12, 2023 to the date that the audited financial statements of the Company for the year ended December 31, 2022 are provided to Parent (in the event that the conditions to Closing have been satisfied or waived by the party having the benefit of such condition (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) on or prior to the Initial End Date but after the date that is eighteen (18) Business Days prior to February 12, 2023), shall not be considered Business Days for the purposes of the Marketing Period; and provided further that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated. If the Company shall in good faith reasonably believe it has provided the Required Financial Information and such other conditions required for the commencement of the Marketing Period have been satisfied or waived, it may deliver to Parent a written notice to that effect (stating the date it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in the letter, unless Parent in good faith reasonably believes either (i) the Company has not completed delivery of the Required Financial Information or (ii) such other conditions required for the commencement of the Marketing Period have not been satisfied or waived, and, within three (3) Business Days after receipt of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered or are otherwise unsuitable or which conditions have not been satisfied or waived).

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (b) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (a) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws of general applicability (including any change in immigration, tariff or trade policies) or published interpretations thereof by Governmental Entities or in U.S. GAAP; (ii) the announcement or execution of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general political, tax, economic or business conditions in the United States or any country or region in the world in which the Company or any of its Subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates; (iv) the failure in and of itself by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions (but not the underlying reasons therefor) for any period ending on or after the date of this Agreement or a decrease in the market price or the trading volume of shares of Common Stock; provided that the exception in this clause (iv) shall not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a Material Adverse Effect has occurred; (v) hurricanes, earthquakes, floods, epidemics, pandemics or disease outbreaks (including COVID-19), or other natural disasters, similar force majeure events, or related government actions (including COVID-19 Measures), including any material worsening of such conditions existing as of the date of this Agreement; (vi) the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of crime or terrorism; (vii) any change or effect generally affecting the money transmission industry; (viii) the performance by Company or any of its affiliates of its or their express obligations under this Agreement; (ix) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or any of its executive officers or Company Board members, but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable Law, arising out of or related to this Agreement or any of the transactions contemplated hereby; or (x) any action or omission by the Company taken at the express written request Parent; provided, that the effect of such changes described in clause (i), (iii), (v), (vi) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries relative to other participants in the money transmission industry; provided, further, that clause (ii) shall not apply to the use of Material Adverse Effect in Section 3.4 and Sections 3.9(a) through (d) (or Section 6.2(a) as it applies to Section 3.4 and Sections 3.9(a) through (d)).

“Materials of Environmental Concern” shall mean any pollutant, emission, contaminant, hazardous or other substance or waste, or other similar substance (in whatever form) regulated by, listed or defined under or gives rise to standards of conduct or liability, or is regulated by a Governmental Entity, pursuant to any Environmental Law, including petroleum or petroleum by-products, asbestos, pesticides, per- and polyfluoroalkyl substances, polychlorinated biphenyls, noise, odor, toxic mold or radiation.

“Money Transfer Agent” means a person that undertakes to disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated by customers of the Company or its Subsidiaries.

“Money Transmitter License” shall mean any Approval that is necessary or required under any Money Transmitter Requirement, or that is issued, granted, or given pursuant to any Money Transmitter Requirement.

“Money Transmitter Requirements” shall mean any and all Legal Requirements or Contracts with Governmental Entities relating or pertaining to the business of transmitting or remitting money, monetary value or virtual currency, electronic funds transfers, remittances, issuing or selling stored value, prepaid access or the like, issuing or selling payment instruments, the custody, transfer or exchange of money, monetary value or virtual currency, or any similar payment or money services, including those related to money, monetary value, virtual currency or other digital assets.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Source License” means a license, distribution model or other agreement for Software which requires, as a condition of use, reproduction, modification or distribution of the Software (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with the Software (collectively, “Related Software”), any of the following: (a) the making available of source code regarding the Software or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Software or any Related Software; (c) the express granting of a royalty-free license to any person regarding the Software alone, any Related Software alone or the Software or Related Software in combination with other hardware or software; or (d) expressly imposes restrictions on future licensing terms, including by means of example only and without limitation, licenses recognized by the Open Source Initiative (OSI) as open source licenses (opensource.org/licenses) or that meet OSI’s Open Source Definition (opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the Common Development and Distribution License (CDDL); the Artistic License (including PERL); the Netscape Public License; the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); the Apache License; the Common Public License; the Affero GPL (AGPL); the Berkeley Software Distribution (BSD); and the Mozilla Public License (MPL).

“Order” means any order, decree, writ, injunction, stipulation, judgment, settlement, ruling, assessment, arbitration award or plan.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Parent’s and Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby as and when required to do so under Section 1.2; provided that, notwithstanding the foregoing, in no event shall a Permitted Co-Investor becoming, or seeking to become (including in connection with seeking any Approval required to become in connection with the Merger), a direct or indirect equity investor in Parent or its affiliates after the date of this Agreement and effective prior to or as of the Closing be deemed a Parent Material Adverse Effect or grounds for a Parent Material Adverse Effect.

“Parent Related Party” shall mean Parent, Merger Sub and any of their respective former, current and future affiliates, officers, directors, managers, employees, stockholders, equityholders, members, managers, partners, agents, Representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, stockholders, equityholder, member, manager, partner, agent, Representative, successor or assign of any of the foregoing.

“Parent Termination Fee” shall mean an amount in cash equal to $65,500,000; provided, that if a Parent Termination Fee is owed pursuant to Section 7.2(c)(i) or Section 7.2(c)(iv), the Parent Termination Fee shall mean an amount in cash equal to $30 million.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Permitted Co-Investor” shall mean any person (other than the Guarantors) that acquires, or that may acquire, an equity interest in Parent or its affiliates prior to or at the Closing that is: (1) a Permitted LP, (2) any person set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted Co-Investors” or (3) a Permitted Preferred Purchaser and that in each case, would not cause Parent’s representations and warranties in Sections 4.11 and Section 4.12 to be inaccurate and would not prevent Parent from complying with its obligations in Section 5.16.

“Permitted Lien” shall mean (a) routine statutory Liens securing liabilities not yet due and payable and (b) Liens existing pursuant to the Credit Agreement and/or the 2021 First Lien Notes Indenture existing as of the date of this Agreement.

“Permitted LP” shall mean: a person, whether or not a limited partner in the Guarantors or any other fund or vehicle controlled or managed by Madison Dearborn Partners, LLC (or its affiliates), that (i) is customarily, and is nationally recognized as such, a passive minority investor in U.S. private equity funds or transactions, (ii) is not a Prohibited LP and (iii) is a minority, non-controlling investor in Parent or in another entity managed and controlled, directly or indirectly, by Madison Dearborn Partners, LLC (or its affiliates).

“Permitted Preferred Purchaser” means any person who customarily makes a preferred equity investment in Parent or its affiliates, including those set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted Preferred Purchaser”.

“person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Prohibited LP” means (1) any person set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Prohibited Competitor” or any holder of more than 10% of the equity interests of the foregoing, (2) any Chinese or Russian person or entity, (3) any sovereign wealth fund other than those set forth on Section 8.6 of the Company Disclosure Schedule under the heading “Permitted SWFs” (or otherwise consented to by the Company and, for the avoidance of doubt, excluding Canadian or European pension funds that customarily invest in U.S. private equity funds or co-invest in U.S. private equity fund sponsored transactions), or (4) persons with an adverse regulatory history that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the receipt of any required Approval to permit the Merger to occur.

“Required Financial Information” means (i) audited consolidated financial statements of the Company and its Subsidiaries as at the last day of and for (x) the fiscal years ended December 31, 2019, December 31, 2020, and (y) each fiscal year ending at least 90 days prior to the Closing Date, in each case presented in U.S. dollars and prepared in accordance with U.S. GAAP and consistent with the Company’s annual audited financial statements; (ii) unaudited consolidated financial statements of the Company and its subsidiaries as at the last day of and for (x) the fiscal quarters ending September 30, 2021 and (y) any fiscal quarter thereafter (other than the last fiscal quarter in any fiscal year) ending at least 45 days prior to the Closing Date and the corresponding fiscal quarter of the prior year, in each case presented in U.S. dollars and prepared in accordance with U.S. GAAP and consistent with the Company’s unaudited quarterly financial statements; provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements of clause (i) and this clause (ii); (iii) such other financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the U.S. Securities Act or otherwise necessary to receive from the Company’s independent accountants (and any other independent accountants to the extent that financial statements audited or reviewed by such independent accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), with respect to the financial information to be included in such offering memorandum and (iv) other financial information required for Parent’s preparation of pro forma financial statements, but limited to the type and form of information that is customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the U.S. Securities Act. Notwithstanding the foregoing, for the avoidance of doubt, the Required Financial Information shall not be required to include (or be deemed to require the Company or its Subsidiaries to provide or prepare) (1) a “Description of Notes,” “Plan of Distribution” or other sections that would customarily be provided by the investment banks or their counsel, (2) pro forma financial statements or information regarding any post-closing pro forma adjustments (including synergies or cost savings), projections, ownership or an as-adjusted capitalization table, (3) description of all or any component of the Debt Financing, including any such disclosure to be included in liquidity and capital resources disclosure or any risk factors related to the Debt Financing, or (4) other information required for segment reporting that is in addition to the Company’s current reporting of segments or by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (provided that information with respect to liabilities, revenue and EBITDA with respect to non-guarantors in the aggregate shall be provided) required by Item 402(b) of Regulation S-K, any information required by Items 10, 11, 12 and 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or any type of information that was not provided by the Company in connection with its Rule 144A offering of 5.375% Senior Secured Notes in July 2021.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securityholder” means any holder of Shares, Company Warrants, Company Option Awards, Company LTI Awards or other securities of the Company.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or any other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) related screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Standstill Agreement” means an agreement between the Company and a person other than the Company or any of its Subsidiaries, Parent, Merger Sub or any controlled affiliate thereof that would prohibit such person, prior to or after the execution, delivery and public announcement of this Agreement, from communicating confidentially a Company Acquisition Proposal to the Company Board.

“Subsidiary” means, with respect to any person, any other corporation, partnership, joint venture, limited liability company or any other entity (a) of which such first person or a Subsidiary of such first person is a general partner or managing member or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned or controlled by such first person and/or one or more Subsidiaries thereof.

“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Limited Guarantee, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger (but excluding any documents executed in connection with the Debt Financing or other debt financing).

“U.S. GAAP” means United States generally accepted accounting principles applied consistently from time to time.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.7. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” “but not limited to” or similar terms, as applicable. The phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties or their respective affiliates no later than two (2) Business Days prior to the date of this Agreement, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. References to a party or to the parties to this Agreement refers to the Company, Parent and Merger Sub, individually or collectively, as the case may be.

8.8. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.9. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (together with the documents and the instruments referred to herein and the Limited Guarantee, Commitment Letters and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except for: (i) Article II, with respect to the rights of holders of Shares (other than Dissenting Shares or Cancelled Shares) to receive payment of the Merger Consideration and the rights of the holders of Company Option Awards, Company LTI Awards and Company Warrants to receive the LTI Award Consideration and the Warrant Consideration, as applicable, which solely from and after the Effective Time if it occurs shall be for the benefit of any person entitled to such payment or award thereunder, (ii) Section 5.7, which from and after the Effective Time shall be for the benefit of each Indemnified Party, his or her heirs and personal representatives, (iii) Section 7.2(h), Section 8.2, this Section 8.9(b) and Section 8.15, which shall be for the benefit of Parent, Merger Sub and the Company and (iv) Section 7.2(h), Section 7.2(f), Section 8.2, Section 8.3, this Section 8.9(b), Section 8.11(b), Section 8.11(c) and Section 8.15, which shall be for the benefit of the Parent Related Parties and the Lender Related Parties, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles, rules or regulations thereof that will result in the application of the Laws of any other jurisdiction).

8.11. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement or the Limited Guarantee, any of the transactions contemplated by this Agreement or the Limited Guarantee or the actions of Parent, Merger Sub, the Company or any Guarantor in the negotiation, administration, performance and enforcement hereof and thereof. With respect to this Section 8.11(a), each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) except as set forth in Section 8.11(c), agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. With respect to this Section 8.11(a), each of the parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 8.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY DEBT FINANCING) OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY OR THE LENDER RELATED PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(b).

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Claim, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such Claim; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Claim in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Claim brought in any such court; (iv) to waive and hereby does waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Claim in any such court; (v) that any such Claim will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.12. Specific Performance.

(a) Each of Parent, Merger Sub and the Company agree that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms and that money damages and other legal remedies, even if available, would be an inadequate remedy for such harm. It is accordingly agreed, subject to Section 8.12(b), that Parent, Merger Sub and the Company shall be entitled to seek injunctive or other equitable relief prior to a valid and effective termination of this Agreement to prevent or remedy breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.11(a), this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 8.11(a), may seek such an injunction without the necessity of demonstrating damages (or the inadequacy of damages and other legal remedies) or posting a bond or other security in connection with any such injunction or other equitable relief. Subject to Section 8.12(b), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability prior to a valid and effective termination of this Agreement of the equitable remedy of specific performance to prevent, restrain or remedy breaches or threatened breaches of this Agreement by Parent, Merger Sub or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub or the Company, as applicable, under this Agreement.

(b) Notwithstanding anything herein to the contrary including Section 8.12(a), it is acknowledged and agreed that the Company shall be entitled to seek and obtain specific performance of Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as each of such conditions would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2 (taking into account the Marketing Period)) on the date the Closing should have occurred pursuant to Section 1.2; (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied on any day after such date, (iii) Parent and Merger Sub are obligated to complete the Closing in accordance with Section 1.2 and either of them have failed to do so within three (3) Business Days after the date the Closing was required to occur pursuant to Section 1.2, (iv) the Debt Financing (which, for the avoidance of doubt, includes any Alternate Debt Financing that is being used in accordance with Section 5.13(d)) has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters subject only to the Equity Financing being funded at the Closing and (v) the Company has irrevocably confirmed in a written notice delivered to Parent that, if specific performance is granted, the Equity Financing and Debt Financing are funded and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur. For the avoidance of doubt, in no event shall the Company, its Subsidiaries or any of its or their respective successors or permitted assigns be entitled to (w) receive both the Parent Termination Fee (or any monetary damages in lieu thereof) and an order of specific performance to cause the Equity Financing to be funded and to consummate the Merger, (x) enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Lender Related Party, (y) be entitled to specifically enforce (or to bring any Claim in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to consummate Closing other than as expressly provided in the immediately preceding sentence, or (z) seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Claim in equity in connection with the transactions contemplated by this Agreement, against any person other than against Parent and, in such case and solely with respect to the Claims described in this clause (z), only under the circumstances expressly set forth in Section 8.12(a) and this Section 8.12(b).

8.13. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Notwithstanding anything else in this Section 8.13, in no event will this Agreement be enforced without giving effect to Section 5.18, Section 7.2 (including the Parent Liability Limitation), Section 8.12(b) and Section 8.15.

8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that (a) Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time to any Lender pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not affect the obligations of the parties to the Equity Commitment Letter or the Guarantors pursuant to the Limited Guarantee and (b) Parent and Merger Sub may assign (in whole but not in part) its rights and obligations hereunder to any wholly owned affiliate or Subsidiary of Parent after providing written notice thereof to the Company at least five (5) Business Days in advance thereof; provided, however, that no such assignment would reasonably be expected to (x) cause any of the conditions set forth in Article VI not to be satisfied or to be materially delayed in being satisfied, (y) result in a material breach of any of covenants or agreements set forth in this Agreement or (z) materially and adversely affect the rights of the Company hereunder; provided, further, however, that no such assignment shall relieve any party of any obligation or liability under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.15. Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only (x) with respect to the specific obligations set forth herein and (y) by the persons that are party to or are expressly identified as third party beneficiaries under Section 8.9, but solely with respect to the matters set forth therein. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement or the Transaction Documents to the contrary, the Company covenants, agrees and acknowledges that (a) no former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Parent Related Party or Lender Related Party), in each case, that is not a party hereto, shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto, and (b) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Parent Related Party and neither the Company nor any of its Subsidiaries or any person acting on its or their behalf shall assert a claim or institute a Claim that is not a Retained Claim (as defined in the Limited Guarantee). For the avoidance of doubt, this Section 8.15 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Commitment Letters and does not limit or affect any rights or remedies that the Company may have against (i) the Guarantors under the Limited Guarantee or (ii) the Guarantors under the Equity Commitment Letter.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

MOBIUS PARENT CORP.

By:	/s/ Vahe Dombalagian
	Name:	Vahe Dombalagian
	Title:	President

MOBIUS MERGER SUB, INC.

By:	/s/ Vahe Dombalagian
	Name:	Vahe Dombalagian
	Title:	President

Signature Page to Agreement and Plan of Merger

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
	Name:	W. Alexander Holmes
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

February 14, 2022

The Board of Directors

MoneyGram International, Inc.

2828 N. Harwood St.

15th Floor

Dallas, TX 75201

Members of the Board of Directors:

We understand that MoneyGram International, Inc. (“MoneyGram”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among MoneyGram, Mobius Parent Corp. (“Parent”) and Mobius Merger Sub, Inc., an indirect, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, at the Effective Time (as defined in the Agreement) Merger Sub will merge with and into MoneyGram (the “Merger”), with MoneyGram continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $0.01 per share, of MoneyGram (“MoneyGram Common Stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive $11.00 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MoneyGram Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to MoneyGram;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with us by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram (such forecasts, the “MoneyGram Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

(iv)	reviewed the trading history for MoneyGram Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of MoneyGram with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated February 14, 2022 of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

B-1

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of MoneyGram that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Forecasts, we have been advised by MoneyGram, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram, nor have we made any physical inspection of the properties or assets of MoneyGram. We have not evaluated the solvency or fair value of MoneyGram or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MoneyGram, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the Merger. We also have assumed, at the direction of MoneyGram, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of MoneyGram Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. We are not expressing any opinion with respect to, and have relied, with your consent, upon the assessments of representatives of MoneyGram regarding, legal, regulatory, accounting, tax and similar matters relating to MoneyGram or the Merger (including the contemplated benefits thereof), as to which we understand that MoneyGram obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to MoneyGram in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, MoneyGram has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies,

B-2

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, (ii) having acted or acting as sole sales agent on a registered at-the-market offering for MoneyGram and as a bookrunner on a bond offering for MoneyGram and (iii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Madison Dearborn Partners, LLC, an affiliate of Parent (“MDP”), and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to MDP and certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for MDP and certain of its affiliates and portfolio companies in connection with, among other purposes, the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by MDP and certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to MDP and certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of MoneyGram (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of MoneyGram Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

B-3

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    [Repealed.]

Annex C-1

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the

Annex C-2

first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If

Annex C-3

immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Annex C-4

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C-5

MONEYGRAM INTERNATIONAL, INC.

2828 NORTH HARWOOD STREET

15TH FLOOR

DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until [TBD] Eastern Time on [TBD] ([TBD]). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MGI2022SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until [TBD] Eastern Time on [TBD] ([TBD]). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or Phone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76805-P65092	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

   MONEYGRAM INTERNATIONAL, INC.

Our Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.

Proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 14, 2022, as such agreement may be amended from time to time (the “Merger Agreement”), by and among Mobius Parent Corp., a Delaware corporation (“Parent”) and an affiliate of Madison Dearborn Partners, LLC, Mobius Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and MoneyGram International, Inc. (“MoneyGram”).

		☐	☐	☐

2.	Advisory, non-binding proposal to approve compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐

3.

Proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]                          Date                                                Signature (Joint Owners)                                                     Date

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to be held on [TBD]:

The Notice and Proxy Statement is available at www.proxyvote.com.

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D76806-P65092

MONEYGRAM INTERNATIONAL, INC.

Special Meeting of Stockholders

[TBD], [TBD], 2022

This proxy is solicited by our Board of Directors.

The stockholder(s) hereby appoint(s) W. Alexander Holmes and Robert L. Villaseñor, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], Central Time, on [TBD], 2022 and any adjournment or postponement thereof as designated on the reverse side of this proxy and in their discretion upon such other business that may properly come before the meeting and any adjournment or postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary or Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than [TBD], Eastern Time, on [TBD] so that there is adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein and as the proxies deem advisable on such other matters as may properly come before the meeting and any adjournment or postponement thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side